CLIFFORD CHANCE S.L. ABOGADOS

Exhibit 4.17

CEMEX, S.A.B. DE C.V.

AS THE BORROWER

WITH

CITIBANK EUROPE PLC, UK BRANCH

AS THE AGENT

AMENDMENT AND RESTATEMENT AGREEMENT

IN RELATION TO THE FACILITIES AGREEMENT

DATED 29 SEPTEMBER 2014 AS AMENDED AND

RESTATED ON 23 JULY 2015

THIS AGREEMENT is dated 17 March 2016 and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Borrower”);

(2)	CEMEX, S.A.B. de C.V. as obligors’ agent pursuant to Clause 35.8 (Obligor Agent) of the Original Facilities Agreement in respect of each Obligor other than the Swiss Obligors and the French Obligor (the “Obligors’ Agent”);

(3)	CEMEX RESEARCH GROUP AG;

(4)	CEMEX TRADEMARKS HOLDING LTD. (together with Cemex Research Group AG, the “Swiss Obligors”);

(5)	CEMEX FRANCE GESTION S.A.S. (the “French Obligor”);

(6)	CITIBANK EUROPE PLC, UK BRANCH (previously Citibank International plc) as agent of the Finance Parties (other than itself) (the “Agent”); and

(7)	WILMINGTON TRUST (LONDON) LIMITED as security agent of the Secured Parties (the “Security Agent”).

RECITALS:

(A)	The Obligors’ Agent executes this Agreement for itself and on behalf of each other Obligor (being, as at the date of this Agreement, those listed in Schedule 1 (Parties)) other than the Swiss Obligors and the French Obligor, in accordance with clause 35.8 (Obligor Agent) of the Original Facilities Agreement.

(B)	As of 14 December 2015, CEMEX International Finance Company Limited, an Original Security Provider, merged into New Sunward Holdings B.V., a Security Provider.

(C)	As of 31 October 2014, the percentage of the shares in CEMEX Mexico, S.A. de C.V. held by CEMEX, Inc. is 0.1183% due to a capital increase in which the participation of CEMEX, Inc. was diluted.

(D)	The Majority Lenders have consented to amendments to the Original Facilities Agreement requested by the Borrower pursuant to a consent request dated 9 February 2016.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Facilities Agreement” means the Original Facilities Agreement, as amended and restated by this Agreement.

“Effective Date” means the date on which the Agent confirms to the Lenders and the Borrower that it has received each of the documents and other evidence listed in Schedule 2 (Conditions precedent) in a form and substance satisfactory to the Agent (acting reasonably).

“Guarantee Obligations” means the guarantee and indemnity obligations of a Guarantor contained in the Original Facilities Agreement.

“Original Facilities Agreement” means the facilities agreement dated 29 September 2014, as amended and restated on 23 July 2015, between the Borrower, the Original Guarantors, the Original Security Providers, the Arranger, the Original Lenders, the Agent and the Security Agent.

“Secured Obligations” has the meaning given to it in the Intercreditor Agreement.

“Swiss Security Confirmation” means a security confirmation agreement governed by Swiss law in relation to the pledge of 1,938,958,014 shares in CEMEX TRADEMARKS HOLDING Ltd. entered into by the Borrower, Cemex México, S.A. de C.V., Interamerican Investments Inc., Empresas Tolteca de Mexico, D.A. de C.V. and the Security Agent and acknowledged by CEMEX TRADEMARKS HOLDING Ltd.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Original Facilities Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facilities Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a clause in or a schedule to this Agreement.

1.4	Designation

This Agreement is designated as a Finance Document in accordance with the Original Facilities Agreement by each of the Borrower and the Agent.

2.	AMENDMENT OF THE ORIGINAL FACILITIES AGREEMENT

With effect from the Effective Date, the Original Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 3 (Restated Facilities Agreement).

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent to the Effective Date

The Borrower shall deliver to the Agent, in form and substance satisfactory to the Agent (acting reasonably), all of the documents and other evidence listed in Schedule 2 (Conditions precedent).

3.2	Confirmation of conditions precedent

(a)	The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied in respect of Clause 3.1 (Conditions precedent to the Effective Date).

(b)	The Lenders authorise (but do not require) the Agent to give notifications pursuant to paragraph (a) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notifications.

4.	REPRESENTATIONS

(a)	The Repeating Representations are deemed to be made by each Obligor to the Finance Parties (by reference to the facts and circumstances then existing) on:

(i)	the date of this Agreement; and

(ii)	the Effective Date,

and references to “this Agreement” in the Repeating Representations should be construed, on the date of this Agreement, as references to this Agreement and to the Original Facilities Agreement and, on the Effective Date, as references to the Amended Facilities Agreement.

(b)	The Borrower represents and warrants that pursuant to clause 35.8 (Obligor Agent) of the Original Facilities Agreement it is agent of each Obligor (other than the Swiss Obligors and the French Obligor) in relation to the Finance Documents and authorised, inter alia, to execute this Agreement on behalf of each Obligor (other than the Swiss Obligors and the French Obligor) and each such Obligor shall be bound thereby as though such Obligor itself had executed this Agreement.

5.	CONTINUITY AND FURTHER ASSURANCE

5.1	Continuing obligations

The provisions of the Original Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

5.2	Confirmation of Guarantee Obligations

For the avoidance of doubt, the French Obligor, CEMEX Research Group AG and the Borrower as Obligors’ Agent on behalf of each other Guarantor, each confirm for the benefit of the Finance Parties that all Guarantee Obligations owed by it under the Amended Facilities Agreement shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Amendment of the Original Facilities Agreement) and (b) continue to guarantee all obligations assumed by any Obligor under the Finance Documents as amended (including, but not limited to, under the Amended Facilities Agreement).

5.3	Confirmation of Security

For the avoidance of doubt, CEMEX TRADEMARKS HOLDING Ltd and the Borrower as Obligors’ Agent on behalf of each other Obligor each confirm for the benefit of the Finance Parties that, the Security created by it pursuant to each Transaction Security Document to which it is a party shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Amendment of the Original Facilities Agreement) and (b) continue to secure its Secured Obligations under the Finance Documents as amended (including, but not limited to, under the Amended Facilities Agreement).

5.4	Further assurance

The Borrower shall procure that each Obligor shall, at the request of the Agent and at such Obligor’s own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.5	Notarisation in Spain

The Borrower shall, no sooner (unless otherwise agreed between the Borrower and the Agent) than the date falling 10 Business Days after the date of a notice from the Agent specifying a time during normal business hours, appear (and ensure that each member of the Group party to this Agreement appears) before a notary in Madrid to raise this Agreement to the status of a Spanish Public Document.

6.	COSTS AND EXPENSES

The Borrower shall promptly on demand pay (or procure to be paid) to the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

7.	MISCELLANEOUS

7.1	Incorporation of terms

The provisions of clause 35 (Notices), clause 37 (Partial invalidity), clause 38 (Remedies and waivers) and clause 43 (Enforcement) of the Original Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

7.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PARTIES

PART I

GUARANTORS

Guarantor	Registration Number	Jurisdiction

CEMEX España, S.A.	A-46004214	Spain

CEMEX México, S.A. de C.V.	CME-820101-LJ4	Mexico

CEMEX Concretos, S.A. de C.V.	CCO-740918-9M1	Mexico

Empresas Tolteca de México, S.A. de C.V.	ETM-890720-DJ2	Mexico

New Sunward Holding B.V.	34133556	The Netherlands

CEMEX Corp.	File #: 2162255	Delaware, USA

CEMEX Finance LLC	File #: 3654572	Delaware, USA

Cemex Research Group AG	CHE-113.951.069	Switzerland

CEMEX Shipping B.V.	34213063	The Netherlands

CEMEX Asia B.V.	34228466	The Netherlands

CEMEX France Gestion (S.A.S.)	334 533 288 R.C.S. Créteil	France

Cemex UK	05196131	England and Wales

CEMEX Egyptian Investments B.V.	34108365	The Netherlands

CEMEX Egyptian Investments II B.V.	58083987	The Netherlands

PART II

SECURITY PROVIDERS

Security Provider	Registration Number	Jurisdiction

CEMEX, S.A.B. de C.V.	CEM-880726-UZA	Mexico

CEMEX México, S.A. de C.V.	CME-820101-LJ4	Mexico

CEMEX Operaciones México, S.A. de C.V.	CDC-960913-SK6	Mexico

Empresas Tolteca de México, S.A. de C.V.	ETM-890720-DJ2	Mexico

Impra Café, S.A. de C.V.	ICA-801002-5E8	Mexico

Interamerican Investments, Inc.	File #: 2252951	Delaware, USA

New Sunward Holding B.V.	34133556	The Netherlands

Cemex Trademarks Holding Ltd.	CHE-109.294.363	Switzerland

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Obligors

(a)	A certificate of an authorised signatory of each of the Borrower, each Swiss Obligor and the French Obligor certifying that the constitutional documents previously delivered to the Agent on 23 July 2015 for the purposes of the Original Facilities Agreement have not been amended and remain in full force and effect or a copy of its constitutional documents:

(i)	in the case of the Borrower, certified by a notary public or otherwise authenticated;

(ii)	in the case of each Swiss Obligor, being a copy of the articles of association (Statuten) and an extract from the Commercial Register (Handelsregister); and

(iii)	in the case of the French Obligor, being its constitutive documents (statuts) together with an original extract (extrait K-bis) provided by the commercial and companies registry (registre du commerce et des sociétés), not more than 15 days old and a non-bankruptcy certificate (certificat de recherche de procédures collectives) provided by the commercial and companies registry (registre du commerce et des sociétés), not more than 15 days old.

(b)	A copy of:

(i)	in the case of the Borrower, a power of attorney (duly notarised before a Mexican notary public) containing authority for acts of administration;

(ii)	in the case of each Swiss Obligor, a unanimous resolution of the board of directors; and

(iii)	in the case of the French Obligor, a copy of the resolution of the board of directors (or any other competent body),

of each of the Borrower, each Swiss Obligor and the French Obligor:

(A)	approving the terms of, and the transactions contemplated by, this Agreement and, if it is expressed to be party to it, the Swiss Security Confirmation, and resolving that it (in the case of the Borrower, in that capacity and as Obligors’ Agent) execute this Agreement and, if it is expressed to be party to it, the Swiss Security Confirmation; and

(B)	authorising a specified person or persons to execute this Agreement and, if it is expressed to be party to it, the Swiss Security Confirmation, on its behalf,

provided that a certificate of an authorised signatory of the Borrower confirming that the relevant power of attorney a copy of which was delivered to the Agent for the purposes of the Original Facilities Agreement has not been amended and remains in full force and effect may be provided instead of the power of attorney described at paragraph (b)(i) above.

(c)	If not previously delivered to the Agent for the purposes of the Original Facilities Agreement, a specimen of the signature of each person authorised by the document referred to in paragraph (b) above.

(d)	A copy of:

(i)	in the case of each Swiss Obligor, a unanimous shareholders’ resolution approving the terms of, and the transactions contemplated by, this Agreement and the Swiss Security Confirmation and resolving that (i) the execution of this Agreement and the Swiss Security Confirmation is approved and (ii) the execution of the transactions contemplated by this Agreement is in its best interest; and

(ii)	in the case of the French Obligor, a resolution of the shareholder(s) approving the terms of, and the transactions contemplated by, this Agreement and the execution of this Agreement.

(e)	A certificate of an authorised signatory of each of the Borrower, each Swiss Obligor and the French Obligor:

(i)	in the case of the Borrower, either confirming that the power of attorney in favour of the Process Agent and any appointment and acceptance letter previously delivered to the Agent for the purposes of the Original Facilities Agreement have not been amended and remain in full force and effect or attaching a power of attorney (duly notarised before a Mexican notary public) in favour of the Process Agent, together with any necessary appointment and acceptance letter;

(ii)	confirming that borrowing or guaranteeing and/or (as applicable) granting Security in respect of the Total Commitments under the Amended Facilities Agreement would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded (in the case of the Swiss Obligor, subject to clause 19.13 (Swiss guarantee limitation) of the Original Facilities Agreement); and

(iii)	certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Transaction Security

The Swiss Security Confirmation.

3.	Legal Opinions

(a)	An incorporation and authority legal opinion of the in-house counsel of the Parent as to Mexican law, substantially in the form distributed to the Agent, Security Agent and Lenders prior to signing this Agreement.

(b)	A legal opinion of Ritch, Mueller, Heather y Nicolau, S.C., legal adviser to the Lenders as to Mexican law, substantially in the form distributed to the Agent, Security Agent and Lenders prior to signing this Agreement.

(c)	A legal opinion of Clifford Chance LLP, legal advisers to the Lenders as to Dutch law, substantially in the form distributed to the Agent, Security Agent and Lenders prior to signing this Agreement.

(d)	A legal opinion of Bär & Karrer AG, legal advisers to the Lenders as to Swiss law, substantially in the form distributed to the Agent, Security Agent and Lenders prior to signing this Agreement.

(e)	A legal opinion of Clifford Chance Europe LLP, legal advisers to the Lenders as to French law, substantially in the form distributed to the Agent, Security Agent and Lenders prior to signing this Agreement.

(f)	An incorporation and authority legal opinion of the in-house counsel of Cemex France Gestion (S.A.S.) as to French law, substantially in the form distributed to the Agent, Security Agent and Lenders prior to signing this Agreement.

(g)	A legal opinion of Clifford Chance, S.L., legal advisers to the Lenders as to English law, substantially in the form distributed to the Agent, Security Agent and Lenders prior to signing this Agreement.

SCHEDULE 3

RESTATED FACILITIES AGREEMENT

CLIFFORD CHANCE S.L. ABOGADOS

29 SEPTEMBER 2014

AS AMENDED 23 JULY 2015 AND ON 17 MARCH 2016

CEMEX, S.A.B. DE C.V.

AS BORROWER

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, BBVA SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC MEXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC, ING CAPITAL LLC, J.P. MORGAN SECURITIES LLC AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AS JOINT MANDATED LEAD ARRANGERS AND JOINT BOOKRUNNERS

THE FINANCIAL INSTITUTIONS NAMED HEREIN

AS ORIGINAL LENDERS

AND

CITIBANK EUROPE PLC, UK BRANCH

ACTING AS AGENT

AND

WILMINGTON TRUST (LONDON) LIMITED

ACTING AS SECURITY AGENT

FACILITIES AGREEMENT

- i -

- ii -

THIS AGREEMENT is dated 29 September 2014 (the “date of this Agreement”), amended on 23 July 2015 and amended on [●] March 2016, and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Borrower”);

(2)	THE SUBSIDIARIES of the Borrower listed in Part I of Schedule 1 (The Original Parties) as guarantors (the “Original Guarantors”);

(3)	THE SUBSIDIARIES of the Borrower listed in Part I of Schedule 1 (The Original Parties) as security providers (together with the Borrower, the “Original Security Providers”);

(4)	BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, BBVA SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC MEXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC, ING CAPITAL LLC, J.P. MORGAN SECURITIES LLC AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint mandated lead arrangers and joint bookrunners (whether acting individually or together, the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as original lenders (the “Original Lenders”);

(6)	CITIBANK EUROPE PLC, UK BRANCH (previously Citibank International plc) as agent of the Finance Parties (other than itself) (the “Agent”); and

(7)	WILMINGTON TRUST (LONDON) LIMITED as security agent of the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2012 Facilities Agreement” means the facilities agreement dated 17 September 2012 (as amended pursuant to an amendment agreement dated 16 October 2013 and a consent request dated 7 February 2014) and made between, among others, the Borrower and certain of its Subsidiaries as original obligors, certain financial institutions, noteholders and other entities as original creditors, Citibank International plc as agent and Wilmington Trust (London) Limited as security agent.

“2015 Amendment Agreement” means the amendment and restatement agreement in relation to this Agreement dated on or about 23 July 2015 between, amongst others, the Borrower and the Agent.

“2015 Amendment Accordion Increase Effective Date” means the Effective Date as defined in the 2015 Amendment Agreement.

“2015 Amendment Intercreditor Effective Date” means immediately prior to the Final Discharge Date (as defined in the intercreditor agreement described at paragraph (a) of the definition of Intercreditor Agreement).

“2015 Amendment Revolving Facility Effective Date” means the later of:

(a)	the date on which the Agent notifies the Borrower that it has received the required consent of the Lenders (requested by the Borrower pursuant to the consent request dated 15 June 2015) (A Party that becomes a Lender on or after the date of the 2015 Amendment Agreement consents by its accession.); and

(b)	the date on which the Borrower notifies the Agent that it intends to proceed,

in each case in respect of the change of:

(i)	Facility B from a revolving facility to a term facility; and

(ii)	Facility D from a term facility to a revolving facility,

provided that if such dates (described at (a) and (b) above) have not occurred on or before the date falling three months after the date of the 2015 Amendment Agreement then the 2015 Amendment Revolving Facility Effective Date shall not occur.

“2015 Floating Rate Notes” means the $800,000,000 floating rate senior secured notes maturing on 30 September 2015 issued by the Borrower.

“2016 Subordinated Convertible Notes” means the $371,500,000 3.25% subordinated optional convertible securities maturing on 15 March 2016 issued by the Borrower.

“2018 9.50% Senior Notes” means the $500,000,000 9.500% senior secured notes maturing on 15 June 2018 and issued by the Borrower.

“2018 Floating Rate Notes” means the $500,000,000 floating rate senior secured notes maturing on 15 October 2018 issued by the Borrower.

“2018 Senior Notes” means the 2018 9.50% Senior Notes and the 2018 Floating Rate Notes.

“2018 Subordinated Convertible Notes” means the $690,000,000 3.75% subordinated optional convertible securities maturing on 15 March 2018 issued by the Borrower.

“2019 5.875% Senior Notes” means the $600,000,000 5.875% senior secured notes maturing on 25 March 2019 and issued by the Borrower.

“2019 6.50% Senior Notes” means the $1,000,000,000 6.500% senior secured notes maturing on 10 December 2019 and issued by the Borrower.

“2019 CEMEX España EUR Senior Notes” means the €179,219,000 9.875% senior secured notes maturing on 30 April 2019 and issued by CEMEX España.

“2019 CEMEX España USD Senior Notes” means the $703,861,000 9.875% senior secured notes maturing on 30 April 2019 and issued by CEMEX España.

“2019 Senior Notes” means the 2019 5.875% Senior Notes, 2019 6.50% Senior Notes, 2019 CEMEX España EUR Senior Notes and the 2019 CEMEX España USD Senior Notes.

“2020 Subordinated Convertible Notes” means:

(a)	the $200,000,000 3.72% subordinated optional convertible securities issued by the Borrower on 13 March 2015 maturing on 15 March 2020; and

(b)	the $321,114,000 3.72% subordinated optional convertible securities issued by the Borrower on 28 May 2015 maturing on 15 March 2020.

“2021 EUR Senior Notes” means the €400,000,000 5.250% senior secured notes maturing on 1 April 2021 and issued by CEMEX Finance.

“2021 USD Senior Notes” means the $1,000,000,000 7.250% senior secured notes maturing on 15 January 2021 and issued by the Borrower.

“2021 Senior Notes” means the 2021 EUR Senior Notes and the 2021 USD Senior Notes.

“2022 EUR Senior Notes” means the €400,000,000 4.750% senior secured notes maturing on 11 January 2022 and issued by the Borrower.

“2022 USD Senior Notes” means the $1,500,000,000 9.375% senior secured notes maturing on 12 October 2022 and issued by CEMEX Finance.

“2022 Senior Notes” means the 2022 EUR Senior Notes and the 2022 USD Senior Notes.

“2023 Senior Notes” means the €550,000,000 4.375% senior secured notes maturing on 5 March 2023 and issued by the Borrower.

“2024 Senior Notes” means the $1,000,000,000 6.000% senior secured notes maturing on 1 April 2024 and issued by CEMEX Finance.

“2025 5.700% Senior Notes” means the $1,100,000,000 5.700% senior secured notes maturing on 11 January 2025 and issued by the Borrower.

“2025 6.125% Senior Notes” means the $750,000,000 6.125% senior secured notes maturing on 5 May 2025 and issued by the Borrower.

“2025 Senior Notes” means the 2025 5.700% Senior Notes and the 2025 6.125% Senior Notes.

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by S&P, BBB or higher by Fitch or Baa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency;

(b)	any other bank or financial institution in a jurisdiction in which a member of the Group conducts commercial operations where such member of the Group, in the ordinary course of trading, subscribes for certificates of deposit issued by such bank or financial institution; or

(c)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Accordion Confirmation” means a confirmation substantially in the form set out in Schedule 19 (Form of Accordion Confirmation).

“Accordion Facility B Utilisation Amount” means the amount calculated in accordance with paragraph (g)(ii) of Clause 2.2 (Accordion).

“Accordion Lender” has the meaning given to that term in Clause 2.2 (Accordion).

“Accordion Lender’s Facility A Commitment” means, for any Accordion Lender, the amount listed in the table in the Schedule to the Accordion Confirmation of that Accordion Lender under that heading.

“Accordion Lender’s Facility B Commitment” means, for any Accordion Lender, the amount listed in the table in the Schedule to the Accordion Confirmation of that Accordion Lender under that heading.

“Accordion Lender’s Facility C1 Commitment” means, for any Accordion Lender, the amount listed in the table in the Schedule to the Accordion Confirmation of that Accordion Lender under that heading.

“Accordion Lender’s Facility C2 Commitment” means, for any Accordion Lender, the amount listed in the table in the Schedule to the Accordion Confirmation of that Accordion Lender under that heading.

“Accordion Lender’s Facility D Commitment” means, for any Accordion Lender, the amount listed in the table in the Schedule to the Accordion Confirmation of that Accordion Lender under that heading.

“Additional Guarantor” means a company that becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Additional Obligor” means an Additional Guarantor or an Additional Security Provider.

“Additional Security Provider” means a company that becomes an Additional Security Provider in accordance with Clause 29 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Applicable GAAP” means:

(a)	in the case of the Borrower, IFRS;

(b)	in the case of CEMEX España, Spanish GAAP or, if adopted by CEMEX España in accordance with Clause 21.3 (Requirements as to financial statements), IFRS; and

(c)	in the case of any other Obligor, the generally accepted accounting principles applying to it in the country of its incorporation or in a jurisdiction agreed to by the Agent or, if adopted by the relevant Obligor, IFRS.

“Asset Swap” has the meaning given to such term in paragraph (g) of the definition of Permitted Acquisition.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking in the form set out in Schedule 6 (Form of Assignment Agreement) in respect of clause 14.6 of the Intercreditor Agreement, it shall not be a Creditor/Agent/Security Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to any Obligor, any person who is duly authorised and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means:

(a)	in relation to Facility A:

(i)	in relation to the first Utilisation of Facility A, the period from and including the date of this Agreement to and including the date falling 30 Business Days after the date of this Agreement; and

(ii)

in respect of an increase in the Facility A Commitments pursuant to Clause 2.2 (Accordion), in relation to the Utilisation in respect of the increased Facility A Commitment(s) of the Accordion Lender(s), the

period from and including the Increase Date on which that increase becomes effective to and including the date falling 15 Business Days after such Increase Date;

(b)	in relation to Facility B:

(i)	in relation to the first Utilisation of Facility B, the period from and including the date of this Agreement to and including the date falling 30 Business Days after the date of this Agreement;

(ii)	in respect of an increase in the Facility B Commitments pursuant to Clause 2.2 (Accordion), in relation to the first Utilisation of Facility B following that increase, the period from and including the Increase Date on which that increase becomes effective to and including the date falling 15 Business Days after such Increase Date; and

(iii)	in relation to any other Utilisation of Facility B, the period from and including the date of this Agreement to and including the earlier of:

(A)	the 2015 Amendment Revolving Facility Effective Date; and

(B)	the date falling one Month prior to the Termination Date;

(c)	in relation to Facility C:

(i)	in relation to the first Utilisation of Facility C; and

(ii)	in respect of the first Utilisation of Facility C following an increase in the Facility C Commitments pursuant to Clause 2.2 (Accordion),

the period from and including the Increase Date on which Facility C or that increase (as appropriate) becomes effective to and including the date falling 15 Business Days after such Increase Date; and

(d)	in relation to Facility D:

(i)	in relation to the first Utilisation of Facility D; and

(ii)	in respect of the first Utilisation of Facility D following an increase in the Facility D Commitments pursuant to Clause 2.2 (Accordion),

the period from and including the Increase Date on which Facility D or that increase (as appropriate) becomes effective to and including the date falling 15 Business Days after such date; and

(iii)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the period from and including the date of the 2015 Amendment Revolving Facility Effective Date to and including the date falling one Month prior to the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

but without subtracting:

(i)	before the 2015 Amendment Revolving Facility Effective Date, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; or

(ii)	on or after the 2015 Amendment Revolving Facility Effective Date, in relation to any proposed Utilisation under Facility D only, that Lender’s participation in any Facility D Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Average Life” means, when applied to any Term Facility as of any date, the number of years obtained by dividing:

(a)	the sum of the products of:

(i)	each required payment of principal in respect of the Term Facility; and

(ii)	the number of years (calculated to the nearest 1⁄12th) that will elapse between that date and the date on which that payment is required to be made; by

(b)	the outstanding principal amount of that Term Facility as at that date.

“Bancomext” means Banco Nacional de Comercio Exterior, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo.

“Bancomext Facility” means a facility agreement between the Borrower and Bancomext, with the appearance of Centro Distribuidor de Cemento S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., Petrocemex S.A. de C.V. and Cemex México, dated as of 14 October 2008 (as amended from time to time).

“Base Currency” means dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, in relation to several Loans, in relation to any of those Loans not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the

date which is three Business Days before the conversion is applied for the purposes of this Agreement or, if later, on the date the Agent receives the request requiring the conversion for the purpose of this Agreement) and as adjusted in all cases to reflect any repayment (other than, in relation to the Term Facilities, a repayment arising from a change of currency), prepayment, consolidation or division of a Loan.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding any Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City and Mexico City (in the case of Mexico City, if applicable, as specified by a Governmental Authority) and, in relation to any date for payment or purchase of euro, which is a TARGET Day.

“Caliza” means CEMEX LATAM Holdings, S.A.

“Caliza Capital Expenditure” means Capital Expenditure permitted by paragraph (d) of Clause 22.2 (Financial condition) to be invested in the Caliza Group.

“Caliza Expansion Capital” means (without double counting) any:

(a)	Caliza Capital Expenditure;

(b)	Caliza Joint Venture Investment; and

(c)	amount of the consideration for an acquisition made under paragraph (k) of the definition of Permitted Acquisition.

“Caliza Expansion Capital Permitted Limit” means $500,000,000 (or its equivalent).

“Caliza Gross Proceeds” means the cash proceeds of a Caliza Transaction falling within paragraph (b) of the definition thereof.

“Caliza Group” means Caliza and its Subsidiaries for the time being.

“Caliza Joint Venture” has the meaning given to such term in paragraph (b) of the definition of Permitted Joint Venture.

“Caliza Joint Venture Investment” has the meaning given to such term in paragraph (b) of the definition of Permitted Joint Venture.

“Caliza Offering Option” has the meaning given to such term in paragraph (b) of the definition of Caliza Transaction.

“Caliza Offering Option Amount” means the amount that would be required in the event that a Caliza Offering Option is exercised in whole or in part, provided that such amount shall not exceed an amount equal to 13.1 per cent. of the relevant Caliza Gross Proceeds.

“Caliza Offering Option Exercise Period” has the meaning given to such term in paragraph (b) of the definition of Caliza Transaction.

“Caliza Proceeds” has the meaning given to such term in Clause 8.1 (Definitions).

“Caliza Transaction” means:

(a)	a Disposal (including by way of a Permitted Treasury Transaction within the scope of paragraph 1(e) of Schedule 16 (Hedging Parameters)) by a member of the Group of any shares in Caliza to a person who is not a member of the Group; or

(b)	an offering of shares in Caliza and including any put or other option entered into with one or more financial institutions in respect of any share lending, over-allotment or other similar arrangement in connection with an offering of shares in Caliza provided that the exercise period for such put or other option shall be no longer than 30 days from the settlement date of the offering of shares in Caliza (a “Caliza Offering Option” and such exercise period, the “Caliza Offering Option Exercise Period”),

(in either case) whether by way of a single transaction or a series of transactions and which does not breach Clause 23.20 (Disposals) or Clause 23.34 (Caliza and Centurion).

“Capital Lease” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Cash Collateral Release Amount” means the amount of any cash collateral or margin posted by the Borrower or any member of the Group as at the date of this Agreement in respect of an Excluded Position set forth in Annex 1 (Excluded Positions) to Schedule 16 (Hedging Parameters) which has been released to the Borrower or any member of the Group upon the replacement of Permitted Security by a Permitted Put/Call Transaction in accordance with paragraph 3 of Schedule 16 (Hedging Parameters) or any cash amounts transferred to any member of the Group in conjunction with the entry into a Permitted Put/Call Transaction.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or expressly guaranteed by the government of Mexico, the United States of America (or any state thereof (including any political subdivision of such state)), the United Kingdom, any member state of the European Economic Area or any Participating Member State or any member state of NAFTA (or any other jurisdiction in which a member of the Group conducts commercial operations if that member of the Group makes investments in such debt obligations in the ordinary course of its trading) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible into or exchangeable for any other security;

(c)	commercial paper not convertible into or exchangeable for any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in Mexico, the United States of America (or any state thereof (including any political subdivision of such state)), the United Kingdom, any member state of the European Economic Area or any Participating Member State or any member state of NAFTA (or any other jurisdiction in which a member of the Group makes investments in such debt obligations in the ordinary course of trading);

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non credit-enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (f) and (g) below, and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any deposit issued by any of Nacional Financiera, S.N.C., Banco Nacional de Comercio Exterior, S.N.C., Banco Nacional de Obras y Servicios Públicos, S.N.C. or any other development bank controlled by the Mexican government;

(g)	any other debt instrument rated “investment grade” (or the local equivalent thereof according to local criteria in a country in which any member of the Group conducts commercial operations and in which local pensions are permitted by law to invest) with maturities of 12 months or less from the date of acquiring such investment;

(h)	investments in mutual funds, managed by banks or financial institutions, with a local currency credit rating of at least MxAA by S&P or equivalent by any other reputable local rating agency, that invest principally in marketable direct obligations issued by the Mexican government, or issued by any agency or instrumentality thereof; and

(i)	any other debt security, certificate of deposit, commercial paper, bill of exchange, investment in money market funds or material funds approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“CEMEX Concretos” means CEMEX Concretos, S.A. de C.V.

“CEMEX España” means CEMEX España, S.A.

“CEMEX España Operaciones” means CEMEX España Operaciones S.L.U.

“CEMEX Finance” means CEMEX Finance LLC (formerly known as CEMEX España Finance LLC).

“CEMEX México” means CEMEX México, S.A. de C.V.

“Centurion” means CEMEX Holdings Philippines, Inc., the company incorporated in the Philippines on 17th September, 2015, which holds the CEMEX Group’s current operations in the Philippines which are operated mainly through Solid Cement Corporation and APO Cement Corporation.

“Centurion Capital Expenditure” means Capital Expenditure permitted by paragraph (e) of Clause 22.2 (Financial condition) to be invested in the Centurion Group.

“Centurion Expansion Capital” means (without double counting) any:

(a)	Centurion Capital Expenditure;

(b)	Centurion Joint Venture Investment; and

(c)	amount of the consideration for an acquisition made under paragraph (p) of the definition of Permitted Acquisition.

“Centurion Expansion Capital Permitted Limit” means $500,000,000 (or its equivalent).

“Centurion Gross Proceeds” means the cash proceeds of a Centurion Transaction falling within paragraph (b) of the definition thereof.

“Centurion Group” means Centurion and its Subsidiaries for the time being.

“Centurion Joint Venture” has the meaning given to such term in paragraph (c) of the definition of Permitted Joint Venture.

“Centurion Joint Venture Investment” has the meaning given to such term in paragraph (c) of the definition of Permitted Joint Venture.

“Centurion Offering Option” has the meaning given to such term in paragraph (b) of the definition of Centurion Transaction.

“Centurion Offering Option Amount” means the amount that would be required in the event that a Centurion Offering Option is exercised in whole or in part, provided that such amount shall not exceed an amount equal to 15 per cent. of the relevant Centurion Gross Proceeds.

“Centurion Offering Option Exercise Period” has the meaning given to such term in paragraph (b) of the definition of Centurion Transaction.

“Centurion Proceeds” has the meaning given to such term in Clause 8.1 (Definitions).

“Centurion Transaction” means:

(a)	a Disposal (including by way of a Permitted Treasury Transaction within the scope of paragraph 1(e) of Schedule 16 (Hedging Parameters)) by a member of the Group of any shares in Centurion to a person who is not a member of the Group; or

(b)	an offering of shares in Centurion and including any put or other option entered into by any member of the Group with one or more financial institutions in respect of any share lending, over- allotment or other similar arrangement in connection with an offering of shares in Centurion provided that the exercise period for such put or other option shall be no longer than 60 days from the settlement date of the offering of shares in Centurion (a “Centurion Offering Option” and such exercise period, the “Centurion Offering Option Exercise Period”),

(in either case) whether by way of a single transaction or a series of transactions and which does not breach Clause 23.20 (Disposals) or Clause 23.34 (Caliza and Centurion).”

“Certificados Bursatiles” means any securities issued by the Borrower in the Mexican capital markets with the approval of the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.).

“Change of Control” means that the beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of 20 per cent. or more in voting power of the outstanding voting stock of the Borrower is acquired by any person.

“Charged Property” means all of the assets of the Security Providers which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment, Facility B Commitment, Facility C Commitment or Facility D Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 18 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Consent Deadline” has the meaning given to such term in Clause 23.35 (Alternative Club Loan).

“Consent Request” has the meaning given to such term in Clause 23.35 (Alternative Club Loan).

“Consolidated Leverage Ratio” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Contingent Instrument” means any documentary credit (including all forms of letter of credit) or performance bond, advance payment, bank guarantee or similar instrument.

“Covenant Reset Date” means the first date falling after the date of this Agreement on which both of the following conditions are met:

(a)	the Consolidated Leverage Ratio for the two most recently completed Reference Periods in respect of which Compliance Certificates have been (or are required to have been) delivered under this Agreement was below 4.00:1; and

(b)	no Default is continuing.

“Custodian” means any custodian of the Promissory Notes acting on behalf of the Lenders for the time being appointed by the Agent in consultation with the Borrower provided that such Custodian must maintain an office in the City of Monterrey, Nuevo Leon, Mexico.

“Czech Acquisition” means the acquisition of any asset, undertaking or business located in the Czech Republic by a member (or members) of the Group from a member (or members) of the Holcim Group.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has rescinded or repudiated a Finance Document; or

(b)	with respect to which an Insolvency Event has occurred and is continuing.

“Delegate” means any delegate, agent, attorney-in-fact, representative or co-trustee appointed by the Security Agent.

“Disposal” has the meaning given to that term in Clause 8.1 (Definitions).

“Disposal Proceeds” has the meaning given to that term in Clause 8.1 (Definitions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Dutch civil code (Burgerlijk Wetboek).

“Dutch FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder.

“Dutch Obligor” means an Obligor incorporated in The Netherlands.

“Empresas Tolteca” means Empresas Tolteca de México, S.A. de C.V.

“English Obligor” means an Obligor incorporated in England and Wales.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law or use of Hazardous Materials.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“Equally Secured Debt Proceeds” has the meaning given to that term in Clause 8.1 (Definitions).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with any Obligor within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes any Obligor and that is treated as a single employer under section 414(b) or (c) of the Code.

“España Subsidiary Guarantor” means Cemex Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK, CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for euro; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero.

“European Transaction” means the Czech Acquisition, the West German Disposal and the Spanish Combination.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Excluded Positions” shall have the meaning ascribed thereto in Schedule 16 (Hedging Parameters).

“Executive Compensation Plan” means any stock option plan, restricted stock plan or retirement plan which the Borrower or any of its Subsidiaries, any other Obligor or, as the case may be, Caliza or Centurion, or any of its Subsidiaries, as the case may be, customarily provides to its employees, consultants and directors.

“Existing Financial Indebtedness” means the Financial Indebtedness described in Schedule 10 (Existing Financial Indebtedness) provided that the principal amount of such Financial Indebtedness does not increase above the principal amount outstanding as at the date of this Agreement (except by the amount of any capitalised interest under any facility or instrument that provided for capitalisation of interest on those terms as at the date of this Agreement) less the amount of any repayments and prepayments made in respect of such Financial Indebtedness.

“Existing High Yield Notes” means the 2015 Floating Rate Notes, the 2018 Senior Notes, the 2019 Senior Notes, the 2021 Senior Notes, the 2022 Senior Notes, the 2023 Senior Notes, the 2024 Senior Notes and the 2025 Senior Notes.

“Existing Subordinated Convertible Notes” means the 2016 Subordinated Convertible Notes, the 2018 Subordinated Convertible Notes, the 2020 Subordinated Convertible Notes and the Subordinated Convertible Notes described at paragraph (b)(i) of the definition of Subordinated Optional Convertible Securities.

“Facility” means Facility A, Facility B, Facility C or Facility D.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the dates specified in paragraph (a) of Clause 6.1 (Repayment of Facility A Loans) as Facility A Repayment Dates.

“Facility A Repayment Instalment” means each instalment for repayment of the Facility A Loans referred to in paragraph (a) of Clause 6.1 (Repayment of Facility A Loans).

“Facility B” means the:

(a)	(before the 2015 Amendment Revolving Facility Effective Date) revolving (subject to Clause 5.8 (Mandatory Rollover Utilisation)); or

(b)	(on and after the 2015 Amendment Revolving Facility Effective Date) term,

loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Reduction Date” means each of the dates specified in Clause 6.3 (Reduction of Facility B) as Facility B Reduction Dates.

“Facility B Reduction Instalment” means each instalment for reduction of the Facility B Commitments referred to in Clause 6.3 (Reduction of Facility B).

“Facility B Repayment Date” means each of the dates specified in paragraph (b) of Clause 6.2 (Repayment of Facility B Loans) as Facility B Repayment Dates.

“Facility B Repayment Instalment” means each instalment for repayment of the Facility B Loans referred to in paragraph (b) of Clause 6.2 (Repayment of Facility B Loans).

“Facility C” means Facility C1 or Facility C2.

“Facility C Commitment” means Facility C1 Commitment or Facility C2 Commitment.

“Facility C Loan” means Facility C1 Loan or Facility C2 Loan.

“Facility C1” means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility C1 Commitment” means the amount in the Base Currency of any Facility C1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion) to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C1 Loan” means a loan made or to be made under Facility C1 or the principal amount outstanding for the time being of that loan.

“Facility C1 Repayment Date” means each of the dates specified in Clause 6.4 (Repayment of Facility C1 Loans) as Facility C1 Repayment Dates.

“Facility C1 Repayment Instalment” means each instalment for repayment of the Facility C1 Loans referred to in Clause 6.4 (Repayment of Facility C1 Loans).

“Facility C2” means the term loan facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities).

“Facility C2 Commitment” means the amount in euro of any Facility C2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion) to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C2 Loan” means a loan made or to be made under Facility C2 or the principal amount outstanding for the time being of that loan.

“Facility C2 Repayment Date” means each of the dates specified in Clause 6.5 (Repayment of Facility C2 Loans) as Facility C2 Repayment Dates.

“Facility C2 Repayment Instalment” means each instalment for repayment of the Facility C2 Loans referred to in Clause 6.5 (Repayment of Facility C2 Loans).

“Facility D” means the:

(a)	(before the 2015 Amendment Revolving Facility Effective Date) term; or

(b)	(on and after the 2015 Amendment Revolving Facility Effective Date) revolving (subject to Clause 5.8 (Mandatory Rollover Utilisation)),

loan facility made available under this Agreement as described in paragraph (e) of Clause 2.1 (The Facilities).

“Facility D Commitment” means the amount in the Base Currency of any Facility D Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Accordion) to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility D Loan” means a loan made or to be made under Facility D or the principal amount outstanding for the time being of that loan.

“Facility D Reduction Date” means each of the dates specified in Clause 6.7 (Reduction of Facility D) as Facility D Reduction Dates.

“Facility D Reduction Instalment” means each instalment for reduction of the Facility D Commitments referred to in Clause 6.7 (Reduction of Facility D).

“Facility D Repayment Date” means each of the dates specified in paragraph (a) of Clause 6.5 (Repayment of Facility D Loans) as Facility D Repayment Dates.

“Facility D Repayment Instalment” means each instalment for repayment of the Facility D Loans referred to in paragraph (a) of Clause 6.5 (Repayment of Facility D Loans).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or before the date of this Agreement between the Arranger (or any of them) and the Borrower, the Agent and the Borrower or the Security Agent and the Borrower setting out any of the fees payable by the Borrower to those Finance Parties in connection with this Agreement, and any fee letter between an Accordion Lender and the Borrower entered into in accordance with paragraph (f) of Clause 2.2 (Accordion).

“Finance Document” means this Agreement, any Accession Letter, any Accordion Confirmation, any Compliance Certificate, any Fee Letter, the Intercreditor Agreement, any Promissory Note, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to a note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (including, without limitation, any perpetual bonds);

(d)	the amount of any liability in respect of any lease or hire purchase contract which would (in accordance with Applicable GAAP of the Borrower) be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under Applicable GAAP of the Borrower);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the mark-to-market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the last Termination Date or are otherwise classified as borrowings under Applicable GAAP of the Borrower;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(j)	any arrangement pursuant to which an asset sold or otherwise disposed of by that person may be re-acquired by a member of the Group (whether following the exercise of an option or otherwise) and any Inventory Financing;

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under Applicable GAAP of the Borrower; and

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (k) above,

and provided that the Spanish Combination Termination Mechanism is not Financial Indebtedness.

“Financial Quarter” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Financial Year” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Fitch” means Fitch Ratings Limited or any successor thereto from time to time.

“French Guarantor” or “French Obligor” means a Guarantor or other Obligor incorporated in France.

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Borrower and each of its Subsidiaries for the time being.

“Group Structure Chart” means the structure chart delivered to the Agent under paragraph 5 (Other documents and evidence) of Part I of Schedule 2 (Conditions Precedent).

“Guarantors” means the Original Guarantors and any Additional Guarantor other than any Original Guarantor or Additional Guarantor which has ceased to be a Guarantor pursuant to Clause 29.3 (Resignation of a Guarantor) and/or sub-paragraph (ii) of paragraph (c) of Clause 39.2 (Exceptions) and has not subsequently become an Additional Guarantor pursuant to Clause 29.2 (Additional Guarantors and Additional Security Providers) and “Guarantor” means any of them.

“Hazardous Materials” means (a) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Holcim” means Holcim Ltd.

“Holcim Group” means Holcim and each of its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“IMSS” means the Mexican Social Security Institute (Instituto Mexicano del Seguro Social).

“Increase Date” has the meaning given to it in paragraph (b) of Clause 2.2 (Accordion).

“INFONAVIT” means the Mexican Workers’ Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law (including concurso mercantil) or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy (including concurso mercantil) or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraph (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Proceedings” means any of the matters described in Clause 26.7 (Insolvency proceedings).

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, design rights, database rights, inventions, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Intercreditor Agreement” means:

(a)	before the 2015 Amendment Intercreditor Effective Date, the intercreditor agreement dated 17 September 2012 and made between, among others, the Borrower, Wilmington Trust (London) Limited as Security Agent, Citibank International plc as agent under the 2012 Facilities Agreement, the creditors under the 2012 Facilities Agreement and any other creditors of the Group that may accede to it from time to time in accordance with its terms; and

(b)	on and from the 2015 Amendment Intercreditor Effective Date, the intercreditor agreement described at paragraph (a) above as amended and restated pursuant to a deed of amendment dated on or about the date of the 2015 Amendment Agreement.

“Interest Period” means, in relation to a Utilisation, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Interpolated Screen Rate” means, in relation to any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Inventory Financing” means a financing arrangement pursuant to which a member of the Group sells inventory to a bank or other institution (or a special purpose vehicle or partnership incorporated or established by or on behalf of such bank or other institution or an Affiliate of such bank or other institution) and has an obligation to repurchase such inventory to the extent that it is not sold to a third party within a specified period.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” has the meaning given to such term in sub-paragraph (c)(ii) of the definition of Permitted Joint Venture.

“Legal Opinions” means the legal opinions delivered to the Agent pursuant to paragraph 4 (Legal opinions) of Part I of Schedule 2 (Conditions Precedent) or paragraph 4 (Legal opinions) of Part II of Schedule 2 (Conditions Precedent).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Accordion) (including those listed at Part III (The Accordion Lenders (as at 19 November 2014)) of Schedule 1 (The Original Parties), Part IV (New Accordion Lenders (as from 23 July 2015)) of Schedule 1 (The Original Parties) and Part V (New Accordion Lenders (as from 21 September 2015)) of Schedule 1 (The Original Parties)) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in that capacity in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for dollars; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for dollars and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Loan” means a Facility A Loan, Facility B Loan, Facility C Loan or Facility D Loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate 66 2⁄3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2⁄3% or more of the Total Commitments immediately prior to the reduction).

“Margin” means, in relation to any Loan or Unpaid Sum, 4.00 per cent. per annum, but if:

(a)	no Event of Default has occurred and is continuing; and

(b)	the Consolidated Leverage Ratio in respect of the most recently completed Reference Period is within a range set out below, then the Margin for each Loan will be the percentage per annum set out below opposite that range:

Consolidated Leverage Ratio	Margin (per cent. per annum)

In respect of a Reference Period ending on 31 December 2016, 31 March 2017, 30 June 2017 or 30 September 2017, greater than 5.50:1	4.25

Greater than or equal to 5.50:1	4.00

Less than 5.50:1 but greater than or equal to 5.00:1	3.50

Less than 5.00:1 but greater than or equal to 4.50:1	3.25

Less than 4.50:1 but greater than or equal to 4.00:1	3.00

Less than 4.00:1 but greater than or equal to 3.50:1	2.75

Less than 3.50:1	2.50

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Reference Period pursuant to Clause 21.2 (Compliance Certificate);

(ii)	if, following receipt by the Agent of the Compliance Certificate related to the relevant annual financial statements, that Compliance Certificate does not confirm the basis for either a reduced or an increased Margin which applied during that annual period, then the relevant provisions of paragraph (b) of Clause 10.2 (Payment of interest) shall apply from the reset date and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Consolidated Leverage Ratio calculated using the figures in that Compliance Certificate;

(iii)	while an Event of Default is continuing:

(A)	during the period beginning on the reset date relating to a Compliance Certificate in respect of the Reference Period ending on 31 December 2016 and ending on the reset date relating to a Compliance Certificate in respect of the Reference Period ending on 30 September 2017, the Margin for each Loan shall be 4.25 per cent. per annum; and

(B)	at any other time (unless that Event of Default occurred in the period referred to in paragraph (A) above and is still continuing), the Margin for each Loan shall be 4.00 per cent. per annum; and

(iv)	for the purpose of determining the Margin, Consolidated Leverage Ratio and Reference Period shall be determined in accordance with Clause 22.1 (Financial definitions).

“Marketable Securities” means securities (whether equity, debt or other securities) which are listed on a stock exchange or for which a trading market exists (whether on market or over the counter) but excluding: (a) shares in any member of the Group (other than shares in Caliza or shares in Centurion held other than by a member of the Group) and (b) any shares in Axtel, S.A.B. de C.V.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, property, assets, condition (financial or otherwise) or operations of the Group, taken as a whole; or

(b)	the rights or remedies of any Finance Party under the Finance Documents; or

(c)	the ability of any Obligor to perform its obligations under the Finance Documents or the validity or enforceability, effectiveness or ranking of any of the Transaction Security granted or purported to be granted under or pursuant to any of the Finance Documents.

“Material Operating Subsidiary” means a Material Subsidiary other than a member of the Group that is a Material Subsidiary solely by virtue of its being a Holding Company of a Material Subsidiary or Obligor.

“Material Subsidiary” means, from the date of this Agreement up to (and excluding) the date on which the first Compliance Certificate to be delivered under Clause 21.2 (Compliance Certificate) is delivered in accordance with that Clause, those companies set out in Schedule 15 (Material Subsidiaries) and, thereafter, means any Subsidiary of the Borrower which:

(a)	has total gross assets representing 5 per cent. or more of the total consolidated assets of the Group;

(b)	has revenues representing 5 per cent. or more of the consolidated turnover of the Group; and/or

(c)	has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA, representing 5 per cent. or more of the consolidated EBITDA of the Group,

in each case calculated on a consolidated basis (without duplication) and any Holding Company of any such Subsidiary or of an Obligor.

Compliance with the conditions set out in paragraphs (a) to (c) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited financial statements of that Subsidiary (if available) and the latest audited consolidated financial statements of the Group, but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of each of the respective revised total assets and turnover of the Group).

A report by the auditors of the Borrower (or, as the case may be, any other internationally recognised accounting firm that is approved by the Agent) that a Subsidiary is a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Mexican Integration Initiative” means the initiative under which the businesses of the Group in Mexico, previously undertaken by CEMEX Concretos, CEMEX México and CEMEX Agregados S.A. de C.V., may be integrated such that they are all undertaken by the Borrower, with the Borrower (itself, through a Subsidiary or via an appropriate trust arrangement) leasing from those three companies the assets required for such businesses.

“Mexico” means the United Mexican States.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period. ”Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Services Limited or any successor to its ratings business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Obligor or any ERISA Affiliate is making contributions or has an obligation to make contributions.

“New Lender” has the meaning given to that term in Clause 27 (Changes to the Lenders).

“Non-Consenting Lender” has the meaning given to that term in Clause 39.4 (Replacement of Lender).

“Non-US Pension Plan” means any defined benefit plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Obligor or any of its Subsidiaries, primarily for the benefit of employees of such Obligor or any such Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, and which plan, fund or program is not a Pension Plan or Multiemployer Plan and is not otherwise subject to ERISA or the Code.

“Obligors” means the Borrower, the Guarantors and the Security Providers and “Obligor” means any of them.

“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited unconsolidated and consolidated financial statements for its Financial Year ended 31 December 2013 accompanied by an audit opinion of KPMG Cárdenas Dosal, S.C.;

(b)	in relation to CEMEX España, its audited consolidated financial statements for its financial year ended 31 December 2013; and

(c)	in relation to any other Guarantor, its most recent annual financial statements (audited, if available).

“Original Obligor” means the Borrower, an Original Guarantor or an Original Security Provider.

“Outlook” means a rating outlook of the Borrower with regard to the Borrower’s economic and/or fundamental business condition, as assigned by a Rating Agency.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pension Plan” means a “pension plan” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and with respect to which any Obligor or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	an acquisition of cash or securities which are Cash Equivalent Investments;

(d)	the incorporation of a company which on incorporation becomes a member of the Group or which is a special purpose vehicle, whether a member of the Group or not;

(e)	an acquisition that constitutes a Permitted Joint Venture;

(f)	an acquisition that constitutes a Permitted PPP Investment;

(g)	an acquisition of assets and, if applicable, cash, in exchange for other assets and, if applicable, cash, of equal or higher value (an “Asset Swap”);

(h)	any acquisition of shares of the Borrower, any acquisition of shares of Caliza or any acquisition of shares of Centurion pursuant to (i) an obligation in respect of any Executive Compensation Plan of the Borrower or any of its Subsidiaries or, as the case may be, of Caliza or Centurion or any of its Subsidiaries, as the case may be, or (ii) a Permitted Treasury Transaction within the scope of paragraph 1(e) of Schedule 16 (Hedging Parameters);

(i)	any other acquisition consented to by the Agent acting on the instructions of the Majority Lenders;

(j)	an acquisition of shares in the Borrower or any other member of the Group to the extent that a member of the Group has an obligation to deliver such shares to any holder(s) of convertible securities constituting Existing Financial Indebtedness or falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness pursuant to the terms of such convertible securities;

(k)	any acquisition by a member of the Caliza Group of assets or of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) including, without limitation, in circumstances constituting a Permitted Disposal under paragraph (j)(i) of the definition of Permitted Disposal provided that (except where the assets, company, shares, securities, business or undertaking (or, in each case, any interest in any of them) acquired was disposed of by a member of the Group which is not a member of the Caliza Group in circumstances constituting a Permitted Disposal under paragraph (j)(i) of the definition of Permitted Disposal or where such acquisition constitutes a Permitted Acquisition under paragraph (o)(i) below) the aggregate amount of the consideration for such acquisitions does not at any time (when aggregated with all other amounts of Caliza Expansion Capital then incurred) exceed the Caliza Expansion Capital Permitted Limit;

(l)	any acquisition constituting a Reconstruction permitted pursuant to Clause 23.7 (Merger);

(m)	any other acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) provided that the aggregate amount of the consideration (excluding any such amount that is funded from Reinvestment Proceeds Sources) for such acquisitions (when aggregated with the aggregate amount of Joint Venture Investment falling within paragraph (c)(ii) of the definition of Permitted Joint Venture (excluding any such amount that is funded from Reinvestment Proceeds Sources in that Financial Year) does not exceed $400,000,000 (or its equivalent in any other currencies) in any Financial Year, and provided further that:

(i)	if an asset is acquired by a member of the Group pursuant to this paragraph (m); and

(ii)	such asset is the subject of a Disposal by the Group within 12 Months of the date of completion of its acquisition,

the unutilised portion of the amount referred to above in respect of that Financial Year shall be increased by an amount equal to the lower of (A) the amount of the consideration originally paid by the relevant member of the Group which acquired such asset and (B) the amount of the Disposal Proceeds received for such Disposal provided that such Disposal Proceeds are (to the extent required) applied in accordance with Clause 8 (Mandatory Prepayment);

(n)	an acquisition pursuant to the European Transaction;

(o)	any acquisition of any assets, a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) funded from Reinvestment Proceeds Sources, provided that where such proceeds are:

(i)	from a primary offering of shares in Caliza or shares of any Caliza Group company, the acquired assets must be acquired into the Caliza Group; or

(ii)	from a primary offering of shares in Centurion or shares of any Centurion Group company, the acquired assets must be acquired into the Centurion Group;

(p)	any acquisition by a member of the Centurion Group of assets or of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) including, without limitation, in circumstances constituting a Permitted Disposal under paragraph (j)(ii) of the definition of Permitted Disposal provided that (except where the assets, company, shares, securities, business or undertaking (or, in each case, any interest in any of them) acquired was disposed of by a member of the Group which is not a member of the Centurion Group in circumstances constituting a Permitted Disposal under paragraph (j)(ii) of the definition of Permitted Disposal or where such acquisition constitutes a Permitted Acquisition under paragraph (o)(ii) above) the aggregate amount of the consideration for such acquisitions does not at any time (when aggregated with all other amounts of Centurion Expansion Capital then incurred) exceed the Centurion Expansion Capital Permitted Limit; and

(q)	the repurchase of any shares in Centurion which were the subject of the Centurion Offering Option but were not taken up in full as part of such option and, for the avoidance of doubt any repurchase under this paragraph (q) shall be a separate and independent right and shall not impact or utilise any other elements permitted under this Agreement including, without limitation, paragraph (m) of the definition of Permitted Acquisition, Clause 22.2(c) and the Centurion Expansion Capital Permitted Limit.

“Permitted Debt Fundraising Proceeds” has the meaning given to that term in Clause 8.1 (Definitions).

“Permitted Debt Purchase Transaction” means, in relation to a person, a transaction where such person purchases by way of assignment or transfer any Commitment or amount outstanding under this Agreement.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of Disposals as between members of the Group, is on arm’s length terms:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	(other than a Disposal by a member of the Group which is (i) not a member of the Caliza Group to a member of the Caliza Group, which shall be subject to paragraph (j)(i) below or (ii) not a member of the Centurion Group to a member of the Centurion Group which shall be subject to paragraph (j)(ii) below) of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company must give equivalent Transaction Security over that asset (and, if the Acquiring Company is not already a Security Provider, it must accede to this Agreement as an Additional Security Provider); and

(ii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company (subject to any applicable guarantee limitations), provided that the conditions set out in paragraphs (i) and (ii) above shall only apply (A) to a Disposal of shares if such Disposal would result in the Acquiring Company becoming a Material Subsidiary, or (B) to a Disposal of other assets if all or substantially all of the assets of the Disposing Company are being disposed of;

(c)	of obsolete or redundant vehicles, machinery, parts and equipment in the ordinary course of trading;

(d)	of cash or Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)	constituted by a licence of Intellectual Property in the ordinary course of trading;

(f)	to a Joint Venture, to the extent permitted by Clause 23.19 (Joint ventures);

(g)	arising as a result of any Permitted Security;

(h)	which is a Permitted PPP Investment;

(i)	of shares in Caliza or Centurion or any put or other option entered into with one or more financial institutions in respect of any share lending, over-allotment or other similar arrangement in connection with an offering of shares in Caliza pursuant to a Caliza Transaction, shares in Centurion pursuant to a Centurion Transaction or a Permitted Treasury Transaction within the scope of paragraph 1(e) of Schedule 16 (Hedging Parameters);

(j)

(i)	by a member of the Group which is not a member of the Caliza Group to a member of the Caliza Group (other than a Disposal of shares which are subject to the Transaction Security, unless the acquiring member of the Caliza Group grants equivalent Transaction Security over such shares) provided that the aggregate fair market value of all assets disposed of pursuant to this paragraph (j)(i) after the date of this Agreement does not exceed $750,000,000 (or its equivalent in other currencies) (when aggregated with the aggregate fair market value of all share issuances falling within paragraph (g)(i) of the definition of Permitted Share Issue); or

(ii)	by a member of the Group which is not a member of the Centurion Group to a member of the Centurion Group (other than a Disposal of shares which are subject to the Transaction Security, unless the acquiring member of the Centurion Group grants equivalent Transaction Security over such shares) provided that the aggregate fair market value of all assets disposed of pursuant to this paragraph (j)(ii) after the date of this Agreement does not exceed $750,000,000 (or its equivalent in other currencies) (when aggregated with the aggregate fair market value of all share issuances falling within paragraph (g)(ii) of the definition of Permitted Share Issue); or

(k)	of any shares in a member of the Group (provided that all such shares in that entity owned by a member of the Group are the subject of the Disposal) or of any other asset, in each case on arm’s length terms and for full market value where:

(i)	no less than 80 per cent. of the consideration for the Disposal is payable to the Group in cash or Marketable Securities paid or received by a member of the Group at completion of the Disposal (provided that where a portion of that 80 per cent. comprises Marketable Securities, those Marketable Securities must be disposed of for cash to a person that is not a member of the Group within 180 days of completion);

(ii)

if the aggregate consideration for the Disposal (when aggregated with the consideration for any related Disposals) is equal to 5 per cent. or more of the value of consolidated assets of the Group, the Borrower has delivered to the Agent a certificate signed by an Authorised Signatory confirming that, on a pro forma basis, assuming that the Disposal had been completed, and the proceeds had (to the extent required) been applied in accordance with Clause 8 (Mandatory Prepayment) and for such purpose(s) as such proceeds are intended by the Group to be applied, immediately prior to the first day of the most recent Reference Period for which a Compliance Certificate has been or is required to have been delivered under this Agreement, the Borrower would have been in compliance with the financial covenants in paragraphs (a) and (b) of Clause 22.2 (Financial condition) as at the last day of the most recent Reference Period for which a Compliance Certificate has been or is required to have been delivered under this Agreement; and

(iii)	the Disposal Proceeds received by members of the Group are applied (to the extent required) in accordance with Clause 8 (Mandatory Prepayment);

(l)	of any asset compulsorily acquired by a Governmental Authority provided that the Disposal Proceeds received by members of the Group are applied (to the extent required) in accordance with Clause 8 (Mandatory Prepayment);

(m)	of any receivables disposed of pursuant to a factoring or similar receivables financing arrangement that is otherwise permitted under this Agreement;

(n)	of any inventory disposed of pursuant to an Inventory Financing or similar arrangement that is otherwise permitted under this Agreement;

(o)	of any plant or equipment disposed of pursuant to a sale and lease-back arrangement that is otherwise permitted under this Agreement;

(p)	of receivables disposed of pursuant to a Permitted Securitisation;

(q)	of land or buildings arising as a result of lease or licence in the ordinary course of its trading;

(r)	of any shares of the Borrower or, as the case may be, subject to Clause 23.34 (Caliza and Centurion), Caliza or Centurion, pursuant to an obligation in respect of any Executive Compensation Plan;

(s)	of shares, common equity securities in the Borrower or reference property in connection with the same to the extent that a member of the Group has an obligation to deliver such shares, common equity securities or reference property to any holder(s) of convertible or exchangeable securities comprising Existing Financial Indebtedness or falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness pursuant to the terms of such convertible or exchangeable securities or to any counterparty pursuant to the terms of any Permitted Put/Call Transaction;

(t)	which is, or constitutes, an Asset Swap;

(u)	forming part of a Reconstruction permitted pursuant to Clause 23.7 (Merger);

(v)	otherwise approved by the Agent acting on the instructions of the Majority Lenders; or

(w)	pursuant to the West German Disposal.

“Permitted Distribution” means the declaration, making or payment of a dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution):

(a)	on or in respect of share capital to the Borrower or any of its Subsidiaries; or

(b)	that is:

(i)	a recapitalisation of earnings on or in respect of the share capital of the Borrower (or any class of its share capital) pursuant to which additional share capital of the Borrower or the right to subscribe for additional share capital is issued to the existing shareholders of the Borrower on a pro rata basis;

(ii)	by way of the issuance of common equity securities of the Borrower or the right to subscribe for such common equity securities to the existing shareholders of the Borrower on a pro rata basis; or

(iii)	by way of the issuance of common equity securities of Caliza or the right to subscribe for such common equity securities to the existing shareholders of Caliza on a pro rata basis,

(iv)	by way of the issuance of common equity securities of Centurion or the right to subscribe for such common equity securities to the existing shareholders of Centurion on a pro rata basis,

provided that, for the avoidance of doubt, no cash or other asset (other than the common equity securities referred to above) of any member of the Group (or any interest in any such cash or asset) is paid or otherwise transferred or assigned to any person that is not a member of the Group in connection with such distribution or interest; or

(c)	that is a payment of interest (at a time at which no Default is continuing) on any perpetual debt securities issued by the Borrower or New Sunward Holding Financial Ventures B.V. or otherwise permitted by this Agreement; or

(d)	to any minority shareholders of any Subsidiary of the Borrower; (i) pro rata to its holding in such Subsidiary and provided that all other shareholders of the relevant Subsidiary receive their equivalent pro rata share in any such dividend, charge, fee, distribution or interest payment at the same time; or (ii) in the case of minority shareholders of Assiut Cement Company on any basis (whether pro rata to its holding in such Subsidiary or otherwise), provided that the maximum aggregate amount distributed under this sub-paragraph (ii) must not exceed $25,000,000 (or its equivalent) from the date of this Agreement to the last Termination Date.

“Permitted Equity Fundraising Proceeds” has the meaning given to that term in Clause 8.1 (Definitions).

“Permitted Exchange” means any exchange or conversion of any Existing Financial Indebtedness or Financial Indebtedness described in paragraph (f) of the definition of Permitted Financial Indebtedness for either (a) or (b) or a combination of (a) and (b):

(a)	any Financial Indebtedness described at paragraph (f) of the definition of Permitted Financial Indebtedness; and/or

(b)	an issuance of shares, equity securities or equity-linked securities by the Borrower provided that the principal amount of such shares, equity securities or equity-linked securities are not redeemable (other than for other shares, equity securities or equity-linked securities) prior to the last Termination Date.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	incurred or arising under the Finance Documents;

(b)	that is Existing Financial Indebtedness;

(c)	owed to a member of the Group;

(d)	that constitutes a Permitted Securitisation;

(e)	arising under Capital Leases, factoring arrangements, Inventory Financing arrangements or export credit facilities or any similar arrangements for the purchase of equipment (provided that any Security granted in relation to any such facility relates solely to equipment, the purchase of which was financed under such facility) or pursuant to sale and lease-back transactions provided that:

(i)	no amount of Financial Indebtedness of members of the Group under such transactions in place as at the date of this Agreement may be reborrowed once repaid;

(ii)	the maximum aggregate Financial Indebtedness of members of the Group under such transactions (excluding any amounts under any transactions referred to in sub-paragraph (i) above) does not exceed $500,000,000 at any time (and any amount of Financial Indebtedness permitted under this sub-paragraph (ii) which has been repaid may be reborrowed or replaced whether pursuant to the terms of the arrangement constituting such Financial Indebtedness when originally advanced or otherwise); and

(iii)	the maximum aggregate Financial Indebtedness of members of the Group under any transactions referred to in sub-paragraphs (i) and (ii) above taken together does not exceed $700,000,000 at any time;

(f)	arising:

(i)	pursuant to an issuance of bonds, notes or other debt securities, or of convertible or exchangeable securities by:

(A)	in the case of bonds, notes or other debt securities or convertible or exchangeable securities (or other equity-like instruments which are treated as Financial Indebtedness) issued to refinance or replace Existing Financial Indebtedness or to refinance or replace Permitted Refinancing Indebtedness falling within paragraph (a) or (c) of the definition thereof, one or more Obligors and/or the same member of the Group that issued the relevant Existing Financial Indebtedness that is being refinanced or replaced (whether acting as co-issuers or otherwise but, for the avoidance of doubt, with several liability only);

(B)	in the case of bonds, notes or other debt securities or convertible or exchangeable securities (or other equity-like instruments which are treated as Financial Indebtedness) issued so as to be applied in repayment or prepayment of the Facilities or in repayment or prepayment of Permitted Refinancing Indebtedness falling within paragraph (b) or (c) of the definition thereof, one or more Obligors whether acting as co-issuers or otherwise; or

(C)	in the case of any issuance of Subordinated Optional Convertible Securities issued so as to be applied in accordance with Clause 8.5 (Application of Permitted Equity Fundraising Proceeds, Caliza Proceeds and Centurion Proceeds), the Borrower or any other members of the Group acting as co-issuers or otherwise,

(and, for the avoidance of doubt, such securities may be issued with an original issue discount) on the capital markets in each case subscribed or paid for in full in cash on issue (unless such securities are exchanged on issue for other securities that constitute Existing Financial Indebtedness) provided that (other than (w) pursuant to paragraph (b)(i)(A) of the definition of Subordinated Optional Convertible Securities, (x) any conversion into common equity securities of the Borrower or other equity-like instruments issued by the Borrower or a member of the Group, (y) in the case of a refinancing by Bancomext of the Bancomext Facility other than under the Facilities or (z) one or more issuances of Certificados Bursatiles in an aggregate outstanding principal amount of not more than $300,000,000 at any time (the “$300,000,000 Certificados Bursatiles”)) no principal repayments are scheduled in respect thereof until after 23 July 2020;

(ii)	under a loan facility (whether term or revolving and including, without limitation, a ‘term loan B’ or other tranching) in respect of which the only borrowers are:

(A)	in the case of loan facilities entered into to refinance or replace Existing Financial Indebtedness or to refinance or replace Permitted Refinancing Indebtedness falling within paragraph (a) or (c) of the definition thereof, one or more Obligors and/or the same member of the Group that borrowed the relevant Financial Indebtedness that is being refinanced or replaced, (whether acting as joint or multiple borrowers but for the avoidance of doubt, with several liability only); or

(B)	in the case of loan facilities entered into so as to refinance or replace the Facilities or Permitted Refinancing Indebtedness falling within paragraph (b) or (c) of the definition thereof, one or more Obligors whether acting as joint or multiple borrowers, and further provided that:

(1)	subject to paragraph (2) below, the terms applicable to such issuance under paragraph (f)(i) (excluding pricing, but including, without limitation, as to prepayments, representations, covenants, events of default, guarantees and security) taken as a whole are no more restrictive or onerous than the terms applicable to the Facilities, any of the Existing High Yield Notes and any of the Existing Subordinated Convertible Notes, whichever is the more restrictive or onerous with respect to the terms taken as a whole and the terms applicable to such incurrence under paragraph (f)(ii) (excluding pricing, but including, without limitation, as to prepayments, representations, covenants, events of default, guarantees and security) are no more restrictive or onerous taken as a whole than the terms applicable to the Facilities, any of the Existing High Yield Notes or any of the Existing Subordinated Convertible Notes, whichever is the more restrictive or onerous taken as a whole;

(2)	the terms relating to mandatory prepayments that are applicable to any $300,000,000 Certificados Bursatiles under paragraph (f)(i) or any incurrence under (f)(ii) may not be more onerous or restrictive taken as a whole than the terms relating to mandatory prepayments applicable to the Facilities;

(3)	the proceeds of such issuance or incurrence are applied (to the extent required) in accordance with Clause 8 (Mandatory Prepayment);

(4)	(i) if proceeds of such issuance or incurrence are, to the extent required under this Agreement, being used to replace or refinance: (aa) the Facilities; (bb) (in whole or part) Existing High Yield Notes which share in the Transaction Security; (cc) any other Existing Financial Indebtedness (other than the Existing Subordinated Convertible Notes or the Bancomext Facility (other than where the Bancomext Facility is being replaced or refinanced with the Facilities)); (dd) any Permitted Refinancing Indebtedness applied to replace or refinance any of the Financial Indebtedness falling within (aa) to (cc) above or any refinancing or replacement thereof; or (ii) if the proceeds of such issuance or incurrence are either (xx) Financial Indebtedness falling within paragraph (p) of this definition of Permitted Financial Indebtedness; or (yy) an issuance (whether a refinancing or otherwise) providing Equally Secured Debt Proceeds which are dealt with in accordance with Clause 8 (Mandatory Prepayment), then in the case of both (i) and (ii) above such Financial Indebtedness issued or incurred shall be entitled to share in the Transaction Security in accordance with (and on the terms of) the Intercreditor Agreement;

(5)	any issuance under paragraph (f)(i) or (f)(ii) above which refinances or replaces any Permitted Refinancing Indebtedness which is subordinated to the Facilities must be so subordinated; and

(6)	any issuance under paragraph (f)(i) above which refinances or replaces Subordinated Optional Convertible Securities or other equity-like instruments must constitute an issuance of Subordinated Optional Convertible Securities or such other equity-like instruments;

(g)	that becomes Financial Indebtedness solely as a result of any change in Applicable GAAP of the Borrower after the date of this Agreement and that existed prior to the date of such change in Applicable GAAP of the Borrower (or that replaces, and is on substantially the same terms as, such Financial Indebtedness);

(h)	of any person acquired by a member of the Group pursuant to an acquisition falling within paragraph (k), (m) or (p) of the definition of Permitted Acquisition provided that: (i) such Financial Indebtedness existed prior to the date of the acquisition and was not incurred, increased or extended in contemplation of, or since, the acquisition; and (ii) the aggregate amount of any such Financial Indebtedness of members of the Group does not exceed $200,000,000 at any time;

(i)	under Treasury Transactions entered into in accordance with Clause 23.28 (Treasury Transactions);

(j)	incurred pursuant to or in connection with any cash pooling or other cash management agreements in place with a bank or financial institution, but only to the extent of offsetting credit balances of the Borrower or its Subsidiaries pursuant to such cash pooling or other cash management arrangement;

(k)	constituting Financial Indebtedness for taxes levied, assessments due and other governmental charges required to be paid as a matter of law or regulation in the ordinary course of trading;

(l)	that constitutes a Permitted Joint Venture;

(m)	that constitutes Financial Indebtedness permitted to be incurred pursuant to a Permitted PPP Investment;

(n)	that constitutes a Permitted Working Capital Facility;

(o)	incurred by a member of the Caliza Group for the purposes of financing Caliza Expansion Capital in the amount of the Caliza Expansion Capital to be incurred (provided that the aggregate of all such Caliza Expansion Capital (other than any such amount that is funded from Reinvestment Proceeds Sources) may not exceed the Caliza Expansion Capital Permitted Limit at any time);

(p)	incurred by a member of the Centurion Group for the purposes of financing Centurion Expansion Capital in the amount of the Centurion Expansion Capital to be incurred (provided that the aggregate of all such Centurion Expansion Capital (other than any such amount that is funded from Reinvestment Proceeds Sources) may not exceed the Centurion Expansion Capital Permitted Limit at any time);

(q)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed $500,000,000 (or its equivalent) in aggregate for the Group at any time, provided that such Financial Indebtedness may, if CEMEX so determines, benefit from the Transaction Security; and

(r)	approved by the Agent acting on the instructions of the Majority Lenders.

“Permitted Fundraising” means:

(a)	any issuance of equity securities by the Borrower paid for in full in cash on issue (and, for the avoidance of doubt, such securities may be issued with an original issue discount) and not redeemable on or prior to the Termination Date and where such issue does not lead to a Change of Control;

(b)

any issuance of equity-linked securities issued by any member of the Group that are linked solely to, and result only in the issuance of, equity securities of the Borrower otherwise entitled to be issued under this definition (and that do not, for the avoidance of doubt, result in the issuance of any equity securities by such member of the Group) and that are paid for in full in cash on issue (and, for the avoidance of doubt, such securities may be issued with an original issue discount) and where such issue does not lead to a Change of Control (provided that such securities do not provide for the payment of interest in cash and are not redeemable on or prior to the Termination Date); and

(c)	any incurrence of Financial Indebtedness falling within paragraph (f) of the definition of Permitted Financial Indebtedness.

“Permitted	Guarantee” means:

(a)	any guarantee existing on the date of this Agreement with those guaranteeing Financial Indebtedness above an amount of $10,000,000 (or its equivalent) (other than Financial Indebtedness described in paragraphs (i) and (j) of the definition thereof) being listed in Schedule 12 (Existing Guarantees);

(b)	any guarantee forming part of the obligations comprised in the Finance Documents;

(c)	the endorsement of negotiable instruments in the ordinary course of trade but excluding an aval;

(d)	any performance guarantee or Contingent Instrument guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(e)	any guarantee of a Joint Venture to the extent permitted by Clause 23.19 (Joint ventures);

(f)	any guarantee (including an aval) of Financial Indebtedness falling within the following paragraphs of the definition of Permitted Financial Indebtedness:

(i)	paragraph (a);

(ii)	paragraph (b) (other than Existing Financial Indebtedness under the Bancomext Facility or under the Existing Subordinated Convertible Notes);

(iii)	paragraph (c) or (e);

(iv)	paragraph (f) (so long as: (A) the Financial Indebtedness refinanced from the proceeds of such Permitted Financial Indebtedness was Existing Financial Indebtedness (other than Existing Financial Indebtedness under the Bancomext Facility (save where such Permitted Financial Indebtedness is a refinancing or replacement of the Bancomext Facility under the Facilities) or under the Existing Subordinated Convertible Notes); (B) the Financial Indebtedness refinanced from the proceeds of such Permitted Financial Indebtedness was issued, borrowed or guaranteed by the relevant guarantor; or (C) such Permitted Financial Indebtedness that is guaranteed is applied, to the extent required, in accordance with Clause 8 (Mandatory Prepayment) to repay Lenders; or

(v)	any of paragraphs (i) to (l) or (q);

(g)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (B) of the definition of Permitted Security;

(h)	any indemnity given to professional advisers on customary terms as part of the terms of their engagement;

(i)	any indemnity given on customary terms in connection with a Permitted Disposal or a Permitted Acquisition (but not, for the avoidance of doubt, a guarantee of Financial Indebtedness), in each case in a maximum amount not exceeding the cash consideration received by members of the Group for that Disposal or, as the case may be, paid by members of the Group for that acquisition (except in the case of environmental, employment or tax indemnities given in connection with a Permitted Acquisition or Permitted Disposal);

(j)	any guarantee consented to by the Agent acting on behalf of the Majority Lenders;

(k)	any guarantee given by a member of the Group in favour of another member of the Group (including a guarantee given by a member of the Caliza Group in favour of another member of the Caliza Group or a guarantee given by a member of the Centurion Group in favour of another member of the Centurion Group but excluding (save for any such guarantees which exist as at the date of this Agreement) a guarantee given by a member of the Group which is not a member of the Caliza Group in favour of a member of the Caliza Group or a guarantee given by a member of the Group which is not a member of the Centurion Group in favour of a member of the Centurion Group) other than:

(i)	a guarantee given by a member of the Group in favour of another member of the Group that is an issuer, borrower or guarantor of:

(A)	any Financial Indebtedness falling within the definition of Existing Financial Indebtedness; or

(B)	any Financial Indebtedness falling within paragraph (f) of the definition of Permitted Financial Indebtedness that is not used to repay or prepay the Facilities,

where such guarantee provides direct or indirect support for such person’s obligations in respect of such Financial Indebtedness (provided that, for the avoidance of doubt, other guarantees given by a member of the Group in favour of the relevant issuer, borrower or guarantor will not be restricted under this paragraph (i));

(ii)	a guarantee given by a member of the Group in favour of another member of the Group that provides direct or indirect support for Financial Indebtedness falling within paragraphs (g) (other than where such guarantee was granted prior to the date of the relevant change in Applicable GAAP of the Borrower) or (h) of the definition of Permitted Financial Indebtedness;

(iii)	a guarantee given by a member of the Group in favour of another member of the Group that is the issuer (or equivalent) under any Permitted Securitisation, other than any indemnities that are customary in the context of such a transaction carried out on a non-recourse basis or on a basis where recovery is limited solely to the collection of the relevant receivables (provided that, for the avoidance of doubt, other guarantees given by a member of the Group in favour of the relevant issuer (or equivalent) will not be restricted under this sub-paragraph (iii));

(l)	any guarantee given by a member of the Group in respect of obligations of a member of the Caliza Group or of the Centurion Group under Financial Indebtedness permitted to be incurred under paragraph (o) or (p), as applicable of the definition of Permitted Financial Indebtedness;

(m)	any other guarantee given by a member of the Group (i) in respect of a Permitted Working Capital Facility or (ii) in favour of a bank or financial institution in respect of obligations of that bank or financial institution to a third party that does not fall within paragraph (d) above provided that at any time the aggregate principal amount guaranteed by all such guarantees then outstanding under (i) and (ii) above does not exceed $900,000,000 (and provided further that any performance bonds, banker’s acceptances or guarantee, bonding, documentary or stand-by letter of credit facilities shall only be counted towards such limit to the extent that such performance bond, banker’s acceptance, guarantee, bonding, documentary or stand-by letter of credit facility constitutes Debt);

(n)	any guarantee granted in respect of obligations of a Group member under the European Transaction; and

(o)	any guarantee granted in respect of obligations of a Group member under Financial Indebtedness providing Equally Secured Debt Proceeds.

“Permitted Joint Venture” means any investment in any Joint Venture where:

(a)	such investment exists or a member of the Group is contractually committed to such investment at the date of this Agreement and, if the value of the Group’s investment in such Joint Venture is $50,000,000 or greater (as shown in the Original Financial Statements of the Borrower) is detailed in Schedule 13 (Permitted Joint Ventures); or

(b)	such investment is made by a member of the Caliza Group to finance a Joint Venture entered into by a member of the Caliza Group (a “Caliza Joint Venture”) and:

(i)	either the investment has been consented to by the Agent acting on the instructions of the Majority Lenders or the Caliza Joint Venture is engaged in a business substantially the same as that carried on by any member of the Caliza Group; and

(ii)	the aggregate (excluding any such amount that is funded from Reinvestment Proceeds Sources) of:

(A)	all amounts subscribed for shares in, lent to, or invested in all such Caliza Joint Ventures by any member of the Group;

(B)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Caliza Joint Venture; and

(C)	the market value of any assets transferred by any member of the Group to any such Caliza Joint Venture;

minus

(D)	an amount up to, but not exceeding, the Caliza Expansion Capital Permitted Limit (or its equivalent) that represents all cash amounts received by any member of the Caliza Group (i) relating to dividends, repayment of loans or distributions of any other nature in respect of any such Joint Ventures and (ii) as a result of or in relation to any disposals of shares, interests or participations, divestments, capital reductions or any similar decreases of interest in any such Joint Ventures (provided that such cash amounts may only be deducted under this sub-paragraph (ii)(D) to the extent not already deducted under sub-paragraph (ii)(D) of paragraph (d) below),

(such amount being the “Caliza Joint Venture Investment”) does not at any time (when aggregated with all other amounts of Caliza Expansion Capital then incurred) exceed the Caliza Expansion Capital Permitted Limit;

(c)	such investment is made by a member of the Centurion Group to finance a Joint Venture entered into by a member of the Centurion Group (a “Centurion Joint Venture”) and:

(i)	either the investment has been consented to by the Agent acting on the instructions of the Majority Lenders or the Centurion Joint Venture is engaged in a business substantially the same as that carried on by any member of the Centurion Group; and

(ii)	the aggregate (excluding any such amount that is funded from Reinvestment Proceeds Sources) of:

(A)	all amounts subscribed for shares in, lent to, or invested in all such Centurion Joint Ventures by any member of the Group;

(B)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Centurion Joint Venture; and

(C)	the market value of any assets transferred by any member of the Group to any such Centurion Joint Venture;

minus

(D)	an amount up to, but not exceeding, the Centurion Expansion Capital Permitted Limit (or its equivalent) that represents all cash amounts received by any member of the Centurion Group (i) relating to dividends, repayment of loans or distributions of any other nature in respect of any such Joint Ventures and (ii) as a result of or in relation to any disposals of shares, interests or participations, divestments, capital reductions or any similar decreases of interest in any such Joint Ventures (provided that such cash amounts may only be deducted under this sub- paragraph (ii)(D) to the extent not already deducted under sub- paragraph (ii)(D) of paragraph (d) below),

(such amount being the “Centurion Joint Venture Investment”) does not at any time (when aggregated with all other amounts of Centurion Expansion Capital then incurred) exceed the Centurion Expansion Capital Permitted Limit;

(d)	such investment is made after the date of this Agreement and:

(i)	either the investment has been consented to by the Agent acting on the instructions of the Majority Lenders or the Joint Venture is engaged in a business substantially the same as that carried on by the Group; and

(ii)	in any Financial Year of the Borrower, the aggregate (excluding any such amount that is funded from Reinvestment Proceeds Sources) of:

(A)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(B)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(C)	the market value of any assets transferred by any member of the Group to any such Joint Venture;

minus

(D)

an amount up to, but not exceeding, $400,000,000 (or its equivalent) in any Financial Year that represents all cash amounts received by any member of the Group (aa) relating to dividends, repayment of loans or distributions of any other nature in respect of any such Joint Ventures in that Financial

Year and (bb) as a result of or in relation to any disposals of shares, interests or participations, divestments, capital reductions or any similar decreases of interest in any such Joint Ventures in that Financial Year, does not (when aggregated with the aggregate amount of the consideration for acquisitions falling within paragraph (m) of the definition of Permitted Acquisition (excluding any such amount that is funded from Reinvestment Proceeds Sources) in that Financial Year) exceed $400,000,000 (or its equivalent in other currencies) or such greater amount as the Agent (acting on the instructions of the Majority Lenders) may agree (such amount being the “Joint Venture Investment”);

(e)	such investment is made under or in connection with the Spanish Combination; or

(f)	in addition to the above, such investment is made by a member of the Group and is funded by Reinvestment Proceeds Sources.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (d) of that definition);

(c)	a loan made to a Joint Venture to the extent permitted under Clause 23.19 (Joint ventures);

(d)	a loan which constitutes a Permitted PPP Investment;

(e)	a loan made by a member of the Group to another member of the Group;

(f)	deferred consideration in relation to Disposals falling within paragraph (k) of the definition of Permitted Disposal;

(g)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed $15,000,000 (or its equivalent) at any time;

(h)	any loan consented to by the Agent acting on the instructions of the Majority Lenders;

(i)	a loan arising as a result of an advance payment of Capital Expenditure made in the ordinary course of trading where such Capital Expenditure is permitted under this Agreement;

(j)	any credit extended by way of receipt by a member of the Group of promissory notes in exchange for supplying materials or services for use in Mexican public works projects as long as the aggregate principal amount of the Financial Indebtedness under such loan(s) does not exceed $100,000,000 (or its equivalent) at any time; and

(k)	any other loan(s) as long as the aggregate principal amount of the Financial Indebtedness under any such loan(s) does not exceed $250,000,000 (or its equivalent) at any time.

“Permitted Payment” means:

(a)	a scheduled principal repayment or redemption of any Financial Indebtedness (but not, for the avoidance of doubt, any prepayment or early redemption of any such Financial Indebtedness save as described in paragraphs (b) to (i) below);

(b)	subject, to the extent applicable, to compliance with Clause 8 (Mandatory Prepayment), a principal prepayment or early redemption (including, for the avoidance of doubt, any break costs, make whole amount or other prepayment penalty (howsoever described)) in respect of Financial Indebtedness falling within (i) the definition of Existing Financial Indebtedness from the proceeds of a Permitted Fundraising falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness, or (ii) paragraph (b) of the definition of Permitted Financial Indebtedness to the extent it relates to Certificados Bursatiles or (iii) paragraph (q) of the definition of Permitted Financial Indebtedness;

(c)	subject, to the extent applicable, to compliance with Clause 8 (Mandatory Prepayment), a principal prepayment or early redemption (including, for the avoidance of doubt, any break costs, make whole amount or other prepayment penalty (howsoever described)) in respect of (i) Financial Indebtedness falling within the definition of Existing Financial Indebtedness from the proceeds of a Permitted Fundraising falling within paragraph (f)(ii) of the definition of Permitted Financial Indebtedness or (ii) the Bancomext Facility (or any refinancings thereof);

(d)	a principal repayment or redemption required under the terms of the Bancomext Facility or, as the case may be, any refinancings of the Bancomext Facility;

(e)	a principal prepayment or early redemption (including, for the avoidance of doubt, any break costs, make whole amount or other prepayment penalty (howsoever described)) in respect of Financial Indebtedness falling within paragraph (e) of the definition of Permitted Financial Indebtedness from the proceeds of a refinancing or replacement facility or facilities falling within that paragraph (e);

(f)

any prepayment (including, for the avoidance of doubt, any break costs, make whole amount or other prepayment penalty (howsoever described)) of Existing Financial Indebtedness or Permitted Financial Indebtedness arising under paragraph (f)(i) or (f)(ii) of the definition thereof as a result of (x) a change of control or (y) unlawfulness affecting a Lender, in each case in respect of such Existing Financial Indebtedness or such Permitted Financial Indebtedness;

(g)	a cash payment made using proceeds of Permitted Refinancing Indebtedness or otherwise in accordance with Clause 8 (Mandatory Prepayment) by a member of the Group to a creditor in respect of Existing Financial Indebtedness pursuant to a cash tender offer for the purchase or repurchase thereof;

(h)	any payment (including, for the avoidance of doubt, any break costs, make whole amount or other prepayment penalty (howsoever described)) of Financial Indebtedness of the Group using the cash reserves of the Group or permitted to be made pursuant to Clause 8 (Mandatory Prepayment);

(i)	any payment of fees and expenses incurred in connection with Permitted Financial Indebtedness,

including, in each case, any payment, prepayment or redemption pursuant to a Permitted Guarantee given in respect of such Financial Indebtedness.

“Permitted PPP Investment” means any subscription for shares in, loan or transfer of assets to or other investment in, a PPP Vehicle participating in a PPP Project where:

(a)	the aggregate of (without double counting):

(i)	all amounts subscribed for shares in, lent to, or otherwise invested in all such PPP Vehicles by any member of the Group (whether, in the case of subscription for shares, as a majority or a minority shareholder);

(ii)	the market value of any assets transferred by any member of the Group to any such PPP Vehicle;

(iii)	(if a member of the Group owns, directly or indirectly, 50 per cent. or more of the share capital of a PPP Vehicle) the amount of Financial Indebtedness incurred by that PPP Vehicle from sources outside the Group,

(such aggregate amount being the “PPP Investment”) does not at the time of any such PPP Investment exceed:

(A)	$300,000,000 (or its equivalent); or

(B)	such greater amount as the Agent (acting on the instructions of the Majority Lenders) may agree;

(b)	the PPP Investment (including any transfer of assets by a member of the Group to the relevant PPP Vehicle) and any related transactions are made in accordance with Clause 23.14 (Transactions with Affiliates) (and, if any PPP Vehicle is not an Affiliate of a member of the Group, it shall be deemed to be an Affiliate for the purposes of this paragraph (b) and paragraph (d) below);

(c)	no asset of any member of the Group will be the subject of Security or Quasi-Security to secure the obligations of a PPP Vehicle, other than (i) assets of the relevant PPP Vehicle (including, without limitation, receivables of that PPP Vehicle) and (ii) the share capital (or other interest) owned by any member of the Group in that PPP Vehicle (the “Permitted PPP Security”); and

(d)	no member of the Group will have any liability to any PPP Vehicle or to third parties in connection with the PPP Investment or the PPP Vehicle except for (i) any Permitted PPP Security; and (ii) transactions for the supply of goods and services between a member of the Group and the PPP Vehicle made in compliance with Clause 23.14 (Transactions with Affiliates).

“Permitted PPP Security” has the meaning given to it in paragraph (c) of the definition of Permitted PPP Investment.

“Permitted Put/Call Proceeds” means any cash or other assets arising out of or in connection with any Permitted Put/Call Transaction, including, but not limited to, any settlement, disposal, transfer, assignment, close-out or other termination of such Permitted Put/Call Transaction.

“Permitted Put/Call Transaction” has the meaning given to it in paragraph (d) of paragraph 1 of Schedule 16 (Hedging Parameters).

“Permitted Refinancing Indebtedness” means Financial Indebtedness which is Permitted Financial Indebtedness falling within paragraph (f) of the definition thereof issued or incurred to:

(a)	refinance or replace Existing Financial Indebtedness;

(b)	repay, prepay, refinance or replace the Facilities or provide Equally Secured Debt Proceeds; or

(c)	refinance or replace Permitted Financial Indebtedness falling within paragraph (f) of the definition thereof which has been applied towards the purposes described in paragraphs (a) and (b) above or to refinance or replace any such subsequently issued or incurred Financial Indebtedness or any further refinancings or replacements.

“Permitted Reorganisation” means, any intra-Group reorganisation involving an Obligor consented to by the Agent (acting on the instructions of the Majority Lenders), provided that upon completion of each step in the Permitted Reorganisation the requirements of Clause 23.29 (Transaction Security) are satisfied.

“Permitted Securitisations” means a transaction or series of related transactions providing for the securitisation of receivables and related assets by the Borrower or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been transferred, directly or indirectly, by the originator thereof to a person that is not a member of the Group in a manner that satisfies the requirements for an absolute conveyance (or, where the originator is organised in Mexico, a true sale), and not merely a pledge, under the laws and regulations of the jurisdiction in which such originator is organised; and (ii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or other securitisation is carried out on a non-recourse basis or on a basis where recovery is limited solely to the collection of the relevant receivables (other than where such recourse or recovery is required pursuant to Article 122a of the Capital Requirements Directive of the European Parliament and of the Council of the European Union (as introduced by Directive 2009/111/EC of 16 September 2009, amending Directives 2006/48/EC, 2006/49/EC and 2007/64/EC) (as further amended or replaced from time to time, including, without limitation, by virtue of Articles 404 to 410 of Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms) and any relevant implementing legislation or pursuant to any analogous laws or regulations in any jurisdiction (the “Relevant Legislation”)).

“Permitted Security” has the meaning given to such term in Clause 23.5 (Negative pledge).

“Permitted Share Issue” means:

(a)	a Permitted Fundraising falling within paragraph (a) or (b) of the definition thereof;

(b)	(other than an issue of shares by a member of the Group that is (i) not a member of the Caliza Group to a member of the Caliza Group; or (ii) not a member of the Centurion Group to a member of the Centurion Group) an issue of shares by a member of the Group which is a Subsidiary of the Borrower to another member of the Group (and, where the member of the Group has a minority shareholder, to that minority shareholder on a pro rata basis) where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms;

(c)	an issue of shares by the Borrower to comply with an obligation in respect of any Executive Compensation Plan of the Borrower;

(d)	an issue of common equity securities of the Borrower or other equity-like instruments of the Borrower or any other member of the Group either (i) by the Borrower or (ii) to any member of the Group where the Borrower or that member of the Group has an obligation to deliver such shares or other equity-like instruments to a counterparty pursuant to the terms of any Permitted Put/Call Transaction or an obligation to deliver such shares or other equity-like instruments to the holder(s) of convertible or exchangeable securities comprising Existing Financial Indebtedness or falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness pursuant to the terms and conditions of such convertible or exchangeable securities (as amended from time to time);

(e)	an issue of shares by Caliza or by Centurion to comply with an obligation in respect of any Executive Compensation Plan of Caliza or Centurion, as applicable;

(f)	an issue of shares by Caliza pursuant to a Caliza Transaction, an issue of shares by Centurion pursuant to a Centurion Transaction or a Permitted Treasury Transaction within the scope of paragraph 1(e) of Schedule 16 (Hedging Parameters);

(g)

(i)	an issue of shares by a member of the Group (other than a member of the Group whose shares are subject to the Transaction Security, unless the newly-issued shares also become subject to the Transaction Security on the same terms) that is not a member of the Caliza Group to a member of the Caliza Group, provided that the aggregate fair market value of all shares issued pursuant to this paragraph (g)(i) after the date of this Agreement does not exceed $750,000,000 (or its equivalent) (when aggregated with the aggregate fair market value of asset disposals falling within paragraph (j)(i) of the definition of Permitted Disposal);

(ii)	an issue of shares by a member of the Group (other than a member of the Group whose shares are subject to the Transaction Security, unless the newly-issued shares also become subject to the Transaction Security on the same terms) that is not a member of the Centurion Group to a member of the Centurion Group, provided that the aggregate fair market value of all shares issued pursuant to this paragraph (g)(ii) after the date of this Agreement does not exceed $750,000,000 (or its equivalent) (when aggregated with the aggregate fair market value of asset disposals falling within paragraph (j)(ii) of the definition of Permitted Disposal);

(h)	any issue of shares by CEMEX España Operaciones pursuant to the Spanish Combination;

(i)	any issue of shares by the Borrower, Caliza or Centurion which comprise the consideration for a Permitted Acquisition;

(j)	an issue of shares which constitutes a Permitted Joint Venture; and

(k)	any issue of shares consented to by the Agent acting on the instructions of the Majority Lenders.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group (and, where the member of the Group has a minority shareholder, to that minority shareholder on a pro rata basis);

(c)	any Permitted Reorganisation; and

(d)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms.

“Permitted Treasury Transaction” has the meaning given to that term in Schedule 16 (Hedging Parameters).

“Permitted Working Capital Facility” means Financial Indebtedness of one or more members of the Group under loan facilities, overdraft facilities, performance bonds, banker’s acceptances, guarantee, bonding, documentary or stand-by letter of credit facilities, commercial paper, insurance premium financing and, in each case, other similar facilities or accommodation (in any case) for the financing of working capital of the Group or such members of the Group in an aggregate amount of no more than $900,000,000 (or its equivalent) (the “Permitted Working Capital Basket”) provided that the Permitted Working Capital Basket shall only limit any such performance bond, banker’s acceptance, guarantee, bonding, documentary or stand-by letter of credit facility to the extent that such performance bond, banker’s acceptance, guarantee, bonding, documentary or stand-by letter of credit facility constitutes Debt.

“Permitted Working Capital Basket” has the meaning given to that term in the definition of Permitted Working Capital Facility.

“PPP Investment” has the meaning given to that term in the definition of Permitted PPP Investment.

“PPP Project” means an infrastructure development project in Mexico under the terms of the Private/Public Partnership Law (Ley de Asociaciones Público-Privadas) at a federal or state level, or any similar project in another jurisdiction under the terms of equivalent legislation in that jurisdiction.

“PPP Vehicle” means a special purpose vehicle participating in PPP Projects.

“Process Agent” means CEMEX UK at its registered address being, as at the date of this Agreement, CEMEX House, Coldharbour Lane, Thorpe, Egham, Surrey TW20 8TD and with fax number (+44) 01932 568933, Attn: The Secretary.

“Promissory Note” means a dual column English and Spanish non-negotiable promissory note issued or to be issued by the Borrower and executed por aval by each of the Guarantors, substantially in the form set out in Schedule 4 (Form of Promissory Note).

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax Gross-Up and Indemnities).

“Quasi-Security” has the meaning given to that term in Clause 23.5 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is dollars) two London Business Days before the first day of that period; or

(b)	(if the currency is euro) two TARGET Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating” means at any time the solicited long-term credit rating or the senior implied rating of the Borrower or an issue of securities of or guaranteed by the Borrower, where the rating is based primarily on the senior unsecured credit risk of the Borrower and/or, in the case of the senior implied rating, on the characteristics of any particular issue, assigned by a Rating Agency.

“Rating Agency” means S&P, Moody’s or Fitch.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(in relation to LIBOR) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	(in relation to EURIBOR) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period.

“Reference Banks” means the principal London offices of BNP Paribas, ING Bank NV and such other banks as may be appointed by the Agent in consultation with the Borrower.

“Reference Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Reinvestment Proceeds Sources” means Caliza Proceeds, Centurion Proceeds, Disposal Proceeds, Permitted Equity Fundraising Proceeds or Permitted Put/Call Proceeds;

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Commitment” has the meaning given to that term in a relevant Accordion Confirmation.

“Relevant Convertible/Exchangeable Obligations” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or formation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Legislation” has the meaning given to such term in the definition of Permitted Securitisations.

“Relevant Proceeds” has the meaning given to that term in Clause 8.1 (Definitions).

“Relevant Reserve” has the meaning given to that term in Clause 8.1 (Definitions).

“Repeating Representations” means each of the representations set out in Clause 20.1 (Status) to Clause 20.5 (Validity and admissibility in evidence) and paragraphs (a) and (b) of Clause 20.11 (Financial statements).

“Representative” means any delegate, agent, manager, administrator, nominee, Irish law examiner, attorney, trustee or custodian.

“Reserve” has the meaning given to that term in Clause 8.1 (Definitions).

“Resignation Letter” means a document substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Responsible Officer” means the Chief Financial Officer and/or Chief Controlling Officer of the Borrower or a person holding equivalent status (or higher).

“Restricted Debt Purchase Transaction” means, in relation to a person, a transaction where such person enters into any sub-participation in respect of, or enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto from time to time.

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory, including, without limitation, as of the date of this Agreement, Cuba, Iran, Burma, North Korea, Sudan and Syria.

“Sanctions” means:

(a)	United Nations sanctions imposed pursuant to any United Nations Security Council Resolution;

(b)	U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other U.S. Governmental Authority or department;

(c)	EU restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU’s Common Foreign and Security Policy;

(d)	UK sanctions adopted by the Terrorist-Asset Freezing etc Act 2010 or other legislation and statutory instruments enacted pursuant to the United Nations Act 1946 or the European Communities Act 1972 or enacted by or pursuant to other laws and administered by Her Majesty’s Treasury or any other Governmental Authority; and

(e)	any other economic, trade sanctions or similar restrictive laws and regulations relating to economic or trade sanctions applicable to any Party or any of its Affiliates.

“SAR” means the Mexican Retirement Savings System (Sistema de Ahorro para el Retiro).

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

“SEC” means the U.S. Securities Exchange Commission and any successor thereto.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien, security trust or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Providers” means the Original Security Providers and any Additional Security Provider other than any Original Security Provider or Additional Security Provider which has ceased to be a Security Provider pursuant to Clause 29.4 (Resignation of a Security Provider) and has not subsequently become an Additional Security Provider pursuant to Clause 29.2 (Additional Guarantors and Additional Security Providers), and “Security Provider” means any of them.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests and Notices) given in accordance with Clause 11 (Interest Periods).

“Spain” means the Kingdom of Spain.

“Spanish Combination” means the contribution agreement, the shareholders agreement and other arrangements entered into or to be entered into between CEMEX España (and any other member of the Group) and a member (or members) of the Holcim Group in relation to CEMEX España Operaciones, pursuant to which a member (or members) of the Holcim Group will contribute assets to CEMEX España Operaciones or its subsidiaries in consideration for the issue to or acquisition by a member (or members) of the Holcim Group of shares in CEMEX España Operaciones.

“Spanish Combination Termination Mechanism” means the ability of a Group member on or after the fifth anniversary of completion of the Spanish Combination to acquire all of the shares in CEMEX España Operaciones held by any member of the Holcim Group at the relevant time (whether such shares were issued as part of completion of the Spanish Combination or were acquired or subscribed for as part of any capital contribution in CEMEX España Operaciones after completion of the Spanish Combination or otherwise).

“Spanish GAAP” means the Spanish General Accounting Plan (Plan general de contabilidad) approved by Royal Decree 1514/2007 as in effect from time to time and consistent with those used in the preparation of the most recent audited financial statements referred to in Clause 21.1 (Financial statements).

“Spanish Public Document” means any obligation in an Escritura Pública or poliza intervenida.

“Specified Time” means a time determined in accordance with Schedule 17 (Timetables).

“Subordinated Optional Convertible Securities” means:

(a)	the Existing Subordinated Convertible Notes; and

(b)	any Financial Indebtedness incurred by any member of the Group meeting the requirements of paragraph (f)(i) of the definition of Permitted Financial Indebtedness, which may, for the avoidance of doubt, include a fundraising the proceeds of which are (to the extent required) applied in accordance with Clause 8 (Mandatory Prepayment) the terms of which provide that such indebtedness is capable of optional conversion into equity securities or other equity-like instruments of the Borrower or any member of the Group and that repayment of principal and accrued but unpaid interest thereon is subordinated (under terms customary for an issuance of such Financial Indebtedness) to all senior Financial Indebtedness of the Borrower (including, but not limited to, the Facilities) except for: (A) indebtedness that states, or is issued under a deed, indenture, agreement or other instrument that states, that it is subordinated to or ranks equally with any Subordinated Optional Convertible Securities and (B) indebtedness between or among members of the Group provided that:

(i)	if such Financial Indebtedness is being issued to refinance Existing Subordinated Convertible Notes (only) then:

(A)	principal repayments in cash of such Financial Indebtedness shall:

(1)	not exceed in aggregate the amount of the fees, costs and expenses related to the refinancing of the Existing Subordinated Convertible Notes being refinanced plus the higher of (x) the nominal value of such Existing Subordinated Convertible Notes and (y) the market value of such Existing Subordinated Convertible Notes; and

(2)	if payable in cash in any instalments scheduled before (but excluding) the maturity date of the Existing Subordinated Convertible Notes being refinanced, such instalments are no greater in amount or sooner in time than provided for by the Existing Subordinated Convertible Notes being refinanced; or

(B)	such Financial Indebtedness shall not have any scheduled principal repayments in cash until after the last Termination Date under this Agreement; and

(ii)	in all other circumstances, such Financial Indebtedness shall not have any scheduled principal repayments in cash until after the last Termination Date under this Agreement.

“Subsidiary” means in relation to any company, partnership or corporation, a company, partnership or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company, partnership or corporation;

(b)	in the case of a company or corporation, more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company, partnership or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, partnership or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Super Majority Lenders” means, at any time, a Lender or Lenders whose Commitments aggregate 85 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 85 per cent. or more of the Total Commitments immediately prior to that reduction).

“Swiss Obligor” means an Obligor incorporated in Switzerland.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge, deduction or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Facility” means:

(a)	Facility A;

(b)	(if the 2015 Amendment Revolving Facility Effective Date has occurred) Facility B;

(c)	Facility C; or

(d)	(if the 2015 Amendment Revolving Facility Effective Date has not occurred) Facility D.

“Term Loan” means:

(a)	a Facility A Loan;

(b)	(if the 2015 Amendment Revolving Facility Effective Date has occurred) a Facility B Loan;

(c)	a Facility C Loan; or

(d)	(if the 2015 Amendment Revolving Facility Effective Date has not occurred) a Facility D Loan.

“Termination Date” means:

(a)	in respect of Facility A and Facility B, the date falling 60 Months after the date of this Agreement; and

(b)	in respect of Facility C and Facility D, the date falling 60 Months after the date of the 2015 Amendment Agreement.

“Third Party Disposal” has the meaning given to such term in Clause 29 (Changes to the Obligors).

“Total Commitments” means the aggregate of the Total Facility A Commitments, Total Facility B Commitments, Total Facility C Commitments and Total Facility D Commitments, being $3,120,456,547.54 plus €619,993,817.30 as at the date of the 2015 Amendment Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being $1,119,000,000.00 as at the date of the 2015 Amendment Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being $746,000,000.00 as at the date of the 2015 Amendment Agreement.

“Total Facility C1 Commitments” means the aggregate of the Facility C1 Commitments, being $545,706,547.54 as at the date of the 2015 Amendment Agreement.

“Total Facility C2 Commitments” means the aggregate of the Facility C2 Commitments, being €619,993,817.30 as at the date of the 2015 Amendment Agreement.

“Total Facility D Commitments” means the aggregate of the Facility D Commitments, being $709,750,000.00 as at the date of the 2015 Amendment Agreement.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3 (Transaction Security Documents) of Part I of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 3 (Transaction Security Documents) of Part II of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents (and any other “Debt Documents” as defined in the Intercreditor Agreement).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivatives transaction (i) that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) that is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and that is a forward, swap, future, option or other derivative (including one or more spot transactions that are equivalent to any of the foregoing) on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made or (iii) that is a combination of these transactions, it being understood that any Executive Compensation Plan permitted by this Agreement, any Caliza Offering Option and any Centurion Offering Option are not Treasury Transactions.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.”, “US” or “United States” means the United States of America.

“U.S. Obligor” means a Guarantor whose jurisdiction of organisation is a state of the United States or the District of Columbia.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I (Utilisation Request) of Schedule 3 (Requests and Notices).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“West German Disposal” means the disposal of any asset, undertaking or business located in western Germany or in The Netherlands or France (to the extent any such asset, undertaking or business in The Netherlands or France is related to operations in western Germany) by a member (or members) of the Group to a member (or members) of the Holcim Group.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Agent”, any “Secured Party”, the “Security Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“cash” for the purposes of paragraph (k) of the definition of Permitted Disposal shall include any Financial Indebtedness of the entity being disposed of which is assumed by the acquiror and shall include the release of any liability in respect of or related to such debt;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a Lender’s “participation” in relation to a Loan means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which persons who are subject thereto are accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	the “winding-up”, “dissolution”, “administration” or “reorganisation” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings (such as, in Mexico, a concurso mercantil or quiebra and in Spain, any situación concursal) under the laws and regulations of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, bankruptcy, dissolution, administration, examinership in Ireland, arrangement, adjustment, protection or relief of debtors;

(xi)	a provision of law is a reference to that provision as amended or re-enacted without material modification;

(xii)	a time of day is a reference to London time;

(xiii)	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause, a paragraph of or a schedule to this Agreement;

(xiv)	a “guarantee” (other than in Clause 19 (Guarantee and Indemnity) and unless otherwise stated) includes any guarantee, aval, obligado solidario, letter of credit, bond, indemnity, counter-indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xv)	where it relates to a Dutch entity:

(A)	necessary action to authorise, where applicable, includes without limitation:

(1)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(2)	obtaining unconditional positive advice (advies) from each competent works council;

(B)	a winding-up, administration or dissolution includes a Dutch entity being:

(1)	declared bankrupt (failliet verklaard); and

(2)	dissolved (ontbonden);

(C)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(D)	a trustee in bankruptcy includes a curator;

(E)	an administrator includes a bewindvoerder;

(F)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(G)	an attachment includes a beslag; and

(xvi)	where it relates to a French entity:

(A)	“acting in concert” has the meaning given in article L. 233-10 of the French Commercial Code;

(B)	“control” has the meaning given in article L. 233-3 of the French Commercial Code;

(C)	“financial assistance” has the meaning given in article L. 225-216 of the French Commercial Code;

(D)	“gross negligence” means “faute lourde”;

(E)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(F)	a “merger” includes any “fusion” implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(G)	a “reconstruction” includes, in relation to any company, any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(H)	a “security interest” includes any type of security (sûreté réelle), transfer or assignment by way of security and fiducie-sûreté; and

(I)	“wilful misconduct” means “dol”.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	Unless otherwise provided for in this Agreement, for the purposes of determining whether a material adverse change or material adverse effect has occurred, the date from which the change or effect is assessed will be the date of this Agreement.

(e)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived but, for the avoidance of doubt, no breach of any of the financial covenants set out in Clause 22 (Financial Covenants) shall be capable of being, or be deemed to be, remedied by virtue of the fact that upon any subsequent testing of such covenants pursuant to Clause 22 (Financial Covenants), there is no breach thereof.

1.3	Currency Symbols and Definitions

“£” and “sterling” denote the lawful currency of the United Kingdom, “€”, “EUR” and “euro” denote the single currency unit of the Participating Member States, “US$”, “$” and “dollars” denote the lawful currency of the United States of America, “¥”, “JPY” and “yen” denote the lawful currency of Japan, “Mexican pesos”, “Mex$”, “MXP$” and “pesos” denote the lawful currency of Mexico and “UDI” denotes the Mexican Unidad de Inversion.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.5	Intercreditor Agreement / this Agreement prevail

To the maximum extent permitted by law:

(a)	in the event of any inconsistency or conflict between the Intercreditor Agreement and any other Finance Document, the Intercreditor Agreement will prevail; and

(b)	in the event of any inconsistency or conflict between this Agreement and any other Finance Document (other than the Intercreditor Agreement) the terms of this Agreement will prevail.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)	a dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a dollar:

(i)	(before the 2015 Amendment Revolving Facility Effective Date) revolving; or

(ii)	(on and after the 2015 Amendment Revolving Facility Effective Date) term,

loan facility in an aggregate amount equal to the Total Facility B Commitments;

(c)	a dollar term loan facility in an aggregate amount equal to the Total Facility C1 Commitments;

(d)	a euro term loan facility in an aggregate amount equal to the Total Facility C2 Commitments; and

(e)	a dollar:

(i)	(before the 2015 Amendment Revolving Facility Effective Date) term; or

(ii)	(on and after the 2015 Amendment Revolving Facility Effective Date) revolving,

loan facility in an aggregate amount equal to the Total Facility D Commitments.

2.2	Accordion

(a)	The Borrower may by giving not less than 5 Business Days’ prior notice to the Agent request that the Total Commitments be increased by (subject to paragraph (e) of Clause 3.1 (Purpose)) an amount in the Base Currency (in relation to any increase denominated in euro, converted at the Agent’s Spot Rate of Exchange) which does not exceed the aggregate of:

(i)	the aggregate amount then outstanding under the 2012 Facilities Agreement and Bancomext Facility (converted into US Dollars at the Agent’s Spot Rate of Exchange); and

(ii)	if the 2015 Amendment Accordion Increase Effective Date has occurred, a Base Currency Amount of up to $1,000,000,000 to the extent permitted to be secured by the Transaction Security in accordance with paragraph (f)(ii)(4) of the definition of Permitted Financial Indebtedness,

(and the Total Commitments shall be so increased) as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Accordion Lender”) selected by the Borrower (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Accordion Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender provided that:

(1)	in relation to each Accordion Lender and each increase in the Total Facility A Commitments or Total Facility B Commitments, the ratio of the increased Facility A Commitments assumed by that Accordion Lender to the increased Facility B Commitments assumed by that Accordion Lender must be 6:4; or

(2)	in relation to any other increase, the increased Commitments shall be assumed under Facility C and/or Facility D and/or a new facility (or facilities) provided that any new facility shall not be created while an Event of Default is continuing and shall:

(I)	have terms that are identical to those of one or more of the Facilities; or

(II)	if the 2015 Amendment Accordion Increase Effective Date has occurred, have terms that are substantially the same as those of one or more of the Facilities and not have a Termination Date earlier than, nor an Average Life (calculated by the Agent in consultation with the Borrower) shorter than that of, any of the Facilities;

(B)	each of the Obligors and any Accordion Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Accordion Lender would have assumed and/or acquired had the Accordion Lender been an Original Lender;

(C)	each Accordion Lender shall become a Party as a “Lender” and each Accordion Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Lender and those Finance Parties would have assumed and/or acquired had the Accordion Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Commitments shall take effect on the later of:

(1)	the date specified by the Borrower in the notice referred to above;

(2)	the date on which the conditions set out in paragraph (b) below are satisfied; and

(3)	the date on which any amendment agreement(s) required to create a new facility (or facilities) as contemplated by paragraph (a)(ii)(A)(2) above is executed by the Accordion Lenders, the Borrower (on behalf of each Obligor) and the Agent (and any such amendment shall be binding on all Parties), provided that no increase in the Commitments may take effect after:

(I)	if the 2015 Amendment Accordion Increase Effective Date has not occurred, the date falling 18 Months after the date of this Agreement); and

(II)	if the 2015 Amendment Accordion Increase Effective Date has occurred, the date falling 18 Months after the 2015 Amendment Accordion Increase Effective Date.

(b)	An increase in the Commitments will only be effective on the date (the “Increase Date”) on which:

(i)	the Agent and the Security Agent execute an Accordion Confirmation from the relevant Accordion Lender; and

(ii)	in relation to an Accordion Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Accordion Lender enters into the documentation required for it to accede to the Intercreditor Agreement as a Refinancing Creditor; and

(B)	the Agent is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Accordion Lender. The Agent shall promptly notify the Borrower and the Accordion Lender upon being so satisfied, and the Agent shall promptly notify the Borrower and the Accordion Lender of the occurrence of the Increase Date.

(c)	Each Accordion Lender, by executing the Accordion Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Borrower shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate) in connection with any increase in Commitments under this Clause 2.2.

(e)	The Accordion Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 27.5 (Procedure for transfer) and if the Accordion Lender was a New Lender.

(f)	The Borrower may pay to any Accordion Lender a participation fee in the amount and at the times agreed between the Borrower and that Accordion Lender in a letter between the Borrower and that Accordion Lender provided that, only if the Accordion Lender becomes a Party as a “Lender” prior to the date falling six months from the date of the 2015 Amendment Agreement, such fee may not exceed the amount equal to the percentage of the increased Commitments assumed by that Accordion Lender paid to (or agreed in writing between the Borrower and) the Lenders that became a Party or increased their Commitments as a result of the 2015 Amendment Agreement. No fee, other than the participation fee referred to in this paragraph (f) and the commitment fee referred to in Clause 13.1 (Commitment fee), shall be paid to an Accordion Lender. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)

(i)	The Base Currency Amount of the Utilisation of an Accordion Lender’s Facility A Commitment shall be an amount equal to that Accordion Lender’s Facility A Commitment (to the extent that such Commitment has not been cancelled or reduced under this Agreement).

(ii)	The Base Currency Amount of the first Utilisation of an Accordion Lender’s Facility B Commitment:

(A)	in the event that the Total Facility B Commitments of all the Earlier Lenders are fully drawn, shall be an amount equal to such Accordion Lender’s Facility B Commitment;

(B)	in the event that the Total Facility B Commitments of all the Earlier Lenders are not fully drawn:

(1)	shall be an amount equal to such Accordion Lender’s Facility B Commitment multiplied by the Target Facility Utilisation Percentage for Facility B; and

(2)	each of the Earlier Drawn Lenders shall make available its participation in a Facility B Loan in an amount equal to that Lender’s Facility B Commitment multiplied by the percentage produced by deducting the Existing Facility Utilisation Percentage from the Target Facility Utilisation Percentage (in each case, for Facility B).

(iii)	The Base Currency Amount of the Utilisation of an Accordion Lender’s Facility C1 Commitment shall be an amount equal to that Accordion Lender’s Facility C1 Commitment (to the extent that such Commitment has not been cancelled or reduced under this Agreement).

(iv)	The Base Currency Amount of the Utilisation of an Accordion Lender’s Facility C2 Commitment shall be an amount equal to that Accordion Lender’s Facility C2 Commitment (to the extent that such Commitment has not been cancelled or reduced under this Agreement).

(v)	The Base Currency Amount of the first Utilisation of an Accordion Lender’s Facility D Commitment:

(A)	in the event that the Total Facility D Commitments of all the Earlier Lenders are fully drawn, shall be an amount equal to such Accordion Lender’s Facility D Commitment;

(B)	in the event that the Total Facility D Commitments of all the Earlier Lenders are not fully drawn:

(1)	shall be an amount equal to such Accordion Lender’s Facility D Commitment multiplied by the Target Facility Utilisation Percentage for Facility D; and

(2)	each of the Earlier Drawn Lenders shall make available its participation in a Facility D Loan in an amount equal to that Lender’s Facility D Commitment multiplied by the percentage produced by deducting the Existing Facility Utilisation Percentage from the Target Facility Utilisation Percentage (in each case, for Facility D).

(vi)	In this Clause 2.2:

“Earlier Drawn Lenders” means Earlier Lenders for whom this Utilisation (of Facility B or Facility D, as the case may be) is not the first Utilisation of their Facility B Commitment or Facility D Commitment (as appropriate);

“Earlier Lenders” means the Lenders immediately prior to the Increase Date preceding the proposed Utilisation Date; and

the Agent shall, in consultation with the Borrower, calculate:

(A)	the “Existing Facility Utilisation Percentage” as:	a	x100
b

(B)	the “Target Facility Utilisation Percentage” as:	a+y	x100
b+y

where:

“a” is the aggregate amount of all Facility B Loans or Facility D Loans (as appropriate) (excluding this proposed Utilisation) immediately prior to the proposed Utilisation Date;

“b” is the aggregate of the Facility B Commitments or Facility D Commitments (as appropriate) of the Earlier Drawn Lenders; and

“y” is the amount of the proposed Utilisation, being equal to the amount of the Facility B Commitment(s) or Facility D Commitment(s) (as appropriate) of one or more Accordion Lenders nominated by the Borrower (none of whom have previously been so nominated).

(h)	An Accordion Confirmation shall be raised to the status of a Spanish Public Document and the powers of attorney and authorisations granted under the Finance Documents shall have been ratified under such Spanish public deed, in each case on a date falling less than 30 days after the date of the Increase Date.

(i)	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Accordion Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Accordion Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and an “assignment”.

(j)

Each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts and execute all such documents as the Security Agent may reasonably specify (and in such form as the Security

Agent may reasonably require in favour of the Security Agent or its nominee(s) or the Secured Parties) following an increase in the Commitments pursuant to this Clause 2.2 to preserve and perfect the Transaction Security created or evidenced or expressed to be created or evidenced pursuant to the Transaction Security Documents (and so that the Transaction Security extends to secure the Secured Obligations under this Agreement in respect of the increased Commitments).

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	Except as otherwise stated in the Finance Documents, the rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents and owed to a Finance Party from an Obligor (other than a Security Provider which is not also the Borrower or a Guarantor) shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the first Utilisation of Facility A and the first Utilisation of Facility B towards:

(i)	the payment, or effecting the payment, of amounts outstanding under the 2012 Facilities Agreement; and

(ii)	the payment of costs and expenses in connection with this Agreement and the other Finance Documents.

(b)	Save as provided in paragraph (e) below, following an increase in the Commitments pursuant to Clause 2.2 (Accordion), the Borrower shall apply all amounts borrowed by it under the Utilisation of Facility A in respect of the increased Facility A Commitment(s) of the Accordion Lender(s) and the first Utilisation of Facility B following the increase in the Facility B Commitments towards:

(i)	the payment, or effecting the payment, of amounts outstanding under the 2012 Facilities Agreement; and

(ii)	the payment of costs and expenses in connection with the increase in the Commitments.

(c)	Save as provided in paragraph (b) above and (e) below, following an increase in the Commitments pursuant to Clause 2.2 (Accordion), the Borrower shall apply all amounts borrowed by it in respect of the increased Commitment(s) of the Accordion Lender(s) towards:

(i)	subject to paragraph (ii) below, the repayment or prepayment of amounts outstanding under the 2012 Facilities Agreement and the payment of costs and expenses in connection with the increase in the Commitments; and

(ii)	once all amounts outstanding under the 2012 Facilities Agreement are prepaid in full, towards its general corporate and working capital purposes (including the repayment or prepayment of other Permitted Financial Indebtedness of the Group).

(d)	Save as described above and as provided in paragraph (e) below, the Borrower shall apply all amounts borrowed by it under any other Utilisation of Facility B towards its general corporate and working capital purposes (including the repayment or prepayment of other Permitted Financial Indebtedness of the Group).

(e)	If and to the extent that Bancomext accedes pursuant to Clause 2.2 (Accordion) as an Accordion Lender, then amounts provided by Bancomext as an Accordion Lender shall:

(i)	first, be used to repay or prepay, or effect the repayment or prepayment of, amounts of principal (and not, for the avoidance of doubt, interest) due under the Bancomext Facility (whether deemed or otherwise);

(ii)	second, to the extent that any amounts have been prepaid pursuant to the terms of the Bancomext Facility to Bancomext by the Borrower or any member of the Group in the period beginning on 1 September 2014 and ending on the Increase Date in respect of Bancomext acceding as an Accordion Lender, an amount of the Bancomext Accordion Lender Commitment equal to the amount prepaid over such period shall be retained by the Borrower; and

(iii)	third, only any amounts in excess of the amount of the Bancomext Facility and the amount described in (ii) above shall be used in accordance with paragraph (b) above.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2

(Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	two or more Facility A Loans would be outstanding;

(ii)	(before the 2015 Amendment Revolving Facility Effective Date) nine or more Facility B Loans would be outstanding;

(iii)	(on and after the 2015 Amendment Revolving Facility Effective Date) two or more Facility B Loans would be outstanding;

(iv)	two or more Facility C1 Loans would be outstanding;

(v)	two or more Facility C2 Loans would be outstanding;

(vi)	(before the 2015 Amendment Revolving Facility Effective Date) two or more Facility D Loans would be outstanding; or

(vii)	(on and after the 2015 Amendment Revolving Facility Effective Date) nine or more Facility D Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided.

(c)	Following an increase in the Commitments pursuant to Clause 2.2 (Accordion):

(i)	the Facility A Loan made by the relevant Accordion Lender(s) in respect of the increased Facility A Commitment(s);

(ii)	the first Facility B Loan made by the relevant Lender(s) following the increase in the Facility B Commitments;

(iii)	the Facility C1 Loan made by the relevant Accordion Lender(s) in respect of the increased Facility C1 Commitment(s);

(iv)	the Facility C2 Loan made by the relevant Accordion Lender(s) in respect of the increased Facility C2 Commitment(s); and

(v)	the first Facility D Loan made by the relevant Lender(s) following the increase in the Facility D Commitments,

shall not be taken into account in this Clause 4.3.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to Facility C2, euro; and

(ii)	otherwise, the Base Currency.

(b)	The amount of the proposed Loan must be:

(i)	in relation to the first Utilisation of Facility A and the first Utilisation of Facility B, an amount equal to the Available Facility as at the date of such Utilisation;

(ii)	following an increase in the Commitments pursuant to Clause 2.2 (Accordion), determined pursuant to paragraph (g) of Clause 2.2 (Accordion);

(iii)	in relation to any other Utilisation of:

(A)	(before the 2015 Amendment Revolving Facility Effective Date) Facility B; and

(B)	(on and after the 2015 Amendment Revolving Facility Effective Date) Facility D, an amount which is not more than the Available Facility and which is a minimum of $25,000,000 or, if less, the Available Facility; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6.2 (Repayment of Facility B Loans), each Lender shall make its participation in each Loan available by the Specified Time on the Utilisation Date through its Facility Office.

(b)	Subject to paragraph (g) of Clause 2.2 (Accordion), the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender (and, if applicable, any Accordion Lender which is anticipated to be a Lender on the proposed Utilisation Date pursuant to paragraph (b)(ii) of Clause 2.2 (Accordion)) of the amount and currency of each Loan, the amount of its participation in that Loan (and, in the case of a Loan under a revolving Facility, the amount of that participation to be made available in accordance with Clause 33.1 (Payments to the Agent)) in each case by the Specified Time.

5.5	Limitation on Utilisations

In respect of the first Utilisation of Facility B only, Facility B may not be utilised unless Facility A has been utilised or will be utilised on the same date.

5.6	Promissory Notes

(a)	The Borrower shall, on or before the Utilisation Date of any Facility A Loan, issue and deliver a Promissory Note to each Lender participating in that Facility A Loan, setting forth the amount of that Lender’s participation in that Facility A Loan.

(b)	The Borrower shall, on or before the Utilisation Date of the first Facility B Loan, issue and deliver a Promissory Note to each Lender participating in that Facility B Loan, setting forth the amount of the Facility B Commitment of that Lender.

(c)	The Borrower shall, on or before the Utilisation Date of any Facility C1 Loan, issue and deliver a Promissory Note to each Lender participating in that Facility C1 Loan, setting forth the amount of that Lender’s participation in that Facility C1 Loan.

(d)	The Borrower shall, on or before the Utilisation Date of the first Facility D Loan, issue and deliver a Promissory Note to each Lender participating in that Facility D Loan, setting forth the amount of the Facility D Commitment of that Lender.

(e)	The Borrower shall, on or before the Utilisation Date of the first Facility B Loan to be made following any increase in the Facility B Commitments pursuant to Clause 2.2 (Accordion), issue and deliver a Promissory Note to each Accordion Lender in respect of that increase, setting forth the amount of the increase in the Facility B Commitment corresponding to that Lender.

(f)	The Borrower shall, on or before the Utilisation Date of the first Facility D Loan to be made following any increase in the Facility D Commitments pursuant to Clause 2.2 (Accordion), issue and deliver a Promissory Note to each Accordion Lender in respect of that increase, setting forth the amount of the increase in the Facility D Commitment corresponding to that Lender.

(g)	On an assignment or transfer by an Existing Lender of all of its Facility C1 Commitment or Facility D Commitment (as applicable) to a New Lender, the Existing Lender shall, on or prior to the Transfer Date, endorse and deliver to the New Lender any Promissory Note(s) issued to the Existing Lender in respect of the transferred or assigned Facility C1 Commitment or Facility D Commitment (as applicable). The Borrower shall, promptly upon request by the New Lender and at the Borrower’s cost, replace the endorsed Promissory Note(s) by issuing new Promissory Note(s), setting forth the amount of the Facility C1 Commitment or Facility D Commitment (as applicable) assigned or transferred to the New Lender, under the name of the New Lender, which shall be released (through the Custodian, if any), duly signed, to the New Lender, upon tendering of the endorsed Promissory Note(s) to the Borrower.

(h)	On an assignment or transfer by an Existing Lender of part of its Facility C1 Commitment or Facility D Commitment (as applicable) to a New Lender, such Existing Lender shall tender (or procure that the Custodian tenders) to the Borrower, on the Transfer Date, the Promissory Note(s) issued to such Existing Lender evidencing such Existing Lender’s Facility C1 Commitment or Facility D Commitment (as applicable), and the Borrower shall promptly, at the cost of the Borrower, issue (i) to the Existing Lender, a Promissory Note setting forth the amount of the Facility C1 Commitment or Facility D Commitment (as applicable) of the Existing Lender not assigned or transferred to the New Lender and (ii) to the New Lender, a Promissory Note setting forth the amount of the Facility C1 Commitment or Facility D Commitment (as applicable) of the New Lender assigned or transferred to it by the Existing Lender. Any such new Promissory Notes shall be issued under the name of the Existing Lender or the New Lender (as applicable), and shall be released (through the Custodian, if any), duly signed, to the Existing Lender and the New Lender, upon tendering to the Borrower of the Promissory Notes previously issued to the Existing Lender in respect of the relevant Facility C1 Commitments or Facility D Commitments (as applicable).

(i)	The Borrower:

(i)

shall, promptly but in any event within 5 Business Days following any notification pursuant to Clause 10.4 (Notification of rates of interest) arising as a result of an increase in the applicable Margin following any event described in paragraphs (b)(i) to (b)(iii) (inclusive) of the definition of Margin, execute, and cause the execution by each

Guarantor as avalista, issue and deliver a Promissory Note to each Lender participating in a Loan or Facility to which the notification relates; and

(ii)	may, within 5 Business Days following (A) any notification pursuant to Clause 10.4 (Notification of rates of interest) arising as a result of a decrease in the applicable Margin following any event described in paragraphs (b)(i) or (b)(ii) of the definition of Margin or (B) any repayment of any Loan or decrease in the Total Commitments, execute, and cause the execution by each Guarantor as avalista, issue and deliver a Promissory Note to each Lender participating in a Loan or Facility to which the relevant notification, repayment or decrease (as the case may be) relates, provided that any Promissory Note held by or on behalf of such Lender in respect of that Loan (the “Old Promissory Note”) is tendered or otherwise made available for exchange by the Custodian (or, if none, such Lender). Upon such exchange, the Old Promissory Note shall be cancelled and have no further effect. For the avoidance of doubt: (x) if the exchange does not take place the Old Promissory Note remains in full force and effect; and (y) notwithstanding any Promissory Note, this Agreement determines, inter alia, the rate of interest accruing on Loans and any amount payable by the Obligors.

(j)	Any obligation of the Borrower to deliver a Promissory Note to a Lender pursuant to this Agreement may be satisfied by delivery of such Promissory Note to the Custodian, if any.

(k)	Notwithstanding any amount set forth in any Promissory Note issued to a Lender in respect of any Commitment of that Lender, no such Lender shall be entitled, and each such Lender that holds any Promissory Note evidencing any Commitment in accordance with this Agreement hereby waives the right, to claim any amount of principal in excess of the amounts disbursed and not repaid to such Lender in respect of the relevant Loan(s) at that time. Each Lender that holds any Promissory Note evidencing any Commitment in accordance with this Agreement agrees that the Borrower may introduce this Agreement (and in particular, the provisions of this Clause 5.6) as a defence in connection with any such claim.

(l)	For the avoidance of doubt, no Lender may claim under a Promissory Note separately from under this Agreement, except for claims initiated before Mexican courts as permitted under Clause 43.1 (Jurisdiction in relation to actions brought against parties organised or incorporated in Mexico) (and in such circumstances the Agent will provide to the Borrower such information as the Borrower may reasonably request in connection with the aggregate amounts disbursed to the Borrower).

5.7	Cancellation of Commitment

Any Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the applicable Availability Period.

5.8	Mandatory Rollover Utilisation

(a)	Except to the extent that a Loan under a revolving Facility is required to be repaid under Clause 7 (Illegality and Voluntary Prepayment) or Clause 26 (Events of Default), where such Loan would, but for this Clause 5.8, fall due for repayment on the last day of an Interest Period prior to the earlier of (i) 14 February 2017 or (ii) such time as the 2012 Facilities Agreement permits scheduled repayments of Financial Indebtedness under (and as defined in) the 2012 Facilities Agreement to take place prior to 14 February 2017, such Loan shall not fall due for repayment on the last day of such Interest Period and shall instead mandatorily roll (without further action required from the Borrower) until the last day of the first subsequent Interest Period in which repayment of such Loan would be permitted under this Clause 5.8.

(b)	Unless the Borrower specifies otherwise in a Selection Notice, in relation to any Loan which mandatorily rolls pursuant to paragraph (a) above, the Interest Period for the relevant Loan commencing on the date on which the Loan mandatorily rolls pursuant to paragraph (a) above shall be of the same length as the Interest Period for that Loan ending on that date.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Facility A Loans

(a)	The Borrower shall repay the Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount which reduces the aggregate Base Currency Amount of the outstanding Facility A Loans by an amount equal to the relevant percentage of all the Facility A Loans borrowed by the Borrower as at the close of business in London on the last day of the last Availability Period in relation to Facility A (after the application of Clause 5.7 (Cancellation of Commitment) at the end of that Availability Period) as set out in the table below:

Facility A Repayment Date	Facility A Repayment Instalment (percentage)

The date falling 36 Months after the date of this Agreement	20%

The date falling 42 Months after the date of this Agreement	20%

The date falling 48 Months after the date of this Agreement	20%

The date falling 54 Months after the date of this Agreement	20%

The Termination Date	20%

(b)	The Borrower may not reborrow any part of Facility A which is repaid.

6.2	Repayment of Facility B Loans

(a)	If the 2015 Amendment Revolving Facility Effective Date has not occurred:

(i)	the Borrower shall repay each Facility B Loan on the last day of its Interest Period; and

(ii)	without prejudice to the Borrower’s obligation under paragraph (i) above, if:

(A)	one or more Facility B Loans are to be made available:

(1)	on the same day that a maturing Facility B Loan is due to be repaid; and

(2)	in whole or in part for the purpose of refinancing the maturing Facility B Loan; and

(B)	the proportion borne by each Lender’s participation in the maturing Facility B Loan to the amount of that maturing Facility B Loan is the same as the proportion borne by that Lender’s participation in the new Facility B Loans to the aggregate amount of those new Facility B Loans, the aggregate amount of the new Facility B Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(C)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

(1)	the Borrower will only be required to make a payment under Clause 33.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender’s participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility B Loan and that Lender will not be required to make a payment under Clause 33.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans; and

(D)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

(1)	the Borrower will not be required to make a payment under Clause 33.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 33.1 (Payments to the Agent) in respect of its participation in the new Facility B Loans only to the extent that its participation in the new Facility B Loans exceeds that Lender’s participation in the maturing Facility B Loan and the remainder of that Lender’s participation in the new Facility B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility B Loan.

(b)

If the 2015 Amendment Revolving Facility Effective Date has occurred, the Borrower shall repay the Facility B Loans in instalments by repaying on each Facility B Repayment Date an amount which reduces the aggregate Base Currency Amount of the outstanding Facility B Loans by an amount equal to the relevant percentage of all the Facility B Loans borrowed by the Borrower as at the close of business in London on the last day of the last Availability Period in relation to Facility B (being the 2015 Amendment Revolving Facility Effective Date) as set out in the table below:

Facility B Repayment Date	Facility B Repayment Instalment

The date falling 36 Months after the date of this Agreement	20%

The date falling 42 Months after the date of this Agreement	20%

The date falling 48 Months after the date of this Agreement	20%

The date falling 54 Months after the date of this Agreement	20%

The Termination Date	20%

(c)	If the 2015 Amendment Revolving Facility Effective Date has occurred, the Borrower may not reborrow any part of Facility B which is repaid.

6.3	Reduction of Facility B

(a)	If the 2015 Amendment Revolving Facility Effective Date has not occurred, the Total Facility B Commitments shall be reduced in instalments on each Facility B Reduction Date by an amount equal to the percentage of the Total Facility B Commitments as at the close of business in London on the last day of the last Availability Period under paragraph (b)(ii) of the definition of Availability Period in relation to Facility B as set out in the table below:

Facility B Reduction Date	Facility B Reduction Instalment

The date falling 36 Months after the date of this Agreement	20%

The date falling 42 Months after the date of this Agreement	20%

The date falling 48 Months after the date of this Agreement	20%

The date falling 54 Months after the date of this Agreement	20%

The Termination Date	20%

(b)	If the 2015 Amendment Revolving Facility Effective Date has not occurred, the Borrower shall ensure that sufficient Facility B Loans are repaid or prepaid on a Facility B Reduction Date to the extent necessary so that the aggregate of the outstanding Facility B Loans (after that repayment) is equal to or less than the reduced amount of the Total Facility B Commitments.

(c)	Any reduction of the Total Facility B Commitments shall reduce rateably the Commitment of each Lender.

6.4	Repayment of Facility C1 Loans

(a)	The Borrower shall repay the Facility C1 Loans in instalments by repaying on each Facility C1 Repayment Date an amount which reduces the aggregate Base Currency Amount of the outstanding Facility C1 Loans by an amount equal to the relevant percentage of all the Facility C1 Loans borrowed by the Borrower as at the close of business in London on the last day of the last Availability Period in relation to Facility C1 as set out in the table below:

Facility C1 Repayment Date	Facility C1 Repayment Instalment

The date falling 36 Months after the date of the 2015 Amendment Agreement	10%

The date falling 48 Months after the date of the 2015 Amendment Agreement	10%

The Termination Date	80%

(b)	The Borrower may not reborrow any part of Facility C1 which is repaid.

6.5	Repayment of Facility C2 Loans

(a)	The Borrower shall repay the Facility C2 Loans in instalments by repaying on each Facility C2 Repayment Date an amount in euro which reduces the aggregate amount in euro of the outstanding Facility C2 Loans by an amount equal to the relevant percentage of all the Facility C2 Loans borrowed by the Borrower as at the close of business in London on the last day of the last Availability Period in relation to Facility C2 as set out in the table below:

Facility C2 Repayment Date	Facility C2 Repayment Instalment

The date falling 36 Months after the date of the 2015 Amendment Agreement	10%

The date falling 48 Months after the date of the 2015 Amendment Agreement	10%

The Termination Date	80%

(b)	The Borrower may not reborrow any part of Facility C2 which is repaid.

6.6	Repayment of Facility D Loans

(a)	If the 2015 Amendment Revolving Facility Effective Date has not occurred, the Borrower shall repay the Facility D Loans in instalments by repaying on each Facility D Repayment Date an amount which reduces the aggregate Base Currency Amount of the outstanding Facility D Loans by an amount equal to the relevant percentage of all the Facility D Loans borrowed by the Borrower as at the close of business in London on the last day of the last Availability Period in relation to Facility D as set out in the table below:

Facility D Repayment Date	Facility D Repayment Instalment

The date falling 36 Months after the date of the 2015 Amendment Agreement	10%

The date falling 48 Months after the date of the 2015 Amendment Agreement	10%

The Termination Date	80%

(b)	If the 2015 Amendment Revolving Facility Effective Date has occurred:

(i)	the Borrower shall repay each Facility D Loan on the last day of its Interest Period; and

(ii)	without prejudice to the Borrower’s obligation under paragraph (i) above, if:

(A)	one or more Facility D Loans are to be made available:

(1)	on the same day that a maturing Facility D Loan is due to be repaid; and

(2)	in whole or in part for the purpose of refinancing the maturing Facility D Loan; and

(B)	the proportion borne by each Lender’s participation in the maturing Facility D Loan to the amount of that maturing Facility D Loan is the same as the proportion borne by that Lender’s participation in the new Facility D Loans to the aggregate amount of those new Facility D Loans, the aggregate amount of the new Facility D Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Facility D Loan so that:

(C)	if the amount of the maturing Facility D Loan exceeds the aggregate amount of the new Facility D Loans:

(1)	the Borrower will only be required to make a payment under Clause 33.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender’s participation in the new Facility D Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility D Loan and that Lender will not be required to make a payment under Clause 33.1 (Payments to the Agent) in respect of its participation in the new Facility D Loans; and

(D)	if the amount of the maturing Facility D Loan is equal to or less than the aggregate amount of the new Facility D Loans:

(1)	the Borrower will not be required to make a payment under Clause 33.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 33.1 (Payments to the Agent) in respect of its participation in the new Facility D Loans only to the extent that its participation in the new Facility D Loans exceeds that Lender’s participation in the maturing Facility D Loan and the remainder of that Lender’s participation in the new Facility D Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility D Loan.

(c)	The Borrower may not reborrow any part of Facility D which is repaid other than pursuant to paragraph (b) above.

6.7	Reduction of Facility D

(a)	If the 2015 Amendment Revolving Facility Effective Date has occurred, the Total Facility D Commitments shall be reduced in instalments on each Facility D Reduction Date by an amount equal to the percentage of the Total Facility D Commitments as at the close of business in London on the date falling 15 Business Days after the most recent Increase Date on which Facility D Commitments were committed as set out in the table below:

Facility D Reduction Date	Facility D Reduction Instalment

The date falling 36 Months after the date of the 2015 Amendment Agreement	10%

The date falling 48 Months after the date of the 2015 Amendment Agreement	10%

The Termination Date	80%

(b)	If the 2015 Amendment Revolving Facility Effective Date has occurred, the Borrower shall ensure that sufficient Facility D Loans are repaid or prepaid on a Facility D Reduction Date to the extent necessary so that the aggregate of the outstanding Facility D Loans (after that repayment) is equal to or less than the reduced amount of the Total Facility D Commitments.

(c)	Any reduction of the Total Facility D Commitments shall reduce rateably the Commitment of each Lender.

6.8	Application of repayments

Any repayment of a Utilisation under this Clause 6 shall be applied pro rata to each Lender’s participation in that Utilisation.

6.9	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)	If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.4 (Right of replacement or cancellation and repayment in relation to a single Lender) or if the Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality) then:

(i)	in the case of the Facility A Commitments, the amount of the Facility A Repayment Instalment for each Facility A Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled;

(ii)	in the case of the Facility B Commitments:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility B Reduction Instalment for each Facility B Reduction Date falling after that cancellation will reduce pro rata by the amount cancelled; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the amount of the Facility B Repayment Instalment for each Facility B Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled;

(iii)	in the case of the Facility C1 Commitments, the amount of the Facility C1 Repayment Instalment for each Facility C1 Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled;

(iv)	in the case of the Facility C2 Commitments, the amount of the Facility C2 Repayment Instalment for each Facility C2 Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled; and

(v)	in the case of the Facility D Commitments:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility D Repayment Instalment for each Facility D Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the amount of the Facility D Reduction Instalment for each Facility D Reduction Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)	If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.2 (Voluntary cancellation) then:

(i)	in the case of the Facility A Commitments, the Facility A Repayment Instalment for each Facility A Repayment Date falling after that cancellation will reduce in the order selected by the Borrower by the amount cancelled;

(ii)	in the case of the Facility B Commitments:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility B Reduction Instalment for each Facility B Reduction Date falling after that cancellation will reduce in the order selected by the Borrower by the amount cancelled; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the Facility B Repayment Instalment for each Facility B Repayment Date falling after that cancellation will reduce in the order selected by the Borrower by the amount cancelled;

(iii)	in the case of the Facility C1 Commitments, the Facility C1 Repayment Instalment for each Facility C1 Repayment Date falling after that cancellation will reduce in the order selected by the Borrower by the amount cancelled;

(iv)	in the case of the Facility C2 Commitments, the Facility C2 Repayment Instalment for each Facility C2 Repayment Date falling after that cancellation will reduce in the order selected by the Borrower by the amount cancelled; and

(v)	in the case of the Facility D Commitments:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility D Repayment Instalment for each Facility D Repayment Date falling after that cancellation will reduce in the order selected by the Borrower by the amount cancelled; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the Facility D Reduction Instalment for each Facility D Reduction Date falling after that cancellation will reduce in the order selected by the Borrower by the amount cancelled.

(c)	If any Loan is prepaid in accordance with Clause 7.4 (Right of replacement or cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality), then:

(i)	in the case of a Facility A Loan, the amount of the Facility A Repayment Instalments for each Facility A Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility A Loan prepaid;

(ii)	in the case of a Facility B Loan:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility B Reduction Instalment for each Facility B Reduction Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility B Loan prepaid; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the amount of the Facility B Repayment Instalment for each Facility B Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility B Loan prepaid;

(iii)	in the case of a Facility C1 Loan, the amount of the Facility C1 Repayment Instalments for each Facility C1 Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility C1 Loan prepaid;

(iv)	in the case of a Facility C2 Loan, the amount of the Facility C2 Repayment Instalments for each Facility C2 Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility C2 Loan prepaid; and

(v)	in the case of a Facility D Loan:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility D Repayment Instalment for each Facility D Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility D Loan prepaid; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the amount of the Facility D Reduction Instalment for each Facility D Reduction Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility D Loan prepaid.

(d)	If any Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment) then:

(i)	in the case of a Facility A Loan, the amount of the Facility A Repayment Instalments for each Facility A Repayment Date falling after that repayment or prepayment will reduce in the order selected by the Borrower by the amount of the Facility A Loan prepaid;

(ii)	in the case of a Facility B Loan:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility B Reduction Instalment for each Facility B Reduction Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility B Loan prepaid; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the amount of the Facility B Repayment Instalment for each Facility B Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility B Loan prepaid;

(iii)	in the case of a Facility C1 Loan, the amount of the Facility C1 Repayment Instalments for each Facility C1 Repayment Date falling after that repayment or prepayment will reduce in the order selected by the Borrower by the amount of the Facility C1 Loan prepaid;

(iv)	in the case of a Facility C2 Loan, the amount of the Facility C2 Repayment Instalments for each Facility C2 Repayment Date falling after that repayment or prepayment will reduce in the order selected by the Borrower by the amount of the Facility C2 Loan prepaid; and

(v)	in the case of a Facility D Loan:

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, the amount of the Facility D Repayment Instalment for each Facility D Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility D Loan prepaid; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, the amount of the Facility D Reduction Instalment for each Facility D Reduction Date falling after that repayment or prepayment will reduce pro rata by the amount of the Facility D Loan prepaid.

7.	ILLEGALITY AND VOLUNTARY PREPAYMENT

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by the Finance Documents or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 39.4 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Voluntary cancellation

Subject to Clause 9.8 (Application of prepayments and cancellations), the Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders and the Agent may agree) prior notice, cancel the whole or any part (but, if in part, in a minimum amount of $20,000,000 or €20,000,000 (as appropriate)) of an Available Facility.

7.3	Voluntary prepayment

Subject to Clause 9.8 (Application of prepayments and cancellations), the Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders and the Agent may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the aggregate Base Currency Amount of the Loans by a minimum amount of $20,000,000 or €20,000,000 (as appropriate)).

7.4	Right of replacement or cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims, or gives notice that it intends to claim, indemnification from the Borrower or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15 (Increased Costs),

the Borrower may (provided that, no Default has occurred and is continuing), while the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents (including any amount payable to the Lender under paragraph (c) of Clause 14.2 (Tax gross-up)).

(d)	The Borrower may, in the circumstances set out in paragraph (a) above, on three Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) (i) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents or (ii) for such purchase price as the transferring Lender may in its absolute discretion agree.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

8.	MANDATORY PREPAYMENT

8.1	Definitions

For the purposes of this Clause 8:

“Caliza Proceeds” means the cash proceeds (subject to the proviso below, excluding the Caliza Offering Option Amount) received by any member of the Group from a Caliza Transaction, after deducting:

(a)	any reasonable fees and expenses which are incurred by any member(s) of the Group with respect to the Caliza Transaction to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by any member of the Group in connection with the Caliza Transaction (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time of the Caliza Transaction and taking account of any available credit, deduction or allowance), provided that at the end of the Caliza Offering Option Exercise Period, any Caliza Offering Option Amount previously excluded from Caliza Proceeds and not utilised pursuant to any exercise of a Caliza Offering Option shall constitute Caliza Proceeds.

“Centurion Proceeds” means the cash proceeds (subject to the proviso below, excluding the Centurion Offering Option Amount) received by any member of the Group from a Centurion Transaction, after deducting:

(a)	any reasonable fees and expenses which are incurred by any member(s) of the Group with respect to the Centurion Transaction to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by any member of the Group in connection with the Centurion Transaction (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time of the Centurion Transaction and taking account of any available credit, deduction or allowance), provided that at the end of the Centurion Offering Option Exercise Period, any Centurion Offering Option Amount previously excluded from Centurion Proceeds and not utilised pursuant to any exercise of a Centurion Offering Option shall constitute Centurion Proceeds.

“Debt Funded Reserve” means any reserve created by the Borrower or any of its Subsidiaries (and placed in an account held with a Lender or an Affiliate of a Lender) for the purpose of holding any amount of any Permitted Debt Fundraising Proceeds pending their application in accordance with Clause 8.6 (Application of Permitted Debt Fundraising Proceeds).

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset (including shares in any Subsidiary or other company), undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Funded Reserve” means any reserve created by the Borrower or any of its Subsidiaries (and placed in an account held with a Lender or an Affiliate of a Lender) for the purpose of holding any amount of any Disposal Proceeds and (if the Borrower so elects in relation to any Caliza Proceeds or any Centurion Proceeds) any Caliza Proceeds or Centurion Proceeds, in each case pending their application in accordance with Clause 8.4 (Application of Disposal Proceeds, Caliza Proceeds and Centurion Proceeds).

“Disposal Proceeds” means:

(a)	the cash consideration received by any member of the Group (including any amount received from a person who is not a member of the Group in repayment of intercompany debt save to the extent that the creditor in respect of the intercompany debt is obliged to repay that amount to the purchaser at or about completion of the Disposal) for any Disposal;

(b)	any proceeds of any Disposal received in the form of Marketable Securities that are required to be disposed of for cash (after deducting reasonable expenses incurred by the party disposing of those Marketable Securities to persons other than members of the Group) pursuant to the criteria set out at paragraph (k) of the definition of Permitted Disposal; and

(c)	any proceeds of any Disposal received in any other form to the extent disposed of or otherwise converted into cash within 180 days of receipt,

but excluding any Excluded Disposal Proceeds and, in every case, after deducting:

(i)	any reasonable fees and expenses which are incurred by the disposing party of such assets with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the disposing party in connection with that Disposal (as reasonably determined by the disposing party on the basis of rates existing at the time of the disposal and taking account of any available credit, deduction or allowance), and further excluding an aggregate amount of up to $50,000,000 of any Disposal Proceeds (whether from a single Disposal or a series of Disposals) received (after deducting amounts under paragraphs (i) and (ii)).

“Equally Secured Debt Proceeds” means any Permitted Debt Fundraising Proceeds arising from Financial Indebtedness which is secured by the Transaction Security (such Financial Indebtedness, “Equally Secured Debt”).

“Equity Funded Reserve” means any reserve created by the Borrower or any of its Subsidiaries (and placed in an account held with a Lender or an Affiliate of a Lender) for the purpose of holding any amount of any Permitted Equity Fundraising Proceeds and (if the Borrower so elects in relation to any Caliza Proceeds or Centurion Proceeds) any Caliza Proceeds or Centurion Proceeds, in each case pending their application in accordance with Clause 8.5 (Application of Permitted Equity Fundraising Proceeds, Caliza Proceeds and Centurion Proceeds).

“Excluded Debt Fundraising Proceeds” means the proceeds of:

(a)	a Permitted Fundraising falling within paragraph (c) of the definition of Permitted Fundraising entered into for the purpose of refinancing or extending the maturity of Existing Financial Indebtedness or any Permitted Refinancing Indebtedness (and, in the case of a refinancing, where the proceeds (less any reasonable fees and expenses incurred by the Group with respect to that refinancing) that would, but for this paragraph (a), constitute “Permitted Fundraising Proceeds”, are actually applied for such purpose as soon as reasonably practicable (and in any event within 120 days) following receipt of those proceeds by any member of the Group and, until the date of such application, are held in a Refinancing Reserve for such purposes);

(b)	any transaction between members of the Group;

(c)	a Permitted Fundraising falling within paragraph (b) of that definition;

(d)	any Relevant Convertible/Exchangeable Obligations Proceeds to the extent applied in payment of any premiums arising under or related to any Permitted Put/Call Transaction; and

(e)	a Permitted Fundraising arising out of or in connection with any Permitted Put/Call Transaction, including, but not limited to, any settlement, disposal, transfer, assignment, close-out or other termination of such Permitted Put/Call Transaction.

“Excluded Disposal Proceeds” means the proceeds of any Disposal of:

(a)	inventory or trade receivables in the ordinary course of trading of the disposing entity;

(b)	assets pursuant to a Permitted Securitisation programme existing as at the date of this Agreement (or any rollover or extension of such a Permitted Securitisation);

(c)	any asset from any member of the Group to another member of the Group on arm’s length terms and for fair market or book value;

(d)	any assets the consideration for which (when aggregated with the consideration for any related Disposals) is less than $10,000,000 (or its equivalent in any other currency);

(e)	assets leased or licensed to any director, officer or employee of any member of the Group in connection with and as part of the ordinary course of the service or employment arrangements of the Group;

(f)	Marketable Securities (other than Marketable Securities received as consideration for a Disposal as envisaged in paragraphs (b) and (c) of the definition of Disposal Proceeds);

(g)	Permitted Put/Call Proceeds;

(h)	shares in Caliza pursuant to the Caliza Transaction;

(i)	any Caliza Proceeds to the extent applied in payment of any premiums arising under or related to any Permitted Treasury Transaction within the scope of paragraph 1(e) of Schedule 16 (Hedging Parameters));

(j)	cash or Cash Equivalent Investments;

(k)	shares in Centurion pursuant to the Centurion Transaction; and

(l)	any Centurion Proceeds to the extent applied in payment of any premiums arising under or related to any Permitted Treasury Transaction within the scope of paragraph 1(e) of Schedule 16 (Hedging Parameters).

“Excluded Equity Fundraising Proceeds” means:

(a)	any Caliza Proceeds;

(b)	any Centurion Proceeds:

(c)	the proceeds received by a member of the Group from a member of the Group in respect of any transaction between members of the Group;

(d)	a Permitted Fundraising for the purposes of issuing shares as required on any settlement, disposal, transfer, assignment, close-out or other termination of a Permitted Put/Call Transaction;

(e)	for the avoidance of doubt, any Relevant Convertible/Exchangeable Obligations Proceeds; and

(f)	for the avoidance of doubt, any issuance of shares by a member of the Group in order to redeem or retire any equity-like instruments issued by a member of the Group (to the extent permitted under this Agreement).

“Permitted Debt Fundraising” means a Permitted Fundraising falling within paragraph (c) of the definition of Permitted Fundraising (other than any Financial Indebtedness falling within paragraph (f)(i)(C) of the definition of Permitted Financial Indebtedness).

“Permitted Debt Fundraising Proceeds” means the cash proceeds received by any member of the Group from a Permitted Debt Fundraising other than Excluded Debt Fundraising Proceeds after deducting:

(a)	any reasonable fees and expenses which are incurred by the relevant member(s) of the Group with respect to that Permitted Debt Fundraising owing to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by the relevant member(s) of the Group with respect to that Permitted Debt Fundraising (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time and taking account of any available credit, deduction or allowance).

“Permitted Equity Fundraising” means a Permitted Fundraising falling within paragraph (a), paragraph (b) or (only in relation to any Financial Indebtedness falling within paragraph (f)(i)(C) of the definition of Permitted Financial Indebtedness) paragraph (c) of the definition of Permitted Fundraising.

“Permitted Equity Fundraising Proceeds” means the cash proceeds received by any member of the Group from a Permitted Equity Fundraising other than Excluded Equity Fundraising Proceeds and after deducting:

(a)	any reasonable fees and expenses which are incurred by the relevant member(s) of the Group with respect to that Permitted Equity Fundraising owing to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by the relevant member(s) of the Group with respect to that Permitted Equity Fundraising (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time and taking account of any available credit, deduction or allowance).

“Refinancing Reserve” means any reserve created by the Borrower or any of its Subsidiaries (and placed in an account held with a Lender or an Affiliate of a Lender) for the purpose of holding any amount of any Excluded Debt Fundraising Proceeds referred to in paragraph (a) of the definition of Excluded Debt Fundraising Proceeds pending their application in accordance with those paragraphs.

“Relevant Convertible/Exchangeable Obligations Proceeds” means the cash proceeds received by any member of the Group from an issuance of Relevant Convertible/Exchangeable Obligations after deducting:

(a)	any reasonable fees and expenses which are incurred by the relevant member(s) of the Group with respect to that issuance of Relevant Convertible/Exchangeable Obligations (including with respect to any related Permitted Put/Call Transaction) owing to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by the relevant member(s) of the Group with respect to that issuance of Relevant Convertible/Exchangeable Obligations or with respect to any related Permitted Put/Call Transaction (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time and taking account of any available credit, deduction or allowance).

“Relevant Proceeds” means any Caliza Proceeds, Centurion Proceeds, Disposal Proceeds, Permitted Debt Fundraising Proceeds or Permitted Equity Fundraising Proceeds.

“Relevant Reserve” means a Debt Funded Reserve, a Disposal Funded Reserve, an Equity Funded Reserve or a Refinancing Reserve.

“Reserve” means the Refinancing Reserve or a Relevant Reserve.

8.2	Notices in relation to Relevant Proceeds

(a)	The Borrower shall, promptly following:

(i)	receipt of any Relevant Proceeds; and

(ii)	transfer of any amount of any Relevant Proceeds into a Relevant Reserve,

notify the Agent of such receipt or transfer.

(b)	If any amount of any Relevant Proceeds will be applied by any member of the Group in prepayment of any Financial Indebtedness, the Borrower shall notify the Agent accordingly at the time when those proceeds have been designated by the relevant member of the Group as to be so applied.

8.3	Transfer into Reserves

The Borrower shall (and shall ensure that each relevant member of the Group will) transfer:

(a)	any Disposal Proceeds into a Disposal Funded Reserve;

(b)	any Permitted Equity Fundraising Proceeds into an Equity Funded Reserve;

(c)	any Caliza Proceeds into a Disposal Funded Reserve or (at the Borrower’s option) an Equity Funded Reserve;

(d)	any Permitted Debt Fundraising Proceeds into a Debt Funded Reserve; and

(e)	any Centurion Proceeds into a Disposal Funded Reserve or (at the Borrower’s option) an Equity Funded Reserve.

in each case within 30 days of receipt of those proceeds, other than to the extent that those proceeds have, on or prior to that date, been (to the extent required) applied in accordance with (as applicable) Clause 8.4 (Application of Disposal Proceeds, Caliza Proceeds and Centurion Proceeds), Clause 8.5 (Application of Permitted Equity Fundraising Proceeds, Caliza Proceeds and Centurion Proceeds) or Clause 8.6 (Application of Permitted Debt Fundraising Proceeds). For the avoidance of doubt, the Disposal Funded Reserve, Equity Funded Reserve and Debt Funded Reserve are not required to be separate bank accounts and may be documented by ledger entries only.

8.4	Application of Disposal Proceeds, Caliza Proceeds and Centurion Proceeds

Subject to Clause 8.7 (Application of mandatory prepayments), the Borrower shall (and shall ensure that each relevant member of the Group will) apply any Disposal Proceeds and (if it so elects) any Caliza Proceeds or any Centurion Proceeds (whether by way of withdrawal from the Disposal Funded Reserve or otherwise):

(a)	in reinvestment in the business of the Group (including, but not limited to, towards any Capital Expenditure, Caliza Expansion Capital, Centurion Expansion Capital, Permitted Acquisition or Permitted Joint Venture); and/or

(b)	to repay, prepay, redeem, refinance, purchase, repurchase, defease or discharge any unsubordinated secured Financial Indebtedness of the Group (or, if no unsubordinated secured Financial Indebtedness is outstanding, any unsubordinated unsecured Financial Indebtedness of the Group, or, if no unsubordinated unsecured Financial Indebtedness is outstanding, subordinated Financial Indebtedness of the Group), at the Borrower’s option and in each case within 12 months of receipt of those proceeds.

8.5	Application of Permitted Equity Fundraising Proceeds, Caliza Proceeds and Centurion Proceeds

Subject to Clause 8.7 (Application of mandatory prepayments), the Borrower shall (and shall ensure that each relevant member of the Group will) apply any Permitted Equity Fundraising Proceeds and (if it so elects) any Caliza Proceeds or any Centurion Proceeds (whether by way of withdrawal from the Equity Funded Reserve or otherwise):

(a)	in reinvestment in the business of the Group (including, but not limited to, towards any Capital Expenditure, Caliza Expansion Capital, Centurion Expansion Capital, Permitted Acquisition or Permitted Joint Venture); and/or

(b)	to repay, prepay, redeem, refinance, purchase, repurchase, defease or discharge any Financial Indebtedness of the Group (including Subordinated Optional Convertible Securities),

at the Borrower’s option and in each case within 18 months of receipt of those proceeds.

8.6	Application of Permitted Debt Fundraising Proceeds

Subject to Clause 8.7 (Application of mandatory prepayments), the Borrower shall (and shall ensure that each relevant member of the Group will) apply any Permitted Debt Fundraising Proceeds (whether by way of withdrawal from the Debt Funded Reserve or otherwise) to replenish cash of the Borrower as provided for in Clause 8.8 (Replenishment) below and/or to repay, prepay, redeem, refinance, purchase, repurchase, defease or discharge any Financial Indebtedness of the Group, provided that:

(a)	any such Financial Indebtedness which is subordinated to the Facilities may only be repaid, prepaid, redeemed, refinanced, purchased, repurchased, defeased or discharged with Permitted Debt Fundraising Proceeds from a Permitted Debt Fundraising which is itself subordinated to the Facilities; and

(b)	any such Financial Indebtedness which is unsecured may only be repaid, prepaid, redeemed, refinanced, purchased, repurchased, defeased or discharged with Permitted Debt Fundraising Proceeds from a Permitted Debt Fundraising which is itself unsecured, in each case at the Borrower’s option and within 12 months of receipt of those proceeds.

8.7	Application of mandatory prepayments

Any mandatory prepayment made at the Borrower’s election of the Facilities pursuant to 8.4 (Application of Disposal Proceeds, Caliza Proceeds and Centurion Proceeds), 8.5 (Application of Permitted Equity Fundraising Proceeds, Caliza Proceeds and Centurion Proceeds) and 8.6 (Application of Permitted Debt Fundraising Proceeds) shall be applied as the Borrower may in its discretion determine as between the Total Facility A Commitments, Total Facility B Commitments, Total Facility C1 Commitments, Total Facility C2 Commitments and Total Facility D Commitments, but in relation to each Facility pro rata between the Lenders’ Commitments under that Facility.

8.8	Replenishment

The Borrower shall be entitled, from any Permitted Debt Fundraising Proceeds, to replenish its cash reserves at its discretion, provided that where the proceeds constitute Equally Secured Debt Proceeds the aggregate amount of Equally Secured Debt Proceeds used for such purpose shall not, at any time, exceed $1,000,000,000 (the “Subsequent Cash Replenishment from Equally Secured Debt Proceeds Basket”) and subject to the fact that where the Subsequent Cash Replenishment from Equally Secured Debt Proceeds Basket has been utilised in accordance with the above, such utilisation shall be deemed reduced (and the Subsequent Cash Replenishment from Equally Secured Debt Proceeds Basket may be reutilised) by a maximum amount equal to the aggregate amount of any Caliza Proceeds, Centurion Proceeds, Permitted Equity Fundraising Proceeds, Permitted Put/Call Proceeds, Disposal Proceeds and the proceeds from Permitted Financial Indebtedness which does not share in the Transaction Security (but not, for the avoidance of doubt, with other Equally Secured Debt Proceeds) which have been applied to reduce Equally Secured Debt.

9.	RESTRICTIONS

9.1	Notices of Prepayment

Any notice of prepayment, authorisation or other election given by any Party under Clause 7 (Illegality and Voluntary Prepayment) (subject to the terms of that Clause) or paragraph (b) of Clause 8.2 (Notices in relation to Relevant Proceeds) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Prepayment and cancellation in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel any Commitments except at the times and in the manner expressly provided for in this Agreement.

9.4	Reborrowing of Facilities

(a)	The Borrower may not reborrow any part of Facility A or Facility C which is prepaid.

(b)	If the 2015 Amendment Revolving Facility Effective Date has occurred:

(i)	the Borrower may not reborrow any part of Facility B which is prepaid; and

(ii)	unless a contrary indication appears in this Agreement, a part of Facility D repaid pursuant to paragraph (b) of Clause 6.6 (Repayment of Facility D Loans) may be reborrowed in accordance with this Agreement.

(c)	If the 2015 Amendment Revolving Facility Effective Date has not occurred:

(i)	unless a contrary indication appears in this Agreement, any part of Facility B which is repaid or prepaid may be reborrowed in accordance with this Agreement; and

(ii)	the Borrower may not reborrow any part of Facility D which is repaid or prepaid.

9.5	No reinstatement of Commitments

Subject to Clause 2.2 (Accordion), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice or election under Clause 7 (Illegality and Voluntary Prepayment) or Clause 8 (Mandatory Prepayment), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

9.7	Effect of Repayment and Prepayment

(a)	If all or part of a Utilisation under Facility A is repaid or prepaid, an amount of the Facility A Commitments (equal to the Base Currency Amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(b)	If the 2015 Amendment Revolving Facility Effective Date has occurred and all or part of a Utilisation under Facility B is repaid or prepaid, an amount of the Facility B Commitments (equal to the Base Currency Amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(c)	If all or part of a Utilisation under Facility C is repaid or prepaid, an amount of the Facility C Commitments (equal to the Base Currency Amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(d)	If the 2015 Amendment Revolving Facility Effective Date has not occurred and all or part of a Utilisation under Facility D is repaid or prepaid, an amount of the Facility D Commitments (equal to the Base Currency Amount of the Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(e)	Any cancellation under this Clause 9.7 shall, except in the case of a repayment made pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of replacement or cancellation and repayment in relation to a single Lender), reduce the Commitments of the Lenders under the relevant Facility rateably.

9.8	Application of prepayments and cancellations

Any prepayment of a Utilisation or cancellation of any Commitments pursuant to Clause 7 (Illegality and Voluntary Prepayment) (other than pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of replacement or cancellation and repayment in relation to a single Lender)) shall be applied:

(a)	in the case of a prepayment of a Utilisation, pro rata to each Lender’s participation in that Utilisation;

(b)	in the case of a cancellation of any Commitments under a Facility, so that it reduces the Commitments of the Lenders rateably under that Facility;

(c)	in any case, as the Borrower may in its discretion determine as between the Total Facility A Commitments, Total Facility B Commitments, Total Facility C1 Commitments, Total Facility C2 Commitments and Total Facility D Commitments but in relation to each Facility pro rata between the Lenders’ Commitments under that Facility;

(d)	in each case so that any applicable Facility A Repayment Instalments, Facility B Reduction Instalments, Facility B Repayment Instalments, Facility C1 Repayment Instalments, Facility C2 Repayment Instalments, Facility D Repayment Instalments and Facility D Reduction Instalments are reduced in the manner contemplated by Clause 6.9 (Effect of cancellation and prepayment on scheduled repayments and reductions).

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation and payment of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR.

10.2	Payment of interest

(a)	The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the Compliance Certificate received by the Agent which relates to the Borrower’s annual consolidated financial statements delivered pursuant to Clause 21.1 (Financial statements) shows that:

(i)	a higher Margin should have applied to an Interest Period at any point during the period since the Compliance Certificate was received by the Agent which related to the Borrower’s previous set of annual consolidated financial statements, then the Borrower shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period; or

(ii)	a lower Margin should have applied to an Interest Period at any point during the period since the Compliance Certificate was received by the Agent which related to the Borrower’s previous set of annual consolidated financial statements, then the amount of interest due in relation to a Loan on the next interest payment date of that specific Loan shall be reduced by the amount necessary to put the Borrower in the position they would have been in had the appropriate rate of Margin applied during such period, provided that (i) any such increase or reduction shall only apply to the extent that any Lender which received the underpayment or overpayment of interest remains a Lender at the date of such adjustment and no claim shall be made against the Borrower to the extent that any Lender has not remained a Lender under this Agreement and (ii) any amounts calculated under paragraphs (i) and (ii) above shall be netted.

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan or other amount outstanding in the currency of the overdue amount under the relevant Facility for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan or other amount outstanding which became due on a day which was not the last day of an Interest Period relating to that Loan or other amount outstanding:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan or other amount outstanding; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in relation to a Term Loan that has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 11, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan and provided that no period shall be longer than six Months). In addition the Borrower may select an Interest Period of:

(i)	(in relation to Facility A) a period of less than one Month, if necessary to ensure that there are Facility A Loans (with an aggregate Base

Currency Amount equal to or greater than the Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrower to make the Facility A Repayment Instalment due on that date;

(ii)	(in relation to Facility B) a period of less than one Month, if necessary to ensure that (when aggregated with the Available Facility for Facility B):

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, there are Facility B Loans (with an aggregate Base Currency Amount equal to or greater than the Facility B Reduction Instalment) which have an Interest Period ending on a Facility B Reduction Date for the scheduled reduction to occur; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, there are Facility B Loans (with an aggregate Base Currency Amount equal to or greater than the Facility B Repayment Instalment) which have an Interest Period ending on a Facility B Repayment Date for the Borrower to make the Facility B Repayment Instalment due on that date;

(iii)	(in relation to Facility C1) a period of less than one Month, if necessary to ensure that there are Facility C1 Loans (with an aggregate Base Currency Amount equal to or greater than the Facility C1 Repayment Instalment) which have an Interest Period ending on a Facility C1 Repayment Date for the Borrower to make the Facility C1 Repayment Instalment due on that date; or

(iv)	(in relation to Facility C2) a period of less than one Month, if necessary to ensure that there are Facility C2 Loans (with an aggregate Base Currency Amount equal to or greater than the Facility C2 Repayment Instalment) which have an Interest Period ending on a Facility C2 Repayment Date for the Borrower to make the Facility C2 Repayment Instalment due on that date; or

(v)	(in relation to Facility D) a period of less than one Month, if necessary to ensure that (when aggregated with the Available Facility for Facility D):

(A)	if the 2015 Amendment Revolving Facility Effective Date has not occurred, there are Facility D Loans (with an aggregate Base Currency Amount equal to or greater than the Facility D Repayment Instalment) which have an Interest Period ending on a Facility D Repayment Date for the Borrower to make the Facility D Repayment Instalment due on that date; and

(B)	if the 2015 Amendment Revolving Facility Effective Date has occurred, there are Facility D Loans (with an aggregate Base Currency Amount equal to or greater than the Facility D

Reduction Instalment) which have an Interest Period ending on a Facility D Reduction Date for the scheduled reduction to occur;

(e)	Following an increase in the Commitments pursuant to Clause 2.2 (Accordion), in relation to a Loan in respect of the increased Commitments, the first Interest Period following such increase shall end on the same date as an Interest Period for an outstanding Loan under the same Facility.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(g)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation of Term Loans

If two or more Interest Periods:

(a)	relate to Term Loans in the same currency; and

(b)	end on the same date,

those Term Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan under the relevant Facility on the last day of the Interest Period.

11.4	Consolidation of Facility B Loans and Facility D Loan

If two or more Interest Periods:

(a)	relate to Facility B Loans or Facility D Loans which mandatorily roll pursuant to Clause 5.8 (Mandatory Rollover Utilisation); and

(b)	end on the same date,

those Facility B Loans or Facility D Loans, as the case may be, will be consolidated into, and treated as, a single Facility B Loan or Facility D Loan, as the case may be, under the relevant Facility on the last day of the Interest Period.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption) if LIBOR or EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s participation in that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling five Business Days after the Quotation Day (or, if earlier, on the date falling five Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to any Loan in euro, EURIBOR.

(c)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available (or, where applicable, it is not possible to calculate the Interpolated Screen Rate) and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars or EURIBOR for euro and the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, as applicable, EURIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender to whom paragraph (a) above applies shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	Subject to paragraph (c) below, the Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at a rate equal to, at any time, 35 per cent. of the then applicable Margin per annum on that Lender’s Available Commitment under a Facility for the Availability Period applicable to that Facility.

(b)	The accrued commitment fee is calculated on a daily basis and payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.2	Structuring fee

The Borrower shall pay to the Agent (for the account of each Arranger) a structuring fee in the amount and at the times agreed in a Fee Letter.

13.3	Participation fee

The Borrower shall pay to the Agent (for the account of each Original Lender) a participation fee in the amount and at the times agreed in a Fee Letter.

13.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.5	Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Qualifying Lender” means:

(a)	any institución de banca múltiple established under the laws of Mexico and authorised to engage in the business of banking in Mexico by any of the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) or the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores); or

(b)	a Treaty Lender.

“Treaty Lender” means any person, of any nature, that:

(a)	qualifies as a resident, for tax purposes, of any jurisdiction with which Mexico has entered into a treaty for the avoidance of double taxation, which is in effect; and

(b)	has provided any information required by the Servicio de Administración Tributaria of Mexico (either directly or through the Borrower) pursuant to the terms of the general rules issued by the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) from time to time.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment, arising from such increase, under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction, if a Tax Deduction was applicable on the date of this Agreement or would have been notified to the Agent following the date of this

Agreement as contemplated by this Clause 14.2) under the Finance Documents notify the Agent accordingly. Similarly, a Finance Party or a New Lender shall notify the Agent on becoming so aware in respect of a Tax Deduction being applicable, other than Tax Deductions being applicable on the date of this Agreement or on the date of an assignment to a New Lender in accordance with this Agreement. If the Agent receives such notification from a Finance Party it shall notify the Borrower and that Obligor.

(c)	Subject to paragraph (d), if a Tax Deduction is required by law to be made by an Obligor under the Finance Documents, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required and will provide to the Agent, upon request, evidence of the payment of the applicable Taxes.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Mexico if, on the date on which the payment falls due, the payment could have been made to the relevant Finance Party without a Tax Deduction, or subject to a Tax Deduction at a reduced rate, if the Finance Party had been a Qualifying Lender or a Treaty Lender, but on that date that Finance Party is not or has ceased to be a Qualifying Lender or a Treaty Lender, other than as a result of any change after the date it became a Finance Party under this Agreement in (or in the interpretation, administration, or application of) any law, regulation or treaty, or any published practice of any relevant taxing authority or for any other reason not attributable to the applicable Lender provided that:

(i)	in respect of a Lender which is an assignee or transferee of an Original Lender, payments under paragraph (c) above shall not exceed the amounts payable under such paragraph (c) to that Original Lender; and

(ii)	in respect of a Lender that satisfies the definition of Treaty Lender, the maximum percentage in respect of which amounts under paragraph (c) shall be paid is 4.9 per cent. (or any other substitute percentage specified as a result of a change in applicable law) (as may be increased to permit payment in full after paragraph (c) has been applied).

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) or if unavailable such other evidence as is reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because the exclusion in paragraph (d) of Clause 14.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Lender Status Confirmation

(a)	Each Original Lender confirms that it is a Qualifying Lender.

(b)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Accordion Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	a Qualifying Lender (other than a Treaty Lender);

(ii)	a Treaty Lender; or

(iii)	not a Qualifying Lender.

(c)	If a New Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Accordion Confirmation shall not be invalidated by any failure of a Finance Party to comply with this Clause 14.5.

14.6	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14.7	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.8	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.9	No double-recovery

No Finance Party may recover more than once under the Finance Documents for any cost, loss or liability in respect of which it has a claim under this Clause 14, Clause 15 (Increased Costs) or Clause 16 (Other Indemnities).

14.10	French Obligors

All payments to be made under this Agreement by an Obligor resident or established in France shall be made to an account opened in a financial institution situated in a State or territory other than a non-cooperative State or territory (Etat ou territoire non coopératif) within the meaning of Article 238-0 A of the French tax code (code général des impôts).

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203 (signed into law July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith or (B) Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(B)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of the amount in reasonable detail.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)

attributable to the implementation of or compliance with the “International Convergence of Capital Measurements and Capital Standards - a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation that implements Basel II (whether such implementation or compliance is by a government, governmental regulator, Finance Party or an Affiliate thereof) but, for the avoidance of doubt and without prejudice to Clause 15.1 (Increased costs), so that this exception does not apply to costs attributable to the implementation or application or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III (including CRD IV) provided that the relevant Finance Party claiming for any Increased Cost relating to the implementation or application of or compliance with (i) Basel III (each, a “Basel III Cost”) and (ii) CRD IV (each a “CRD IV Cost”) and the Borrower shall negotiate in good faith for a period not exceeding 30 days following receipt by the Borrower of notice from the Agent of a claim from such Finance Party to pay such Basel III Cost and CRD IV Cost (the “Negotiation Period”), with a view to identifying and agreeing the amount of such Basel III Cost and CRD IV Cost to be paid by the Borrower. If such mutually satisfactory arrangements are agreed within such Negotiation Period, these arrangements will be binding on the Borrower and the relevant Finance Party. If no such mutually satisfactory arrangements are agreed by the expiry of the Negotiation Period, then the Borrower shall within 15 days from the expiry of the Negotiation Period, pay the amount of such Basel III Costs and CRD IV Costs (whether or not such amount has been agreed), it being acknowledged that such payment obligation is without prejudice to the Borrower’s right to replace or repay and cancel that Finance Party’s participation in the Utilisations in accordance with Clause 7.4 (Right of replacement or cancellation and repayment in relation to a single Lender).

(b)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation but not made by reason of the operation of any one or more of the provisions of the Finance Documents (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Utilisation (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower will indemnify and hold harmless each Finance Party and its Affiliates and each of their and their Affiliates’ respective directors, officers, employees, agents, advisers and representatives (each being an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, legal expenses and other expenses (all together “Losses”) which have been incurred by or awarded against any Indemnified Person, in each case arising out of or in connection with any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened by any person other than itself, its respective directors, officers, employees, agents, advisers or representatives in relation to any of the Finance Documents (or in connection with the execution and/or notarisation of any Finance Document) except to the extent such Losses or claims result from such Indemnified Person’s negligence or misconduct or a breach of any term of any Finance Document by that Indemnified Person. Any third party referred to in this paragraph (b) may rely on this Clause 16.2.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE FINANCE PARTIES

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross-Up and Indemnities), Clause 15 (Increased Costs) or Clause 16 (Other Indemnities) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation) after consultation with the Borrower.

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall promptly on demand pay (or procure to be paid) to the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse (or procure to be reimbursed) each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay (or procure to be paid) to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

18.5	Custodian

The Borrower shall promptly on demand pay (or procure to be paid) to the Agent and the Custodian the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the appointment of the Custodian or the performance by it of its duties in relation to this Agreement. The Custodian may rely on this Clause 18.5 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it pursuant to this Clause 19.1 is or becomes unenforceable, invalid or illegal or is otherwise discharged by the operation of clause 8.2 (Distressed Disposals) of the Intercreditor Agreement, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

Each guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, Irish law examinership or otherwise, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

(a)	The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any other Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Obligor or any other person;

(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(vii)	any insolvency, concurso mercantil, quiebra or similar proceedings;

(viii)	the existence of any claim, set-off or other right which any of the Guarantors may have at any time against any Obligor, the Agent, any Lender or any other person, whether in connection with this transaction or with any unrelated transaction;

(ix)	any provision of applicable law or regulation purporting to prohibit the payment by any Obligor of any amount payable by any Obligor under any Finance Document or the payment, observance, fulfilment or performance of any other obligations to the Lenders or the Agent now or in future existing under or in connection with the Finance Documents, whether direct or indirect, absolute or contingent, due or to become due;

(x)	any change in the name, purposes, business, capital stock (including the ownership thereof) or constitution of any Obligor; or

(xi)	any other act or omission to act or delay of any kind by any Obligor, the Agent, the Lenders or any other person or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of or defense to any Guarantor’s obligations hereunder.

(b)	To the extent permitted by applicable law and notwithstanding any contrary principles under the laws of any other jurisdiction, each of the Guarantors hereby waives any and all defences to which it may be entitled, whether at common law, in equity or by statute which limits the liability of, or exonerates, guarantors or which may conflict with the terms of this Clause 19 including failure of consideration, breach of warranty, statute of frauds, merger or consolidation of any Obligor, statute of limitations, accord and satisfaction and usury. Without limiting the generality of the foregoing, each of the Guarantors consents that, without notice to such Guarantor and without the necessity for additional endorsement or consent by such Guarantor, and without impairing or affecting in any way the liability of such Guarantor hereunder, the Agent and the Lenders may at any time and from time to time, upon or without any terms or conditions and in whole or in part:

(i)	change the manner, place or terms of payment of, and/or change or extend the time or payment of, renew or alter, any of the Guarantors’ obligations under the Finance Documents, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Clause 19 shall apply to such obligations as so changed, extended, renewed or altered;

(ii)	exercise or refrain from exercising any rights against any Obligor or others (including the Guarantors) or otherwise act or refrain from acting;

(iii)	settle or compromise any such obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any such liability (whether due or not) of any Obligor to creditors of any Obligor other than the Agent and the Lenders and Guarantors;

(iv)	apply any sums by whomsoever paid or howsoever realised, other than payments of the Guarantors of such obligations, to any liability or liabilities of any Obligor under the Finance Documents or any instruments or agreements referred to herein or therein, to the Agent and the Lenders regardless of which of such liability or liabilities of any Obligor under the Finance Documents or any instruments or agreements referred to herein or therein remain unpaid;

(v)	consent to or waive any breach of, or any act, omission or default under such obligations or any of the instruments or agreements referred to in this Agreement and the other Finance Documents, or otherwise amend, modify or supplement such obligations or any of such instruments or agreements, including the Finance Documents; and/or

(vi)	request or accept other support of such obligations or take and hold any security for the payment of such obligations, or allow the release, impairment, surrender, exchange, substitution, compromise, settlement, rescission or subordination thereof.

(c)	Each Guarantor incorporated in Mexico expressly waives, irrevocably and unconditionally:

(i)	any right to require that any Finance Party first proceed against, initiate any actions before a court or any other judge or authority, or enforce any other rights or security or claim payment from any Obligor or any other person, before claiming any amounts due from such Guarantor incorporated in Mexico hereunder;

(ii)	any right to which it may be entitled to have the assets of the Borrower, any other Obligor or any other person first be used, applied or depleted as payment of the Obligor’s obligations hereunder, prior to any amount being claimed from or paid by any Guarantor incorporated in Mexico hereunder;

(iii)	any right to which it may be entitled to have claims against it, or assets to be used or applied as payment, divided among different Guarantors; and

(iv)	the benefits of orden, excusión, división, quita and espera and any right specified in Articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2829, 2837, 2840, 2845, 2846, 2847 and any other related or applicable Articles that are not explicitly set forth herein because of the Guarantor’s knowledge thereof, of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic and the Federal District of Mexico.

19.5	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from a Guarantor under this Clause 19. This waiver applies irrespective of any law or regulation or any provision of a Finance Document to the contrary.

(b)	Each Guarantor also waives any right to be sued jointly with other Guarantors and to share liability resulting from any claim against it.

19.6	Appropriations

Until all amounts which may be or become payable by any Obligor under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from a Guarantor or on account of such Guarantor’s liability under this Clause 19,

provided that the operation of this Clause 19.6 shall not be deemed to create any Security.

19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by any Obligor under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by any other Obligor;

(b)	to claim any contribution from any other guarantor of any other Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under, as the case may be, Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or provide as a creditor of any Obligor in competition with any Finance Party.

19.8	Additional security

Each guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.9	General limitation on guaranty

In any action or proceeding involving any applicable corporate law, or any applicable bankruptcy, insolvency, reorganisation, concurso mercantil, quiebra or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Clause 19 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Clause 19, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Agent or any other person to the greatest extent permitted under applicable law, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

19.10	Bankruptcy and related matters

(a)	So long as any of the obligations under the Finance Documents are outstanding, each of the Guarantors shall not (unless required to do so by law or regulation), without the prior written consent of the Majority Lenders, commence or join with any other person in commencing any bankruptcy, liquidation, reorganisation, concurso mercantil, quiebra or insolvency proceedings of, or against, any Obligor.

(b)	If acceleration of the time for payment of any amount payable by Borrower under the Finance Documents is stayed upon the insolvency, bankruptcy, reorganisation, concurso mercantil, quiebra or any similar event of any Obligor or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Agent made at the request of the Lenders.

(c)	The obligations of each of the Guarantors under this Clause 19 shall not be reduced, limited, impaired, discharged, deferred suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, concurso mercantil, quiebra, receivership, reorganisation, marshalling of assets, assignment for the benefit of creditors, readjustment, liquidation or arrangement of any Obligor or similar proceedings or actions or by any defense which any Obligor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts and obligations under the Finance Documents and would be owed by any Obligor but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

(d)

Each of the Guarantors acknowledges and agrees that any interest on any portion of the obligations under the Finance Documents which accrues after the commencement of any proceeding or action referred to above in paragraph (c) of this Clause 19.10 (or, if interest on any portion of such obligations ceases to accrue by operation of law by reason of the commencement of said proceeding or action, such interest as would have accrued on such portion of such obligations if said proceedings or actions had not been commenced) shall be included in such obligations, it being the intention of the Guarantors, the Agent, and the Lenders that such obligations which are to be guaranteed by the Guarantors pursuant to this Clause 19 shall be determined without regard to any rule of law or order which may relieve any Obligor of any portion of such obligations. The Guarantors will take no action to prevent any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Agent, or allowing the claim of the Agent, for the benefit of the Agent, and the Lenders, in respect of any such interest accruing after the date of which such proceeding is commenced, except to the extent any such interest shall already have been paid by the Guarantors.

(e)	Notwithstanding anything to the contrary contained herein, if all or any portion of the obligations under the Finance Documents are paid by or on behalf of any Obligor, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered, directly or indirectly, from the Agent and/or the Lenders as a preference, preferential transfer, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute obligations under the Finance Documents for all purposes under this Clause 19, to the extent permitted by applicable law.

19.11	Dutch guarantee limitation

Notwithstanding any other provision of this Clause 19 (Guarantee and Indemnity) the guarantees, indemnities and other obligations of any Dutch Obligor expressed to be assumed in this Clause 19 (Guarantee and Indemnity) shall be deemed not to be assumed by such Dutch Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:98c of the Dutch Civil Code (where applicable) or any other applicable financial assistance rules under any rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Finance Documents shall be construed accordingly. For the avoidance of doubt, it is expressly acknowledged that the relevant Dutch Obligors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

19.12	Spanish guarantee limitation

Notwithstanding any other provision of this Clause 19 (Guarantee and Indemnity) the guarantees, indemnities and other obligations of any Obligor incorporated in Spain expressed to be assumed in this Clause 19 (Guarantee and Indemnity) shall be deemed not to be assumed by such Obligor incorporated in Spain to the extent that the same would constitute the provision of financial assistance within the meaning of either Article 150.1 of the 2010 Spanish Corporations Act (Ley de Sociedades de Capital) (in the case of a Spanish Obligor which is a sociedad anónima), or Article 143.2 of the 2010 Spanish Corporations Act (Ley de Sociedades de Capital) (in the case of a Spanish Obligor which is a sociedad limitada).

19.13	Swiss guarantee limitation

(a)	The obligations and liabilities of an Obligor incorporated in Switzerland (the “Swiss Obligor”) under this Agreement or any other Finance Document in relation to the obligations, undertakings, indemnities or liabilities of an Obligor other than that Swiss Obligor or any of its fully owned and controlled subsidiaries (the “Restricted Obligations”) shall be limited to the amount of that Swiss Obligor’s Free Reserves Available for Distribution at the time payment is requested, provided that such limitation is a requirement under applicable law (including any case law) at that point in time and that such limitation shall not free the Swiss Obligor from its obligations in excess thereof, but merely postpone the performance date until such time as performance is permitted notwithstanding such limitation.

(b)	For the purpose of this Clause 19.13, “Free Reserves Available for Distribution” means an amount equal to the maximal amount in which the relevant Swiss Obligor can make a dividend payment to its shareholder(s) (being the balance sheet profit and any freely disposable reserves available for this purpose, in each case in accordance with applicable Swiss law).

(c)	As soon as possible after having been requested to discharge a Restricted Obligation, the Swiss Obligor shall, if it cannot discharge the full amount of the Restricted Obligations, provide the Security Agent with an interim statutory balance sheet audited by the statutory auditors of the Swiss Obligor setting out the Free Reserves Available for Distribution and, immediately thereafter, pay the amount corresponding to the Free Reserves Available for Distribution to the Security Agent (save to the extent provided below).

(d)	In respect of the Restricted Obligations, the Swiss Obligor shall:

(i)	if and to the extent required by applicable law in force at the relevant time:

(A)	subject to any applicable double taxation treaties, deduct Swiss withholding tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any payment made by it;

(B)	pay any such deduction to the Swiss Federal Tax Administration; and

(C)	notify and provide evidence to the Security Agent that the Swiss withholding tax has been paid to the Swiss Federal Tax Administration; and

(ii)

to the extent such deduction is made, not be required to make a gross-up, indemnify or otherwise hold harmless the Finance Parties for the deduction of the Swiss withholding tax notwithstanding anything to the contrary contained in the Finance Documents, unless grossing up is permitted under the laws of Switzerland then in force and provided that this should not in any way limit any obligations of any non-Swiss Obligors under the Finance Documents to indemnify the Finance Parties in respect of the deduction of the Swiss withholding tax, including, without limitation, in accordance with Clause 14 (Tax Gross-Up and Indemnities). The Swiss Obligor shall use all reasonable efforts to procure that any person which is entitled to a full or partial refund of any Swiss withholding tax paid pursuant to paragraph (a) above will, as soon as possible after the deduction of the Swiss withholding tax: (y) request a refund of the Swiss withholding tax under any applicable law (including double taxation treaties) and (z) pay to the Security Agent upon receipt any amount so refunded.

(e)	The Swiss Obligor will take, and cause to be taken, all and any other action, including, without limitation, the passing of any shareholders’ resolutions to approve any payment or other performance under the Finance Documents and the receipt of any confirmations from the Swiss Obligor’s auditors, whether following a request to discharge a Restricted Obligation or which may be required as a matter of mandatory Swiss law in force at the time it is required to make a payment or perform other obligations under the Finance Documents in order to allow a prompt payment or performance of other obligations under the Finance Documents.

(f)	If the enforcement of the Restricted Obligations would be limited due to the effects referred to in this Clause 19 and if any asset of the Swiss Obligor has a book value that is less than its market value (an “Undervalued Asset”), the Swiss Obligor shall, to the extent permitted by applicable law and its Accounting Standards (i) write up the book value of such Undervalued Asset such that its balance sheet reflects a book value that is equal to the market value of such Undervalued Asset, and (ii) make reasonable efforts to realise the Undervalued Asset for a sum which is at least equal to the market value of such asset. Without prejudice to the rights of the Security Agent under the Finance Documents, the Swiss Obligor will only be required to realise an Undervalued Asset if such asset is not necessary for the Swiss Obligor’s business (nicht betriebsnotwendig).

19.14	French guarantee limitation

(a)	The obligations and liabilities under the Finance Documents of any French Guarantor are subject to the limitations set out in this Clause 19.14.

(b)	The obligations and liabilities of any French Guarantor under the Finance Documents and in particular under this Clause 19 (Guarantee and Indemnity) shall not include any obligation or liability which, if incurred, would constitute the provisions of financial assistance within the meaning of article L.255-216 of the French Commercial Code and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3, L. 242-6 or L. 244-1 of the French Commercial Code or any other law or regulation having the same effect, as interpreted by French courts and/or would infringe article L. 511-7 of the French Monetary and Financial Code.

(c)	The obligations and liabilities of any French Guarantor under this Clause 19 (Guarantee and Indemnity) for the obligations under the Finance Documents of any other Obligor which is not a Subsidiary of such French Guarantor shall be limited, at any time, to an amount equal to the aggregate of all amounts directly or indirectly borrowed under this Agreement by such other Obligor to the extent directly or indirectly on-lent to such French Guarantor under intercompany loan agreements (excluding, for the avoidance of doubt, any cash-pooling arrangements or other cash management agreements, provided that no Facility made available under this Agreement shall finance, directly or indirectly, such cash pooling arrangements or other cash management agreements) and outstanding at the date a payment is to be made by such French Guarantor under this Clause 19 (Guarantee and Indemnity), it being specified that any payment made by a French Guarantor under this Clause 19 (Guarantee and Indemnity) in respect of the obligations of such Obligor shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor under the intercompany loan agreements referred to above and that any repayment of the intercompany loans by the French Guarantor shall reduce pro tanto the amount payable by it under this Clause 19 (Guarantee and Indemnity).

(d)	The obligations and liabilities of any French Guarantor under this Clause 19 (Guarantee and Indemnity) for the obligations under the Finance Documents of any other Obligor which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Obligor under this Agreement. However, where such Subsidiary is itself a Guarantor which guarantees the obligations of a member of the Group which is not a Subsidiary of the relevant French Guarantor, the amounts payable by such French Guarantor under this paragraph (d) in respect of the obligations of this Subsidiary as Guarantor, shall be limited as set out in paragraph (c) above.

(e)	It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors and no French Guarantor shall therefore be considered as “co-débiteur solidaire” as to its obligations pursuant to the guarantee given pursuant to this Clause 19 (Guarantee and Indemnity).

(f)	In the event that there is any inconsistency between the provisions of this Clause 19.14 and any other provision in this Agreement or any other Finance Documents (each of which shall be expressly subject thereto), the provisions of this Clause 19.14 shall prevail.

(g)	For the purpose of paragraphs (b), (c) and (d) above, “Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L. 233-3 of the French Commercial Code.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party except that no representation or warranty is made by a Security Provider that is not also the Borrower or a Guarantor in respect of the representations and warranties set out in Clauses 20.9 (No default) to 20.11 (Financial statements), 20.13 (No proceedings pending or threatened) to 20.17 (Environmental Claims), 20.22 (Accuracy of Existing Financial Indebtedness), 20.23 (Group Structure Chart) and 20.26 (Governmental Regulations) to 20.29 (Pension, Welfare and other Similar Plans).

20.1	Status

(a)	It is a corporation or limited liability company, duly organised and validly existing under the laws and regulations of its jurisdiction of incorporation or formation other than in the case of CEMEX UK, which is a private company duly incorporated with unlimited liability under the laws and regulations of England and Wales.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above) each Transaction Security Document to which it is a party creates the Security which that Transaction Security Document purports to create and that Security is valid and effective.

20.3	Non-conflict with other obligations

The entry into and performance by it (or, in the case of paragraph (c) below, any Obligor) of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it or any judgment or other administrative or judicial order affecting it or binding upon it or any of its assets (including in respect of CEMEX International Finance Company Limited, section 82 of the Irish Companies Act 2014);

(b)	its constitutional documents;

(c)	the Finance Documents or any documentation relating to any publicly-issued securities binding upon it; or

(d)	any agreement or instrument binding upon it or any of its assets, in a manner or to an extent which would have or would be reasonably likely to have a Material Adverse Effect.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

20.6	Governing law, choice of forum and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of each Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document, will be recognised and enforced in its jurisdiction of incorporation;

(b)	the choice of the English courts set forth in this Agreement is a valid and enforceable choice of forum under any other applicable law; and

(c)	any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

20.7	Tax

(a)	The Borrower is not required under the laws and regulations of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Lender (other than as disclosed prior to the date of this Agreement).

(b)	In respect of the Dutch Obligors only, no notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given prior to the date of this Agreement.

20.8	No filing or stamp taxes

(a)	Subject to the Legal Reservations, no order, permission, consent, approval, license, authorisation, registration or validation of, or notice to, or filing with,

or exemption by, any Governmental Authority or third party is required to authorise, or is required in connection with, the execution, delivery and performance by each Obligor of the Finance Documents or the taking of any action contemplated thereby.

(b)	Under the laws and regulations of its jurisdiction of incorporation it is not necessary that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any tax or fee which is referred to in any Legal Opinion and which will be paid promptly after the date of the relevant Finance Document.

(c)	Each Finance Document is in proper legal form under the law of the jurisdiction of organisation of each Obligor for the enforcement thereof against each such Obligor under the law of its respective jurisdiction of organisation. To ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document in such jurisdiction, it is not necessary that any Finance Document be filed or recorded with any Governmental Authority in such jurisdiction (other than (i) in the case of CEMEX International Finance Company Limited, where the Transaction Security created by it as referred to in paragraph 3 (Transaction Security Documents) of Part I of Schedule 2 (Conditions Precedent) was required to be (and was) registered at the Companies Registration Office in Ireland in accordance with the provisions of section 409 of the Irish Companies Act 2014 and (ii) the registration of the Transaction Security Document referred to in sub-paragraph (a)(iii) of paragraph 3 (Transaction Security Documents) of Part I of Schedule 2 (Conditions Precedent) with the Registro Único de Garantías Mobiliarias of Mexico) or that any stamp or similar tax be paid on or in respect of any Finance Document, unless such stamp or similar taxes have been paid by the Borrower, provided that in the event that any legal proceedings are brought to the courts of Mexico or Spain, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator (or, in the case of the courts of Spain, an authorised sworn translator), would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

(d)	It is not necessary (i) in order for the Agent or any Lender to enforce any right or remedies under the Finance Documents, or (ii) solely by reason of the execution, delivery and performance of any Finance Document by the Agent or any Lender, that the Agent or such Lender be licensed or qualified with any Governmental Authority or be entitled to carry on business, in each case in the jurisdiction of organisation of the applicable Obligors.

20.9	No default

(a)	No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which would have or would be reasonably likely to have a Material Adverse Effect.

20.10	No misleading information

All written information provided by or on behalf of any member of the Group to a Finance Party under or in connection with the transaction contemplated by the Finance Documents was true, complete and accurate in all material respects as at the date it was provided and was not misleading in any material respect as at such date.

20.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with Applicable GAAP (save as disclosed therein) consistently applied and are complete and accurate in all material respects.

(b)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year unless expressly disclosed to the Agent in writing prior to the date of this Agreement.

(c)	For the purposes of any repetition of the representations contained in paragraphs (a) and (b) of this Clause 20.11 (pursuant to Clause 20.30 (Times at which representations are made)) the representations will be made in respect of the latest consolidated (or if, other than in the case of the Borrower or CEMEX España, consolidated financial statements are not available, unconsolidated) financial statements of the Borrower and each Guarantor instead of the Original Financial Statements.

20.12	Ranking

(a)	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally.

(b)	The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

(c)	Each Finance Document constitutes a direct, unconditional and unsubordinated obligation of each Obligor which is a party to such Finance Document.

20.13	No proceedings pending or threatened

Except as disclosed in Schedule 14 (Proceedings Pending or Threatened), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which:

(a)	are likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect; or

(b)	purport to affect the legality, validity or enforceability of any of the obligations under the Finance Documents,

have been started or threatened against it or, in the case of the Borrower, any Obligor or Material Subsidiary.

20.14	No winding-up

No legal proceedings or other procedures or steps have been taken or, to the Borrower’s knowledge after reasonable enquiry, are being threatened, in relation to the winding-up, dissolution, administration, examinership or reorganisation of any Obligor or Material Subsidiary (other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor).

20.15	Material Adverse Change

There has been no material adverse change in the Borrower’s business, condition (financial or otherwise), operations, performance or assets taken as a whole (or the business, consolidated condition (financial or otherwise) operations, performance or the assets generally of the Group taken as a whole) since its Original Financial Statements save as disclosed by publicly available information filed with the SEC.

20.16	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.17	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

20.18	Anti-corruption law

Each Obligor and their respective officers and directors has conducted its businesses in compliance with applicable anti-corruption, anti-bribery and anti-money laundering laws and regulations. The Borrower has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable anti-corruption, anti-bribery and anti-money laundering laws and regulations laws.

20.19	Sanctions

Neither it nor any other Obligor, none of their respective officers or directors, and no other member of the Group, and, to its knowledge, no director or officer of a member of the Group which is not an Obligor and no agent, employee or Affiliate of any member of the Group, is a person that is, or is controlled by a person that is, (a) currently a designated target of, or is otherwise a subject of, Sanctions, or (b) located, organised or resident in a Sanctioned Country.

20.20	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment (prior to judgment or in aid of execution) or other legal process.

20.21	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

20.22	Accuracy of Existing Financial Indebtedness

The list of Existing Financial Indebtedness contained in Schedule 10 (Existing Financial Indebtedness) is, in all material respects, a true, complete and accurate list of all the Group’s existing Financial Indebtedness in respect of (a) the 2012 Facilities Agreement and the Bancomext Facility and (b) public debt instruments, in each case as at the date of this Agreement.

20.23	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects.

20.24	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it has granted Transaction Security.

20.25	Shares

(a)	The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor or Material Subsidiary (including any option or right of pre-emption or conversion) other than:

(i)	pre-emptive rights (A) arising under applicable law in favour of shareholders generally; and (B) arising under any obligation in respect of any Executive Compensation Plan; and

(ii)	obligations to deliver shares to the holder(s) of convertible or exchangeable securities comprising Existing Financial Indebtedness pursuant to the terms and conditions of such convertible or exchangeable securities.

(b)	Under the Transaction Security Documents, Transaction Security is granted over all the issued share capital in each member of the Group whose shares are subject to the Transaction Security except, at a maximum:

(i)	in the case of CEMEX España:

(A)	0.2444% of the issued share capital, being shares owned by CEMEX España; and

(B)	0.1164% of the issued share capital, being shares owned by persons that are not members of the Group;

(ii)	in the case of CEMEX TRADEMARKS HOLDING Ltd., 8,424,037 shares owned by CEMEX, Inc., representing 0.4326% of the issued share capital of CEMEX TRADEMARKS HOLDING Ltd.;

(iii)	in the case of each Mexican company whose shares are the subject of Transaction Security (except in the case of CEMEX México), the single share held by a minority shareholder that is a member of the Group; and

(iv)	in the case of CEMEX México, 0.1183% of the issued share capital, being shares owned by CEMEX, Inc.

20.26	Governmental Regulations

The Borrower is not controlled by an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

20.27	Taxes

(a)	It has filed all material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any material assessment received by it, except where the same may be contested in good faith by appropriate proceedings and as to which such Obligor maintains reserves to the extent it is required to do so by law or pursuant to Applicable GAAP. The charges, accruals and reserves on the books of each Obligor in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(b)

Except for taxes imposed by way of withholding on interest, fees and commissions paid to non-residents of the jurisdiction of organisation of the Borrower, there is no tax (other than taxes on, or measured by, income or profits), levy, impost, deduction, charge or withholding imposed, levied, charged, assessed or made by the jurisdiction of organisation of the Borrower or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution of delivery of this Agreement or (ii) on any payment to be made by the Borrower pursuant to this Agreement. It is permitted to pay any additional amounts payable pursuant to Clause 14 (Tax Gross-Up and Indemnities) or Clause 14.7 (Stamp taxes).

20.28	Treasury Transactions

The Borrower represents and warrants that, as of the date of this Agreement, neither it nor any member of the Group is party to any Treasury Transaction other than Permitted Treasury Transactions as defined in Schedule 16 (Hedging Parameters).

20.29	Pension, Welfare and other Similar Plans

Neither it nor, to its knowledge, any ERISA Affiliate has taken any steps to terminate any Pension Plan or any Multiemployer Plan or has failed to make any contribution with respect to any Pension Plan or any Multiemployer Plan sufficient to give rise to a Security under Section 303(k) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan, any Non-US Pension Plan or any Multiemployer Plan which has resulted in or which would reasonably be expected to result in the incurrence by the Obligor or any of its ERISA Affiliates of any liability, fine or penalty (other than liabilities incurred in the ordinary course of maintaining the applicable plan), which would have or be reasonably likely to have a Material Adverse Effect. Neither it nor any of its Subsidiaries has any contingent liability with respect to any post-retirement benefit under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which would reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA. Except as would not have or be reasonably likely to have a Material Adverse Effect, the Borrower is in compliance with and has duly and in a timely manner paid any amounts due to IMSS or INFONAVIT, pursuant to SAR laws, or as required under any mandatory retirement fund laws.

20.30	Times at which representations are made

(a)	All the representations and warranties in this Clause 20 are made to each Finance Party on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the first day of each Interest Period.

(c)	The Repeating Representations are deemed to be made by each Additional Guarantor to each Finance Party on the day on which it becomes an Additional Guarantor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Borrower shall supply to the Agent (for distribution to the Lenders):

(a)	as soon as the same become available, but in any event within 120 days after the end of each of the Borrower’s Financial Years, a copy of the annual audit report for such Financial Year for the Borrower and its Subsidiaries containing consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as of the end of such Financial Year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries, for such Financial Year, in each case accompanied by an opinion acceptable to the Majority Lenders (acting reasonably) by KPMG Cardenas Dosal, S.C. or other independent public accountants of recognised standing acceptable to the Majority Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with Applicable GAAP of the Borrower, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof; and (ii) a certificate of a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(b)	as soon as the same become available, but in any event within 120 days after the end of each of the Borrower’s Financial Years, the Borrower’s audited unconsolidated financial statements for that Financial Year;

(c)	as soon as the same become available, but in any event within 180 days after the end of each of CEMEX España’s financial years, CEMEX España’s audited consolidated and unconsolidated financial statements for that financial year;

(d)	as soon as the same become available, but in any event within 180 days after the end of each financial year of each Obligor (other than CEMEX España, the Borrower and each Security Provider), such Obligor’s audited consolidated (to the extent available) and unconsolidated financial statements for that financial year;

(e)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of CEMEX España’s financial years, CEMEX España’s consolidated financial statements for that period;

(f)

as soon as the same become available, but in any event within 60 days after the end of each of the first three Financial Quarters of each of the Borrower’s Financial Years, consolidated balance sheets of the Borrower and its Subsidiaries, as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Financial Year and ending with the end of such Financial Quarter, duly certified (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with Applicable GAAP of the Borrower and together with a certificate of a Responsible Officer of the Borrower, as to compliance with the terms of this Agreement and stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto; and

(g)	as soon as the same become available, but in any event within 90 days after the end of each of the first three quarterly periods of each of the financial years of each Obligor (other than the Borrower, CEMEX España and each Security Provider), its unconsolidated financial statements for that period.

21.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent (for distribution to the Lenders), with each set of consolidated financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements) above and each set of consolidated financial statements delivered pursuant to paragraph (f) of Clause 21.1 (Financial statements) for a Financial Quarter, a single Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two Responsible Officers of the Borrower and, if required to be delivered with the consolidated financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements), the Borrower shall provide to the Agent (for distribution to the Lenders), by no later than 180 days after the end of the relevant Financial Year, a letter (in a form approved by the Agent) from the Borrower’s auditors or any other internationally recognised accounting firm confirming that the numbers used in the Compliance Certificate calculations have been correctly extracted from the consolidated financial statements of the Borrower.

21.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 21.1 (Financial statements) shall be certified by a Responsible Officer of the relevant company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

(b)	The audited consolidated accounts of the Borrower and CEMEX España and each other set of financial statements described pursuant to Clause 21.1 (Financial statements) which the relevant member of the Group ordinarily produces in English shall be provided in English.

(c)

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using Applicable GAAP and accounting practices and financial reference periods consistent with those applied to the preparation of the Original Financial Statements for that Obligor unless: (i) in the case of CEMEX España, it notifies the Agent that it has adopted IFRS in which case CEMEX España shall be entitled to deliver financial statements prepared in accordance with IFRS; or (ii) in the case of any other Obligor, in relation to any set of financial statements, it notifies the Agent that there has been a change in Applicable GAAP, or the accounting practices or reference periods and, unless amendments are agreed in accordance with paragraph (d) below, its auditors deliver to the Agent a description of any change necessary for those financial statements to reflect the Applicable GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements for that Obligor were prepared.

(d)	If a relevant Obligor (other than CEMEX España) adopts IFRS or, unless the procedure in paragraph (c) above is utilised, there are changes to Applicable GAAP, or the accounting practices or reference periods, the relevant Obligor and the Agent (acting on the instructions of the Majority Lenders) shall, at the relevant Obligor’s request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 22 (Financial Covenants) and the definitions used therein as may be necessary to ensure that the criteria for evaluating the Group’s financial condition grant to the Lenders protection equivalent to that which would have been enjoyed by them had the relevant Obligor not adopted IFRS or there had not been a change in Applicable GAAP, or the accounting practices or reference periods (subject to compliance with paragraph (b) above). Any amendments agreed will take effect on the date agreed between the Agent and the relevant Obligor subject to the consent of the Majority Lenders. If no such agreement is reached within 90 days of the relevant Obligor’s request, the relevant Obligor will remain subject to the obligation to deliver the information specified in paragraph (c) of this Clause 21.3 and the financial covenants in Clause 22 (Financial Covenants) and the financial ratios to calculate the Margin shall be based on the information delivered.

21.4	Caliza Group and Centurion Group

The Borrower shall supply to the Agent (for distribution to the Lenders):

(a)	copies of documents (if any) despatched by Caliza or by Centurion to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched; and

(b)	within five days after the same are sent, all financial statements and reports that Caliza or Centurion sends to holders of any class of its Financial Indebtedness.

21.5	Information: miscellaneous

The Borrower shall supply to the Agent (for distribution to the Lenders):

(a)	all documents despatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings or enforcement proceedings and any material tax related event or assessment which are current, or which, to the Borrower’s knowledge after reasonable enquiry, are being threatened or are pending and are likely to be adversely determined against any member of the Group which, in the reasonable opinion of the Borrower, are not spurious or vexatious, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly, such further information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(e)	promptly, such further information regarding the financial condition, assets and business of any Obligor or member of the Group as the Agent (or any Lender through the Agent) may reasonably request (including, but not limited to, information on Ratings, if such credit rating has not been publicly announced) other than any information the disclosure of which would result in a breach of any applicable law or regulation or confidentiality agreement entered into in good faith provided that the Borrower shall use reasonable efforts to be released from any such confidentiality agreement; and

(f)	promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any member of the Group which is referred to in Clause 23.11 (Environmental Claims) which are not spurious or vexatious, which are likely to be adversely determined against any member of the Group and which could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

21.6	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by an Authorised Signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.7	“Know your client” checks

(a)	Each Obligor shall promptly, upon the request of the Agent or any Lender, and each Lender shall promptly upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks, such as the checks required by the US Patriot Act (Title III of Pub. L. 107-55 (signed into law on 26 October 2001)) in relation to the identity of any person that it is required by law to carry out in relation to the transactions contemplated in the Finance Documents. For the avoidance of doubt, a Lender will have no obligation towards the Agent to evidence that it has complied with any “know your client” or similar checks in relation to the Obligors.

(b)	The Borrower shall, by not less than five Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor or Additional Security Provider pursuant to Clause 29 (Changes to the Obligors).

(c)	Following the giving of any notice pursuant to paragraph (b) above, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required by law to carry out in relation to the accession of such Additional Guarantor or Additional Security Provider to this Agreement.

21.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of that Finance Party;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

21.9	Confirmation as to public information

The Borrower will, by notice in writing to the Agent at the same time as any information is delivered to the Agent under the Finance Documents, confirm whether that information is publicly available information or not and any Lender that is unable to receive non-publicly available information will be able to elect, by making a declaration on the Designated Website (as defined in paragraph (a) of Clause 35.9 (Use of websites)) in accordance with the terms set out therein, not to receive any information confirmed by the Borrower to be non-publicly available information.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Agreement:

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with Applicable GAAP of the Borrower, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Capital Lease).

“Capital Lease” means, as to any person, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Borrower under Applicable GAAP of the Borrower (excluding any operating lease which is or becomes classified and accounted for as, or in an equivalent manner to, a capital lease on a balance sheet of the Borrower pursuant to any change in Applicable GAAP after the date of this Agreement) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalised amount thereof at such time determined in accordance with Applicable GAAP of the Borrower.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designed) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Consolidated Coverage Ratio” means, on any date of determination, the ratio of (a) EBITDA for the one (1) year period ending on such date to (b) Consolidated Interest Expense for the one (1) year period ending on such date.

“Consolidated Debt” means, at any date, the sum (without duplication) of (a) the aggregate amount of all Debt of the Borrower and its Subsidiaries at such date, which shall include the amount of any recourse in respect of Inventory Financing permitted under paragraph (e) of the definition of Permitted Financial Indebtedness, plus (b) to the extent not included in Debt, the aggregate net mark-to-market amount of all derivative financing in the form of equity swaps outstanding at such date (except to the extent such exposure is cash collateralised to the extent permitted under the Finance Documents).

“Consolidated Funded Debt” means, for any period, Consolidated Debt less the sum (without duplication) of (a) all obligations of such person to pay the deferred purchase price of property or services, (b) all obligations of such person as lessee under Capital Leases, and (c) all obligations of such person with respect to product invoices incurred in connection with export financing.

“Consolidated Interest Expense” means, for any period, the sum of (a) the total gross cash and non cash interest expense of the Borrower and its consolidated Subsidiaries relating to Consolidated Funded Debt of such persons, (b) any amortisation or accretion of debt discount or any interest paid on Consolidated Funded Debt of the Borrower and its Subsidiaries in the form of additional Financial Indebtedness (but excluding any amortisation of deferred financing and debt issuance costs), (c) the net costs under Treasury Transactions in respect of interest rates (but excluding amortisation of fees), (d) any amounts paid in cash on preferred stock, and (e) any interest paid or accrued in respect of Consolidated Funded Debt without a maturity date, regardless of whether considered interest expense under Applicable GAAP of the Borrower.

“Consolidated Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Funded Debt on such date to (b) EBITDA for the one (1) year period ending on such date.

“Debt” of any person means, without duplication:

(a)	all obligations of such person for borrowed money;

(b)	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including perpetual bonds;

(c)	the aggregate net mark-to-market of Treasury Transactions (except to the extent such exposure is cash collateralised to the extent permitted under the Finance Documents) of such person but excluding Treasury Transactions relating to the rate or price of energy or any commodity;

(d)	all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of trading;

(e)	all obligations of such person as lessee under Capital Leases;

(f)	all Debt of others secured by Security on any asset of such person, up to the value of such asset;

(g)	all obligations of such person with respect to product invoices incurred in connection with export financing;

(h)	all obligations of such person under repurchase agreements for the stock issued by such person or another person;

(i)	all obligations of such person in respect of Inventory Financing permitted under paragraph (e) of the definition of Permitted Financial Indebtedness; and

(j)	all guarantees of such person in respect of any of the foregoing,

provided, however, that:

(i)	for the purposes of calculating the Consolidated Funded Debt element of the Consolidated Leverage Ratio, Relevant Convertible/ Exchangeable Obligations shall be excluded from each of the foregoing paragraphs (a) to (j) inclusive (provided that, in the case of outstanding Financial Indebtedness under any Subordinated Optional Convertible Securities (A) only the principal amount thereof shall be excluded and (B) such exclusion shall apply only for so long as such amounts remain subordinated in accordance with the terms of that definition);

(ii)	any Financial Indebtedness of a PPP Vehicle in respect of which no member of the Group has any liability to that PPP Vehicle or any third party (except as permitted by paragraph (d) of the definition of Permitted PPP Investment) shall be excluded from each of the foregoing paragraphs (a) to (j) inclusive;

(iii)	any amounts of:

(A)

Relevant Proceeds in respect of which the Borrower has given a notice to the Agent under paragraph (b) of Clause 8.2 (Notices in relation to Relevant Proceeds) (but excluding: (a) until the earlier of (1) the date of exercise of the Caliza Offering Option, if exercised in whole, and (2) the last day of the Caliza Offering Option Exercise Period, any Caliza Offering Option Amount); and (b) until the earlier of (1) the date of exercise of the Centurion Offering Option, if exercised in whole, and (2) the last day of the Centurion Offering Option Exercise Period, any Centurion Offering Option Amount); and

(B)	Excluded Debt Fundraising Proceeds falling within paragraph (a) of the definition of Excluded Debt Fundraising Proceeds,

in each case that are standing to the credit of, or to be applied in accordance with this Agreement to, a Reserve shall, for the period in which they are being held by the Borrower or any other member of the Group pending application in accordance with the terms of this Agreement, be deducted from the aggregate calculation of Debt resulting from this definition,

(iv)	if at any time during any applicable period the Borrower or any of its Subsidiaries shall own, directly or indirectly, more than 50 per cent. of the share capital of Caliza pursuant to the Caliza Transaction and the EBITDA attributable to the Caliza Group is counted in EBITDA, 100 per cent. of the Debt attributable to the Caliza Group shall continue to be included when calculating Debt;

(v)	for the avoidance of doubt, a Permitted Securitisation shall not be deemed to be Debt except that any recourse required as a result of the Relevant Legislation and which is not recourse over the collection of receivables and would, but for this provision, be treated as Debt will, to the extent of the required recourse under the Relevant Legislation, be counted as Debt;

(vi)	for the avoidance of doubt, all performance bonds, guarantees, bonding, documentary or stand-by letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof, are not Debt until they are required to be funded;

(vii)	the Spanish Combination Termination Mechanism is not Debt; and

(viii)	if at any time during any applicable period the Borrower or any of its Subsidiaries shall own, directly or indirectly, more than 50 per cent. of the share capital of Centurion pursuant to the Centurion Transaction and the EBITDA attributable to the Centurion Group is counted in EBITDA, 100 per cent. of the Debt attributable to the Centurion Group shall continue to be included when calculating Debt.

“Discontinued EBITDA” means, for any period, the sum for Discontinued Operations of (a) operating income (utilidad de operación), and (b) the depreciation and amortisation expense, in each case determined in accordance with Applicable GAAP of the Borrower consistently applied for such period.

“Discontinued Operations” means operations that are accounted for as discontinued operations pursuant to Applicable GAAP of the Borrower for which the Disposal of such assets has not yet occurred.

“EBITDA” means, for any period, the sum for the Borrower and its Subsidiaries, determined on a consolidated basis of (x) operating income (Utilidad de Operacion) and (y) depreciation and amortisation expense, in each case determined in accordance with Applicable GAAP of the Borrower, subject to the adjustments herein, consistently applied for such period and adjusted for Discontinued EBITDA as follows: if the amount of Discontinued EBITDA is a positive amount, then EBITDA shall increase by such amount, and if the amount of Discontinued EBITDA is a negative amount, then EBITDA shall decrease by the absolute value of such amount. For the purposes of calculating EBITDA for any applicable period pursuant to any determination of the Consolidated Leverage Ratio (but not the Consolidated Coverage Ratio):

(a)	if at any time during such applicable period the Borrower or any of its Subsidiaries shall have made:

(i)	any Material Disposal, the EBITDA for such applicable period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposal for such applicable period (but when the Material Disposal is by way of lease, income received by the Borrower or any of its Subsidiaries under such lease shall be included in EBITDA); and

(ii)	any Material Acquisition, EBITDA for such applicable period shall be calculated after giving pro forma effect thereto as if such Material Acquisition had occurred on the first day of such applicable period, and if since the beginning of such applicable period any person that subsequently shall have become a Subsidiary or was merged or consolidated with the Borrower or any of its Subsidiaries as a result of a Material Acquisition occurring during such applicable period shall have made any Material Disposal or Material Acquisition of property that would have required an adjustment pursuant to sub-paragraph (i) or (ii) above if made by the Borrower or any of its Subsidiaries during such applicable period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Disposal or Material Acquisition had occurred on the first day of such applicable period provided that (x) if at any time during such applicable period the Borrower or any of its Subsidiaries shall own, directly or indirectly, more than 50 per cent. of the share capital of Caliza, 100 per cent. of the EBITDA attributable to the Caliza Group shall continue to be counted in the EBITDA for such applicable period; and (y) if at any time during such applicable period the Borrower or any of its Subsidiaries shall own, directly or indirectly, more than 50 per cent. of the share capital of Centurion, 100 per cent. of the EBITDA attributable to the Centurion Group shall continue to be counted in the EBITDA for such applicable period; and

(b)	EBITDA will be recalculated by multiplying each month’s EBITDA by the Ending Exchange Rate and dividing the amount obtained thereto by the exchange rate used by the Borrower in preparation of its monthly financial statements in accordance with Applicable GAAP of the Borrower to convert $ into Mexican pesos.

“Ending Exchange Rate” means the exchange rate at the end of a Reference Period for converting $ into Mexican pesos as used by the Borrower and its auditors in preparation of the Borrower’s financial statements in accordance with Applicable GAAP of the Borrower.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Borrower ending on or about 31 December in each year.

“Material Acquisition” means any (a) acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit, division or line of business or (b) acquisition of or other investment in the Capital Stock of any Subsidiary or any person which becomes a Subsidiary or is merged or consolidated with the Borrower or any of its Subsidiaries, in each case, which involves the payment of consideration by the Borrower and its Subsidiaries in excess of $100,000,000 (or the equivalent in other currencies).

“Material Disposal” means any Disposal of property or series of related Disposals of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000 (or the equivalent in other currencies) excluding the Caliza Transaction, the Centurion Transaction and the Spanish Combination.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Reference Period” means a period of four consecutive Financial Quarters.

“Relevant Convertible/Exchangeable Obligations” means:

(a)	any Financial Indebtedness incurred by any person the terms of which provide that satisfaction of the principal amount owing under such Financial Indebtedness (whether on or prior to its maturity and whether as a result of bankruptcy, liquidation or other default by such person or otherwise) shall occur solely by delivery of shares or common equity securities in the Borrower or any other member of the Group; and

(b)	any Financial Indebtedness under any Subordinated Optional Convertible Securities.

22.2	Financial condition

The Borrower shall ensure that:

(a)	Consolidated Coverage Ratio: the Consolidated Coverage Ratio in respect of any Reference Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Reference Period.

Column 1 Reference Period ending	Column 2 Ratio

30 September 2014	1.50:1

31 December 2014	1.75:1

31 March 2015	1.75:1

30 June 2015	1.75:1

30 September 2015	1.75:1

31 December 2015	1.85:1

31 March 2016	1.85:1

30 June 2016	1.85:1

30 September 2016	1.85:1

31 December 2016	1.85:1

31 March 2017	1.85:1

30 June 2017	2.00:1

30 September 2017	2.00:1

31 December 2017 and each subsequent Reference Period	2.25:1

(b)	Consolidated Leverage Ratio: the Consolidated Leverage Ratio in respect of any Reference Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Reference Period.

Column 1 Reference Period ending	Column 2 Ratio

30 September 2014	6.75:1

31 December 2014	6.50:1

31 March 2015	6.50:1

30 June 2015	6.00:1

30 September 2015	6.00:1

31 December 2015	6.00:1

31 March 2016	6.00:1

30 June 2016	6.00:1

30 September 2016	6.00:1

31 December 2016	6.00:1

31 March 2017	6.00:1

30 June 2017	5.75:1

30 September 2017	5.75:1

31 December 2017	5.50:1

31 March 2018	5.50:1

30 June 2018	5.25:1

30 September 2018	5.25:1

31 December 2018	5.00:1

31 March 2019	5.00:1

30 June 2019	4.50:1

30 September 2019	4.50:1

31 December 2019	4.25:1

31 March 2020	4.25:1

30 June 2020 and each subsequent Reference Period	4.00:1

(c)	Capital Expenditure: The aggregate Capital Expenditure of the Group (other than: (i) any Caliza Expansion Capital; (ii) any Centurion Expansion Capital; and (iii) any amount of Capital Expenditure that is funded from Reinvestment Proceeds Sources) in respect of any Financial Year shall not exceed $1,000,000,000.

If in any Financial Year (the “First Financial Year”) the amount of the Capital Expenditure of the Group is less than the maximum amount permitted for that Financial Year (the difference being referred to as the “Unused Amount”), then a portion of the Capital Expenditure incurred in the Financial Quarter immediately following the First Financial Year in an amount up to the Unused Amount will be treated for the purposes of this paragraph (c) as if it had been incurred in the First Financial Year.

(d)	Caliza Capital Expenditure: in addition to the amount referred to in paragraph (c) above, the Caliza Group shall be entitled to incur Capital Expenditure in an aggregate amount (when aggregated with all other amounts of Caliza Expansion Capital then incurred but excluding any amount of Capital Expenditure that is funded from Reinvestment Proceeds Sources) not exceeding the Caliza Expansion Capital Permitted Limit.

(e)	Centurion Capital Expenditure: in addition to the amount referred to in paragraph (c) above, the Centurion Group shall be entitled to incur Capital Expenditure in an aggregate amount (when aggregated with all other amounts of Centurion Expansion Capital then incurred but excluding any amount of Capital Expenditure that is funded from Reinvestment Proceeds Sources) not exceeding the Centurion Expansion Capital Permitted Limit.

22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested quarterly by reference to the Borrower’s consolidated financial statements delivered pursuant to paragraphs (a) and (f) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate).

22.4	Accounting terms

All accounting expressions which are not otherwise defined herein shall have the meaning ascribed thereto in Applicable GAAP of the Borrower.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Preservation of corporate existence

Subject to Clause 23.7 (Merger), each Obligor shall (and the Borrower shall ensure that each of its Material Subsidiaries will), preserve and maintain its corporate existence and rights.

23.3	Preservation of properties

Each Obligor shall (and the Borrower shall ensure that each of its Material Subsidiaries will):

(a)	maintain and preserve all of its properties that are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted; and

(b)	maintain, preserve and protect all Intellectual Property and all necessary governmental and third party approvals, franchises, licenses and permits, material to the business of the Borrower or its Subsidiaries, provided neither paragraph (a) nor paragraph (b) shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties or allowing to lapse certain approvals, licenses or permits which discontinuance is desirable in the conduct of its business and which discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

23.4	Compliance with laws, regulations and contractual obligations

(a)	Each Obligor shall (and shall procure that each of its Subsidiaries will) comply in all respects with all laws and regulations to which it may be subject and all material contractual obligations to which it is a party or by which it or any of its property or assets is bound, in each case, if failure to comply would be likely to have a Material Adverse Effect.

(b)	The Borrower and each Obligor shall (and shall procure that each of its respective Subsidiaries will) comply with all applicable requirements under ERISA and laws relating to IMSS, INFONAVIT, SAR laws or under other mandatory pension or retirement fund laws and will ensure that the levels of contribution to pension schemes are in accordance with all its and their material obligations under such schemes and generally under applicable laws (including ERISA) and regulations, except where such failure to comply or failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

(c)	Each Dutch Obligor will comply with the Dutch FSA if failure to comply would be likely to have a Material Adverse Effect.

23.5	Negative pledge

The Borrower shall not and shall not permit any of its Subsidiaries:

(a)	directly or indirectly, to create, incur, assume or permit to exist any Security on or with respect to any of its property or assets or those of any Subsidiary, whether now owned or held or hereafter acquired; or

(b)	to:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (such arrangement or transaction being “Quasi-Security”), other than the following Security and Quasi-Security (“Permitted Security”):

(A)	Security for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Applicable GAAP of the Borrower shall have been made;

(B)	Security granted pursuant to or in connection with any netting or set-off arrangements entered into in the ordinary course of trading (including, for the avoidance of doubt, any cash pooling or cash management arrangements in place with a bank or financial institution falling within paragraph (j) of the definition of Permitted Financial Indebtedness);

(C)	statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Applicable GAAP of the Borrower shall have been made;

(D)	liens incurred or deposits made in the ordinary course of business in connection with (1) workers’ compensation, unemployment insurance and other types of social security, or (2) other insurance maintained by the Group in accordance with Clause 23.9 (Insurance);

(E)	any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(F)	Security and Quasi-Security existing on the date of this Agreement as described in Schedule 11 (Existing Security and Quasi-Security) (or any replacement of Security or Quasi-Security in accordance with paragraph 3 of Schedule 16 (Hedging Parameters) or any equivalent Security or Quasi-Security for Existing Financial Indebtedness that is a refinancing or replacement of Existing Financial Indebtedness) provided that the principal amount secured thereby is not increased (save that principal amounts secured by Security or Quasi-Security in respect of:

(1)	Treasury Transactions where there are fluctuations in the mark-to-market exposures of those Treasury Transactions; and

(2)	Existing Financial Indebtedness where principal may increase by virtue of capitalisation of interest,

may be increased by the amount of such fluctuations or capitalisations, as the case may be);

(G)	any Security or Quasi-Security permitted by the Agent, acting on the instructions of the Majority Lenders;

(H)	any Security created or deemed created pursuant to a Permitted Securitisation;

(I)	any Permitted PPP Security;

(J)	any Security granted by the Borrower or any member of the Group incorporated in Mexico in favour of a Mexican development bank (sociedad nacional de crédito) controlled by the government of Mexico (including Banco Nacional de Comercio Exterior, S.N.C., and Banco Nacional de Obras y Servicios Públicos, S.N.C.) securing indebtedness of the members of the Group in an aggregate additional amount of such indebtedness not exceeding $250,000,000 (or its equivalent in any other currency);

(K)	any Security or Quasi-Security granted in connection with any Treasury Transaction, excluding any Treasury Transaction described in Schedule 11 (Existing Security and Quasi-Security), that constitutes Permitted Financial Indebtedness provided that the aggregate value of the assets that are the subject of such Security or Quasi-Security does not exceed $200,000,000 (or its equivalent in other currencies) at any time;

(L)	Security or Quasi-Security granted or arising over receivables, inventory, plant or equipment that are the subject of an arrangement falling within paragraph (e) of the definition of Permitted Financial Indebtedness;

(M)	the Transaction Security including, for the avoidance of doubt, (i) any sharing in the Transaction Security referred to in paragraphs (f) and (p) of the definition of Permitted Financial Indebtedness and (ii) the Transaction Security which is in place over any Equally Secured Debt;

(N)	any Quasi-Security that is created or deemed created on shares of the Borrower or, as the case may be, Caliza or Centurion, under paragraph (r) of the definition of Permitted Disposals by virtue of such shares being held on trust for the holders of the convertible securities pending exercise of any conversion option, where such Quasi-Security is customary for such transaction;

(O)

(1)	any Security or Quasi-Security granted over assets of the Caliza Group in connection with any Permitted Financial Indebtedness referred to in paragraph (o) of that definition; or

(2)	any Security or Quasi-Security granted over assets of the Centurion Group in connection with any Permitted Financial Indebtedness referred to in paragraph (p) of that definition;

(P)	in addition to the Security and Quasi-Security permitted by the foregoing paragraphs (A) to (P), Security or Quasi-Security securing indebtedness of the Borrower and its Subsidiaries (taken as a whole) not in excess of $500,000,000; or

(c)	to permit any Pension Plan to incur any “funding deficiency” whether or not waived, within the meaning of section 302 of ERISA or Section 412 of the Code or to permit any Non-US Pension Plan to violate any material funding requirements under applicable law.

23.6	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness, Permitted Security, a Permitted Guarantee or Financial Indebtedness constituting (or incurred pursuant to) a Permitted Transaction.

23.7	Merger

(a)	Subject to paragraph (b) of this Clause 23.7, unless it has obtained the prior written approval of the Majority Lenders, no Obligor shall (and the Borrower shall ensure that none of its Subsidiaries will) enter into any amalgamation, demerger, merger, fusión, escisíón or other corporate reconstruction (a “Reconstruction”), other than (i) a Reconstruction relating only to the Borrower’s Subsidiaries inter se; (ii) a Reconstruction between the Borrower and any of its Subsidiaries; (iii) a Reconstruction between members of the Caliza Group; (iv) a solvent reorganisation or liquidation of any of the Subsidiaries that are not Obligors, or (v) a Reconstruction between members of the Centurion Group; provided that in any case no Default shall have occurred and be continuing at the time of such transaction or would result therefrom and provided further that (A) none of the Transaction Security (if any) granted to the Lenders nor the guarantees granted by the Guarantors hereunder is or are adversely affected as a result, and (B) the resulting entity, if it is not an Obligor, assumes the obligations of the Obligor the subject of the merger.

(b)	No merger otherwise permitted by paragraph (a) of this Clause 23.7 (other than a Permitted Reorganisation) shall be so permitted if:

(i)	as a result the then existing Ratings of the Borrower would be downgraded or the Outlook would be negative, in each case at the date of announcement of a Reconstruction, directly as a result of any merger involving the Borrower; or

(ii)	the resulting entity, if it is not an Obligor, does not assume the obligations of the Obligor that is the subject of the merger.

23.8	Change of business

(a)	None of the Obligors (other than a Security Provider that is not also the Borrower or a Guarantor) shall make a substantial change to the general nature of its business from that carried on at the date of this Agreement and there shall be no cessation of business in relation to any of the Obligors (unless (except in the case of the Borrower which shall in no event cease or substantially change its business) another Obligor continues to operate any such business).

(b)	The Borrower shall procure that no substantial change is made to the general nature of the business of any of its Material Subsidiaries which are not Obligors from that carried on at the date of this Agreement and that there shall be no cessation of such business (save that a Material Subsidiary that is only a Material Subsidiary by virtue of its being a Holding Company of a Material Subsidiary may change the nature of its business such that it is substantially similar to the business carried on by any other Material Subsidiary).

(c)	Paragraphs (a) and (b) above do not apply to the Mexican Integration Initiative.

23.9	Insurance

The Obligors (other than a Security Provider that is not also the Borrower or a Guarantor) shall (and the Borrower shall ensure that each of its Material Subsidiaries will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where such insurance is available on reasonable commercial terms.

23.10	Environmental Compliance

The Borrower shall (and the Borrower shall ensure that each of its Subsidiaries will) comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

23.11	Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group which is likely to be determined adversely to the member of the Group; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

23.12	Anti-corruption law

(a)	No Obligor shall directly or, to the knowledge of such Obligor, indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	The Borrower shall maintain policies and procedures designed to promote and achieve compliance by the Obligors with applicable anti-corruption, anti-bribery and anti-money laundering laws and regulations.

23.13	Sanctions

No Obligor shall directly or, to the knowledge of such Obligor, indirectly use the proceeds of the Facilities (or lend, contribute or otherwise make available such proceeds to any person):

(a)	to directly fund or facilitate any activities or business (i) of, with or related to (or otherwise make funds available to or for the benefit of) any person, who is a designated target of or who is otherwise the subject of Sanctions or (ii) in any country or territory that is a Sanctioned Country, each as of the time of such funding; or

(b)	in any manner or for any purpose that is prohibited by Sanctions:

(i)	applicable to such Obligor; or

(ii)	that would result in a violation of Sanctions by any Obligor.

23.14	Transactions with Affiliates

Each Obligor shall (and the Borrower shall ensure that its Subsidiaries will) ensure that any transactions with respective Affiliates (other than a Permitted Reorganisation) are on terms that are fair and reasonable and no less favourable to such Obligor or such Subsidiary than it would obtain in a comparable arm’s length transaction with a person not an Affiliate (and, if applicable, in accordance with any requirement of law (such as the Mexican Security Market Law (Ley del Mercado de Valores)).

23.15	Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally from time to time.

23.16	Payment restrictions affecting Subsidiaries

(a)	Except as permitted under paragraph (b) below, the Borrower shall not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement (other than any Finance Document) directly limiting the ability of any of its Subsidiaries to:

(i)	declare or pay dividends or other distributions in respect of its or their respective equity interests in a Subsidiary, except any agreement or arrangement entered into by a person prior to such person becoming a Subsidiary, in which case the Borrower shall use its reasonable endeavours to remove such limitations. If, however, such limitations are reasonably likely to affect the ability of any Obligor to satisfy its payment obligations under this Agreement, the Borrower shall use its best endeavours to remove such limitations as soon as possible; or

(ii)	repay or capitalise any intercompany indebtedness owed by any Subsidiary to any Obligor and, for the avoidance of doubt, subordination provisions shall not be considered a limitation for the purpose of this Clause 23.16.

(b)	The provision of paragraph (a) above shall not restrict:

(i)	any agreements or arrangements that are binding upon any person in connection with a Permitted Securitisation and any agreement or arrangement that limits the ability of any Subsidiary of the Borrower that transfers receivables and related assets pursuant to a Permitted Securitisation to distribute or transfer receivables and related assets provided that, in each case, all such agreements and arrangements are customarily required by the institutional sponsor or arranger of such Permitted Securitisation in similar types of documents relating to the purchase of receivables and related assets in connection with the financing thereof;

(ii)	customary provisions in Joint Venture agreements relating to dividends or other distributions in respect of such Joint Venture or the securities, assets or revenues of such Joint Venture;

(iii)	restrictions on distributions applicable to Subsidiaries of the Borrower that are the subject of agreements to sell or otherwise dispose of the stock or assets of such Subsidiaries pending such sale or other disposition;

(iv)	any repayments of intercompany indebtedness owed by Caliza to the Borrower or any other member of the Group;

(v)	(subject to such Financial Indebtedness being Permitted Financial Indebtedness, and there being no other requirements restricting the same) entry by any member of the Caliza Group into a working capital facility the terms of which limit the amount of dividends or other distributions as referred to in paragraph (a) above or the amount of repayments or capitalisation of intercompany indebtedness as referred to in paragraph (a)(ii) above which may be made (in each case) by Caliza to any member of the Group at any time;

(vi)	any repayments of intercompany indebtedness owed by Centurion to the Borrower or any other member of the Group; and

(vii)	(subject to such Financial Indebtedness being Permitted Financial Indebtedness, and there being no other requirements restricting the same) entry by any member of the Centurion Group into a working capital facility the terms of which limit the amount of dividends or other distributions as referred to in paragraph (a) above or the amount of repayments or capitalisation of intercompany indebtedness as referred to in paragraph (a)(ii) above which may be made (in each case) by Centurion to any member of the Group at any time.

23.17	Notification of adverse change in Ratings

The Borrower shall promptly notify the Agent of any change in its Ratings or Outlook.

23.18	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition, a Permitted Joint Venture or a Permitted Transaction.

23.19	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee or indemnity or Security given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Transaction, a Permitted Disposal, a Permitted Loan, Permitted Security or a Permitted Joint Venture.

23.20	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal, a Permitted Distribution or a Permitted Transaction.

23.21	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 23.21:

(i)	intra-Group loans permitted under Clause 23.22 (Loans or credit);

(ii)	any Permitted Reorganisation or Permitted Transaction.

23.22	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

23.23	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

23.24	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

other than, in each case, in connection with the entry into or performance of obligations or distribution or settlement under any Permitted Put/Call Transaction or, in the case of sub-paragraph (iv) above, in connection with the entry into or performance of obligations or distribution or settlement under any Caliza Offering Option or any Centurion Offering Option.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (d) of the definition of that term).

23.25	Existing Financial Indebtedness and Permitted Fundraisings

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and will ensure that no other member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) under the Existing Financial Indebtedness or any Permitted Fundraising falling within paragraph (c) of the definition thereof; or

(ii)	(other than where such Financial Indebtedness is acquired by the Group in consideration for a Permitted Disposal or results from a Permitted Acquisition) purchase, redeem, defease or discharge any of the Existing Financial Indebtedness or any Permitted Fundraising falling within paragraph (c) of the definition thereof.

(b)	Paragraph (a) above does not apply to a Permitted Payment, a Permitted Exchange or a Permitted Transaction.

(c)	The Borrower shall (and will ensure that any other member of the Group which is or becomes a party to the Bancomext Facility or any refinancing thereof will) use its best endeavours to refinance the Bancomext Facility (and any subsequent refinancing of the Bancomext Facility) on terms (excluding Security) which are no more favourable to Bancomext than the terms of this Agreement are to the Lenders hereunder.

(d)	For the avoidance of doubt:

(i)	any delivery of shares, common equity securities in the Borrower or reference property in connection with the same pursuant to the operation of the terms of any Relevant Convertible/Exchangeable Obligations; and

(ii)	any payment pursuant to Clause 28.1 (Permitted Debt Purchase Transactions),

shall not be restricted by this Clause 23.25.

23.26	Share capital

No Obligor shall (and the Borrower shall ensure no member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue or delivery of shares contemplated by paragraph (d)(i) of Clause 23.25 (Existing Financial Indebtedness and Permitted Fundraisings);

(b)	a Permitted Distribution;

(c)	a Permitted Transaction; and

(d)	a Permitted Exchange.

23.27	Amendments

(a)	No Obligor shall (and the Borrower shall ensure that no member of the Group will) following the date of this Agreement amend, vary, novate, supplement, supersede, waive or terminate any term of any document evidencing or relating to Existing Financial Indebtedness or any other document delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent) or Clause 29 (Changes to the Obligors) or enter into any agreement with any shareholders of the Borrower or any of their Affiliates which is not a member of the Group except in writing:

(i)	in the case of any document evidencing or relating to any Existing Financial Indebtedness, or any other document delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent) or Clause 29 (Changes to the Obligors), in a way which:

(A)	could not reasonably be expected materially and adversely to affect the interests of the Lenders; and

(B)	except as provided for under this Agreement, would not change the obligors, borrowers or guarantors, provide Security or Quasi-Security, bring forward a date for payment or increase the amount of interest, principal or fees payable, in each case in respect of Existing Financial Indebtedness (provided that nothing in this Clause 23.27 will affect the ability of members of the Group to enter into a Permitted Fundraising or a Permitted Exchange); and

(ii)	in the case of an agreement with any shareholder of the Borrower or any of their Affiliates which is not a member of the Group, where such agreement could not be reasonably expected to materially and adversely affect the interests of the Lenders (taken as a whole).

(b)	The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (i) and (ii) above.

23.28	Treasury Transactions

No Obligor shall (and the Borrower will procure that no members of the Group will) engage in any Treasury Transaction, other than in accordance with the terms of Schedule 16 (Hedging Parameters).

23.29	Transaction Security

The Borrower will ensure that, under the Transaction Security Documents, save as a result of the operation of Clause 25 (Automatic Release of Transaction Security), the Lenders have Transaction Security over:

(a)	all of the shares in each entity that is a direct or indirect shareholder in CEMEX España (except (i) CEMEX International Finance Company Limited, CEMEX Trading Caribe Ltd, CEMEX Trading LLC, Sunbelt Trading, SRL and Sunbelt-Re Limited; (ii) 8,424,037 shares in CEMEX TRADEMARKS HOLDING Ltd. held by CEMEX, Inc., representing 0.4326% of the issued share capital of CEMEX TRADEMARKS HOLDING Ltd.; (iii) 0.1200% of the shares in CEMEX México held by CEMEX, Inc. and (iv) the single share held by a minority shareholder that is a member of the Group in each Mexican company whose shares are the subject of Transaction Security (other than CEMEX Mexico)); and

(b)	all of the shares in CEMEX España (except (i) 0.2444% of the issued share capital, being shares owned by CEMEX España; and (ii) 0.1164% of the issued share capital, being shares owned by persons that are not members of the Group), such Transaction Security to be, in each case, in substantially the form of the Transaction Security referred to in paragraph 3 (Transaction Security Documents) of Part I of Schedule 2 (Conditions Precedent) granted in the jurisdiction of incorporation or establishment of the company whose shares are the subject of the Transaction Security or, where there is no Transaction Security referred to in paragraph 3 (Transaction Security Documents) of Part I of Schedule 2 (Conditions Precedent) granted in such jurisdiction, in form and substance satisfactory to the Agent (acting reasonably).

23.30	Further assurance

(a)	Each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, security trust, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law (directly, through the Agent or Security Agent, through any sub-agent appointed thereby or otherwise);

(ii)	to confer on the Security Agent (or confer on the Finance Parties) Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Borrower shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.31	Restriction on exercise of perpetual bond call options

The Borrower shall not (and shall procure that no member of the Group will) exercise (or take any action or step with a view to exercising) any call option in relation to any perpetual bonds issued by any member of the Group unless the exercise of the call option will not have a materially negative impact on the cash flow of the Group (and, prior to exercising such call option, the Borrower has delivered written notice to the Agent confirming that this is the case).

23.32	Payment of Obligations

The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies assessed, charged or imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Security upon its property, except where the failure to make such payments or effect such discharges could not reasonably be expected to have a Material Adverse Effect, provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim that is being contested in good faith and proper proceedings and as to which appropriate reserves are being maintained in accordance with Applicable GAAP of the Borrower, unless and until any Security resulting therefrom attaches to its property and becomes enforceable against its other creditors.

23.33	Margin regulations

The Borrower shall not use any part of the proceeds of the Utilisations for any purpose which would result in any violation (whether by the Borrower, the Agent or the Lenders) of Regulation T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for any such purpose. The Borrower shall not engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined in such regulations).

23.34	Caliza and Centurion

(a)	The Borrower shall if it owns (directly or indirectly) any shares in Caliza, ensure that:

(i)	it has the power to:

(A)	cast, or control the casting of, at least 51% of the maximum number of votes that might be cast at a general meeting of Caliza; and

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of Caliza;

(ii)	it has the right to receive at least 51% of all dividends and other distributions in respect of equity interests in Caliza; and

(iii)	to the extent permitted by Applicable GAAP, Caliza is consolidated within the Group for accounting purposes in accordance with Applicable GAAP (and, if Caliza is not consolidated, the Borrower shall provide to the Agent, at the same time it delivers consolidated financial statements pursuant to Clause 21.1 (Financial statements), pro forma financial statements for the Group (for the avoidance of doubt, including the Caliza Group)).

(b)	The Borrower shall if it owns (directly or indirectly) any shares in Centurion, ensure that:

(i)	it has the power to:

(A)	cast, or control the casting of, at least 51% of the maximum number of votes that might be cast at a general meeting of Centurion; and

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of Centurion;

(ii)	it has the right to receive at least 51% of all dividends and other distributions in respect of equity interests in Centurion; and

(iii)	to the extent permitted by Applicable GAAP, Centurion is consolidated within the Group for accounting purposes in accordance with Applicable GAAP (and, if Centurion is not consolidated, the Borrower shall provide to the Agent, at the same time it delivers consolidated financial statements pursuant to Clause 21.1 (Financial statements), pro forma financial statements for the Group (for the avoidance of doubt, including the Centurion Group)).

23.35	Alternative Club Loan

(a)	In this Clause 23.35:

(i)	“Amendment Terms” means, in connection with any amendments to this Agreement that may be required pursuant to paragraphs (b) or (c) below, the terms of an amendment and restatement agreement in relation to this Agreement (including as a schedule to that agreement an amended and restated form of this Agreement) and of such other documents as may be entered into in connection with those amendments (including in connection with any extension or ratification of the Transaction Security), as such terms may be agreed or determined in accordance with paragraphs (d) to (f) below;

(ii)	“Consent Date” means the date on which the Agent under (and as defined in) the 2012 Facilities Agreement notifies the Borrower that the Majority Lenders under (and as defined in) the 2012 Facilities Agreement have consented to all of the amendments to the 2012 Facilities Agreement requested in the Consent Request;

(iii)	“Consent Request” means a consent request in the agreed form delivered by the Borrower (in its capacity as the Parent under (and as defined in) the 2012 Facilities Agreement) to the Agent under (and as defined in) the 2012 Facilities Agreement requesting the consent of the Majority Lenders under (and as defined in) the 2012 Facilities Agreement to certain amendments to the terms of the 2012 Facilities Agreement;

(iv)	“Day 30” means the date falling 30 days after the date of this Agreement;

(v)	“Day 60” means the date falling 60 days after the date of this Agreement;

(vi)	“Day 60 + 5” means the date falling five Business Days after Day 60;

(vii)	“Day 90” means the date falling 90 days after the date of this Agreement;

(viii)	“Day 90 + 5” means the date falling five Business Days after Day 90; and

(ix)	“Negotiation Period” means the period from (but excluding) Day 30 to (and including):

(A)	(if the Borrower has delivered a Consent Request on or before Day 30) the earlier of Day 90 and the Consent Date; and

(B)	(if the Borrower has not delivered a Consent Request on or before Day 30) Day 60,

provided that, for the avoidance of doubt, if the Borrower has delivered a Consent Request on or before Day 30 and the Consent Date has occurred on or before Day 30, there shall be no Negotiation Period.

(b)	In the event that:

(i)	the Borrower has delivered a Consent Request on or before Day 30; and

(ii)	the consent of the Majority Lenders under (and as defined in) the 2012 Facilities Agreement to any of the amendments requested in the Consent Request has not been given on or before Day 90,

then any term of this Agreement corresponding to a term of the 2012 Facilities Agreement in respect of which such consent was sought and not given on or before Day 90, shall, on or before Day 90 + 5, be amended to conform to the corresponding term of 2012 Facilities Agreement in accordance with paragraphs (d) to (f) below.

(c)	In the event that the Borrower has not delivered a Consent Request to the Agent under (and as defined in) the 2012 Facilities Agreement on or before Day 30, then any term of this Agreement corresponding to a term of the 2012 Facilities Agreement in respect of which the consent of the Majority Lenders under (and as defined in) the 2012 Facilities Agreement to an amendment would have been sought in the Consent Request (determined with reference to the term sheet annexed to the mandate letter dated 5 September 2014 in respect of the Facilities, and had the Consent Request been delivered on or before Day 30) shall, on or before Day 60 + 5, be amended to bring it into line with the corresponding term of 2012 Facilities Agreement in accordance with paragraphs (d) to (f) below.

(d)	The Borrower and the Agent (acting on the instructions of the Majority Lenders) shall work together in good faith during any Negotiation Period to agree the Amendment Terms.

(e)	If any amendments to this Agreement are required pursuant to paragraph (b) or paragraph (c) above, but the Borrower and the Agent have failed to reach an agreement on any Amendment Terms by close of business in London on the last day of the relevant Negotiation Period, then the Amendment Terms in respect of which no agreement has been reached shall be specified by the Agent (acting on the instructions of the Majority Lenders and only insofar as is strictly necessary for the amendments required).

(f)	If any amendments to this Agreement are required pursuant to paragraph (b) or paragraph (c) above, the Borrower shall execute any documents and take any other actions as the Agent (acting on the instructions of the Majority Lenders) or Security Agent (acting on the instructions of the Agent, itself acting on the instructions of the Majority Lenders) may reasonably request to effect the Amendment Terms.

23.36	Relevant Convertible/Exchangeable Obligations

The Borrower shall (and shall ensure that all members of the Group shall) ensure that in relation to any issuance of Relevant Convertible/Exchangeable Obligations where there is a related Permitted Put/Call Transaction, at the time of the issuance of the Relevant Convertible/Exchangeable Obligations, the aggregate of (i) the maximum applicable coupon (excluding any amounts payable as a result of or in relation to any withholding tax) on the Relevant Convertible/Exchangeable Obligations (expressed as a percentage on an annual basis) plus the premium associated with any Permitted Put/Call Transaction(s) related to those Relevant Convertible/Exchangeable Obligations (expressed as a percentage of the aggregate principal amount of such issuance of Relevant Convertible/Exchangeable Obligations) divided by (ii) the number of years for which those Relevant Convertible/Exchangeable Obligations are issued, will be less than or equal to 15 per cent. per annum.

23.37	Swiss restrictions on Facilities

The Borrower shall not (and shall ensure that no other member of the Group will) permit that any proceeds of the Facilities be remitted, directly or indirectly, to any Swiss tax resident company or Swiss tax resident permanent establishment, where this remittance could be viewed as a use of such proceeds in Switzerland (whether through an intercompany loan or advance by any other Group entities or otherwise) as per the practice of the Swiss Federal Tax Administration, unless the Swiss Federal Tax Administration confirms in a written advance tax ruling (based on a fair description of the fact pattern in the tax ruling request made by the Borrower or other relevant member of the Group) that such use of proceeds in Switzerland does not lead to Swiss withholding tax becoming due on or in respect of a Facility or any part thereof.

23.38	Conditions subsequent

(a)	The Borrower shall appear (and ensure that each member of the Group party to the relevant document appears) before a notary in Spain for the purpose of raising this Agreement, the document described at paragraph 3(a)(ii) of Part I (Initial Conditions Precedent) of Schedule 2 and any document required for the Borrower and each Original Guarantor to accede to the Intercreditor Agreement to the status of a Spanish Public Document on or before the date falling 10 Business Days after the date of this Agreement.

(b)	The Borrower shall ensure that, on or before the date falling 30 Business Days after the date of this Agreement, the Security Agent has received evidence in form and substance satisfactory to it of the registration of the Transaction Security Document referred to in sub paragraph (a)(i) of paragraph 3 (Transaction Security Documents) of Part I of Schedule 2 (Conditions Precedent) with the Registro Único de Garantías Mobiliarias of Mexico.

(c)	The Borrower shall (and shall ensure that each member of the Group party to the relevant document will), upon the request of the Agent, appear before a notary in Spain for the purpose of raising to the status of a Spanish Public Document:

(i)	any Accession Letter; and

(ii)	any other Finance Document (or other document required in connection with a Finance Document) that the Agent may reasonably request be raised to the status of a Spanish Public Document,

provided that (unless the Borrower otherwise agrees) the Agent may not request that any member of the Group appear before a notary:

(A)	on a date falling less than 30 days after the date of the request; and

(B)	(where the Lenders are also required to appear before the notary in relation to a document) unless Lenders representing at least 80 per cent. of the Total Commitments (or such lesser number as would represent the remainder of the Lenders that have yet to appear in relation to the document) will also appear before the notary at the same time.

23.39	Intercreditor Agreement

(a)	The Borrower shall procure, on or before (and with effect on and from) the 2015 Amendment Intercreditor Effective Date, the amendment and restatement of the Intercreditor Agreement.

(b)	The Finance Parties authorise the Agent and Security Agent (as applicable) to effect the amendment of the Intercreditor Agreement pursuant to paragraph (a) and any related amendments to the Finance Documents.

24.	COVENANT RESET DATE

On or after the Covenant Reset Date this Agreement shall, if the Borrower so elects by notice to the Agent, automatically be amended as follows:

(a)	The definition of “Majority Lenders” shall be amended so that to the words “66 2⁄3 % or more” shall in (both places where it appears) be replaced with “more than 50%”.

(b)	Paragraph (m) of the definition of Permitted Acquisition in Clause 1.1 (Definitions) shall be deleted and replaced by the following:

“(m)	any other acquisition of a company, of shares, securities or a business or undertaking (or, in any case, any interest in any of them) provided that the Borrower has delivered to the Agent a certificate signed by an Authorised Signatory confirming that, on a pro forma basis, assuming that the Acquisition had been made immediately prior to the first day of the most recent Reference Period for which a Compliance Certificate has been or is required to have been delivered under this Agreement, the Borrower would have been in compliance with the financial covenant in paragraph (b) of Clause 22.2 (Financial condition) as at the last day of the most recent Reference Period for which a Compliance Certificate has been or is required to have been delivered under this Agreement;”

(c)	Paragraph (k) of the definition of Permitted Disposal in Clause 1.1 (Definitions) shall be deleted and replaced with the following:

“(k)	of shares in any member of the Group (provided that all such shares in that entity owned by a member of the Group are the subject of the Disposal) or of any other asset, in each case on arm’s length terms and for full market value;”

(d)	Paragraph (q) of the definition of Permitted Financial Indebtedness in Clause 1.1 (Definitions) shall be deleted and replaced by the following:

“(q)	not permitted by the preceding paragraphs or as a Permitted Transaction provided that the Borrower has delivered to the Agent a certificate signed by an Authorised Signatory confirming that, on a pro forma basis, assuming that the Financial Indebtedness had been incurred and the proceeds had been applied (to the extent required) in accordance with Clause 8 (Mandatory Prepayment) in the way in which such proceeds are intended by the Group to be applied immediately prior to the first day of the most recent Reference Period for which a Compliance Certificate has been or is required to have been delivered under this Agreement, the Borrower would have been in compliance with the financial covenant in paragraph (b) of Clause 22.2 (Financial condition) as at the last day of the most recent Reference Period for which a Compliance Certificate has been or is required to have been delivered under this Agreement;”

(e)	In the definition of Permitted Guarantee in Clause 1.1 (Definitions):

(i)	paragraph (f)(v) shall be deleted and replaced with the following:

“(v)	any of paragraphs (i) to (l), paragraph (n) or paragraph (q);”

(ii)	paragraph (m) shall be deleted and replaced with the following:

“(m)	any other guarantee given by a member of the Group in favour of a bank or financial institution in respect of obligations of that bank or financial institution to a third party that does not fall within paragraph (d) above provided that at any time the aggregate principal amount guaranteed by all such guarantees then outstanding under this paragraph (m) does not exceed $900,000,000 (and provided further that any performance bonds, banker’s acceptances or guarantee, bonding, documentary or stand-by letter of credit facilities shall only be counted towards such limit to the extent that such performance bond, banker’s acceptance, guarantee, bonding, documentary or stand-by letter of credit facility constitutes Debt);”.

(f)

In paragraph (d) of the definition of Permitted Joint Venture in Clause 1.1 (Definitions), the figure “$400,000,000” shall (in both places where it appears) be deleted and replaced with “$500,000,000” and the wording which reads “(when aggregated with the aggregate amount of the consideration for acquisitions falling within paragraph (m) of the definition of Permitted Acquisition (excluding any such amount that is funded from Reinvestment Proceeds Sources) in that Financial Year)” shall be deleted.

(g)	In paragraph (k) of the definition of Permitted Loan in Clause 1.1 (Definitions), the figure “$250,000,000” shall be deleted and replaced with “$500,000,000”.

(h)	The definition of “Super Majority Lenders”, and the word “Super” at paragraph (c) of Clause 39.2 (Exceptions), shall be deleted.

(i)	Clause 8 (Mandatory Prepayment) shall be amended so that Disposal Proceeds, Caliza Proceeds, Centurion Proceeds, Permitted Equity Fundraising Proceeds and Permitted Debt Fundraising Proceeds may be used for reinvestment in the business of the Group (including, but not limited to, towards any Capital Expenditure, Caliza Expansion Capital, Centurion Expansion Capital, Permitted Acquisition or Permitted Joint Venture), repayment of any Financial Indebtedness or any other purpose otherwise permitted or not restricted by the terms of this Agreement.

(j)	Paragraph (b) (Consolidated Leverage Ratio) of Clause 22.2 (Financial condition) shall be deleted and replaced by the following:

“(b)	Consolidated Leverage Ratio: the Consolidated Leverage Ratio in respect of any Reference Period shall not exceed 4.25:1.”

(k)	Paragraphs (c) (Capital Expenditure, (d) (Caliza Capital Expenditure) and (e) (Centurion Capital Expenditure) of Clause 22.2 (Financial condition) shall be deleted.

(l)	In paragraph (b)(P) of Clause 23.5 (Negative pledge), the figure “$500,000,000” shall be deleted and replaced by “five per cent. of the total consolidated gross assets of the Group at that time”.

(m)	Clause 23.8 (Change of business) shall be deleted and replaced with the following:

“23.8	Change of business

The Borrower shall ensure that no substantial change is made to the general nature of the business of the Borrower, the Obligors of the Group taken as a whole from that carried on at the date of this Agreement.”

(n)	Clause 23.24 (Dividends and share redemption), Clause 23.25 (Existing Financial Indebtedness and Permitted Fundraisings), Clause 23.26 (Share capital), Clause 23.31 (Restriction on exercise of perpetual bond call options), and Clause 23.36 (Relevant Convertible/Exchangeable Obligations) shall be deleted.

(o)	In Clause 23.27 (Amendments), the words “any document evidencing or relating to Existing Financial Indebtedness or” shall be deleted (in both places where they appear).

(p)	Clause 23.28 (Treasury Transactions) shall be deleted and replaced with the following:

“23.8	Treasury Transactions

No Obligor shall (and the Borrower shall procure that no other member of the Group will) enter into any Treasury Transaction other than for the hedging of actual or projected real exposures arising in the ordinary course of business of a member of the Group and not for speculative purposes.”

(q)	Paragraph (d) of Clause 39.2 (Exceptions) shall be deleted.

25.	AUTOMATIC RELEASE OF TRANSACTION SECURITY

25.1	Release of Mexican Security Trust Agreement

Notwithstanding any term in the Intercreditor Agreement to the contrary, on the first Business Day falling after the date of this Agreement on which all of the following conditions are met:

(a)	the Consolidated Leverage Ratio of the two most recently completed Reference Periods in respect of which Compliance Certificates have been delivered under this Agreement was not greater than 3.75:1; and

(b)	the Borrower has delivered a certificate (signed by an Authorised Signatory and dated no earlier than the date of most recent Compliance Certificate referred to in paragraph (a) above) confirming that no Default is continuing at the date of that certificate, provided that no other unsubordinated Financial Indebtedness of the Borrower shall benefit from the Mexican Security Trust Agreement, and (subject to receipt of written notice from the Agent in accordance with Clause 25.3 (Notification by Agent) below) the Security Agent is irrevocably authorised (at the cost of the relevant Obligor, Security Provider or the Borrower and without any consent, sanction, authority or further confirmation from any Secured Party, Obligor or Security Provider) to promptly instruct (and the Security Agent shall so instruct) the Mexican Security Trustee to release the Security over the assets of the Mexican Security Trust Agreement and any of the assets subject to the Mexican Security Trust Agreement, and to execute and deliver or enter into any termination or release of that Transaction Security and any assets affected thereunder if approved in exchange for a release from the other parties to the Mexican Security Trust Agreement.

25.2	Release of Transaction Security - other jurisdictions

Notwithstanding any term in the Intercreditor Agreement to the contrary, on the first Business Day falling after the date of this Agreement on which all of the following conditions are met:

(a)	the Consolidated Leverage Ratio for the two most recently completed Reference Periods in respect of which Compliance Certificates have been delivered under this Agreement was not greater than 3.75:1; and

(b)	the Borrower has delivered a certificate (signed by an Authorised Signatory and dated no earlier than the date of most recent Compliance Certificate referred to in paragraph (a) above) confirming that no Default is continuing at the date of that certificate, provided that no other unsubordinated Financial Indebtedness of the Borrower shall benefit from the Transaction Security not referred to in Clause 25.1 (Release of Mexican Security Trust Agreement) and (subject to receipt of written notice from the Agent in accordance with Clause 25.3 (Notification by Agent) below) the Security Agent is irrevocably authorised (at the cost of the relevant Obligor, Security Provider or the Borrower and without any consent, sanction, authority or further confirmation from any Secured Party, Obligor or Security Provider) to promptly release (and the Security Agent shall so release) the Transaction Security not already released pursuant to Clause 25.1 (Release of Mexican Security Trust Agreement) above and any other claim over the assets subject to that Transaction Security, and to execute and deliver or enter into (and the Security Agent shall execute and deliver or enter into) any release of that Transaction Security or claim that may, in the discretion of the Security Agent, be considered necessary or desirable.

25.3	Notification by Agent

The Agent shall promptly notify the Security Agent in writing on the date at which the conditions set out in Clause 25.1 (Release of Mexican Security Trust Agreement) have been satisfied and on the date at which the conditions set out in Clause 25.2 (Release of Transaction Security - other jurisdictions) have been satisfied.

25.4	Finance Parties’ and Obligors’ actions

Each Finance Party and each Obligor will:

(a)	do all things that the Security Agent or the Borrower reasonably requests in order to give effect to this Clause 25 (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that the Security Agent or the Borrower may consider to be necessary to give effect to the releases contemplated by Clause 25.1 (Release of Mexican Security Trust Agreement) and Clause 25.2 (Release of Transaction Security - other jurisdictions) and the voting in favour of any amendment to the Intercreditor Agreement proposed by the Borrower in order to give effect to this Clause 25);

(b)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 25 or is otherwise prevented from taking or, with respect to any Finance Party, is unable to take the actions contemplated by this Clause 25 and requests that a Finance Party take that action, each Finance Party will undertake that action itself in accordance with the instructions of the Security Agent or grant a power of attorney to the Security Agent (on such terms as the Security Agent may reasonably require) to enable the Security Agent to take such action under applicable law (any such power of attorney, with respect to any enforcement of Transaction Security governed by Spanish law or any claim against an Obligor or Security Provider incorporated in Spain, shall be notarised and apostilled); and

(c)	if the Security Agent is not entitled to take any of the actions contemplated by this Clause 25 with respect to any Obligor or requests that any Obligor take any such action, such Obligor shall take that action itself in accordance with the instructions of the Security Agent.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 (except for Clause 26.16 (Acceleration)) is an Event of Default.

26.1	Non-payment

An Obligor does not pay on the due date any amount payable to or for the account of a Lender pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless such failure to pay is caused by an administrative error or technical difficulties within the banking system in relation to the transmission of funds and payment is made within three Business Days of its due date.

26.2	Financial Covenants and other obligations

Any requirement of Clause 22 (Financial Covenants) is not satisfied or the Borrower fails to deliver any Compliance Certificate in accordance with Clause 21.2 (Compliance Certificate).

26.3	Other obligations

(a)	An Obligor or any other member of the Group does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial Covenants and other obligations)).

(b)	No Event of Default under paragraph (a) of this Clause 26.3 above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving written notice to the Borrower or an Obligor becoming aware of the failure to comply, whichever is the earlier.

26.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) of this Clause 26.4 will arise if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 15 Business Days of the Agent giving written notice to the Borrower or an Obligor becoming aware of the failure to comply, whichever is the earlier.

26.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member of the Group or any Obligor becomes entitled to declare any Financial Indebtedness of any member of the Group or any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) of this Clause 26.5 is less than $50,000,000 (or its equivalent in any other currency or currencies).

26.6	Insolvency

(a)	Any of the Obligors or Material Subsidiaries is unable or admits inability to pay its debts as they fall due (including a state of cessation des paiements within the meaning of the French Commercial Code) or, by reason of actual financial difficulties: (i) suspends or threatens to suspend making payments on any of its debts in an aggregate amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) or (ii) commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness in respect of an aggregate amount of indebtedness exceeding $50,000,000 (or its equivalent in any other currency or currencies).

(b)	The value of the assets of any of the Obligors or Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities other than any such liabilities arising under Clause 19 (Guarantee and Indemnity)) other than:

(i)

in the case of CEMEX Corp. or the Holding Company of CEMEX Corp. or any other Holding Company which (A) is not an Obligor, (B) is not a Holding Company incorporated in Mexico or (C) does not, on a solus basis, satisfy the requirements of paragraphs (a), (b) or (c) of the definition of Material Subsidiary, liabilities (including contingent and prospective liabilities) owed by such companies on and at any time after the date of this Agreement to another member of the Group provided that, in each case, such liabilities of such companies are subordinated to the claims of the Lenders in the event of the bankruptcy, winding-up or liquidation of such companies or an acceleration under Clause 26.16 (Acceleration); and

(ii)	in the case of the Holding Company of CEMEX Corp. when consolidating CEMEX Corp. or when considering the value of its shareholding in CEMEX Corp., any liabilities (including contingent and prospective liabilities) owed by CEMEX Corp. to another member of the Group provided that, such liabilities of CEMEX Corp. are subordinated to the claims of the Lenders in the event of the bankruptcy, winding-up or liquidation of CEMEX Corp. or an acceleration under Clause 26.16 (Acceleration).

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors or Material Subsidiaries.

26.7	Insolvency proceedings

Any corporate action, legal proceeding or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, the opening of proceedings for sauvegarde, sauvegarde financière accélérée, redressement judiciaire or liquidation judiciaire or judgment for cession totale ou partielle de l’entreprise pursuant to articles L. 620-1 to L. 670-8 of the French Commercial Code, Irish law examinership, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise, including, in the context of a mandat ad hoc or of a conciliation in accordance with articles L. 611-3 to L. 611-16 of the French Commercial Code), concurso mercantil, quiebra of any of the Obligors or Material Subsidiaries other than a solvent liquidation or reorganisation of any of the Material Subsidiaries;

(b)	a composition, assignment or arrangement with any class of creditor of any of the Obligors or Material Subsidiaries;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Material Subsidiaries), receiver, administrator, mandataire ad hoc, conciliateur, examiner, conciliador, administrative receiver, compulsory manager or other similar officer in respect of any of the Obligors or Material Subsidiaries or any of their assets, or any analogous procedure or step is taken in any jurisdiction.

This paragraph shall not apply to any winding-up petition (or equivalent procedure in any jurisdiction) which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

26.8	Expropriation and sequestration

(a)	Any expropriation or sequestration (or equivalent event under any applicable law) affects any asset or assets of any Obligor or any Material Subsidiary and has a Material Adverse Effect.

(b)	The authority or ability of the Borrower or any Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any Material Subsidiary (or, in each case, any of its assets) with an aggregate book value equal to 5 per cent. or more of the gross book value of the assets of the Group (on a consolidated basis).

26.9	Availability of foreign exchange

(a)	Any restriction or requirement not in effect on the date hereof shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by any Obligor for the purpose of performing any material obligations under the Finance Documents, any certificates, waivers, or any other agreements delivered pursuant to the Finance Documents.

(b)	Paragraph (a) above shall not apply to any such restriction or requirement imposed as a result of a member state of the European Union which is a Participating Member State in relation to the euro ceasing to be a Participating Member State in relation to the euro, unless such restriction or requirement would be reasonably likely to result in a Material Adverse Effect.

26.10	Creditors’ process and enforcement of Security

(a)	Any Security is enforced against any Obligor or any Material Subsidiary.

(b)	Any attachment, distress or execution (including any of the enforcement proceedings provided for in French Ordinance nº 2011-1895 of 19 December 2011) affects any asset or assets of any Obligor or any Material Subsidiary which is reasonably likely to cause a Material Adverse Effect.

(c)	No Event of Default under paragraph (a) or (b) of this Clause 26.10 will occur if:

(i)	the action is being contested in good faith by appropriate proceedings;

(ii)	the principal amount of the indebtedness secured by such Security or in respect of which such attachment, distress or execution is carried out represents less than $50,000,000 (or its equivalent in any other currency or currencies); and

(iii)	the enforcement proceedings, attachment, distress or execution is or are discharged within 60 days of commencement.

26.11	Ownership of Obligors

(a)	Any Obligor (other than the Borrower) ceases to be a wholly owned Subsidiary of the Borrower (or, in the case of CEMEX España, CEMEX Concretos, CEMEX Finance, CEMEX Corp. or any España Subsidiary Guarantor, the Borrower’s percentage indirect shareholding in CEMEX España, CEMEX Concretos, CEMEX Finance, CEMEX Corp. or that España Subsidiary Guarantor is reduced from the percentage as at the date of this Agreement) except if it is the subject of a Third Party Disposal.

(b)	Either of the following events occurs:

(i)	a Change of Control; or

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions.

26.12	Judgment

(a)	A final judgment or judgments or order or orders not subject to further appeal for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower and/or any of its Subsidiaries that are neither discharged nor bonded in full within 60 days thereafter; or

(b)	Any Obligor or any Material Subsidiary fails to comply with or pay any sum due from it under any judgment or any order made or given by any court of competent jurisdiction (in each case in an amount in aggregate exceeding $50,000,000 at any time) save unless payment of any such sum is suspended pending an appeal.

26.13	Unlawfulness

(a)	It is or becomes unlawful for an Obligor or any other member of the Group that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents where non-performance is reasonably likely to cause a Material Adverse Effect.

(b)	Any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective except in accordance with the terms of the Finance Documents.

(c)	Any obligation or obligations of any Obligor under any Finance Documents or any other member of the Group under the Intercreditor Agreement are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(d)	Any Finance Document ceases to be in full force and effect or is alleged by an Obligor to be ineffective except in accordance with the terms of the Finance Documents.

26.14	Repudiation

An Obligor repudiates a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any of the Transaction Security.

26.15	Failure to perform payment obligations

Any material adverse change arises in the financial condition of the Group taken as a whole which the Majority Lenders reasonably determine would result in the failure by the Obligors (taken as a whole) to perform their payment obligations under any of the Finance Documents.

26.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower (but, in respect of any French Obligor, subject to the mandatory provisions of articles L. 620-1 to L. 670-8 of the French Commercial Code):

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	make demand on any Guarantor under this Agreement in respect of amounts due and payable under or in connection with this Agreement without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; and/or

(e)	subject to the Intercreditor Agreement (including the requirements of clause 7.2 (Enforcement Instructions) thereof), exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents, provided that, in the case of an Event of Default under Clause 26.6 (Insolvency) or Clause 26.7 (Insolvency proceedings) with respect to an Obligor, all of the Total Commitments shall be cancelled automatically and immediately and all Utilisations under the Facilities (together with accrued interest and all other amounts accrued under the Finance Documents) shall become due and payable automatically and immediately without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

SECTION 9

CHANGES TO PARTIES

27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27 and to Clause 28 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights and benefits; or

(b)	transfer by novation any of its rights, benefits and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2	Conditions of assignment or transfer

(a)	The express written consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to a bank;

(ii)	to another Lender or an Affiliate of a Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The express written consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time. For the avoidance of doubt, it shall not be considered unreasonable for the consent of the Borrower to be withheld in the case of an assignment or transfer to a hedge fund.

(c)	(Other than in the case of an assignment permitted by paragraph (b) of Clause 28.1 (Permitted Debt Purchase Transactions)) an assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedures set out in Clause 27.5 (Procedure for transfer) are complied with.

(e)	If:

(i)	a Lender assigns, transfers, declares a trust or grants Security over any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of the assignment, transfer, declaration of trust, grant of Security or change (other than because of any change in law), an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross-Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, declaration of trust, grant of Security or change had not occurred.

(f)	An assignment or transfer shall (unless the Agent at its discretion (and acting in accordance with Clause 30.2 (Interests of Lenders)) agrees otherwise) only be effective if the Assignment Agreement or (as applicable) Transfer Certificate has been raised to the status of a Spanish Public Document and the powers of attorney and authorisations granted under the Finance Documents have been ratified under such Spanish public deed. For the avoidance of doubt, the Agent shall not be responsible for the cost of raising the Assignment Agreement or (as applicable) Transfer Certificate to the status of a Spanish Public Document.

(g)	On an assignment or transfer by an Existing Lender of all of its Facility A Commitment or all of its Facility B Commitment to a New Lender, the Existing Lender shall, on or prior to the Transfer Date, endorse and deliver to the New Lender any Promissory Note(s) issued to the Existing Lender in respect of the transferred or assigned Facility A Commitment or Facility B Commitment, as applicable. The Borrower shall, promptly upon request by the New Lender and at the Borrower’s cost, replace the endorsed Promissory Note(s) by issuing new Promissory Note(s), setting forth the amount of such Facility A Commitment assigned or transferred to the New Lender or (as applicable) the amount of the Facility B Commitment assigned or transferred to the New Lender, under the name of the New Lender, which shall be released (through the Custodian, if any), duly signed, to the New Lender, upon tendering of the endorsed Promissory Note(s) to the Borrower.

(h)	On an assignment or transfer by an Existing Lender of part of its Facility A Commitment or part of its Facility B Commitment to a New Lender, such Existing Lender shall tender (or procure that the Custodian tenders) to the Borrower, on the Transfer Date, the Promissory Note(s) issued to such Existing Lender evidencing such Existing Lender’s Facility A Commitment or Facility B Commitment (as applicable), and the Borrower shall promptly, at the cost of the Borrower, issue (i) to the Existing Lender, a Promissory Note setting forth the amount of the Facility A Commitment of the Existing Lender not assigned or transferred to the New Lender or (as applicable) a Promissory Note setting forth the amount of the Facility B Commitment of the Existing Lender not assigned or transferred to the New Lender and (ii) to the New Lender, a Promissory Note setting forth the amount of the Facility A Commitment of the New Lender assigned or transferred to it by the Existing Lender or (as applicable) a Promissory Note setting forth the amount of the Facility B Commitment of the New Lender assigned or transferred to it by the Existing Lender. Any such new Promissory Notes shall be issued under the name of the Existing Lender or the New Lender (as applicable), and shall be released (through the Custodian, if any), duly signed, to the Existing Lender and the New Lender, upon tendering to the Borrower of the Promissory Notes previously issued to the Existing Lender in respect of the relevant Facility A Commitments or Facility B Commitments, as applicable.

(i)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(j)	The minimum amount of an assignment or transfer shall be the lower of $1,000,000 (or equivalent) or (if less) the amount of a Lender’s Commitments.

(k)	Following an increase in the Commitments pursuant to Clause 2.2 (Accordion), an Accordion Lender in respect of that increase may not assign or transfer its rights or obligations in relation to its increased Commitments until after the end of the Availability Period in relation to those increased Commitments.

(l)	In relation to any assignment or transfer by an Existing Lender of part of its Commitments in relation to a Facility, where the Existing Lender has, on the Transfer Date immediately prior to the assignment or transfer, any Available Commitment in relation to that Facility, the assignment or transfer shall be made such that a proportionate amount of the Existing Lender’s Available Commitment is assigned or transferred to the New Lender.

27.3	Assignment or transfer fee

Unless the Agent otherwise agrees, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000.

27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c)

below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.7	Copy of Transfer Certificate, Assignment Agreement or Accordion Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Accordion Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Accordion Confirmation.

27.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) or any assignment pursuant to Clause 27.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

27.10	French law provisions

(a)	To the extent a transfer of rights and obligations hereunder could be construed as a novation within the meaning of articles 1271 et seq. of the French Civil Code, each Party agrees that upon a transfer under Clauses 27.1 (Assignments and transfers by the Lenders) and 27.5 (Procedure for transfer), the Security created under the French law governed Transaction Security Documents shall be preserved and maintained for the benefit of the Security Agent, the New Lender and the remaining Finance Parties pursuant to articles 1278 et seq. of the French Civil Code.

(b)	The New Lender may, in case of an assignment of rights by an Existing Lender hereunder, if it considers it necessary to make such transfer effective as against third parties, arrange for the Assignment Agreement to be notified by way of signification to any French Obligor in accordance with article 1690 of the French Civil Code.

28.	DEBT PURCHASE TRANSACTIONS

28.1	Permitted Debt Purchase Transactions

(a)	The Borrower shall not (and shall procure that no other member of the Group or any Affiliate of the Borrower shall) (i) enter into any Permitted Debt Purchase Transaction other than in accordance with the other provisions of this Clause 28.1 or (ii) be party to (or beneficially own all or any part of the share capital of a company that is a Lender or a party to) any Restricted Debt Purchase Transaction.

(b)	The Borrower may purchase by way of assignment, pursuant to Clause 27 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below;

(iii)	such purchase is made at a time when no Default is continuing; and

(iv)	the consideration for such purchase is funded from that part of any Relevant Proceeds which is permitted to be retained by the Group and is not required to be applied to prepay the Facilities or to prepay, redeem, repay, retire, or purchase other Financial Indebtedness (or to be placed in a Reserve for such purpose) pursuant to Clause 8 (Mandatory Prepayment).

(c)

(i)	A Permitted Debt Purchase Transaction referred to in paragraph (a) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(ii)	Prior to 11.00 am on a given Business Day (the “Solicitation Day”) the Borrower or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facilities to enable them to offer to sell to the Borrower an amount of their participation in one or more Term Facilities. Any Lender wishing to make such an offer shall, by 11.00 am on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations in the Term Facilities it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Borrower on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Borrower) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11.00 am on the fourth Business Day following such Solicitation Day, the Borrower shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the average price paid for the purchase of participations. The Agent shall disclose such information to any Lender that requests such disclosure.

(iii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Borrower shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in the Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in the Term Facility receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Permitted Debt Purchase Transaction referred to in paragraph (a) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows.

(ii)

The Borrower may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations in one or more of the Term Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Term Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 am on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Borrower on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the Term Facilities pursuant to an Open Order Process shall be completed and settled by the Borrower on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in a Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of the Facility A Loans to which an Open Order relates would be exceeded, the Borrower shall only accept such offers on a pro rata basis.

(v)	The Borrower shall, by 11.00 am on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Term Facilities to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Permitted Debt Purchase Transaction entered into pursuant to this Clause 28.1, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment pursuant to Clause 27 (Changes to the Lenders), the portions of the Term Loans to which it relates shall be extinguished and any related Repayment Instalments will be reduced pro rata accordingly;

(ii)	such Permitted Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	the Borrower shall be deemed to be an entity which fulfils the requirements of Clause 27.1 (Assignments and transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iv)	no member of the Group shall be deemed to be in breach of any provision of Clause 23 (General Undertakings) solely by reason of such Permitted Debt Purchase Transaction;

(v)	Clause 32 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Permitted Debt Purchase Transaction; and

(vi)	for the avoidance of doubt, any extinguishment of any part of the Utilisations shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

(g)	The Agent shall be under no obligation to act as Purchase Agent under any transaction contemplated by this Clause 28.1.

29.	CHANGES TO THE OBLIGORS

29.1	Assignment and Transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Guarantors and Additional Security Providers

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 21.7 (“Know your client” checks), the Borrower may request that any of its wholly owned Subsidiaries become an Additional Guarantor or an Additional Security Provider by:

(i)	the Borrower delivering to the Agent a duly completed and executed Accession Letter; and

(ii)	the Borrower delivers (or procures that the Additional Guarantor or Additional Security Provider (as the case may be) delivers) all of the documents and other evidence referred to in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor or Additional Security Provider to the Agent.

(b)	The Agent shall notify the Obligors and the Lenders promptly upon being satisfied that it has received all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

29.3	Resignation of a Guarantor

(a)	In this Clause 29.3 (Resignation of a Guarantor) and Clause 29.6 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of all of the issued share capital of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 23.20 (Disposals) or made with the approval of the Majority Lenders (and the Borrower has confirmed this is the case).

(b)	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal and the Borrower has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

(c)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 19 (Guarantee and Indemnity);

(iii)	the Borrower has confirmed that it shall ensure, if so required, that the Disposal Proceeds will be applied in accordance with Clause 8 (Mandatory Prepayment).

(d)	The resignation of a Guarantor shall not be effective until the date of the relevant Third Party Disposal, at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

29.4	Resignation of a Security Provider

(a)	The Borrower may request that a Security Provider ceases to be a Security Provider by delivering to the Agent a Resignation Letter if:

(i)	the Transaction Security granted by that Security Provider is being released under and in accordance with the Intercreditor Agreement and the Borrower has confirmed that this is the case; or

(ii)	all the Lenders have consented to the resignation of that Security Provider.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower has confirmed that the Transaction Security granted by that Security Provider has not become enforceable in accordance with its terms.

(c)	The resignation of that Security Provider shall not be effective until the date on which the Transaction Security granted by the Security Provider has been released under and in accordance with the Intercreditor Agreement, at which time that company shall cease to be a Security Provider and shall have no further rights or obligations under the Finance Documents as a Security Provider.

29.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Affiliate that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.6	Resignation and release of Security on disposal

If a Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Obligor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Obligor, the Security Agent may, at the cost and request of the Borrower, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Obligor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(c)	if the disposal of that Obligor is not made, the Resignation Letter of that Obligor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Obligor and the Transaction Security created or intended to be created by or over that Obligor shall continue in such force and effect as if that release had not been effected.

SECTION 10

THE FINANCE PARTIES

30.	ROLE OF THE AGENT

30.1	Appointment of the Agent

(a)	Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents (including the appointment of any sub-agents or local agents to assist in administration of payments, the supervision or enforcement of any of the Finance Documents) together with any other incidental rights, powers, authorities and discretions.

30.2	Interests of Lenders

Without limiting paragraphs (a) to (c) of Clause 30.8 (Majority Lenders’ instructions), in connection with the exercise of its powers, authorities or discretions (including, but not limited to, those in relation to any proposed modifications, waiver or authorisation of any breach or proposed breach of any of the provisions of this Agreement), the Agent shall have regard to the general interests of the Lenders (taken as a whole) and shall not have regard to any interest arising from circumstances particular to individual Lenders.

30.3	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Accordion Confirmation to Borrower), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Accordion Confirmation.

(c)	The Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)

The Agent shall provide to the Borrower within three Business Days of a request by the Borrower (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the

Lenders as at that Business Day, their respective Commitments, and the name of the contact person, if any, for whose attention any communication sent to that Lender is to be made or any document delivered under or in connection with the Finance Documents and, in the case of any Lender to whom any communication under or in connection with the Finance Documents may be made by that means, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by that Lender.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

30.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger does not have any obligations or liabilities of any kind to any other Party under or in connection with any Finance Document.

30.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.6	Business with the Group

The Agent, the Security Agent or the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.7	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document (including, for the avoidance of doubt, any representation, notice or document communicating the consent of the Majority Lenders pursuant to Clause 39.1 (Required consents)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts including any Custodian.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents and through any necessary sub-agent, local agent or Affiliate and, for that purpose, may enter into any agreement or cause any agreement to be entered into, by any such sub-agent, local agent or Affiliate, including the execution, delivery, performance or enforcement of any Transaction Security Document.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent is not obliged to disclose to any Finance Party but shall disclose to the Borrower as soon as reasonably practical following a request to do so any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption) (provided that the Borrower, by its signature to this Agreement, agrees to keep such information confidential and not to disclose it to anyone except for its officers, directors, employees and professional advisers on a confidential and “need to know” basis).

30.8	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders (taken as a whole).

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

30.9	Responsibility for documentation

Neither the Agent nor the Arranger is:

(a)	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document or the Transaction Security;

(b)	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.10	Exclusion of liability

(a)	Without limiting paragraph (b) below, neither the Agent nor the Arranger will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security (or the negotiation or implementation of such documents) unless directly caused by its gross negligence or wilful misconduct or wilful breach of any Finance Document (and, for the avoidance of doubt, neither the Agent nor the Arranger will be liable in any circumstances for any consequential loss).

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 30 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any checks pursuant to any laws or regulations relating to money laundering in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	The Agent will have no liability for the acts of its agents, sub-agents or delegates (including Affiliates acting in such capacities) except to the extent that the acts or omissions of such agent or sub-agent (to the extent that it is an Affiliate of the Agent) constitute gross negligence or wilful misconduct.

30.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and its Affiliates (to the extent they act as agents, sub-agents or delegates in relation to the Finance Documents), within three Business Days of demand, against any cost, loss or liability incurred by the Agent and its Affiliates (to the extent they act as agents, sub-agents or delegates in relation to the Finance Documents) (otherwise than by reason of the Agent’s or the relevant Affiliate’s gross negligence or wilful misconduct) in acting as (or, as the case may be, assisting the) Agent under the Finance Documents (unless the Agent or the relevant Affiliate has been reimbursed by an Obligor pursuant to a Finance Document). Any third party referred to in this Clause 30.11 may rely on this Clause 30.11.

30.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the European Union).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30.12. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 21.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 21.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

30.13	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the European Union).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

30.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

30.15	Relationship with the Lenders

(a)	Subject to Clause 27.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	The Agent may disclose to any Lender any information received by it in its capacity as Agent (including, without limitation, details of the identities and Commitments of the Lenders).

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and paragraph (a)(iii) of Clause 35.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

30.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property; and

(f)	the legality, validity, effectiveness, adequacy or enforceability of any action taken or made in connection with any Finance Document.

30.17	Reference Banks

The Parties agree and acknowledge that:

(a)	the Obligors have proposed the names of the entities referred to in the definition of Reference Banks and the appointment of those Reference Banks has been accepted by the Original Lenders and such Reference Banks; and

(b)	each Obligor represents that it considers it beneficial for it to appoint banks of international repute which are Lenders hereunder as Reference Banks for the purposes of this Agreement (instead of other banks which are not Lenders hereunder in order to have Reference Banks which are not Lenders the rates of which could be less representative of market rates).

30.18	Agent’s management time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and Expenses) and Clause 30.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

30.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.20	Role of the Security Agent

(a)	The Security Agent’s duties under this Agreement are solely mechanical and administrative in nature.

(b)	In particular, the role and, inter alia, duties, rights, powers, protections and benefits of the Security Agent are more particularly described in the Intercreditor Agreement, which sets out the basis upon which the Security Agent acts under this Agreement. Should any provision regarding the duties, discretions, rights, benefits, protections, indemnities and immunities of the Security Agent (the “Security Agent Provisions”) conflict or otherwise be inconsistent as between this Agreement and the Intercreditor Agreement, then the Security Agent Provisions as contained in the Intercreditor Agreement shall prevail.

30.21	Reliance and engagement letters

Each Finance Party and Secured Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment Mechanics) or otherwise receives or recovers more than the amount to which it is entitled under the Finance Documents (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 32.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	that Recovering Finance Party’s right of subrogation in respect of any reimbursement shall be cancelled and, as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions

(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

(c)	This Clause 32 shall not impose any obligation on the Security Agent to pay a Sharing Payment to the Agent under Clause 32.1 (Payments to Finance Parties) or Clause 32.4 (Reversal of redistribution).

SECTION 11

ADMINISTRATION

33.	PAYMENT MECHANICS

33.1	Payments to the Agent

(a)	Subject to paragraph (b), on each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) and Clause 30.19 (Deduction from amounts payable by the Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement for the account of its Facility Office, to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

33.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 30.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 33.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 33.2 (Distributions by the Agent).

33.6	Partial payments

(a)	Subject to the provisions of the Intercreditor Agreement, if the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above (but not, for the avoidance of doubt, the pro rata allocation of payments falling within any such paragraph).

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

33.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit is at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

34.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	NOTICES

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or (in accordance with Clause 35.6 (Electronic communication)) by email.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Address:	CEMEX, S.A.B. de C.V.
Avenida Ricardo Margáin Zozaya #325
Colonia Valle del Campestre
San Pedro Garza García, Nuevo León, 66265
México

Fax:	+52 (81) 8888 4465

Attention:	Corporate Finance Director;

with a copy to:

Address:	CEMEX, S.A.B. de C.V.
Avenida Ricardo Margáin Zozaya #325
Colonia Valle del Campestre
San Pedro Garza García, Nuevo León, 66265
México

Fax:	+52 (81) 8888 6779

Attention:	Financial Operations Manager;

(b)	in the case of each Lender, or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

(c)	in the case of the Agent:

Address:	Citibank International plc
5th Floor, Citigroup Centre
Mail Drop CGC2 05-65
25 Canada Square, Canary Wharf
London E14 5LB
United Kingdom

Fax:	+44 (0) 20 7492 3980 / +44 (0) 20 7067 9536

Attention:	EMEA Loans Agency; and

(d)	in the case of the Security Agent:

Address:	Third Floor, 1 King’s Arms Yard
London EC2R 7AF
United Kingdom

Fax:	+44 (0) 20 7397 3601

Attention:	Frank Cibej,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post (postage prepaid) in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Clause 35.2 (Addresses) (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent. The Borrower may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

35.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender and/or any member of the Group under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender and/or member of the Group:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or the Security Agent and/or any member of the Group will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender and/or the Security Agent and/or any member of the Group to the Agent, only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	As at the date of this Agreement, the Security Agent has not agreed that electronic communication as contemplated by this Clause 35.6 is an accepted form of communication unless any communication from a Party to the Security Agent by electronic means is also made by fax, and such communication shall only be effective when such fax is received in legible form.

35.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.8	Obligor Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Letter (as the case may be) irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any documents required hereunder and to make such agreements capable of being given or made by any Obligor notwithstanding that they may affect such Obligor, without further reference to or consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to such Obligor pursuant to the Finance Documents to the Borrower on its behalf,

and in each case such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions or executed or made such agreements or received any notice, demand or other communication.

(b)	Every act, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Borrower, or given to the Borrower, in its capacity as agent in accordance with paragraph (a) of this Clause 35.8, in connection with this Agreement shall be binding for all purposes on such Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Borrower and any other Obligor, those of the Borrower shall prevail.

35.9	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information on to an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted on to the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted on to the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted on to the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender are satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted on to the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.4	Spanish Civil Procedure

In the event that this Agreement is raised to a Spanish Public Document, for the purposes of Article 572.2 of the Spanish Civil Procedure Law (Ley de Enjuiciamiento Civil), all parties expressly agree that the exact amount due at any time by the Obligors to the Lenders will be the amount specified in a certificate issued by the Agent (and/or any Lender) in accordance with Clause 36.2 (Certificates and determinations) as representative of the Lenders reflecting the balance of the accounts referred to in Clause 36.1 (Accounts).

36.5	No personal liability

If an individual signs a certificate on behalf of any member of the Group and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

37.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law or regulation of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law or regulations of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or regulation.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents

(a)	Subject to Clause 39.2 (Exceptions) and Clause 39.3 (Facility Change), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

39.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the Termination Date or to the date of any scheduled payment of any amount under the Finance Documents (except pursuant to a Facility Change);

(iii)	a reduction in the Margin or a reduction in the amount (or, in respect of interest, fees and commissions, the rate) of any payment of principal, interest, fees or commission payable;

(iv)	the allocation as among the Lenders of any amount payable under the Finance Documents;

(v)	a change in currency of payment of any amount under the Finance Documents;

(vi)	an increase in or an extension of any Commitment or the Total Commitments (except pursuant to Clause 2.2 (Accordion) or a Facility Change);

(vii)	a change to the Borrower or any of the Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 19 (Guarantee and Indemnity), Clause 27 (Changes to the Lenders), Clause 29 (Changes to the Obligors) or this Clause 39; or

(x)	any amendment to the order of priority or subordination under the Intercreditor Agreement,

shall not be made without the prior consent of all of the Lenders (save in circumstances where such change is made pursuant to Clause 24 (Covenant Reset Date)).

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or, as the case may be, the Security Agent may not be effected without the consent of the Agent, the Arranger or, as the case may be, the Security Agent at such time.

(c)	Any amendment or waiver that has the effect of changing or that relates to:

(i)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(ii)	the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, may only be made with the consent of the Super Majority Lenders.

(d)

If any Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 20 Business Days of that request being made (or such longer period as the Borrower may, in its absolute discretion, specify (subject to prior notice being given by the Borrower to the Agent)), its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

39.3	Facility Change

(a)	The Borrower may, by notice to the Agent for circulation to all Lenders, request the consent of each Lender to an extension of the Termination Date with respect to that Lender’s Commitment and participation in the Loans (such extension, a “Facility Change”, and any such Lender which consents to an extension of the Termination Date with respect to its Commitment and participation in the Loans, a “Facility Change Lender”).

(b)	A Facility Change shall be implemented by way of an amendment to this Agreement (and, if required, any other Finance Document) to reflect the Facility Change in relation to the relevant Facility Change Lender(s) (but, for the avoidance of doubt, in relation to no other Lender) (including, without limitation, by the creation of sub-tranches or a new facility comprising the Commitment and participation in the Loans the Facility Change Lender(s), and to which the extended Termination Date is to apply).

(c)	Notwithstanding anything in this Clause 39 or any other provision of the Finance Documents to the contrary, an amendment to any term of the Finance Documents made in accordance with this Clause 39.3 in order to implement a Facility Change may be approved with the consent of the relevant Facility Change Lender and the Borrower (and countersigned by the Agent) and any such amendment will be binding on all Parties.

39.4	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor other than a Security Provider that is not also the Borrower or a Guarantor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender in excess of amounts payable to the other Lenders generally, then the Borrower may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement

Lender”) selected by the Borrower, and (unless at such time the Agent is an Impaired Agent) which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 39.4 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 180 days after the date on which the Non-Consenting Lender notifies the Borrower and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Borrower; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

39.5	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the

Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or Replacement Lender selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 180 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

40.	CONFIDENTIALITY

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Monetary and Financial Code, disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 30.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents, including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Disclosure to numbering service providers

(a)	Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Monetary and Financial Code, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the name of the Agent;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of the Commitments under each Facility;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	law and jurisdiction of the Facilities;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

40.4	Entire agreement

Subject to the provisions of article L. 511-33 of the French Monetary and Financial Code, this Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower as soon as reasonably practicable:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

40.7	Continuing obligations

The obligations in this Clause 40 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW

(a)	This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

(b)	If any of the Original Obligors is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws and regulations of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws and regulations shall govern the existence and extent of such attorney’s or attorney’s authority and the effects of the exercise thereof.

43.	ENFORCEMENT

43.1	Jurisdiction in relation to actions brought against parties organised or incorporated in Mexico

In relation to actions brought by or against any Party organised or incorporated in Mexico:

(a)	each of the Parties agrees that the courts of England and the courts of each Party’s corporate domicile (but only in respect of actions brought against such Party as a defendant), have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising from or connected with this Agreement) (a “Dispute”); and

(b)	each of the Parties agrees that the courts of England and such courts of each Party’s corporate domicile (but only in respect of actions brought against such Party as a defendant) are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and hereby waives any right to which any of them may be entitled on account of place of residence or domicile.

43.2	Jurisdiction of English Courts in other cases

Subject to Clause 43.1 (Jurisdiction in relation to actions brought against parties organised or incorporated in Mexico) above:

(a)	the courts of England have jurisdiction to settle any Dispute;

(b)	the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and hereby waives any right to which any of them may be entitled on account of place of residence or domicile; and

(c)	this Clause 43.2 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute (or any other dispute whatsoever) in any other courts with jurisdiction. To the extent allowed by law or regulation, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

43.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law or regulation, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Process Agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Process Agent, by its execution of this Agreement, accepts that appointment); and

(b)	agrees that failure by the Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned,

and each Obligor, including each Additional Guarantor or Additional Security Provider, that is incorporated in Mexico shall grant an irrevocable power of attorney granted before a Mexican notary public, appointing the Process Agent as its agent for service of process as provided herein on or before the date of this Agreement or when it becomes a Party to this Agreement, as applicable.

43.4	Waiver of right to trial by jury

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCE DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCE DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. Each Party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each Party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. Each Party hereby agrees and consents that any Party to this Agreement may file an original counterpart or a copy of this Clause 43.4 with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number or equivalent

CEMEX, S.A.B. de C.V.	CEM-880726-UZA (Mexico)

Name of Original Guarantors	Registration number or equivalent

CEMEX España, S.A.	A-46004214 (Spain)

CEMEX México, S.A. de C.V.	CME-820101-LJ4(Mexico)

CEMEX Concretos, S.A. de C.V.	CCO-740918-9M1(Mexico)

Empresas Tolteca de México, S.A. de C.V.	ETM-890720-DJ2(Mexico)

New Sunward Holding B.V.	34133556 (The Netherlands)

CEMEX Corp.	File #: 2162255 (Delaware)

CEMEX Finance LLC (formerly known as CEMEX España Finance LLC)	File #: 3654572 (Delaware)

Cemex Research Group AG	CHE-113.951.069 (Switzerland)

CEMEX Shipping B.V.	34213063 (The Netherlands)

CEMEX Asia B.V.	34228466 (The Netherlands)

CEMEX France Gestion (S.A.S.)	334 533 288 R.C.S. Créteil (France)

CEMEX UK	05196131 (United Kingdom)

CEMEX Egyptian Investments B.V.	34108365 (The Netherlands)

CEMEX Egyptian Investments II B.V.	58083987 (The Netherlands)

Name of Original Security Providers	Registration number or equivalent

CEMEX, S.A.B. de C.V.	CEM-880726-UZA(Mexico)

CEMEX México, S.A. de C.V.	CME-820101-LJ4(Mexico)

CEMEX Operaciones México, S.A. de C.V. (formerly Centro Distribuidor de Cemento, S.A. de C.V.)	CDC-960913-SK6(Mexico)

Empresas Tolteca de México, S.A. de C.V.	ETM-890720-DJ2(Mexico)

Impra Café, S.A. de C.V.	ICA-801002-5E8(Mexico)

Interamerican Investments, Inc.	File #: 2252951 (Delaware)

New Sunward Holding B.V.	34133556 (The Netherlands)

CEMEX International Finance Company Limited	226652 (Ireland)

CEMEX TRADEMARKS HOLDING Ltd.	CHE-109.294.363 (Switzerland)

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment

Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México	$90,000,000	$60,000,000

Bank of America, N.A., London Branch	$90,000,000	$60,000,000

BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	$90,000,000	$60,000,000

BNP Paribas	$90,000,000	$60,000,000

Banco Nacional de Mexico, S.A. integrante del Grupo Financiero Banamex	$90,000,000	$60,000,000

Crédit Agricole Corporate and Investment Bank	$90,000,000	$60,000,000

HSBC Bank plc, Sucursal en España	$90,000,000	$60,000,000

ING Bank NV (Dublin Branch)	$90,000,000	$60,000,000

JPMorgan Chase Bank, N.A.	$90,000,000	$60,000,000

PART III

THE ACCORDION LENDERS (AS AT 19 NOVEMBER 2014)

Name of Accordion Lender	Facility A Commitment	Facility B Commitment

Sabadell Capital, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad No Regulada	$24,000,000	$16,000,000

Banco Nacional de Comercio Exterior, S.N.C.	$81,000,000	$54,000,000

Intesa Sanpaolo S.p.A.	$90,000,000	$60,000,000

Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte	$90,000,000	$60,000,000

Banco Latinoamericano de Comercio Exterior, S.A. (BLADEX)	$24,000,000	$16,000,000

PART IV

NEW ACCORDION LENDERS (AS AT 23 JULY 2015)

Name of Accordion Lender	Facility C1 Commitment	Facility C2 Commitment	Facility D Commitment

Banco Bilbao Vizcaya Argentaria S.A.	—	€57,593,070.40	—

BBVA Bancomer, S.A., Institución de Banca Múltiple Grupo Financiero BBVA Bancomer	$127,500,000.00	—	$60,000,000.00

Banco Santander (México), S.A. Institución de Banca Múltiple Grupo Financiero Santander México	$86,500,000.00	€44,692,222.63	$60,000,000.00

Banco Santander S.A.	—	€50,681,901.95	—

Bank of America, N.A. London Branch	—	€82,934,021.38	$60,000,000.00

BNP Paribas S.A. (New York Branch)	—	€82,934,021.38	$60,000,000.00

Citibank, N.A. International Banking Facility	$90,000,000.00	—	$60,000,000.00

Crédit Agricole Corporate and Investment Bank	—	€82,934,021.38	$60,000,000.00

HSBC Bank plc, Sucursal en España	—	€50,681,901.95	—

HSBC Bank USA, National Association	$25,000,000.00	—	—

HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC	$10,000,000.00	—	$60,000,000.00

ING Bank N.V., Dublin Branch	—	€82,934,021.38	$60,000,000.00

The Royal Bank of Scotland plc	$52,500,000.00	€55,289,347.59	$37,500,000.00

Banco Mercantil del Norte S.A., Institución de Banca Múltiple, Grupo Financiero Banorte	$40,000,000.00	—	$60,000,000.00

Barclays Bank PLC	$33,838,299.54	€7,433,920.51	—

Bayerische Landesbank, New York Branch	—	€17,277,921.12	$6,250,000.00

Crédit Industriel et Commercial, London Branch	$5,000,000.00	€4,607,445.63	$5,000,000.00

Export Development Canada	$25,000,000.00	—	$25,000,000.00

Intesa San Paolo S.p.A.	—	—	$50,000,000.00

JPMorgan Chase Bank N.A.	—	—	$46,000,000.00

QPB Holdings Ltd.	$50,368,248.00	—	—

PART V

NEW ACCORDION LENDERS (AS AT 21 SEPTEMBER 2015)

Name of Accordion Lender	Facility C1 Commitment	Facility C2 Commitment	Facility D Commitment

Banco Nacional de Comercio Exterior, S.N.C.	—	—	$14,000,000.00

Sabadell Capital, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad No Regulada	—	—	$10,000,000.00

Banco Popular Español, S.A.	$3,197,385.13	€1,432,263.54	$1,598,692.56

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

INITIAL CONDITIONS PRECEDENT

1.	Obligors

(a)	A copy (in the case of an Obligor incorporated in Mexico, certified by a notary public or otherwise authenticated) of the current constitutional documents of each Original Obligor other than a Dutch Obligor, a Swiss Obligor or a French Obligor (or, in the case of an Original Obligor incorporated in Spain, a certificate or excerpt from the relevant Mercantile Registry including the updated by-laws of the Original Obligor).

(b)	A copy (in the case of the Borrower) of the power of attorney delegating to the Chief Executive Officer of the Borrower sufficient powers (which are themselves delegable) to authorise the entry into the Facilities, and a copy of any sub-delegated powers required in connection herewith.

(c)	A copy of a resolution of the board of directors (or any other competent body) (or, in the case of an Original Obligor incorporated in Spain, a certificate issued by the secretary with the approval of the president and raised to public document status) of each Original Obligor (except any Original Obligor incorporated in Mexico and any Dutch Obligor, Swiss Obligor or French Obligor):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf (including, in the case of an Original Obligor incorporated in Spain, the authority to irrevocably appoint a process agent (“mandatario ad litem”) unless such appointment has been made by other means by a duly authorised representative); and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	In the case of an Obligor incorporated in Mexico (to the extent not covered under paragraph (b) above), (i) powers of attorney duly notarised containing authority for acts of administration, and if applicable for acts of disposition (in respect of any Transaction Security Document) and to execute negotiable instruments; and (ii) powers of attorney for the Process Agent, duly notarised before a Mexican notary public, together with any necessary appointment and acceptance letter.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents.

(f)	In the case of Dutch Obligors:

(i)	a copy of the deed of incorporation (oprichtingsakte) and where the articles of association have been amended since the date of incorporation the articles of association (statuten) of each Dutch Obligor, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch Obligor;

(ii)	a copy of the resolution of the board of managing directors of each Dutch Obligor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)	if applicable, authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iii)	a specimen of the signature of each member of the board of managing directors of each Dutch Obligor and, if applicable, each person authorised by the resolutions referred to in paragraph (ii)(B) and/or (C) above in relation to the Finance Documents.

(g)	In the case of a Swiss Obligor:

(i)	a copy of the articles of association (Statuten) of the Swiss Obligor, as well as an extract from the Commercial Register (Handelsregister) of such Swiss Obligor;

(ii)	a copy of a unanimous resolution of the board of directors of the Swiss Obligor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

(B)	resolving that the execution of the transactions contemplated by the Finance Documents to which it is a party is in the best interest of such Swiss Obligor;

(C)	if applicable, authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(D)	if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iii)	a copy of the unanimous shareholders’ resolution of the Swiss Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that (i) it executes the Finance Documents to which it is a party and (ii) the execution of the transactions contemplated by the Finance Documents to which it is a party is in its best interest;

(iv)	a specimen of the signature of each member of the board of directors of the Swiss Obligor and, if applicable, each person authorised by the resolutions referred to in paragraph (ii)(C) and/or (D) above in relation to the Finance Documents; and

(v)	evidence to the effect that the Swiss Obligor’s articles of association empower such Swiss Obligor to enter into upstream and/or cross-stream obligations.

(h)	In the case of a French Obligor:

(i)	a certified copy of its constitutive documents (statuts);

(ii)	an original extract (extrait K-bis) provided by the commercial and companies registry (registre du commerce et des sociétés), not more than fifteen (15) days old;

(iii)	a non-bankruptcy certificate (certificat de recherche de procédures collectives) provided by the commercial and companies registry (registre du commerce et des sociétés), not more than fifteen (15) days old;

(iv)	a copy of the resolution of the shareholder(s) of each French Obligor approving:

(A)	the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(B)	the execution of the Finance Documents to which it is a party;

(v)	a copy of the resolution of the board of directors (or any other competent body) of each French Obligor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons on its behalf to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(vi)	evidence that the person(s) who has(ve) signed the Finance Documents on behalf of each French Obligor was (were) duly authorised to sign.

(i)	In the case of a U.S. Obligor:

(i)	a copy of a good standing certificate with respect to such U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of such U.S. Obligor’s jurisdiction of incorporation or organisation; and

(ii)	a certificate in form and substance satisfactory to the Agent of the chief financial officer, director of finance or other appropriate person of each U.S. Obligor as to the solvency of such U.S. Obligor.

(j)	In the case of an English Obligor, a copy of a resolution signed by all the holders of the issued shares in that English Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that English Obligor is a party.

(k)	A certificate of each Original Obligor (signed by an Authorised Signatory) confirming that borrowing or guaranteeing or granting Security in respect of, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Original Obligor to be exceeded.

(l)	A certificate of an Authorised Signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents (other than Transaction Security Documents)

(a)	The documents required for each Original Lender, the Agent, the Borrower and each Original Guarantor to accede to the Intercreditor Agreement in accordance with its terms (as a Refinancing Creditor, Refinancing Creditor Representative or (as applicable) Debtor (each as defined in the Intercreditor Agreement) in respect of this Agreement), in each case executed by each party thereto.

(b)	A Promissory Note evidencing the Loan made by each of the Lenders.

(c)	The Fee Letters executed by the Borrower.

3.	Transaction Security Documents

(a)	At least two originals of any deed of confirmation, ratification or extension, any letter of designation or appointment or any other document that is required for the Transaction Security evidenced or expressed to be created or evidenced under or pursuant to the following Transaction Security Documents listed in paragraphs (i) and (ii) below to extend to secure the Secured Obligations under this Agreement, in each case substantially in the form distributed (together with an English translation, if not in English) to the Lenders prior to the date of this Agreement and otherwise in form and substance satisfactory to the Security Agent, and executed by the relevant Obligors:

(i)	a Mexican security trust agreement dated 17 September 2012 entered into by the Borrower, Empresas Tolteca de Mexico, S.A. de C.V., Impra Café S.A. de C.V., Interamerican Investments Inc., Centro Distribuidor de Cemento, S.A. de C.V. and CEMEX México; and

(ii)	a deed of ratification and extension (together with irrevocable powers of attorney in the agreed form) in relation to the share pledge agreement dated 8 November 2012 between, among others, CEMEX, S.A.B. de C.V. and New Sunward Holding B.V. as pledgors, the Security Agent as pledgee, the entities listed therein as original creditors, Banco Bilbao Vizcaya Argentaria, S.A. as custodian and CEMEX España as the company (in the case of this document, in a form ready for notarisation pursuant to paragraph (a) of Clause 23.38 (Conditions subsequent)).

(b)	A copy of each notice required to be sent under the documents referred to in paragraph (a) above (duly acknowledged by the addressee) and evidence that any other action required to perfect the Transaction Security created or evidenced or expressed to be created or evidenced pursuant to those documents has been taken.

(c)	Unless already held by the Security Agent, a copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

4.	Legal opinions

Dutch law

(a)	An opinion with respect to the laws and regulations of The Netherlands from Clifford Chance LLP, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

English law

(b)	An opinion with respect to the laws and regulations of England and Wales from Clifford Chance, S.L., substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

French law

(c)	An incorporation and authority opinion with respect to the laws and regulations of France from in-house counsel of the Borrower, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

(d)	An opinion with respect to the laws and regulations of France from Clifford Chance Europe LLP, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

Irish law

(e)	An opinion with respect to the laws and regulations of Ireland from A&L Goodbody, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

Mexican law

(f)	An incorporation and authority opinion with respect to the laws and regulations of Mexico from in-house counsel of the Borrower, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

(g)	An opinion with respect to the laws and regulations of Mexico from Ritch, Mueller, Heather y Nicolau S.C., substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

Spanish law

(h)	An incorporation and authority opinion with respect to the laws and regulations of Spain from in-house counsel of the Borrower, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

(i)	An opinion with respect to the laws and regulations of Spain from Clifford Chance, S.L., substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

Swiss law

(j)	An opinion with respect to the laws and regulations of Switzerland from Bär & Karrer AG, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

US law (Delaware)

(k)	An opinion with respect to the laws and regulations of Delaware from Skadden, Arps, Slate, Meagher & Flom LLP, substantially in the form distributed to the Original Lenders, the Agent and the Security Agent prior to signing this Agreement.

5.	Other documents and evidence

(a)	The Group Structure Chart.

(b)	The Original Financial Statements of the Borrower and each Guarantor.

(c)	Evidence that the fees, costs and expenses then due from the Borrower to any Finance Party under the Finance Documents have been paid or will be paid by the first Utilisation Date.

(d)	Each Lender and the Security Agent having confirmed to the Agent that it is satisfied that it has (and the Agent being satisfied that they have) complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to each Obligor then party to this Agreement.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	Additional Guarantor/Additional Security Provider

(a)	A copy (in the case of an Obligor incorporated in Mexico, certified by a notary public or otherwise authenticated) of the constitutional documents of the Additional Guarantor or an Additional Security Provider (other than a Dutch Obligor, Swiss Obligor or French Obligor) (or, in the case of an Additional Guarantor or Additional Security Provider incorporated in Spain, a certificate or excerpt from the relevant Mercantile Registry including the updated by-laws of the Additional Guarantor or Additional Security Provider).

(b)	A copy (or, in the case of an Additional Guarantor or Additional Security Provider incorporated in Spain, a certificate issued by the secretary with the approval of the president and raised to public document status) of a resolution of the board of directors (or any other competent body) of the Additional Guarantor or Additional Security Provider (other than a Dutch Obligor, Swiss Obligor or French Obligor) and, when applicable, in the case of any Additional Guarantor or Additional Security Provider incorporated in Mexico, a resolution of its shareholder’s meeting:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf (including, in the case of an Additional Guarantor or Additional Security Provider incorporated in Spain, the authority to irrevocably appoint a process agent (“mandatario ad litem”) unless such appointment has been made by other means by a duly authorised representative); and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	In the case of an Additional Guarantor or Additional Security Provider incorporated in Mexico, (to the extent not covered or not applicable under paragraph (b) above) (i) powers of attorney duly notarised containing authority for acts of administration, for acts of disposition (in respect of any Transaction Security Document) and to execute negotiable instruments; and (ii) powers of attorney for the Process Agent, duly notarised before a Mexican notary public, together with any necessary appointment and acceptance letter.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	In the case of Dutch Obligors:

(i)	a copy of the deed of incorporation (oprichtingsakte) and where the articles of association have been amended since the date of incorporation, the articles of association (statuten) of each Dutch Obligor, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch Obligor;

(ii)	a copy of the resolution of the board of managing directors of each Dutch Obligor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)	if applicable, authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iii)	if applicable, a copy of the resolution of the board of supervisory directors of each Dutch Obligor approving the resolutions of the board of managing directors referred to under (ii) above and, to the extent applicable, appointing an authorised person to represent the relevant Dutch Obligor in case of a conflict of interest;

(iv)	if applicable, a copy of the resolution of the shareholder(s) of each Dutch Obligor approving the resolutions of the board of managing directors referred to under (ii) above and, to the extent applicable, appointing an authorised person to represent the relevant Dutch Obligor in case of a conflict of interest;

(v)	if applicable, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Agreement, (ii) the positive advice from such works council which contains no condition, which if complied with, could result in a breach of any of the Finance Documents and (iii) positive advice in respect of the security to be granted by the Dutch Obligor as well as the conditional transfer of the voting rights attached to the shares which are subject to security; and

(vi)	a specimen of the signature of each member of the board of managing directors of each Dutch Obligor and, if applicable, each person authorised by the resolutions referred to in paragraph (ii) sub-paragraph (B) and/or (C) above in relation to the Finance Documents.

(f)	In the case of a Swiss Obligor:

(i)	a copy of the articles of association (Statuten) of the Swiss Obligor, as well as an extract from the Commercial Register (Handelsregister) of such Swiss Obligor;

(ii)	a copy of a unanimous resolution of the board of directors of the Swiss Obligor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

(B)	resolving that the execution of the transactions contemplated by the Finance Documents to which it is a party is in the best interest of such Swiss Obligor;

(C)	if applicable, authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(D)	if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iii)	a copy of the unanimous shareholders’ resolution of the Swiss Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that (i) it executes the Finance Documents to which it is a party and (ii) the execution of the transactions contemplated by the Finance Documents to which it is a party is in its best interest;

(iv)	a specimen of the signature of each member of the board of directors of the Swiss Obligor and, if applicable, each person authorised by the resolutions referred to in paragraph (ii)(C) and/or (D) above in relation to the Finance Documents; and

(v)	evidence to the effect that the Swiss Obligor’s articles of association empower such Swiss Obligor to enter into upstream and/or cross-stream obligations.

(g)	In the case of a French Obligor:

(i)	a certified copy of its constitutive documents (statuts);

(ii)	an original extract (extrait K-bis) provided by the commercial and companies registry (registre du commerce et des sociétés), not more than fifteen (15) days old;

(iii)	a non-bankruptcy certificate (certificat de recherche de procédures collectives) provided by the commercial and companies registry (registre du commerce et des sociétés), not more than fifteen (15) days old;

(iv)	a copy of the resolution of the shareholder(s) of each French Obligor approving:

(A)	the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(B)	the execution of the Finance Documents to which it is a party;

(v)	a copy of the resolution of the board of directors (or any other competent body) of each French Obligor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons on its behalf to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(vi)	evidence that the person(s) who has(ve) signed the Finance Documents on behalf of each French Obligor was(were) duly authorised to sign.

(h)	In the case of a U.S. Obligor:

(i)	a copy of a good standing certificate with respect to such U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of such U.S. Obligor’s jurisdiction of incorporation or organisation; and

(ii)	a certificate in form and substance satisfactory to the Agent of the chief financial officer, director of finance or other appropriate person of each U.S. Obligor as to the solvency of such U.S. Obligor.

(i)	Should the legal advisers of the Lenders consider it advisable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor or Additional Security Provider, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor or Additional Security Provider is a party.

(j)	A certificate of the Additional Guarantor or Additional Security Provider (signed by an Authorised Signatory) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

(k)	A certificate of an Authorised Signatory of the Additional Guarantor or Additional Security Provider certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2.	Finance Documents (other than Transaction Security Documents)

(a)	An Accession Letter, duly executed by the Additional Guarantor or Additional Security Provider and the Borrower.

(b)	A Debtor/Security Provider Accession Deed for the Additional Guarantor or Additional Security Provider to accede to the Intercreditor Agreement, executed by the Additional Guarantor or Additional Security Provider.

3.	Transaction Security Documents

(a)	In relation to an Additional Security Provider, any Transaction Security Documents that are required by the Agent to be executed by the Additional Security Provider.

(b)	A copy of each notice required to be sent under the documents referred to in paragraph (a) above (duly acknowledged by the addressee) and evidence that any other action required to perfect the Transaction Security created or evidenced or expressed to be created or evidenced pursuant to those documents has been taken.

(c)	Unless already held by the Security Agent, a copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Additional Security Provider in blank in relation to the assets subject to or expressed to be subject to the documents referred to in paragraph (a) above and other documents of title to be provided under those documents.

4.	Legal opinions

(a)	A legal opinion of the legal advisers to the Additional Guarantor or Additional Security Provider in form and substance reasonably satisfactory to the legal advisers of the Lenders.

(b)	A legal opinion of the legal advisers to the Lenders.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 43.3 (Service of process) has accepted its appointment and, in respect of each Additional Obligor that is incorporated in Mexico, that an irrevocable power of attorney has been granted before a Mexican notary public, appointing such process agent as its agent for service of process.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers (after having taken appropriate legal advice) to be necessary or desirable (if it has notified the Additional Guarantor or Additional Security Provider and the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	In the case of an Additional Guarantor, its Original Financial Statements.

SCHEDULE 3

REQUESTS AND NOTICES

PART I

UTILISATION REQUEST

From:	CEMEX, S.A.B. de C.V. as the Borrower

To:	[●] as the Agent

Dated:

Dear Sirs

CEMEX, S.A.B. de C.V. – Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	CEMEX, S.A.B. de C.V.

(b)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[Facility A]/[Facility B]/[Facility C1]/ [Facility C2]/[Facility D]*

(d)	Currency of Loan:	[USD]/[EUR]**

(e)	Amount:	[●] or, if less, the Available Facility***

(f)	Interest Period:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Facility B Loan or Facility D Loan]./[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for and on behalf of

CEMEX, S.A.B. de C.V.

NOTES:

*	Select the Facility to be utilised and delete references to the other Facilities.
**	Select the currency to be utilised and delete the reference to the other currency.
***	If paragraph (g) of Clause 2.2 (Accordion) of the Facilities Agreement applies, identify Lender(s) nominated for “y”.

PART II

SELECTION NOTICE

From:	CEMEX, S.A.B. de C.V. as the Borrower

To:	[●] as the Agent

Dated:

Dear Sirs

CEMEX, S.A.B. de C.V. – Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Facility A Loan[s]]/[Facility B Loan[s]]/[Facility C1 Loan[s]]/[Facility C2 Loan[s]]/[Facility D Loan[s]] with an Interest Period ending on [●].*

3.	We request that the next Interest Period for the above Loan[s] is [●].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for and on behalf of

CEMEX, S.A.B. de C.V.

NOTES:

*	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.

SCHEDULE 4

FORM OF PROMISSORY NOTE

PAGARÉ NO NEGOCIABLE /

NON-NEGOTIABLE PROMISSORY NOTE

US$

For value received, the undersigned, CEMEX, S.A.B. de C.V., by this Promissory Note unconditionally promises to pay to the order of                      (the “Creditor”), in dollars of the United States of America (“Dollars”), the following principal sums payable on the following dates (each a “Principal Payment Date”, and the last such date, the “Final Payment Date”):

E.U.A. $

Por valor recibido, la suscrita, CEMEX, S.A.B. de C.V., por este Pagaré promete incondicionalmente pagar a la orden de                      (el “Acreedor”), en dólares de los Estados Unidos de América (“Dólares”), las siguientes sumas de principal pagaderas en las siguientes fechas (cada una, una “Fecha de Pago de Principal” y la última de dichas fechas, la “Fecha de Vencimiento”):

Principal Payment Date	Amount[1]
[●][2]	US$	[●	]
[●][3]	US$	[●	]
[●][4]	US$	[●	]
[●][5]	US$	[●	]
[●][6]	US$	[●	]

Fecha de Pago de Principal	Monto
[●]	EUA$	[●	]
[●]	EUA$	[●	]
[●]	EUA$	[●	]
[●]	EUA$	[●	]
[●]	EUA$	[●	]

provided that, on the Final Payment Date, any and all principal amounts then due, shall be paid.

The undersigned also promises to pay interest on the outstanding and unpaid principal amount of this Promissory Note, from the date hereof, for each day during each Interest en la inteligencia que, en la Fecha de Vencimiento, todas las sumas de principal pagaderas, deberán pagarse.

La suscrita promete, así mismo, pagar intereses sobre el saldo insoluto de la suma de principal de este Pagaré, a partir de la fecha de suscripción del presente Pagaré, por

[1]	Include amount equal to 20% of the Facility A Loan amount/Facility B Commitment, or 10% of the Facility C1 Loan amount/Facility C2 Loan amount/Facility D Commitment, as applicable.
[2]	Include date that is 36 months after the date of the Facilities Agreement or 2015 Amendment Agreement as applicable.
[3]	Include date that is 42 months after the date of the Facilities Agreement, if applicable.
[4]	Include date that is 48 months after the date of the Facilities Agreement or 2015 Amendment Agreement as applicable.
[5]	Include date that is 54 months after the date of the Facilities Agreement, if applicable.
[6]	Include date that is 60 months after the date of the Facilities Agreement or 2015 Amendment Agreement as applicable.

Period (as defined below), at a rate per annum equal to LIBOR (as defined below) plus the Margin (as defined below), payable in arrears, on each Interest Payment Date (as defined below), until payment in full of the outstanding principal amount hereof.	cada día respecto de cada Período de Interés (según este término se define a continuación), a una tasa anual igual a LIBOR (según este término se define a continuación) más el Margen (según este término se define a continuación), pagaderos en forma vencida, en cada Fecha de Pago de Interés (según este término se define a continuación), hasta que se efectúe el pago de la totalidad del saldo insoluto del presente.

Any principal amount and (to the extent permitted by applicable law) interest not paid when due under this Promissory Note, shall bear interest for each day until paid, payable on demand, at a rate per annum equal to the sum of two percent (2%) plus the interest rate then applicable hereunder as provided in the preceding paragraph.	Cualquier monto de principal y (en la medida permitida por la legislación aplicable) de intereses que no sea pagado cuando sea debido conforme a este Pagaré, devengará intereses por cada día hasta que sea pagado, pagaderos a la vista, a una tasa anual igual a la suma de dos por ciento (2%) más la tasa de interés aplicable conforme a lo previsto en el párrafo anterior.

Interest hereunder shall be calculated on the basis of the actual number of days elapsed, divided by three hundred and sixty (360).	Los intereses conforme al presente serán calculados sobre la base del número de días efectivamente transcurridos, divididos entre trescientos sesenta (360).

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de éste Pagaré, los siguientes términos tendrán los significados indicados a continuación:

“Agent” means Citibank International Plc.	“Agente” significa Citibank International Plc.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom, New York, United States of America and Mexico City, United Mexican States.	“Día Hábil” significa cualquier día (que no sea sábado o domingo), en el cual los bancos comerciales en las ciudades de Londres, Reino Unido, Nueva York, Estados Unidos de América y México, Estados Unidos Mexicanos estén abiertos para celebrar operaciones en general.

“Interest Payment Date” means [●][7] occurring on or before the Final Payment Date.	“Fecha de Pago de Interés” significa [*] que ocurra[n] en o antes de la Fecha de Vencimiento.

“Interest Period” means (a) initially, the period commencing on the date hereof and ending on [8], and (b) thereafter,	“Período de Interés” significa (a) inicialmente, el período que inicie en la fecha del presente y que termine el ,

[7]	Interest payment date to be included based on the election made by CEMEX of applicable Interest Periods (i.e., monthly, quarterly or semi-annually).
[8]	Date corresponding to the immediately following Interest Payment Date.

each period commencing on the last day of the next preceding Interest Period and ending on the next Interest Payment Date, provided, however, that any Interest Period which would otherwise end after the Final Payment Date shall end on the Final Payment Date.	y (b) subsecuentemente, cada período que inicie el último día del Período de Interés inmediato anterior y que termine en la siguiente Fecha de Pago de Interés, en el entendido, sin embargo, que cualquier Periodo de Interés que terminaría después de la Fecha de Vencimiento, terminará en la Fecha de Vencimiento.

“LIBOR” means (a) the applicable Screen Rate, or (b) if no Screen Rate is available for an applicable Interest Period, the Interpolated Screen Rate, or (c) if no Screen Rate is available for (i) Dollars or (ii) an applicable Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Interest Period, the Reference Bank Rate, in the case of paragraphs (a) and (c) above, as of approximately 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period and, if the rate is less than zero, LIBOR shall be deemed to be zero.	“LIBOR” significa (a) la Tasa de Pantalla aplicable, o (b) si la Tasa de Pantalla no estuviere disponible para el Período de Interés de que se trate, la Tasa de Pantalla Interpolada, o (c) si la Tasa de Pantalla no estuviere disponible para (i) Dólares o (ii) el Período de Interés de que se trate y no fuere posible calcular la Tasa de Pantalla Interpolada para dicho Período de Intereses, la Tasa de los Bancos de Referencia, en los supuestos previstos en los incisos (a) y (c) anteriores, aproximadamente a las 11:00 a.m. (hora de Londres) en la Fecha de Cotización respecto de la oferta de depósitos en Dólares y por un período comparable al Período de Interés y, en caso que la tasa sea menor de cero, entonces LIBOR deberá ser cero.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom.	“Día Hábil en Londres” significa cualquier día (que no sea sábado o domingo), en el cual los bancos comerciales en la ciudad de Londres, Reino Unido estén abiertos para celebrar operaciones en general.

“Interpolated Screen Rate” means the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period, as of approximately 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period.	“Tasa de Pantalla Interpolada” significa la tasa que resulte de interpolar en forma lineal (a) la Tasa de Pantalla aplicable para el período más largo (para el cual la Tasa de Pantalla esté disponible) pero que sea menor al Período de Intereses y (b) la Tasa de Pantalla aplicable para el período más corto (para el cual la Tasa de Pantalla esté disponible) pero que exceda el Período de Interés, aproximadamente a las 11:00 a.m. (hora de Londres) en la Fecha de Cotización respecto de la oferta de depósitos en Dólares y por un período comparable al Período de Interés.

“Margin” means four per cent. (4.00%) per annum.	“Margen” significa cuatro por ciento (4.00%) por año.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) London Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).	“Fecha de Cotización” significa, respecto de cualquier período para el cual una tasa de interés deba ser determinada, dos (2) Días Hábiles en Londres antes del primer día de tal período, a menos que la práctica de mercado en el Mercado Interbancario Relevante sea distinta, en cuyo caso la Fecha de Cotización será determinada por el Agente de conformidad con la práctica de mercado en el Mercado Interbancario Relevante (y en caso de que las cotizaciones normalmente sean proporcionadas por bancos líderes en el Mercado Interbancario Relevante en más de un día, la Fecha de Cotización será el último de dichos días).

“Relevant Interbank Market” means the London interbank market.	“Mercado Interbancario Relevante” significa el mercado interbancario de Londres.

“Reference Banks” means the principal London offices of BNP Paribas and ING Bank NV.	“Bancos de Referencia” significa las oficinas principales de BNP Paribas y ING Bank NV en Londres.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Agent at its request by the Reference Banks, at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in Dollars and for that period.	“Tasa de los Bancos de Referencia” significa el promedio aritmético de las tasas (redondeadas hacia arriba, a cuatro decimales) que proporcionen los Bancos de Referencia a petición del Agente, de la tasa de interés a la cual el Banco de Referencia que corresponda podría recibir fondos en préstamo en el mercado interbancario de Londres en Dólares y por el periodo de que se trate, en caso que dicho Banco de Referencia obtuviera fondos en préstamo después de haber pedido y aceptado dichas ofertas interbancarias para depósitos en tamaños de mercado razonables, en Dólares y por ese mismo periodo.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such	“Tasa de Pantalla” significa la tasa ofrecida en el mercado interbancario de Londres administrada por ICE Benchmark Administration Limited (o cualquier otra persona que asuma la administración de dicha tasa) para Dólares y para el período de que se trate, que aparezca en las páginas LIBOR01 o LIBOR02 de la pantalla Reuters (o cualquier página que reemplace la pantalla Reuters que divulge dicha tasa). Si la página convenida es reemplazada o el servicio deja

page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate.	de estar disponible, el Agente puede señalar otra página o servicio para que divulgue la tasa apropiada.

All payments by the undersigned of principal, interest and other payments hereunder, shall be made without setoff, deduction or counterclaim not later than 11:00 a.m., London time, on the due date for each such payment, in Dollars and in immediately available funds, at the office of the Agent located at 5th Floor, Citigroup Centre, 25 Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Attention: Loans Agency. The undersigned agrees to reimburse upon demand, in like manner and funds, all losses, costs and expenses of the holder hereof, incurred in connection with the enforcement of this Promissory Note.	Todos los pagos que deban hacerse conforme a este Pagaré por la suscrita, de principal, intereses y por otros conceptos, serán efectuados sin compensación, deducción o defensa, antes de las 11:00 a.m., hora de la ciudad de Londres, en la fecha en que el pago de que se trate venza, en Dólares y en fondos disponibles inmediatamente, en la oficina del Agente ubicada en el 5to piso de Citigroup Centre, 25 Canada Square, Canary Wharf, Londres E14 5LB, Reino Unido, Atención: Agente de Créditos. La suscrita conviene en reembolsar a la vista, en la misma forma y fondos, cualesquiera pérdidas, costos y gastos del tenedor del presente, incurridos en relación con el procedimiento de cobro del presente Pagaré.

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). During any extension of the due date of payment of any principal, interest is payable on the principal at the rate payable on the original due date.	Cualquier pago que deba hacerse conforme al presente en un día que no sea un Día Hábil, deberá hacerse en el siguiente Día Hábil durante el mismo mes calendario (si existe uno) o en el Día Hábil previo (si no existe uno). Respecto de cualquier extensión de cualquier fecha de pago de principal, los intereses que correspondan al pago de principal se devengarán a la tasa de interés pagadera en la fecha de pago original.

All payments by the undersigned hereunder, shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges, of any nature whatsoever, imposed by the United Mexican States or any other jurisdiction from which any amount payable hereunder is made, or any taxing authority thereof or therein, unless required by law. In the event that the undersigned shall be compelled by law to make any such deduction or withholding, in respect of any payments hereunder, then the undersigned shall pay such additional amounts as may be necessary so that the holder hereof would receive the full amounts it would have received, if such deductions or withholdings would not have been made.	Todos los pagos que se efectúen por la suscrita en términos del presente, deberán hacerse libres de y sin deducción alguna por, cualquier impuesto sobre la renta, gravamen, impuesto del timbre o impuesto sobre franquicias y otros impuestos, contribuciones, derechos, retenciones u otras cargas, presentes o futuros, de cualquier naturaleza, establecidos o determinados por los Estados Unidos Mexicanos o por cualquier otra jurisdicción de la que se paguen cantidades adeudadas conforme al presente, a menos que sea requerido por ley. En caso que la suscrita esté obligada legalmente a llevar a cabo cualquier retención o deducción, respecto de cualesquiera pagos conforme al presente, la suscrita pagará las sumas adicionales que sean necesarias para asegurar que las sumas recibidas por el tenedor del presente sean iguales a la suma que el tenedor hubiera recibido, si tales retenciones o deducciones no se hubieren realizado.

This Promissory Note shall be governed by, and construed in accordance with, the laws of England; provided, however that if any action or proceedings in connection with this Promissory Note were brought to any courts in the United Mexican States, this Promissory Note shall be deemed as governed under the laws of the United Mexican States.	Este Pagaré se regirá e interpretará de acuerdo con las leyes de Inglaterra; en el entendido, sin embargo que si cualquier acción o procedimiento en relación con este Pagaré se iniciara en los tribunales de los Estados Unidos Mexicanos, este Pagaré se considerará regido de acuerdo con las leyes de los Estados Unidos Mexicanos.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought to the jurisdiction of the courts of England and any appellate court thereof, or any federal court sitting in Mexico City, Federal District, United Mexican States; the undersigned waives the right to jurisdiction of any other courts.	Cualquier acción o procedimiento legal que derive o se relacione con este Pagaré podrá ser iniciado en los tribunales de Inglaterra, o en cualquier tribunal de apelación de los mismos, o cualquier tribunal federal localizado en la ciudad de México, Distrito Federal, Estados Unidos Mexicanos, renunciando la suscrita a la jurisdicción de cualesquiera otros tribunales.

The undersigned hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.	La suscrita en este acto renuncia a diligencia, demanda, protesto, presentación, notificación de no aceptación y a cualquier notificación o demanda de cualquier naturaleza.

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern; provided, however, that in any action or proceeding brought in any court in the United Mexican States, the Spanish version shall prevail.	El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá; en el entendido, sin embargo que en cualquier procedimiento iniciado en cualquier tribunal de los Estados Unidos Mexicanos, prevalecerá la versión en español.

If the laws of the United Mexican States apply, for the purposes of Article 128 of the General Law of Negotiable Instruments and Credit Transactions of the United Mexican States, the term of presentation of this Promissory Note is hereby irrevocably extended until the date that is six (6) months after the Final Payment Date, it being understood that such extension shall not be deemed to prevent presentation of this Promissory Note prior to such date.	Si la legislación de los Estados Unidos Mexicanos fuere aplicable, para los efectos del Artículo 128 de la Ley General de Títulos y Operaciones de Crédito de los Estados Unidos Mexicanos, por medio del presente se prorroga irrevocablemente el plazo de presentación de este Pagaré hasta la fecha que sea seis (6) meses después de la Fecha de Vencimiento, en el entendido de que dicha prórroga no impedirá la presentación de este Pagaré con anterioridad a dicha fecha.

IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note on the date indicated below.	EN VIRTUD DE LO CUAL, la suscrita ha firmado este Pagaré en la fecha abajo mencionada.

            ,             , a      de          de 2014.

            ,             ,             , 2014.

CEMEX, S.A.B. de C.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX España, S.A.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX México, S.A. de C.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Concretos, S.A. de C.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
Empresas Tolteca de México, S.A. de C.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
New Sunward Holding B.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Corp.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Finance LLC

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Research Group AG

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Shipping B.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Asia B.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX France Gestion (S.A.S.)

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX UK

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Egyptian Investments B.V.

By/Por
Name/Nombre:
Title/Cargo:

Guaranteed/Por Aval:
CEMEX Egyptian Investments II B.V.

By/Por
Name/Nombre:
Title/Cargo:

FORM OF SIDE LETTER TO PROMISSORY NOTE

CEMEX, S.A.B. de C.V.

Av. Ricardo Margáin Zozaya #325

Colonia Valle del Campestre

66265 San Pedro Garza García, Nuevo León

Mexico

[Date]

RE:	PROMISSORY NOTE

Dear Sirs:

Reference is made to the promissory note (pagaré) (the “Promissory Note”) issued by CEMEX, S.A.B. de C.V. (the “Issuer”), dated             , 2014 for the amount of USD $         (             Dollars, currency of the United States of America 00/100) in favor of              (the “Holder”).

The parties to this letter agree that notwithstanding anything to the contrary in the Promissory Note, (i) [principal and]9 interest payments in respect of the Promissory Note shall be made at the times, on the dates, in the amounts and in the manner provided for in the Facilities Agreement dated as of 29 September, 2014 between the Issuer, as borrower, certain direct and indirect subsidiaries of the Issuer, as guarantors or security providers, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, BBVA Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, HSBC Mexico, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, ING Capital LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Inc., as Joint Mandated Lead Arrangers and Joint Bookrunners, the financial institutions named therein as original lenders, and Citibank International Plc., as agent and Wilmington Trust (London) Limited as security agent (as amended from time to time in accordance with its terms, the “Facilities Agreement”) and (ii) interest shall be calculated in the manner provided for in the Facilities Agreement. Without limiting the generality of the above, the parties to this letter agree that notwithstanding anything else to the contrary in the Promissory Note, the loan represented by the Promissory Note may bear interest at the rates provided for in the Facilities Agreement. In the case of any inconsistency between the terms of the Facilities Agreement and the Promissory Note, the Facilities Agreement shall prevail.

Sincerely,

[	]

By:

Name:

Title:

[9]	To be included only in respect of Promissory Notes related to revolving facility Commitments.

Accepted and agreed,
CEMEX, S.A.B. de C.V.

By:
Name:
Title:

Accepted and agreed,
CEMEX España, S.A., as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX México, S.A. de C.V., as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Concretos, S.A. de C.V., as guarantor

By:
Name:
Title:

Accepted and agreed,
Empresas Tolteca de México, S.A. de C.V., as guarantor

By:
Name:
Title:

Accepted and agreed,
New Sunward Holding B.V., as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Corp., as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Finance LLC, as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Research Group AG, as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Shipping B.V., as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Asia B.V., as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX France Gestion (S.A.S.), as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX UK, as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Egyptian Investments B.V., as guarantor

By:
Name:
Title:

Accepted and agreed,
CEMEX Egyptian Investments II B.V., as guarantor

By:
Name:
Title:

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[●] as Agent and [●] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

CEMEX, S.A.B. de C.V.– Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent/Security Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 27.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer) of the Facilities Agreement.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender]*.

5.	We refer to clause 14.6 (Creditor/Agent/Security Agent Accession Undertaking) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Refinancing Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Refinancing Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Refinancing Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

6.	For the purposes of articles 1278 et seq. of the French Civil Code, it is expressly agreed that the Security created under the Security Documents governed by French law shall be preserved and maintained for the benefit of the Security Agent, the New Lender and the remaining Finance Parties.

7.	The New Lender may, in the case of an assignment of rights by the Existing Lender under this Transfer Certificate, if it considers it necessary to make the assignment effective against third parties, arrange for it to be notified to any Obligor established or domiciled in France in accordance with the provisions of article 1690 of the French Civil Code.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Notes:	* Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent/Security Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:	[●] as Agent, [●] as Security Agent and CEMEX, S.A.B. de C.V. as Borrower for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

CEMEX, S.A.B. de C.V.– Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent/Security Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 27.6 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Facilities Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender]*.

8.	We refer to clause 14.6 (Creditor/Agent/Security Agent Accession Undertaking) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Refinancing Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Refinancing Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Refinancing Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

9.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Accordion Confirmation to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Notes:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment,

release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent/Security Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within

SCHEDULE 7

FORM OF ACCESSION LETTER

To:	[●] as Agent and [●] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Borrower]

Dated:

Dear Sirs

CEMEX, S.A.B. de C.V. – Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Letter”) shall take effect as an Accession Letter for the purposes of the Facilities Agreement and as a Debtor/Security Provider Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1 to 3 of this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Guarantor]/[Security Provider] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Guarantor][Security Provider] pursuant to Clause 29.2 (Additional Guarantors and Additional Security Providers)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●].

3.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.	[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Letter, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and]

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust, or as otherwise provided in the Finance Documents, for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

[4]/[5]	This Accession Letter and any non-contractual obligations arising out of or in connection with it is governed by English law.

THIS ACCESSION LETTER has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED	]
By: [Subsidiary]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED

By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Borrower

[Borrower]

By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[●] as Agent

From:	[resigning Obligor] and CEMEX, S.A.B. de C.V.

Dated:

Dear Sirs

CEMEX, S.A.B. de C.V.– Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 29.3 (Resignation of a Guarantor)][Clause 29.4 (Resignation of a Security Provider)], we request that [resigning Obligor] be released from its obligations as a [Guarantor]/[Security Provider] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor];]*

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 8 (Mandatory Prepayment);]*

(d)	[no payment is due from [resigning Obligor] under Clause 19 (Guarantee and Indemnity);]*

(e)	[the Transaction Security granted by [resigning Obligor] has not become enforceable in accordance with its terms.]*

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	The Borrower agrees to indemnify the Finance Parties and Secured Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 2 above.

CEMEX, S.A.B. de C.V.	[resigning Obligor]

By:	By:

*	Include / delete as applicable.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[●] as Agent

From:	CEMEX, S.A.B. de C.V.

Dated:

Dear Sirs

CEMEX, S.A.B. de C.V.– Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	For the Reference Period ending [●], EBITDA was $[●] and Consolidated Interest Expense was $[●]. Therefore the Consolidated Coverage Ratio for such Reference Period was [●]:1 which [is/is not] in compliance with paragraph (a) of Clause 22.2 (Financial condition) of the Facilities Agreement.

(b)	Consolidated Funded Debt as at the last day of the Reference Period ending [●] was $[●] and EBITDA for the Reference Period ending [●] was $[●]. Therefore the Consolidated Leverage Ratio for such Reference Period was [●]:1 which [is/is not] in compliance with paragraph (b) of Clause 22.2 (Financial condition) of the Facilities Agreement.

(c)	Capital Expenditure of the Group for the Financial Year ending [●] was $[●]. Therefore the requirements of paragraph (c) of Clause 22.2 (Financial condition) of the Facilities Agreement [have/have not] been complied with.

(d)	Caliza Capital Expenditure for the Financial Year ending [●] was $[●]. Therefore the requirements of paragraph (d) of Clause 22.2 (Financial condition) of the Facilities Agreement [have/have not] been complied with.

(e)	Centurion Capital Expenditure for the Financial Year ending [●] was $[●]. Therefore the requirements of paragraph (e) of Clause 22.2 (Financial condition) of the Facilities Agreement [have/have not] been complied with.

Signed
CEMEX, S.A.B. de C.V.

SCHEDULE 10

EXISTING FINANCIAL INDEBTEDNESS

(Figures as at 30 June 2015)

Obligation	Type	Outstanding Principal Amounts	Obligor	Guarantor(s)	Bank Party	Security	Maturity
Part I.A - 2012 Facilities Agreement
2012 Facilities Agreement dated 17 September 2012 (as amended and restated 31 October 2014)	Syndicated loan and private placement notes	$1,482,859,788	CEMEX, S.A.B. de C.V., CEMEX España, S.A., New Sunward Holding B.V., CEMEX Materials LLC and CEMEX Finance LLC

CEMEX, S.A.B. de C.V., CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Inc., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK, CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.

						Sharing in Transaction Security	February 14, 2017
2012 Facilities Agreement dated 17 September 2012 (as amended and restated 31 October 2014)	Syndicated loan and private placement notes	€357,506,424	CEMEX, S.A.B. de C.V., CEMEX España, S.A., New Sunward Holding B.V., CEMEX Materials LLC and CEMEX Finance LLC

CEMEX, S.A.B. de C.V., CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Inc., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.

						Sharing in Transaction Security	February 14, 2017

2012 Facilities Agreement dated 17 September 2012 (as amended and restated 31 October 2014)	Syndicated loan and private placement notes	MXN 881,306,265	CEMEX, S.A.B. de C.V., CEMEX España, S.A., New Sunward Holding B.V., CEMEX Materials LLC and CEMEX Finance LLC	CEMEX, S.A.B. de C.V., CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Inc., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.	Sharing in Transaction Security	February 14, 2017
Part I.B - 2014 Facilities Agreement
2014 Facilities Agreement dated 29 September 2014 (as amended)	Syndicated loan	$1,499,000,000 Total Commitment: $1,865,000,000	CEMEX, S.A.B. de C.V.

CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	September 29, 2019
Part II - Public Debt Instruments
Part II.A
US$149,897,000 Rinker 2025 Indenture, dated 1 April 2003 (as supplemented)	Public Debt Instruments	$149,897,000	CEMEX Materials LLC	CEMEX Corp.	None	July 21, 2025
NSHFV $900m Note Indenture dated 18 December 2006 (as supplemented) (C10)	Public Debt Instruments	$289,134,000	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Sharing in Transaction Security	Perpetual - Callable on 31 December 2016, and at each interest payment date thereafter
NSHFV €730m Note Indenture dated 9 May 2007 (as supplemented) (C10-EUR)	Public Debt Instruments	€69,828,000	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Sharing in Transaction Security	Perpetual - Callable on 30 June 2017, and at each interest payment date thereafter

NSHFV US$350m Note Indenture dated 18 December 2006 (as supplemented) (C5)	Public Debt Instruments	$104,152,000	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Sharing in Transaction Security	Perpetual - Callable on 31 December 2011, and at each interest payment date thereafter
NSHFV US$750m Note Indenture dated 12 February 2007 (as supplemented) (C8)	Public Debt Instruments	$220,985,000	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Sharing in Transaction Security	Perpetual - Callable on 31 December 2014, and at each interest payment date thereafter
Obligaciones Forzosamente Convertibles en Acciones CEMEX 09 MXN 4,126,538,400	Public Debt Instruments	MXN 4,126,538,400	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V. – (the guarantee limited to the payments of coupons)	None	November 28, 2019
US$200,000 3.72% Convertible Subordinated Notes due 2020; dated 13 March 2015	Public Debt Instruments	$200,000	CEMEX, S.A.B. de C.V.		None	March 15, 2020
US$321,114,000 3.72% Convertible Subordinated Notes due 2020; dated 28 May 2015.	Public Debt Instruments	$321,114,000	CEMEX, S.A.B. de C.V.		None	March 15, 2020
US$977,500,000 3.25% Convertible Subordinated Notes due 2016; dated 15 March 2011	Public Debt Instrument	$351,899,000	CEMEX, S.A.B. de C.V.		None	March 15, 2016
US$690,000,000 3.75% Convertible Subordinated Notes due 2018; dated 15 March 2011	Public Debt Instrument	$690,000,000	CEMEX, S.A.B. de C.V.		None	March 15, 2018
US$703,861,000 9.875% Senior Secured Notes due 30 April 2019; dated 28 March 2012	Public Debt Instrument	$703,861,000	CEMEX España, S.A., acting through its Luxembourg Branch

CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX Finance LLC, New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp.,, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	April 30, 2019
€179,219,000 9,875% Senior Secured Notes due 30 April 2019; dated 28 March 2012	Public Debt Instrument	€179,219,000	CEMEX España, S.A., acting through its Luxembourg Branch

CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX Finance LLC, New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group

					Sharing in Transaction Security	April 30, 2019

				AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.
US$500,000,000 9.50%, Senior Secured Notes due 2018 ; dated September 17, 2012	Public Debt Instrument	$500,000,000	CEMEX, S.A.B. de C.V.

CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	June 15, 2018
US$1,500,000,000 9.375%, Senior Secured Notes due 2022 ; dated October 12, 2012	Public Debt Instrument	$1,500,000,000	CEMEX Finance LLC

CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	October 12, 2022
US$600,000,000 5.875%, Senior Secured Notes due 2019 ; dated March 25, 2013	Public Debt Instrument	$600,000,000	CEMEX, S.A.B. de C.V.

CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping

					Sharing in Transaction Security	March 25, 2019

				B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.
US$1,000,000,000 6.50%, Senior Secured Notes due 2019 ; dated Aug 12, 2013	Public Debt Instrument	$1,000,000,000	CEMEX, S.A.B. de C.V.

CEMEX México S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	December 10, 2019
US$1,000,000,000 7.25%, Senior Secured Notes due 2021 ; dated October 02, 2013	Public Debt Instrument	$1,000,000,000	CEMEX, S.A.B. de C.V.

CEMEX Finance LLC, CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	January 15, 2021
US$500,000,000 Floating Rate Senior Secured Notes due 2018 ; dated October 02, 2013	Public Debt Instrument	$500,000,000	CEMEX, S.A.B. de C.V.

CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas

					Sharing in Transaction Security	October 15, 2018

				Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.
US$1,000,000,000 6.0%, Senior Secured Notes due 2024 ; dated April 01, 2014	Public Debt Instrument	$1,000,000,000	CEMEX Finance LLC

CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	April 1, 2024
€400,000,000 5.25%, Senior Secured Notes due 2021 ; dated April 01, 2014	Public Debt Instrument	€400,000,000	CEMEX Finance LLC

CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	April 1, 2021
€400,000,000 4.750% Senior Secured Notes due 11 January 2022; dated 11 September 2014	Public Debt Instrument	€400,000,000	CEMEX, S.A.B. de C.V.

CEMEX Finance LLC, CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de

					Sharing in Transaction Security	January 11, 2022

				C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.
US$1,100,000,000 5.700% Senior Secured Notes due 11 January 2025; dated 11 September 2014	Public Debt Instrument	US$1,100,000,000	CEMEX, S.A.B. de C.V.

CEMEX Finance LLC, CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	January 11, 2025
€550,000,000 4.375% Senior Secured Notes due 5 March 2023; dated 5 March 2015	Public Debt Instrument	€550,000,000	CEMEX, S.A.B. de C.V.

CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

					Sharing in Transaction Security	March 5, 2023
US$750,000,000 6.125% Senior Secured Notes due 5 May 2025; dated 5 March 2015	Public Debt Instrument	$750,000,000	CEMEX, S.A.B. de C.V.

CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian

					Sharing in Transaction Security	May 5, 2025

Investments B.V. and CEMEX Egyptian Investments II B.V.
Part II.B	Mexican Public Debt Instruments

Programa Dual Revolvente de Certificados Bursátiles dated 30 May 2011 for up to Mex$10,000,000,000 for short and long term issuances (and with a sublimit of Mex$2,500,000,000 in respect of short term issuances)

Certificado Bursátil UDI 116.5308MM CEMEX 07-2U, dated 30 November 2007	Mexican Public Debt Instrument	UDI 116,530,800	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V.; Empresas Tolteca de México, S.A. de C.V.	Sharing in Transaction Security	November 17, 2017
Part II.C	Bilateral Bank Facilities

SCHEDULE 11

EXISTING SECURITY AND QUASI-SECURITY

(Figures in Millions $as at 30 June 2015)

CEMEX Subsidiary	Counterparty	Lien Concept	Maturity Date	Secured Amount	Agreement Type
CEMEX Austria AG	Raiffeisenbank Bruck an der Mur eg. Gen.& various other	Plant Equipment Lien	1-Sep-17	0.35	Leasing agreement on movables entered by and between Raiffeisen-Leasing Mobilien und KFZ GmbH and Trans-Beton Ges.m.b.H. dated March 31, 2004.

CEMEX Beton d.o.o.	M-P-B d.o.o.	Cash Collateral	1-Jul-16	0.63	Cash deposit for concrete plants

CEMEX Granulats	Caisse d’épargne	Cash Collateral	Revolving	0.45	Guarantee for Drome Ardeche Granulats

CEMEX Deutschland AG	Private Investor Günter Wunder	Servitude	31-Dec-17	6.35	Plant Investment + Operating Lease - Project Kieswerk Löwen GmbH

CEMEX Deutschland AG	HypoVereinsban (Unicredit)	Cash Collateral	Revolving	1.54	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	HypoVereinsban (Unicredit)	Cash Collateral	Revolving	1.25	Daily Cash Operations (Direct Debit collections, unpaid return risk)

CEMEX Deutschland AG	Commerzbank	Cash Collateral	Revolving	7.72	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.28	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.07	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.17	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.18	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.18	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.11	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.54	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.06	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.03	Bank Guarantees (several local governments: gravel and sand mining supply)

CEMEX Deutschland AG	Bayern LB	Cash Collateral	Revolving	0.08	Bank Guarantees (several local governments: gravel and sand mining supply)

Cemex Hungary Kft	Raiffeisen Bank	Cash Collateral	31-Dec-14	0.14	Recovery of mine

Cemex Hungary Kft	Raiffeisen Bank	Cash Collateral	31-Dec-14	0.10	Recovery of mine

Cemex Hungary Kft	Raiffeisen Bank	Cash Collateral	31-Dec-14	0.10	Recovery of mine

Cemex Hungary Kft	Raiffeisen Bank	Cash Collateral	31-Dec-14	0.07	Recovery of mine

RMC Concrete	Tenaga Nasional Berhad	Cash Collateral	Revolving	0.003	Guarantee for payment of bills for supplying electricity to plant

RMC Aggregates	Tenaga Nasional Berhad	Cash Collateral	Revolving	0.04	Guarantee for payment of bills for supplying electricity to plant

Cemex España	Autoridad Portuaria Alicante	Cash Collateral	Revolving	0.21	Port authority guarantee

Cemex España	Autoridad Portuaria Baleares	Cash Collateral	Revolving	0.002	Port authority guarantee

Cemex Thailand	Provincial Electricity Authority	Cash Collateral	Revolving	0.30	For use of electricity

CEMEX Topmix LLC	EPPCO	Cash Collateral	Revolving	0.03	Supply of Petroleum Products

CEMEX Supermix LLC	Ministry of Labour	Cash Collateral	Open Ended	0.05	Labor GTEE - required by governmental authority

CEMEX Topmix LLC	Ministry of Labour	Cash Collateral	Open Ended	0.36	Labor GTEE - required by governmental authority

CEMEX Falcon LLC	Ministry of Labour	Cash Collateral	Open Ended	0.1	Labor GTEE - required by governmental authority

CEMEX UK Operations Limited	Lloyds TSB Asset Finance	Cash Collateral	1-Sep-21	0.07	Cash collateral required for extraction of mineral reserves. Supplemented by a performance bond.

Solid Cement Corporation	Masinloc Power Partners Co. ltd	Cash Collateral	6-Oct-16	0.42	Refundable Security Deposit

Solid Cement Corporation	Masinloc Power Partners Co. ltd	Cash Collateral	Open Ended	0.19	Additional deposit

Solid Cement Corporation	Paramount Ins	Cash Collateral	Open Ended	0.02	Judicial (labor case)

Solid Cement Corporation	Intra Strata Insurance Co.	Cash Collateral	Open Ended	1.61	IQAC Tax Cases

Cemex Bangladesh	Titas Gas	Cash Collateral	15-Jul-18	0.08	Cash Backed BG for Nat Gas

Cemex Panamá	Citibank	Cash Collateral	7-Jun-15	2.25	Standby Letter of Credit (Supplier Agreement)

CEMEX Colombia	Liberty	Cash Collateral	Open Ended	1.93	Insurance claim

Cemex Construction Materials Florida	Lake Louisa, LLC	Land Lien	1-Apr-22	5	Land lease

CEMEX INC & SUBS.	CAT Financial	Cash Collateral	15-Jul-17	0.64	Operating lease cash deposit

Cemex Operaciones Mexico, S.A. de C.V.	Credit Suisse International	Cash Collateral	15-Oct-15	8.50	Pemitted Lien [under Clause 23.5 (F)(1) in relation with Treasury Transactions / See Anexx 1 Excluded Position item (a)]

SCHEDULE 12

EXISTING GUARANTEES

(Figures as at 30 June 2015)

Obligation	Outstanding Principal Amounts	USD Amount	Obligor	Guarantor(s)	Maturity	Security
2012 Facilities Agreement dated 17 September 2012 (as amended and restated 31 October 2014)	$1,482,859,788	$1,482,859,788	CEMEX, S.A.B. de C.V., CEMEX España, S.A., New Sunward Holding B.V., CEMEX Materials LLC and CEMEX Finance LLC	CEMEX, S.A.B. de C.V., CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Inc., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK, CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.	February 14, 2017	Sharing in Transaction Security

2012 Facilities Agreement dated 17 September 2012 (as amended and restated 31 October 2014)	€ 357,506,424	$398,440,910	CEMEX, S.A.B. de C.V., CEMEX España, S.A., New Sunward Holding B.V., CEMEX Materials LLC and CEMEX Finance LLC	CEMEX, S.A.B. de C.V., CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Inc., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.	February 14, 2017	Sharing in Transaction Security

2012 Facilities Agreement dated 17 September 2012 (as amended and restated 31 October 2014)	MXN 881,306,265	$56,098,426	CEMEX, S.A.B. de C.V., CEMEX España, S.A., New Sunward Holding B.V., CEMEX Materials LLC and CEMEX Finance LLC	CEMEX, S.A.B. de C.V., CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Inc., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.	February 14, 2017	Sharing in Transaction Security

2014 Facilities Agreement dated 29 September 2014 (as amended)	$1,499,000,000 Total Commitment: $1,865,000,000	$1,499,000,000	CEMEX, S.A.B. de C.V.	CEMEX España, S.A., CEMEX México, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., New Sunward Holding B.V., CEMEX Finance LLC, CEMEX Corp., CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK CEMEX Egyptian Investments B.V., and CEMEX Egyptian Investments II B.V.	September 29, 2019	Sharing in Transaction Security

US$149,897,000 Rinker 2025 Indenture, dated 1 April 2003 (as supplemented)	$149,897,000	$149,897,000	CEMEX Materials LLC	CEMEX Corp.	July 21, 2025	None

NSHFV $900m Note Indenture dated 18 December 2006 (as supplemented) (C10)	$289,134,000	$289,134,000	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Perpetual - but interest rate steps-up if not called on December 31, 2016	Sharing in Transaction Security

NSHFV €730m Note Indenture dated 9 May 2007 (as supplemented) (C10-EUR)	€69,828,000	$77,823,306	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Perpetual - but interest rate steps-up if not called on June 30, 2017	Sharing in Transaction Security

NSHFV US$350m Note Indenture dated 18 December 2006 (as supplemented) (C5)	$104,152,000	$104,152,000	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Perpetual - interest rate steps-up to 4.75% on December 31, 2011	Sharing in Transaction Security

NSHFV US$750m Note Indenture dated 12 February 2007 (as supplemented) (C8)	$220,985,000	$220,985,000	New Sunward Holding Financial Ventures B.V.	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V.	Perpetual - but interest rate steps up if not called on December 31, 2014	Sharing in Transaction Security

Obligaciones Forzosamente Convertibles en Acciones CEMEX 09 MXN 4,126,538,400	MXN 4,126,538,400	$262,669,535	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V. and Empresas Tolteca de México, S.A. de C.V.	November 28, 2019	None

US$703,861,000 9.875% Senior Secured Notes due 30 April 2019; dated 28 March 2012; Callable Commencing on the 4th Anniversary; dated 30 April 2016	$703,861,000	$703,861,000	CEMEX España, S.A., acting through its Luxembourg Branch	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	April 30, 2019	Sharing in Transaction Security

€179,219,000 9,875% Senior Secured Notes due 30 April 2019; dated 28 March 2012; Callable Commencing on the 4th Anniversary; dated 30 April 2016	€179,219,000	$199,739,576	CEMEX España, S.A., acting through its Luxembourg Branch	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	April 30, 2019	Sharing in Transaction Security

US$500,000,000 9.50% Senior Secured Notes due 2018; Callable Commencing on the 4th Anniversary; dated 15 June 2016	$500,000,000	$500,000,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	June 15, 2018	Sharing in Transaction Security

US$1,500,000,000 9.375% Senior Secured Notes due 2022; Callable Commencing on the 4th Anniversary; dated 12 October 2017	$1,500,000,000	$1,500,000,000	CEMEX Finance LLC	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	October 12, 2022	Sharing in Transaction Security

US$600,000,000 5.875% Senior Secured Notes due 2019; Callable Commencing on the 3rd Anniversary; dated 25 March 2016	$600,000,000	$600,000,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V	March 25, 2019	Sharing in Transaction Security

US$1,000,000,000 6.50% Senior Secured Notes due 2019; Callable Commencing on the 4th Anniversary; dated 10 December 2017	$1,000,000,000	$1,000,000,000	CEMEX, S.A.B. de C.V.	CEMEX México S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	December 10, 2019	Sharing in Transaction Security

US$1,000,000,000 7.25% Senior Secured Notes due 2021; Callable Commencing on the 5th Anniversary; dated 15 January 2018	$1,000,000,000	$1,000,000,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V	October 15, 2021	Sharing in Transaction Security

US$500,000,000 Floating Rate Senior Secured Notes due 2018 ; dated 2 October 2013	$500,000,000	$500,000,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	October 15, 2018	Sharing in Transaction Security

US$1,000,000,000 6.00% Senior Secured Notes due 2024; Callable Commencing on the 5th Anniversary; dated 1 April 2019	$1,000,000,000	$1,000,000,000	CEMEX Finance LLC	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	April 1, 2024	Sharing in Transaction Security

€400,000,000 5.25% Senior Secured Notes due 2021; Callable Commencing on the 3rd Anniversary; dated 1 April 2017	€400,000,000	$445,800,000	CEMEX Finance LLC	CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V	April 1, 2021	Sharing in Transaction Security

€400,000,000 4.750% Senior Secured Notes due 11 January 2022; dated 11 September 2014	€400,000,000	$445,800,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	January 11, 2022	Sharing in Transaction Security

US$1,100,000,000 5.700% Senior Secured Notes due 11 January 2025; dated 11 September 2014; Callable Commencing on 11 January 2020	US$1,100,000,000	US$1,100,000,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	January 11, 2025	Sharing in Transaction Security

€550,000,000 4.375% Senior Secured Notes due 5 March 2023; dated 5 March 2015; Callable Commencing on the 4th Anniversary; dated 5 March 2019	€550,000,000	$612,975,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México, S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.	March 5, 2023	Sharing in Transaction Security

US$750,000,000 6.125% Senior Secured Notes due 5 May 2025; dated 5 March 2015; Callable Commencing on 5 May 2020	US$750,000,000	US$750,000,000	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V., CEMEX España, S.A. , New Sunward Holdings B.V., CEMEX Asia B.V., CEMEX Concretos S.A. de C.V., CEMEX Corp., CEMEX Finance LLC; CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX UK, Empresas Tolteca de México,	May 5, 2025	Sharing in Transaction Security

				S.A. de C.V., CEMEX Egyptian Investments B.V. and CEMEX Egyptian Investments II B.V.

Certificado Bursátil UDI 116.5308MM CEMEX 07-2U, dated 30 November 2007	UDI 116,530,800	$39,141,086	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V. and Empresas Tolteca de México, S.A. de C.V.	November 17, 2017	Sharing in Transaction Security

US$50,000,000 Working Capital Facility, Bank of America N.A., dated 12 March 2014		$0	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V.	Revolving	None

US$45,000,000 Working Capital Facility, HSBC México S.A., Institución de Banca Múltiple, Grupo Financiero HSBC dated 14 April 2014		$0	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V.	Revolving	None

US$30,000,000, Working Capital Facility, Banco Nacional de México S.A. Integrante del Grupo Financiero Banamex, dated 4 March 2014		$0	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V. and CEMEX Corp.	Revolving	None

US$30,000,000, Working Capital Facility, Banco Santander México S.A. Institución de Banca Múltiple, Grupo Financiero Santander México, dated 10 June 2014		$0	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V.	Revolving	None

US$20,000,000, Working Capital Facility Banco Santander México S.A. Institución de Banca Múltiple, Grupo Financiero Santander México, dated 10 April 2014		$0	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V.	Revolving	None

US$50,000,000 Working Capital Facility, JPMorgan Chase Bank, National Association, dated 15 May 2014		$0	CEMEX, S.A.B. de C.V.	CEMEX México, S.A. de C.V. and CEMEX Corp.	Revolving	None

US$50,000,000 Working Capital Facility, Credit Agricole Corporate and Investment Bank, dated 16 April 2014		$0	CEMEX, S.A.B. de C.V.	CEMEX México S.A. de C.V.	Revolving	None

€40,000,000 Working Capital Facility, ING Bank N.V., Dublin Branch, dated 11 April 2014		$0	New Sunward Holding B.V.	CEMEX México, S.A. de C.V. and CEMEX, S.A.B. de C.V.	Revolving	None

FX Rates (June 30, 2015)

USD/Mex$	15.71

UDI/Mex$	5.276772

USD/EUR	1.1145

SCHEDULE 13

PERMITTED JOINT VENTURES

Name	Investment (U.S. Dollars)	Country
Control Administrativo Mexicano, S.A. de C.V.	$316,972,700	México

(Cementos Chihuahua, S.A.B. de C.V., México)

Concrete Supply Co. LLC (North Carolina, U.S.A.)	$50,495,879	USA

SCHEDULE 14

PROCEEDINGS PENDING OR THREATENED

Regulatory Matters and Legal Proceedings

A description of material regulatory matter and legal proceedings affecting us is provided below.

Antitrust Proceedings

Polish Antitrust Investigation. Between May 31, 2006 and June 2, 2006, officers of the Polish Competition and Consumer Protection Office (the “Protection Office”) conducted a search of the office in Warsaw, Poland, of CEMEX Polska, one of our indirect subsidiaries in Poland, and of the offices of other cement producers in Poland. These searches took place as a part of the exploratory investigation that the head of the Protection Office had started on April 26, 2006. On January 2, 2007, CEMEX Polska received a notification from the Protection Office informing it of the formal initiation of an antitrust proceeding against all cement producers in Poland, including CEMEX Polska and another of our indirect subsidiaries in Poland. The notification alleged that there was an agreement between all cement producers in Poland regarding prices and other sales conditions for cement, an agreed division of the market with respect to the sale and production of cement, and the exchange of confidential information, all of which limited competition in the Polish market with respect to the production and sale of cement. On December 9, 2009, the Protection Office delivered to CEMEX Polska its decision against Polish cement producers related to an investigation which covered a period from 1998 to 2006. The decision imposed fines on a number of Polish cement producers, including CEMEX Polska. The fine imposed on CEMEX Polska was approximately Polish Zloty 115.56 million (approximately U.S.$30.70 million as of June 30, 2015, based on an exchange rate of Polish Zloty 3.7636 to U.S.$1.00), which is approximately 10% of CEMEX Polska’s total revenue in 2008. CEMEX Polska disagreed with the decision, denied that it committed the practices alleged by the Protection Office and, therefore, on December 23, 2009, CEMEX Polska filed an appeal before the Polish Court of Competition and Consumer Protection in Warsaw (the “First Instance Court”). After a series of hearings, on December 13, 2013, the First Instance Court issued its judgment in regards with the appeals filed by CEMEX Polska and other cement producers, which were previously combined into a joint appeal. The First Instance Court reduced the penalty imposed on CEMEX Polska to approximately Polish Zloty 93.89 million (approximately U.S.$24.95 million based on an exchange rate of Polish Zloty 3.7636 to U.S.$1.00 as of June 30, 2015), which is equal to 8.125% of CEMEX Polska’s revenue in 2008. On May 8, 2014, CEMEX Polska filed an appeal against the First Instance Court judgment before the Appeals Court in Warsaw. The above-mentioned penalty is enforceable until the Appeals Court issues its final judgment. As of June 30, 2015, the accounting provision created in relation with this proceeding was approximately Polish Zloty 92.00 million (approximately U.S.$24.44 million as of June 30, 2015, based on an exchange rate of Polish Zloty 3.7636 to U.S.$1.00). As of June 30, 2015, we do not expect this matter would have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Investigations in Europe by the European Commission. On November 4, 2008, officers of the European Commission, in conjunction with officials of the national competition enforcement authorities, conducted unannounced inspections at our offices in Thorpe, United Kingdom, and Ratingen, Germany. Further to these inspections, on September 22 and 23, 2009, our offices in Madrid, Spain, were also inspected by the European Commission.

In conducting these investigations, the European Commission alleged that we may have participated in anti-competitive agreements and/or concerted practices in breach of Article 101 of the Treaty on the Functioning of the European Union (formerly Article 81 of the EC Treaty) and Article 53 of the European Economic Area (“EEA”) Agreement in the form of restrictions of trade flows in the EEA, including restrictions on imports into the EEA from countries outside the EEA, market sharing, price coordination and connected anticompetitive practices in the cement and related products markets. During 2009 and 2010, we received requests for information and documentation from the European Commission, and we fully cooperated by providing the relevant information and documentation on time.

On December 8, 2010, the European Commission informed us that it decided to initiate formal proceedings with respect to the investigation of the aforementioned anticompetitive practices. These proceedings would affect Austria, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Spain and the United Kingdom. The European Commission indicated that we, as well as seven other companies, would be included in these proceedings. These proceedings may lead to an infringement decision, or if the objections raised by the European Commission are not substantiated, the case might be closed. This initiation of proceedings relieves the competition authorities of the Member States of the European Union of their competence to apply Article 101 of the Treaty on the Functioning of the European Union to the same case. We intend to defend our position vigorously in these proceedings and are fully cooperating and will continue to cooperate with the European Commission in connection with this matter.

On April 1, 2011, the European Commission notified CEMEX, S.A.B. de C.V. of a decision under Article 18(3) of Council Regulation (EC) No 1/2003 of December 16, 2002 on the implementation of the rules on competition set forth in Article 81 of the EC Treaty (current Articles 101 and 102 of the EC Treaty). The European Commission also requested that CEMEX, S.A.B. de C.V. deliver a substantial amount of information and documentation, which we effectively delivered on August 2, 2011, after requesting additional time.

On November 29, 2011, the European Commission notified CEMEX, S.A.B. de C.V. of its decision that if, by December 15, 2011, the European Commission did not receive a confirmation that CEMEX, S.A.B. de C.V.’s reply submitted on August 2, 2011 was complete, accurate and definitive, or if CEMEX, S.A.B. de C.V. did not submit a new reply with the necessary amendments and clarifications, the European Commission would impose a daily fine. On December 15, 2011, we complied with the terms of this decision and submitted a new reply with the amendments and clarifications identified in the revision and audit process performed since August 2, 2011.

On the grounds that the above described decision by the European Commission requesting information and documentation was contrary to several principles of European Union Law, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe filed an appeal before the General Court of the European Union (the “General Court”) for the annulment of such request. In addition, on June 17, 2011, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe requested interim measures to the General Court, asking for the suspension of the information and document request until the appeal was resolved. The President of the General Court rejected the proposal for a suspension without considering the arguments of the main appeal. On December 21, 2011, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe filed their reply to the European Commission’s defense. The European Commission filed its rejoinder on March 27, 2012. A hearing with respect to the proceedings against CEMEX, S.A.B. de C.V. and several of its affiliates in Europe was held on February 6, 2013, and the hearings for all other companies being investigated were held during April 2013. On March 14, 2014, the General Court issued a judgment dismissing the appeal filed by CEMEX, S.A.B. de C.V. and several of its affiliates in Europe and confirming the lawfulness of the request for information sent by the European Commission in all of its aspects. On May 23, 2014, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe filed an appeal against the General Court’s judgment before the European Court of Justice (the “Court of Justice”).

If the alleged infringements investigated by the European Commission are substantiated, significant penalties may be imposed on our subsidiaries operating in such markets. In that case, pursuant to European Union Regulation 1/2003, the European Commission may impose penalties of up to 10% of the total turnover of the relevant companies for the last year preceding the imposition of the fine for which the financial statements have been approved by the shareholders’ meeting of the relevant companies. At this stage of the proceedings, as of June 30, 2015, the European Commission had not yet formulated a Statement of Objections against us and, as a result, the extent of the charges and the alleged infringements are unknown. Moreover, it is not clear which cement related products total turnover would be used as the basis for the determination of the possible penalties. As a consequence, we are not able to assess the likelihood of an adverse result or the amount of the potential fine, but if adversely resolved it may have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Investigation in Spain by the CNMC. On September 16 and 17, 2014, the Competition Directorate (Dirección de Competencia) of the Spanish National Commission of Markets and Competition (Comisión Nacional de los Mercados y la Competencia), or CNMC, in the context of an investigation of the Spanish cement, ready-mix concrete and related products industry regarding alleged anticompetitive practices, inspected one of our facilities in Spain. On January 12, 2015, CEMEX España Operaciones, S.L.U., was notified of the initiation by the CNMC of a disciplinary proceeding for alleged prohibited conducts pursuant to Article 1 of the Spanish Competition Law (Ley 15/2007, de 3 de Julio, de Defensa de la Competencia). CEMEX España believes that it has not breached any applicable laws. However, as of June 30, 2015, considering the early stage of this matter, we do not have sufficient information to assess the likelihood of the CNMC issuing a decision imposing any penalties or remedies, if any, or if the CNMC issues a decision, the amount of the penalty or the scope of the remedies, if any. However, if the CNMC issues a decision imposing any penalty or remedy, we do not expect that it would have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Case in Florida. On October 26, 2010, CEMEX, Inc. received an Antitrust Civil Investigative Demand from the Office of the Florida Attorney General, which seeks documents and information in connection with an antitrust investigation by the Florida Attorney General into the ready-mix concrete industry in Florida. As of June 30, 2015, CEMEX, Inc. has complied with the Office of the Florida Attorney General with respect to the documents and information requested by the civil investigative demand, and cannot determine if any formal proceeding will be initiated by the Office of the Florida Attorney General, however, if any such proceedings are initiated, CEMEX, Inc. does not currently expect that any adverse decision against us resulting from the investigations would have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Case in Ohio. On October 2013, a nonstructural steel manufacturing joint venture in which CEMEX, Inc. has an indirect majority interest, other nonstructural steel manufacturers, and related associations were named as defendants in a lawsuit filed in Ohio State Court alleging a conspiracy among the defendants to adopt sham industry standards with a goal to exclude the plaintiffs’ products from the market. The proceedings are in the pre-trial motions stage. While we continue to vigorously deny any claims, it is unclear if any adverse decision against the joint venture in this litigation would be made or if such decision would have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Investigation in Colombia. On September 5, 2013, CEMEX Colombia was notified of Resolution No. 49141 dated August 21, 2013, issued by the Colombian Superintendency of Industry and Commerce (Superintendencia de Industria y Comercio), or SIC, pursuant to which the SIC opened an investigation and issued a statement of objections (pliego de cargos) against five cement companies and fourteen directors of those companies, including CEMEX Colombia, for alleged anti-competitive practices. On October 7, 2013, CEMEX Colombia answered the statement of objections and submitted evidence.

The investigated parties are accused of allegedly breaching: (i) Article 1 of Law 155 of 1959, which prohibits any kind of practice, procedure or system designed to limit free competition and determining or maintaining unfair prices; (ii) numeral 1 of Article 47 of Decree 2153 of 1992, which prohibits any agreements designed to directly or indirectly fix prices; and (iii) numeral 3 of Article 47 of Decree 2153 of 1992, which prohibits any market sharing agreements between producers or between distributors. Additionally, the fourteen executives, including a former legal representative and the current President of CEMEX Colombia, are being investigated for allegedly breaching paragraph 16 of Article 4 of Decree 2153 of 1992, as amended by Article 26 of Law 1340 of 2009, which provides that the SIC may investigate and sanction any individual who collaborates, facilitates, authorizes, executes or tolerates behavior that violates free competition rules. Although the SIC announced three charges, only two of them were under investigation, namely, price fixing agreements and market sharing agreements.

If the alleged infringements investigated by the SIC are substantiated, aside from any measures that could be ordered to stop the alleged anti-competitive practices, the following penalties may be imposed against CEMEX Colombia pursuant to Law 1340 of 2009: (i) up to 100,000 times the legal monthly minimum wage, which equals approximately 58,950 million Colombian Pesos (approximately U.S.$22.80 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00) for each violation and to each company being declared in breach of the competition rules, and (ii) up to 2,000 times the legal monthly minimum wage, which equals approximately 1,179 million Colombian Pesos (approximately U.S.$456,073.44 as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00) against those individuals found responsible of collaborating, facilitating, authorizing, executing or tolerating behavior that violates free competition rules. On December 18, 2014, a hearing regarding this matter took place and the parties involved presented their closing arguments. A non-binding report which contains an analysis of all evidence gathered during the investigation and which could provide a recommendation to impose sanctions or to close the investigation is expected to be issued by the Superintendent Delegate for Competition Protection for the benefit of the SIC’s Superintendent of Industry and Commerce. As of June 30, 2015, this non-binding report has not been issued. Once the non-binding report is issued, the investigated parties will have twenty business days to file their final arguments against it. A decision by the SIC on this matter is expected during the remainder of 2015. If the SIC decides to impose a sanction against CEMEX Colombia, we have the possibility of filing several recourses that are available to us, including a reconsideration request before the SIC and, if the reconsideration request does not succeed, challenging the validity of the SIC’s decision before the Colombian Administrative Courts, which could take more than six years in order to have a final decision. At this stage of the investigations, as of June 30, 2015, we are not able to assess the likelihood of the SIC imposing any measures and/or penalties against CEMEX Colombia, but if any penalties are imposed, as we do not expect such penalties would be for the maximum amounts permitted by applicable laws and because there are recourses available to us that would take a considerable amount of time to get resolved, we do not expect this matter to have a material adverse impact on our results of operations, liquidity and financial condition.

Environmental Matters

In the ordinary course of business, we are subject to a broad range of environmental laws and regulations in each of the jurisdictions in which we operate. These laws and regulations impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater discharges, the use and handling of hazardous waste or materials, waste disposal practices and the remediation of environmental damage or contamination. These laws and regulations expose us to the risk of substantial environmental costs and liabilities, including liabilities associated with divested assets and past activities and, in some cases, the acts and omissions of the previous owners or operators of a property or facility that we own or operate. Furthermore, in some jurisdictions, certain environmental laws and regulations impose liability without regard to fault or the legality of the original activity at the time of the actions giving rise to liability.

To prevent, control and remediate environmental problems and maintain compliance with regulatory requirements, in line with our global initiatives on environmental management, we maintain an environmental policy designed to monitor and control environmental matters. Our environmental policies require that each of our subsidiaries respect and comply with local laws and meet our own internal standards to minimize the use of non-renewable resources and the generation of hazardous and other wastes. We use processes that are designed to reduce the impact of our operations on the environment throughout all the production stages in all our operations worldwide. In addition, during 2012 we started the implementation of a global Environmental Management System (EMS) at our operating sites that provides a framework to facilitate the consistent and systematic implementation of practical, risk-based environmental management at all sites. As of June 30, 2015, we expect to finish the implementation of the EMS at all of our operating sites by December 31, 2020. It will be used to support sites and businesses across CEMEX globally to document, maintain and continuously improve our environmental performance. We believe that, as of June 30, 2015, a substantial part of our operations already comply with all material environmental laws applicable to us, as all our cement plants already have some kind of EMS (most of which are ISO 14000 certified), with the remaining implementation efforts directed mainly on our aggregates and ready-mix plants.

We regularly incur capital expenditures that have an environmental component or that are impacted by environmental regulations. However, we do not keep separate accounts for such mixed capital and environmental expenditures. Environmental expenditures that extend the life, increase the capacity, improve the safety or efficiency of assets or are incurred to mitigate or prevent future environmental contamination may be capitalized. Other environmental costs are expensed when incurred. For the years ended December 31, 2012, 2013 and 2014, our sustainability capital expenditures (including our environmental expenditures and investments in alternative fuels and cementitious materials) were approximately U.S.$139 million, approximately U.S.$95 million and approximately U.S.$85.1 million, respectively. Our environmental expenditures may materially increase in the future.

The following is a discussion of environmental regulations and related matters in our major markets.

Mexico. We were one of the first industrial groups in Mexico to sign an agreement with the Mexican Ministry of Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales), or SEMARNAT, to carry out voluntary environmental audits in our 15 Mexican cement plants under a government-run program. In 2001, the Mexican Environmental Protection Agency (Procuraduría Federal de Protección al Ambiente), or PROFEPA, which is part of SEMARNAT, completed the audit of our cement plants and awarded each of them a Clean Industry Certificate (Certificado de Industria Limpia) certifying that our cement plants are in full compliance with applicable environmental laws. The Clean Industry Certificates are subject to renewal every two years. As of June 30, 2015, our operating cement plants had Clean Industry Certificates or were in the process of renewing them. We expect the renewal of all currently expired Clean Industry Certificates.

For over a decade, the technology for recycling used tires into an energy source has been employed in our plants located in Ensenada and Huichapan. By the end of 2006, all our cement plants in Mexico were using tires as an alternative fuel. Municipal collection centers in the cities of Tijuana, Mexicali, Ensenada, Mexico City, Reynosa, Nuevo Laredo and Guadalajara currently enable us to recycle an estimated 10,000 tons of tires per year. Overall, approximately 16.33% of the total fuel used in our operating cement plants in Mexico during 2014 was comprised of alternative fuels.

Between 1999 and June 30, 2015, our operations in Mexico have invested approximately U.S.$105.49 million in the acquisition of environmental protection equipment and the implementation of the ISO 14001:2004 environmental management standards of the International Organization for Standardization (“ISO”). The audit to obtain the renewal of the ISO 14001:2004 certification took place during the first quarter of 2015 and our operating cement plants in Mexico obtained the renewal of the ISO 14001:2004 certification for environmental management systems which is valid for a three year period.

On June 6, 2012 the General Law on Climate Change (Ley General de Cambio Climático), or the Climate Change Law, was published in the Mexican Official Gazette. The Climate Change Law establishes a legal framework to regulate policies for climate change mitigation and adaptation. Many important provisions require the development of secondary legislation, and depend on the publication of subsequent implementing regulations. For instance, the Climate Change Law provides, among others, for (i) the elaboration of a registry of the emissions that are generated by fixed sources, (ii) companies to report their emissions, if required, and (iii) the application of fines to those companies that fail to report or that report false information. In this regards, on October 29, 2014, the Regulations to the General Law on Climate Change Regarding the National Registry of Emissions (Reglamento de la Ley General de Cambio Climático en Materia del Registro Nacional de Emisiones), or the Regulations, became effective. The purpose of the Regulations is to govern the Climate Change Law regarding the National Registry of Emissions, identifying the sectors and subsectors, which include among others, the cement industry, that must file the corresponding reports before the National Registry of Emissions. We had previously reported our direct and indirect carbon dioxide emissions to SEMARNAT under a voluntary scheme. The Climate Change Law also allows for the establishment of specific greenhouse gas reduction targets in accordance with the respective contribution of each economic sector to the national greenhouse gas emissions. We cannot estimate at this time the impact, if any, that any measures related to this may have upon our operations in Mexico. Although the Climate Change Law does not establish a program for emissions trading, it does vest on the Mexican federal government the power to create, authorize and regulate such a scheme, which may be voluntary or binding. We are closely observing the development of implementing regulations and cannot estimate at this time the impact, if any, that any measures related to this may have upon our operations in Mexico. A Special Tax on Production and Services (Impuesto Especial Sobre Producción y Servicios) on the sale of fossil fuels was included in the tax reform that became effective on January 1, 2014. Starting January 1, 2014, petroleum coke, a primary fuel widely used in our kilns in Mexico has been taxed at a rate of Mexican Ps15.60 (approximately U.S.$0.99 as of June 30, 2015, based on an exchange rate of Mexican Ps15.71 to U.S.$1.00) per ton.

On August 12, 2014, a package of energy reform legislation became law in Mexico. The newly enacted energy reform legislation, which includes nine new laws, as well as amendments to existing laws, implements the December 2013 constitutional energy reform and establishes a new legal framework for Mexico’s energy industry. One of the new laws that was enacted is the new Electric Industry Law (Ley de la Industria Eléctrica), or the Electric Industry Law, which establishes a legal framework for electricity-related activities in Mexico, which has the effect of structurally changing the national electric industry. On October 31, 2014, certain rules and regulations related to the energy reform legislation, including the regulations of the Electric Industry Law, were published. As part of the Electric Industry Law, a system for tradable clean energy certificates was created and certain clean energy procurement obligations were imposed on consumers. On March 31, 2015, the clean energy procurement obligation for 2018 was announced at 5%, and this requirement is expected to increase in subsequent years. CEMEX’s operations in Mexico have ongoing commitments to procure power from renewable projects operating under the “self-supply” framework of the former Electric Energy Public Service Law, and the energy supplied under these contracts is exempted from the clean energy obligation. Nonetheless, starting in 2018, we will be required to acquire clean energy certificates to comply with the clean energy obligations for the fraction of energy supply that does not come from clean generators. Over time, non-compliance with the clean energy procurement obligations could have a material adverse impact on our business or operations if the Energy Regulatory Commission (Comisión Reguladora de Energía) sets the penalty level at the maximum level of the range allowed by the Electric Industry Law.

United States. Our operating subsidiaries in the United States are subject to a wide range of U.S. federal, state and local laws, regulations and ordinances dealing with the protection of human health and the environment that are strictly enforced and can lead to significant monetary penalties for noncompliance. These laws and regulations expose us to the risk of substantial environmental costs and liabilities, including liabilities associated with divested assets and past activities and, in some cases, the acts and omissions of the previous owners or operators of a property or facility. These laws regulate, among other things, water discharges, noise, and air emissions, including dust, as well as the handling, use and disposal of hazardous and non-hazardous waste materials. Certain laws also create a shared liability scheme under which parties are held responsible for the cost of cleaning up releases to the environment of designated hazardous substances. We therefore may have to conduct environmental remediation associated with the disposal or release of hazardous substances at our various operating facilities, or at sites in the United States to which we sent hazardous waste for disposal. We believe that our current procedures and practices for handling and managing materials are generally consistent with industry standards and legal and regulatory requirements, and that we take appropriate precautions to protect employees and others from harmful exposure to hazardous materials.

As of June 30, 2015, CEMEX, Inc. and its subsidiaries had accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately U.S.$27.68 million. The environmental matters relate to (i) the disposal of various materials, in accordance with past industry practice, that might be categorized as hazardous substances or wastes, and (ii) the cleanup of hazardous substances or wastes at sites used or operated by CEMEX, Inc. and its subsidiaries including discontinued operations, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages, and a final resolution might take several years. For purposes of recording the provision, CEMEX, Inc. and its subsidiaries consider that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. Based on information developed to date, CEMEX, Inc. does not believe it will be required to spend significant sums on these matters, in excess of the amounts previously recorded. The ultimate cost that might be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work, and negotiations with, or litigation against, potential sources of recovery have been completed.

In 2007, the EPA launched a CAA enforcement initiative against the U.S. cement industry. The primary goal of the initiative is to assess the industry’s historic compliance with the CAA’s New Source Review program and to reduce emissions from the industry through the installation of add-on controls. CEMEX has actively engaged with the EPA on its investigations, which involve multiple CEMEX facilities, and has entered into three settlements involving a total of U.S.$4.4 million in civil penalties and a commitment to incur certain capital expenditures for pollution control equipment at its Victorville, California, Fairborn, Ohio and Lyons, Colorado plants. Although some of these proceedings are still in the initial stages, based on our past experience with such matters and currently available information, as of June 30, 2015, we believe that such cases will not have a material adverse impact on our results of operations, liquidity and financial condition.

In 2002, CEMEX Construction Materials Florida, LLC (formerly Rinker Materials of Florida, Inc.) (“CEMEX Florida”), a subsidiary of CEMEX, Inc., was granted a federal quarry permit and was the beneficiary of another federal quarry permit for the Lake Belt area in South Florida. The permit held by CEMEX Florida covered CEMEX Florida’s SCL and FEC quarries. CEMEX Florida’s Kendall Krome quarry is operated under the permit of which it was a beneficiary. The FEC quarry is the largest of CEMEX Florida’s quarries measured by volume of aggregates mined and sold. CEMEX Florida’s Miami cement mill is located at the SCL quarry and is supplied by that quarry, while the FEC and Kendall Krome quarries have supplied aggregates to CEMEX and third-party users. In response to litigation brought by environmental groups concerning the manner in which the federal quarry permits were granted, in January 2009, the U.S. District Court for the Southern District of Florida ordered the withdrawal of the federal quarry permits for CEMEX Florida’s SCL, FEC and Kendall Krome quarries. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the Army Corps of Engineers (“Corps”) in connection with the issuance of the permits. Upon appeal, on January 21, 2010, the Eleventh Circuit Court of Appeals affirmed the district court’s ruling withdrawing the federal quarry permits for the three CEMEX Florida quarries as well as other third-party federal quarry permits subject to the litigation. On January 29, 2010, the Corps completed a multi-year review commenced as a result of this litigation and issued a Record of Decision (ROD) supporting the issuance of new federal quarry permits for the FEC and SCL quarries. Excavation of new aggregates was stopped at the FEC and SCL quarries from January 20, 2009 until new permits were issued. The FEC permit was issued on February 3, 2010, and the SCL permit on February 18, 2010. The ROD also indicated that a number of potential environmental impacts must be addressed at the wetlands located at the Kendall Krome site before a new federal quarry permit may be issued for mining at that quarry. It is unclear how long it will take to fully address the Corps’ concerns regarding mining in the Kendall Krome wetlands. While no new aggregates will be quarried from wetland areas at Kendall Krome pending the resolution of the potential environmental issues, the FEC and SCL quarries will continue to operate. If CEMEX Florida is unable to maintain the new Lake Belt permits, CEMEX Florida would need to source aggregates, to the extent available, from other locations in Florida or import aggregates. This would likely affect operating income from our Florida operations. Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt area could also have a material adverse impact on our results of operations, liquidity and financial condition.

In June 2010, EPA proposed regulating Coal Combustion Residuals (“CCRs”) generated by electric utilities and independent power producers as a hazardous or special waste under the Resource Conservation and Recovery Act. CEMEX uses CCRs as a raw material in the cement manufacturing process, as well as a supplemental cementitious material in some of our ready-mix concrete products. On December 19, 2014, the EPA issued a final rule on the regulation of CCRs (the “Final Rule”). As of June 30, 2015, we believe that the effects of the Final Rule should not have a material impact on us.

We are subject to a number of federal and state laws and regulations addressing climate change. On the federal side, EPA has promulgated a series of regulations pertaining to emissions of GHGs from industrial sources. EPA issued the Mandatory Reporting of GHGs Rule, effective December 29, 2009, which requires certain covered sectors, including cement manufacturing, with GHG emissions above an established threshold to inventory and report their GHG emissions annually on a facility-by-facility basis. In 2010, EPA issued a final rule that establishes GHG thresholds for the New Source Review Prevention of Significant Deterioration (“PSD”) and Title V Operating Permit programs. The rule “tailors” the requirements of these CAA permitting programs to limit which facilities will be required to obtain PSD and Title V permits for GHG emissions. Cement production facilities are included within the categories of facilities required to obtain permits, provided that their GHG emissions exceed the thresholds in the tailoring rule. The PSD program requires new major sources of regulated pollutants and major modifications at existing major sources to secure pre-construction permits, that establish, among other things, limits on pollutants based on Best Available Control Technology (“BACT”). According to EPA’s rules, stationary sources, such as cement manufacturing, which are already regulated under the PSD program for non-GHG pollutants, need to apply for a PSD permit for any GHG emissions increases above 75,000 tons/year of carbon dioxide equivalent (“CO2E”). Therefore, new cement plants and existing plants undergoing modification which are major sources for non-GHG pollutants regulated under the CAA need to acquire a PSD permit for construction or modification activities that increase CO2E by 75,000 or more tons/year, and would have to determine and install BACT controls for those emissions. Furthermore, any new source that emits 100,000 tons/year of CO2E or any existing source that emits 100,000 tons/year of CO2E and undergoes modifications that would emit 75,000 tons/year of CO2E, must comply with PSD obligations. Complying with these PSD permitting requirements can involve significant costs and delay. The costs of future GHG-related regulation of our facilities through these efforts or others could have a material economic impact on our U.S. operations and the U.S. cement manufacturing industry.

With respect to state efforts to address climate change, in 2006, the State of California adopted the Global Warming Solutions Act (Assembly Bill 32 or “AB32”) setting into law a goal to reduce the State’s carbon dioxide emissions to 1990 levels by 2020. As part of the measures derived from AB32, the California Air Resources Board (“CARB”) developed a cap-and-trade program, enforced from 2013, that covers most industrial sources of greenhouse gas emissions in the State, including cement production facilities. The program involves allocating a number of allowances free of charge to covered installations, which must subsequently surrender back to the regulator a number of allowances or qualified offset credits matching their verified emissions during the compliance period. Based on the free allowances received for the first compliance period (2013-2014), we expect that our Victorville cement plant will meet all of its compliance obligations for that period without a material impact on its operating costs. Furthermore, we are actively pursuing initiatives to substitute lower carbon fuels for fossil fuels, improve our energy efficiency and utilize renewable power in an effort to economically reduce our direct and indirect GHG emission intensities. However, even with these ongoing efforts and the expected distribution of free allowances, we cannot assure you that the overall costs of complying with a cap-and-trade program will not have a material impact on our operations in California.

In 2007, CARB approved a regulation that requires California equipment owners/operators to reduce diesel particulate and nitrogen oxide emissions from in-use off-road diesel equipment and to meet progressively more restrictive emission targets. In 2008, CARB approved a similar regulation for in-use on-road diesel equipment. The emission targets requires us to retrofit our California-based equipment with diesel emission control devices or replace equipment with new engine technology in accordance with certain deadlines. As of June 30, 2015, compliance with the CARB regulations has resulted in equipment related expenses or capital investments, including overhauling engines and purchases of new equipment directly related to the CARB regulations, in excess of U.S.$30.7 million. We may continue to incur substantial expenditures to comply with these requirements.

Europe.

EU Industrial Permits and Emissions Controls

In the European Union, the primary legal environmental controls applied to cement plants have been those EU Directives which control operational activities and emissions from those activities. Until recently, these controls were primarily derived from two EU Directives: (1) the so-called “IPPC Directives” and (2) the Incineration Directive (as defined below). On January 6, 2011, the Industrial Emissions Directive (2010/75/EU) (“IED”) came into force. The IED recasts seven pieces of existing legislation into a single coherent legislative instrument, including the IPPC Directives and the Incineration Directive, both of which it repeals. With some exceptions, the IED retains the essential substance of the earlier Directives.

The primary EU legislative control over the sector (until the transition between 2010-2014 of the IED) was the Directive on Integrated Pollution Prevention and Control (2008/1/EC) (“IPPC Directive”). The 2008 version of this Directive was in fact an update and consolidation of an earlier Directive first promulgated in 1996. Since 1996, these IPPC Directives have adopted an integrated approach to regulation of various sectors of industrial plant, including cement, by taking into account and controlling/regulating the whole environmental performance of the plant. They required cement works to have a permit which, until recently in England and still in some other states, continues to be referred to as an “IPPC Permit”. These permits contain emission limit values and other conditions based on the application of (what was in 1996) a new legal and technical concept called “best available techniques” (“BAT”).

The concept of BAT is central to the system, and effectively imposes a legal obligation on plant operators to use and apply the best available techniques (as they develop from time to time) in order to prevent or, where this was not practicable, minimize emissions of pollutants likely to be emitted in significant quantities from the plant to air, water or land. Emission limit values, parameters or equivalent technical measures must be based on the best available techniques, without prescribing the use of one specific technique or technology and taking into consideration the technical characteristics of the installation concerned, its geographical location and local environmental conditions. In all cases the permit conditions must ensure a high level of protection for the environment as a whole.

Permit conditions also had to address energy efficiency, waste minimization, prevention of accidental emissions and site restoration. To assist the permitting authorities and companies in determining the BAT, the European Commission organized an exchange of information between experts from the Member States, industry and environmental organizations. This resulted in the adoption and publication by the European Commission of BAT Reference Documents (“BREFs”) for the industry sectors covered by the IPPC Directive. A key element of the BREFs were the conclusions on BAT (“BAT conclusions”) which were used as a reference for setting permit conditions. All of these IPPC Directive requirements have been followed through (and in some respects tightened) by the IED.

The second earlier Directive, which was applied in direct control of cement operations, was the EU Waste Incineration Directive (2000/76/EC) (“Incineration Directive”) which regulated those parts of the cement operation that used recovered waste materials as substitute fuels in cement kilns. Its aim was to prevent or limit, as far as practicable, negative effects on the environment, in particular pollution by emissions in air, soil, surface water and groundwater and the resulting risks to human health, from incineration and co-incineration plants. Cement and lime kilns as a primary or secondary source of fuel fall within the definition of “co-incineration plants”. The Incineration Directive sought to achieve its aim by setting and maintaining stringent operational conditions and technical requirements, as well as emission limit values for a range of pollutants including dust, nitrogen oxides, sulfur dioxide, hydrogen chloride, heavy metals and dioxins. Again, the essential substance of the Incineration Directive has been followed through into the IED.

On January 6, 2011, the IED came into force. The IED has applied to new industrial installations since January 7, 2013 and to existing industrial installations (other than large combustion plants) since January 7, 2014. Under the IED, operators of industrial installations, including cement plants, are required to obtain an integrated permit from the relevant permitting authority in the Member States. As with the IPPC Directive, permit conditions, including emission limit values, must be based on BAT and a total of 35 BREFs are being rewritten or revised for the IED. However, there is an important difference between the IPPC Directive and the IED. Under the IPPC Directive, the BREFs were considered as guidance only. This is not the case under the IED. Where BAT conclusions specify emission levels, permitting authorities are required to set emission limit values that do not exceed these levels. They may derogate from this requirement only where the costs associated with the achievement of the emission levels associated with the BAT disproportionately outweigh the environmental benefits due to the geographical location, the local environmental conditions or the technical characteristics of the installation concerned. The permitting authorities must document the reasons for the derogation from the emission limit values in the permit, including the result of the cost-benefit assessment. In April 2013, pursuant to European Commission Decision No. 2013/163/EU, the European Commission published new BAT conclusions under the IED for Production of Cement, Lime and Magnesium Oxide, together with specific emission levels. This document sets out an extensive list of technical requirements for most aspects of the cement manufacture process in the EU, with a view to prevention and minimization of all polluting emissions. It is a new requirement under the IED that permitting authorities must review and, if necessary, update permit conditions within 4 years of the European Commission publishing decisions on BAT conclusions for a particular activity. While it is too early to assess what impact the IED will have on our operations, it is reasonable to assume that there will be an impact given the change in regulatory approach heralded by the legislation and the fact that it will be key to the permitting of the cement industry in the EU. In particular, the European Commission describes review of the BREFs as a continuing process due to ongoing technological advances and so updates may to be expected. This has the potential to require our operations to be adapted to conform with the latest BAT.

EU Emissions Trading

In 1997, as part of the United Nations Framework Convention on Climate Change, the Kyoto Protocol was adopted to limit and reduce GHG emissions. The Kyoto Protocol set legally binding emission reduction targets for 37 industrialized countries and the European Union. Under the Kyoto Protocol, industrialized countries agreed to reduce their collective GHG emissions by 5% against 1990 levels over the five year period 2008-2012 (“first commitment period”); future mandatory targets were expected to be established for commitment periods after 2012. To compensate for the sting of binding targets, the Kyoto Protocol allows three “flexibility” mechanisms to be used by parties in meeting their emission limitation commitments: the Clean Development Mechanism (“CDM”), Joint Implementation (“JI”) and International Emissions Trading.

In 2012, at the UN Climate Change Conference in Doha, Qatar, the Doha Amendment to the Kyoto Protocol was adopted. Certain parties, including the UK and the European Union, committed to reduce GHG emissions by at least 18% below 1990 levels in the eight year period from 2013 to 2020 (“second commitment period”).

Our operations in the United Kingdom, Spain, Germany, Latvia, Poland, Croatia (since 2013) and Czech Republic, are subject to binding caps on CO2 emissions imposed pursuant to the European Union’s emissions trading system (“ETS”) that was established by Directive 2003/87/EC to implement the Kyoto Protocol. Under the ETS, a cap or limit is set on the total amount of CO2 emissions that can be emitted by the power plants, energy-intensive installations (including cement plants) and commercial airlines that are covered by the system. The cap is reduced over time, so that the total amount of emissions will decrease. Within the cap, companies receive or buy emission allowances. These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives. After each year, a company must surrender enough carbon allowances to cover all its emissions. Failure to meet the emissions caps is subject to significant monetary penalties.

In addition to carbon allowances, the ETS also allows the use of Kyoto Protocol units: the Emission Reduction Unit, representing a metric ton of carbon saved by a project under the JI mechanism, and the Certified Emission Reduction unit under the CDM. The ETS recognizes these units as equivalent to its carbon allowances and allows them to be used by companies for compliance up to a certain limit to offset their carbon emissions in the EU. We have registered 19 CDM projects; in total, these projects have the potential to reduce almost 2.44 million tons of CO2-E emissions per year. Croatia, as a new entrant, has a right to use only 4.5% of its verified carbon emissions in relation to other EU ETS members which have a right to use up to 11% of their free allocation of EU allowances.

The ETS consists of three trading phases: Phase I which lasted from January 1, 2005 to December 31, 2007, Phase II, which lasted from January 1, 2007 to December 31, 2012, and was intended to meet commitments under the Kyoto first commitment period, and Phase III which commenced on January 1, 2013 and will end on December 31, 2020. For Phase III of the ETS there is also a cap on nitrous oxide and perfluorocarbons (PFC) emissions. Prior to the commencement of each of ETS Phases I and II, each Member State was responsible for publishing its National Allocation Plan (“NAP”), a document which sets out a national cap on the total amount of carbon emissions by all installations during each relevant trading phase and the methodology by which the cap would be allocated to the different sectors in the ETS and their respective installations. Each Member State’s cap contributed to an overall EU cap on emissions, where one carbon allowance must be surrendered to account for 1 metric ton of carbon emitted. The carbon allowances were mostly distributed for free by each Member State to its ETS installations, although some Member States also used a fraction of their material cap for auctioning, mainly to power generators. Under ETS Phase III, however, the system of NAPs has been replaced by a single EU-wide, top-down, cap on CO2 emissions, with allocation for all installations made according to harmonized EU rules and set out in each Member State’s National Implementation Measures (“NIM”). Additional restrictions have been introduced on the extent to which Kyoto Protocol units can be used to offset EU carbon emissions, and auctioning, not free allocation, has become the default method for distributing allowances. For those allowances that are still given away free, as discussed below, harmonized rules apply based on EU-wide benchmarks of emissions performance.

EU policymakers see the free allocation of allowances as a principle way to reduce the risk of carbon leakage—that is, the risk that energy-intensive industries, facing higher costs because of the ETS, will move their facilities beyond the EU’s borders to countries that do not have climate change controls, thus resulting in a leakage of CO2 emissions without any environmental benefits. In 2009, a list of ETS sectors deemed to be at significant risk of carbon leakage was formally adopted by the European Commission, following agreement by Member States and the European Parliament. The list which was valid from 2010 to 2014 included the cement production sector, on the basis that the additional costs imposed by the ETS would lead to a 30% or more increase in production costs as a proportion of the “gross value added.” A decision on the list of sectors deemed to be at significant risk of carbon leakage for the period 2015-2019 was adopted by the European Commission on October 29, 2014 and the cement production sector resulted selected again. Sectors classified as deemed to be at significant risk of carbon leakage will continue to receive 100% of their benchmark allocation of allowances free of charge during Phase III, adjusted by a cross-sectoral correction factor that is being applied uniformly upon all participating facilities in Europe in order to reduce the amount of free allocation that each installation so that the total sum does not exceed the authorized EU-wide cap for free allocation. By contrast, sectors that are not considered at risk of carbon leakage received 80% of their benchmark allowances for free in 2013, declining to 30% by 2020.

On April 27, 2011, the European Commission adopted Decision 2011/278/EU that states the rules, including the benchmarks of greenhouse gas emissions performance, to be used by the Member States in calculating the number of allowances to be annually allocated for free to industrial sectors (such as cement) that are deemed to be exposed to the risk of “carbon leakage.” The number of allowances to be allocated to installations for free will be based on a combination of historic activity levels at that installation and an EU benchmark of carbon efficiency for the production of a particular product—for example, clinker. An installation’s historic activity level is calculated by taking the median of its annual production levels during the baseline period, either 2005 to 2008 or, where historic activity levels are higher, 2009/10. The product benchmark is based on the average carbon emissions of the top 10% most “carbon efficient” EU installations for a particular product during 2007/8, where carbon efficiency is measured by carbon intensity or carbon emission per metric ton of product. Preliminary allocation calculations based on the rules were carried out by each Member State and included in a NIM table which was sent for scrutiny to the European Commission. On September 5, 2013, the European Commission adopted Decision 2013/448/EU which approved the NIMs submitted by most Member States and which sets the annual cross-sectoral correction factors for the period 2013-2020. The cross-sectoral correction figure will be used to adjust the levels of product benchmarks used to calculate the free allocation of allowances to each installation. This is to ensure that the total amount handed out for free does not exceed the maximum set in the ETS Directive. Each Member State is required to adjust its national allocation table of free allowances each year and submit this for approval to the European Commission prior to issuing allowances. The application of this cross-sectoral correction factor results in an important decrease in the quantity of allowances that our ETS-participant operations expect to receive for free in the 2013-2020 period.

On February 26, 2014, the European Commission adopted a Decision on national allocation allowances for the last group of Member States including Croatia, which was granted 5.56 million of free allowances. Since this time, a regularly updated allocation table showing the number of allowances that have been allocated per Member State is published on the European Commission’s website. Based on the European Commission approved NIMs that were published in the first quarter of 2014 for Phase III, we expect that the aggregate amount of allowances that will be annually allocated for free to CEMEX in Phase III of the ETS will be sufficient to operate. An important factor in providing such assurance is the European Commission Decision 2014/746/EU (which took effect on January 1, 2015) which, as mentioned, included the manufacture of cement as an industry at significant risk of carbon leakage meaning that the industry will continue to receive 100% of its benchmark allocation of allowances free of charge during Phase III. Although the European Council has indicated that the free allocation of allowances to carbon leakage sectors will continue beyond Phase III, a future decision that the cement industry should no longer be regarded as at significant risk of carbon leakage could have a material impact on our operations and our results of operations, liquidity and financial condition.

An installation can only receive its full allocation of free allowances if it is deemed to have not partially ceased under the “partial cessation rule” of the ETS. Partial cessation applies where a sub-installation which contributes at least 30% of the installation’s final annual amount of emissions allocated, or contributes to more than 50,000 allowances, reduces its activity level by at least 50% of its historic activity levels. If activity levels are reduced to between 50% and 75% of the historic activity level, the amount of free carbon allowances the sub-installation will receive will reduce by half in the following year; if activity levels are reduced by 75% to 90% compared to historic activity levels, the amount of free carbon allowances the sub-installation will receive will reduce by 75% in the following year; and if activity levels are reduced by 90% or more compared to historic activity levels, no allowances shall be allocated free of charge the following year in respect of the sub-installation concerned. This represents a change from ETS Phase II, in which the rules for partial cessation were defined by each Member State’s NAP and often did not result in any reduction in the level of free allocation, but an installation was no longer entitled to a free allocation from the following year if it had permanently ceased operating. The new rules are therefore more stringent, and to the extent that they result in our plants foregoing free carbon allowances, they could represent a significant loss of revenue to us, since carbon allowances are also tradable.

After a favorable verdict in the case that the Republic of Latvia brought before the General Court against the European Commission’s rejection of the initial version of the Latvian NAP for the period from 2008 to 2012, the Latvian Ministry of Environmental Protection and Regional Development issued the Decision No. 46 of April 18, 2012 increasing the allocation of allowances to our Broceni plant. The European Commission subsequently filed an appeal with the Court of Justice against the Judgment of the General Court. On October 3, 2013, the Court of Justice issued a judgment dismissing the European Commission’s appeal; therefore our operations in Latvia obtained all the allowances they were entitled to pursuant to the initial version of the Latvian NAP.

Despite having sold a substantial amount of allowances during Phase II of the ETS, as mentioned, we believe that the aggregate amount of allowances that will be annually allocated for free to CEMEX in Phase III of the ETS (2013-2020) will be sufficient to operate. This assessment stems from various factors, notably our efforts to reduce emissions per unit of clinker produced, the stream of offset credits coming from our internal portfolio of CDM projects in Latin America and our expected long position in the initial years of Phase III of the ETS. We are taking measures intended to minimize our exposure to this market, while continuing to supply our products to our customers. It is not possible to predict with any certainty at this stage how CEMEX will be affected by potential reform to the EU ETS in Phase IV. However, the European Council has indicated that the EU-wide overall cap on emission allowances will be reduced by 2.2% every year from 2021 which suggests that there may be fewer allowances available in respect of our operations in the future.

Landfills

In Great Britain, future expenditure on closed and current landfill sites has been assessed and quantified over the period in which the sites are considered to have the potential to cause environmental harm, generally consistent with the regulatory view of up to 60 years from the date of closure. The assessed expenditure relates to the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure. The costs have been quantified on a net present value basis in the amount of approximately £131.5 million (approximately U.S.$206.66 million as of June 30, 2015, based on an exchange rate of £0.6363 to U.S.$1.00) as of June 30, 2015, and we made an accounting provision for this amount at June 30, 2015.

Tax Matters

Mexico. Pursuant to amendments to the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) that became effective on January 1, 2005 (the “2005 Tax Reform”), Mexican companies with direct or indirect investments in entities incorporated in foreign countries, whose income tax liability in those countries is less than 75% of the income tax that would be payable in Mexico, were required to pay taxes in Mexico on passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such foreign entities, except for income derived from entrepreneurial activities in such countries, which were not subject to tax under these amendments. We filed two motions in the Mexican federal courts challenging the constitutionality of the 2005 Tax Reform and obtained a favorable ruling from the lower Mexican federal court. However, on September 9, 2008, the Mexican Supreme Court, on appeal, ruled against our constitutional challenge of the controlled foreign corporation tax rules in effect in Mexico for tax years 2005 to 2007. Because the Mexican Supreme Court’s decision did not pertain to an amount of taxes due or other tax obligations, we had the right to self-assess any taxes due through the submission of amended tax returns. On March 1, 2012 and July 5, 2012, we self-assessed the taxes, filed the amended tax returns and paid 20% of the self-assessed amounts corresponding to the 2005 and 2006 tax years, respectively. The remaining 80% were to be paid in January 2013 and July 2013, respectively. No taxes were due in connection to the 2007 tax year. The tax authorities in Mexico agreed with our self-assessment and with the procedure to determine the taxes due for the 2005 and 2006 tax years and, as a result, the tax authorities in Mexico may not assess additional amounts of taxes past due for those years. On December 17, 2012, the Mexican authorities published the decree of the Federation Revenues Law for the 2013 tax year, which provides for a transitory amnesty provision (the “Amnesty Provision”) that grants tax amnesty of up to 80% of certain tax proceedings originated before the 2007 tax period and 100% of interest and penalties of tax proceedings originated in the 2007 tax period and thereafter. The amounts due in connection to the 2005 and 2006 tax years were settled based on the Amnesty Provision and, as of June 30, 2015, there are no tax liabilities in connection to this matter.

In November 2009, the Mexican Congress approved a general tax reform, effective as of January 1, 2010 (the “2010 Tax Reform”). Specifically, the 2010 Tax Reform included changes to the tax consolidation regime that required CEMEX, among others, to determine and retroactively pay taxes at a current rate on items in past years that were eliminated in consolidation or that reduced consolidated taxable income (“Additional Consolidated Taxes”). The 2010 Tax Reform required CEMEX to pay taxes on certain previously exempted intercompany dividends, certain other special tax items and operating losses generated by members of the consolidated tax group not recovered by the individual company generating such losses within the succeeding 10-year period. The 2010 Tax Reform also increased the statutory income tax rate from 28% to 30% for the years 2010 to 2012, then lowered it to 29% for 2013 and 28% for 2014 and future years. However, in December of 2012, the Federal Revenue Law (Ley de Ingresos de la Federación) applicable in 2013, established that the statutory income tax rate would remain at 30% in 2013, and thereafter lowered to 29% for 2014 and 28% for 2015 and future years. As per the tax reforms enacted for 2014, the statutory income tax will remain at 30%.

For the 2010 fiscal year, CEMEX was required to pay (at the new, 30% tax rate) 25% of the Additional Consolidated Taxes for the period between 1999 and 2004, with the remaining 75% payable as follows: 25% in 2011, 20% in 2012, 15% in 2013 and 15% in 2014. Additional Consolidated Taxes arising after the 2004 tax year are taken into account in the sixth fiscal year after such year and are payable over the succeeding five years in the same proportions (25%, 25%, 20%, 15% and 15%). Applicable taxes payable as a result of this tax reform are increased by inflation adjustments as required by the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta). In connection with these changes in the tax consolidation regime in Mexico, as of December 31, 2009, we recognized a liability of approximately Ps10.5 billion (approximately U.S.$668.36 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), of which approximately Ps8.2 billion (approximately U.S.$521.96 million as of June 30, 2015, based on an exchange rate of Mexican Ps15.71 to U.S.$1.00) was recognized under “Other non-current assets” in connection with the net liability recognized under the new tax law and that we expect to realize in connection with the payment of this tax liability, and approximately Ps2.2 billion (approximately U.S.$140.04 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) was recognized against “Retained earnings” upon adoption of IFRS according to the new law, related to: (a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity for tax purposes of the consolidated entity, (b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V., and (c) other transactions among the companies included in the tax consolidation group that represented the transfer of resources within such group.

On February 15, 2010, we filed a constitutional challenge (juicio de amparo) against the 2010 Tax Reform. As of June 3, 2011, we were notified of a favorable verdict at the first stage of the trial; the Mexican tax authorities subsequently filed an appeal (recurso de revisión) before the Mexican Supreme Court, which, as of June 30, 2015, is pending. At this stage of the proceeding, it is probable that we will receive an adverse result to us on the appeal (recurso de revision) filed by the Mexican tax authorities before the Mexican Supreme Court, however, even if adversely resolved, we do not foresee any material adverse impact on our results of operations, liquidity and financial condition, additional to those described herein.

On March 31, 2010, additional tax rules (miscelánea fiscal) were published in connection with the general tax reform approved by the Mexican Congress in November 2009. These new rules provided certain taxpayers with benefits arising from the years 1999 to 2004.

On June 30, 2010, CEMEX paid approximately Ps325 million (approximately U.S.$20.69 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) of Additional Consolidated Taxes. This first payment represented 25% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004. On March 31, 2011, CEMEX made a second payment of approximately Ps506 million (approximately U.S.$32.21 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). This second payment, together with the first payment, represented 50% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, and also included the first payment of 25% of the Additional Consolidated Taxes for the period that corresponds to 2005. On March 30, 2012, CEMEX paid Ps698 million (approximately U.S.$44.43 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). This third payment together with the first and second payments represented 70% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, 50% of the Additional Consolidated Taxes for the period that corresponds to 2005 and it also included the first payment of 25% of the Additional Consolidated Taxes for the period that corresponds to 2006. On March 27, 2013, CEMEX paid Ps2 billion (approximately U.S.$127.31 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). This fourth payment, together with the first, second and third payments represented 85% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, 70% of the Additional Consolidated Taxes for the period that corresponds to 2005, 50% of the Additional Consolidated Taxes for the period that corresponds to 2006 and 25% of the Additional Consolidated Taxes for the period that corresponds to 2007. On March 31, 2014, CEMEX paid Ps2 billion (approximately U.S.$127.31 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). This fifth payment, together with the first, second, third and fourth payments represented 100% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, 85% of the Additional Consolidated Taxes for the period that corresponds to 2005, 70% of the Additional Consolidated Taxes for the period that corresponds to 2006 and 50% of the Additional Consolidated Taxes for the period that corresponds to 2007. On March 31, 2015, CEMEX paid Ps1.5 billion (approximately U.S.$95.48 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). This sixth payment, together with the first, second, third, fourth and fifth payments represented 100% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, 100% of the Additional Consolidated Taxes for the period that corresponds to 2005, 85% of the Additional Consolidated Taxes for the period that corresponds to 2006 and 70% of the Additional Consolidated Taxes for the period that corresponds to 2007. As of June 30, 2015, we have paid an aggregate amount of approximately Ps7.1 billion (approximately U.S.$451.94 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) of Additional Consolidated Taxes.

In December 2010, pursuant to certain additional rules, the tax authorities granted the option to defer the calculation and payment of certain items included in the law in connection with the taxable amount for the difference between the sum of the equity of controlled entities for tax purposes and the equity of the consolidated entity for tax purposes. As a result, CEMEX reduced its estimated tax payable by approximately Ps2.9 billion (approximately U.S.$184.60 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) against a credit to the income statement when the new tax enactment took place. In addition, after accounting for the following that took place in 2010: (a) cash payments of Ps325 million (approximately U.S.$20.69 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), (b) income tax from subsidiaries paid to the parent company of Ps2.4 billion (approximately U.S.$152.77 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), and (c) other adjustments of Ps358 million (approximately U.S.$22.79 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), the estimated tax payable for tax consolidation in Mexico amounted to approximately Ps10.1 billion (approximately U.S.$642.90 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) as of December 31, 2010. Furthermore, after accounting for the following that took place in 2011: (a) cash payments in the amount of Ps506 million (approximately U.S.$32.21 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), (b) income tax from subsidiaries paid to the parent company of Ps2.3 billion (approximately U.S.$146.40 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), and (c) other adjustments of Ps485 million (approximately U.S.$30.87 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), the estimated tax payable for tax consolidation in Mexico increased to approximately Ps12.4 billion (approximately U.S.$789.31 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) as of December 31, 2011. Additionally, after accounting for the following that took place in 2012: (a) cash payments in the amount of Ps698 million (approximately U.S.$44.43 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), (b) income tax from the subsidiaries paid to the parent company of Ps2.1 billion (approximately U.S.$133.67 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), and (c) other adjustments of Ps745 million (approximately U.S.$47.42 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), as of December 31, 2012, the estimated tax payable for tax consolidation in Mexico increased to approximately Ps14.5 billion (approximately U.S.$922.98 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). Furthermore, after accounting for the following that took place in 2013: (a) cash payments in the amount of Ps2 billion (approximately U.S.$127.31 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), (b) income tax from subsidiaries paid to the parent company of Ps1.8 billion (approximately U.S.$114.58 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), and (c) other adjustments of Ps1.2 billion (approximately U.S.$76.38 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), and (d) effects of tax deconsolidation of Ps9.3 billion (approximately U.S.$591.98 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), as of December 31, 2013, the estimated tax payable for tax consolidation in Mexico increased to approximately Ps24.8 billion (approximately U.S.$1.59 billion as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). Additionally, after accounting for the following that took place in 2014: (a) payments, the majority of which were in cash, in the amount of Ps4.3 billion (approximately U.S.$273.71 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), and (b) other adjustments of Ps955 million (approximately U.S.$60.79 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00), as of December 31, 2014, the estimated tax payable for tax consolidation in Mexico decreased to approximately Ps21.4 billion (approximately U.S.$1.36 billion as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00).

In addition, as a result of the enactment of the new Income Tax Law (Ley del Impuesto Sobre la Renta) in Mexico approved in December 2013 and effective beginning January 1, 2014 (the “2014 Tax Reform”), the statutory income tax rate for 2014 will remain at 30%, and the tax consolidation regime that was in effect up until December 31, 2013, was replaced prospectively by a new integration regime, to which CEMEX will not apply. In consequence, as of 2014, each company in Mexico will determine its income taxes based solely in its individual results, and a period of up to 10 years has been established for the settlement of the liability for income taxes related to the tax consolidation regime accrued until December 31, 2013 (“Deconsolidation Taxes”).

On February 12, 2014, we filed a constitutional challenge (juicio de amparo) against the 2014 Tax Reform that abrogated the tax consolidation regime. The purpose of the challenge is to obtain certainty in the applicable statutory rules in order to assess and pay the tax liability derived from such reform according to Constitutional principles. As of June 30, 2015, we cannot asses the likelihood of an adverse result to the constitutional challenge we filed, but even if the constitutional challenge is adversely resolved, we do not foresee any material adverse impact on our results of operations, liquidity and financial condition, additional to those described above.

On April 30, 2014, CEMEX paid Ps2.3 billion (approximately U.S.$146.40 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00). From this amount, Ps987 million (approximately U.S.$62.83 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) were paid in cash and Ps1.3 billion (approximately U.S.$82.75 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) were paid through the application of a tax credit, which represented 25% of the Deconsolidation Taxes for the period that corresponded to the 2008 tax year. On April 30, 2015, CEMEX paid Ps3.7 billion (approximately U.S.$235.52 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00).

From this amount, Ps2.3 billion (approximately U.S.$146.40 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) were paid in cash and Ps1.4 billion (approximately U.S.$89.12 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) were paid through the application of a tax credit. This second payment, together with the first payment, represented 50% of the Deconsolidation Taxes for the period that corresponds to 2008 and 25% of the Deconsolidation Taxes for the period that corresponds to the 2009 tax year.

As of June 30, 2015, our estimated payment schedule of Deconsolidation Taxes (which includes the Additional Consolidated Taxes) is as follows: approximately Ps4.3 billion (approximately U.S.$273.71 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) in 2016; approximately Ps4.3 billion (approximately U.S.$273.71 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) in 2017; and approximately Ps7.6 billion (approximately U.S.$483.77 million as of June 30, 2015, based on an exchange rate of Ps15.71 to U.S.$1.00) in 2018 and thereafter.

United States. As of June 30, 2015, the Internal Revenue Service (“IRS”) concluded its audit for the year 2013. The final findings did not alter the reserves CEMEX had set aside for these tax matters as they were not considered material to our financial results and, as such, the reserves have been reversed. On April 25, 2014, and April 24, 2015, the IRS commenced its audit of the 2014 and 2015 tax year, respectively, under the Compliance Assurance Process. We have not identified any material audit issues and, as such, no reserves are recorded for either the 2014 or 2015 audit in our financial statements.

Colombia. On April 1, 2011, the Colombian Tax Authority (Dirección de Impuestos) notified CEMEX Colombia of a proceeding notice (requerimiento especial) in which the Colombian Tax Authority rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return. The Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 90 billion Colombian Pesos (approximately U.S.$34.81 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00) and imposed a penalty in the amount of approximately 144 billion Colombian Pesos (approximately U.S.$55.70 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00). The Colombian Tax Authority argues that certain expenses are not deductible for fiscal purposes because they are not linked to direct revenues recorded in the same fiscal year, without taking into consideration that future revenue will be taxed with income tax in Colombia. CEMEX Colombia responded to the proceeding notice on June 25, 2011. On December 15, 2011, the Colombian Tax Authority issued its final determination, which confirmed the information in the special proceeding. CEMEX Colombia appealed the final determination on February 15, 2012. On January 17, 2013, the Colombian Tax Authority notified CEMEX Colombia of the resolution confirming the official liquidation. CEMEX Colombia appealed the final determination on May 10, 2013 which was admitted on June 21, 2013. On July 3, 2013, the appeal was notified to the Colombian Tax Authority, and hearings took place on February 18, 2014 and March 11, 2014. An adverse resolution to the appeal was notified to CEMEX Colombia on July 14, 2014 and on July 22, 2014, CEMEX Colombia filed an appeal before the Colombian Consejo de Estado against such adverse resolution. At this stage of the proceeding, as of June 30, 2015, we are not able to assess the likelihood of an adverse result in this special proceeding, but if adversely resolved, they could have a material adverse impact on our results of operations, liquidity and financial condition.

Spain. On July 7, 2011, the tax authorities in Spain notified CEMEX España of a tax audit process in Spain covering the tax years from and including 2006 to 2009. The tax authorities in Spain have challenged part of the tax losses reported by CEMEX España for such years. CEMEX España has been formally notified of fines in the aggregate amount of approximately €456 million (approximately U.S.$508.19 million as of June 30, 2015, based on an exchange rate of €0.8973 to U.S.$1.00) resulting from the July 7, 2011 tax audit process in Spain. The laws of Spain provide a number of appeals that can be filed against such fines without CEMEX España having to make any payment until such appeals are finally resolved. On April 22, 2014, CEMEX España filed appeals against such fines. At this stage, as of June 30, 2015, we are not able to assess the likelihood of an adverse result regarding this matter, and the appeals that CEMEX España has filed could take an extended amount of time to be resolved, but if all appeals filed by CEMEX España are adversely resolved, it could have a material adverse impact on our results of operations, liquidity and financial condition.

Egypt. On February 9, 2014, ACC was notified of the decision of the Egyptian Ministry of Finance’s Appeals Committee (the “Appeals Committee”) pursuant to which ACC has been required to pay a development levy on clay applied to the Egyptian cement industry in the amount of: (i) approximately 322 million Egyptian Pounds (approximately U.S.$42.27 million as of June 30, 2015, based on an exchange rate of Egyptian Pounds 7.6180 to U.S.$1.00) for the period from May 5, 2008 to August 31, 2011; and (ii) approximately 50,235 Egyptian Pounds (approximately U.S.$6,594.25 as of June 30, 2015, based on an exchange rate of Egyptian Pounds 7.6180 to U.S.$1.00) for the period from September 1, 2011 to November 30, 2011. On March 10, 2014, ACC filed a claim before the North Cairo Court requesting the nullification of the Appeals Committee’s decision and requesting that the North Cairo Court rule that the Egyptian tax authority is not entitled to require payment of the aforementioned amounts. This case has been adjourned until September 5, 2015 for the submission of the expert’s report. Furthermore, ACC has filed a request before the Ministerial Committee for Investments’ Dispute Resolutions claiming non-entitlement of the Egyptian tax authority to the development levy on clay used in the production of cement from the date of enforceability of Law No. 114/2008 up until issuance of Law No. 73/2010, and from cement produced using imported clinker. At this stage, as of June 30, 2015, we are not able to assess the likelihood of an adverse result regarding this matter, but if ACC’s claim before the North Cairo Court is adversely resolved, it should not have a material adverse impact on our results of operations, liquidity and financial condition.

Other Legal Proceedings

Colombian Construction Claims. On August 5, 2005, the Urban Development Institute (Instituto de Desarrollo Urbano), or UDI, and an individual filed a lawsuit in the Fourth Anti-Corruption Court of Bogotá (Fiscalía Cuarta Anticorrupción de Bogotá) against a subsidiary of CEMEX Colombia claiming that it was liable, along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, an association formed by the ready-mix concrete producers in Colombia, for the premature distress of the concrete slabs of the Autopista Norte trunk line of the TransMilenio bus rapid transit system of Bogotá in which ready-mix concrete and flowable fill supplied by CEMEX Colombia and other ASOCRETO members was used. The plaintiffs alleged that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs were seeking the repair of the concrete slabs in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair could have been approximately 100 billion Colombian Pesos (approximately U.S.$38.68 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00). The lawsuit was filed within the context of a criminal investigation against a former director and two officers of the UDI, the contractor, the inspector and two ASOCRETO officers. On January 21, 2008, a court issued an order, sequestering the El Tunjuelo quarry, as security for payment of a possible future money judgment against CEMEX Colombia. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required to deposit 337.8 billion Colombian Pesos (approximately U.S.$130.67 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00) in cash instead of posting an insurance policy to secure such recovery. CEMEX Colombia appealed this decision and the Superior Court of Bogotá (Tribunal Superior de Bogotá) allowed CEMEX to present an insurance policy in the amount of 20 billion Colombian Pesos (approximately U.S.$7.74 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00). CEMEX gave the aforementioned security and, on July 27, 2009, the court lifted the attachment on the quarry.

On October 10, 2012 the court issued a first instance judgment pursuant to which the accusation made against the ASOCRETO officers was nullified. The judgment also convicted a former UDI director, the contractor’s legal representatives and the inspector to a prison term of 85 months and a fine of 32 million Colombian Pesos (approximately U.S.$12,378.58 as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00). As a consequence of the nullification, the judge ordered a restart of the proceeding against the ASOCRETO officers. The UDI and other parties to the legal proceeding appealed the first instance judgment and on August 30, 2013 the Superior Court of Bogotá resolved to reduce the prison term imposed to the former UDI director and the UDI officers to 60 months and imposed a fine equivalent to 8.8 million Colombian Pesos (approximately U.S.$3,404.11 as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00). Additionally, the UDI officers were sentenced to severally pay the amount of 108,000 million Colombian Pesos (approximately U.S.$41.78 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00) for the purported damages in the concrete slabs of the TransMilenio bus rapid transit system. Additionally, the Superior Court of Bogotá overturned the penalty imposed to the contractor’s legal representatives and inspector because the criminal action against them was time barred. Furthermore, the Superior Court of Bogotá revoked the annulment in favor of the ASOCRETO officers and ordered the first instance judge to render a judgment regarding the ASOCRETO officers’ liability or lack thereof. On June 25, 2014, the Supreme Court of Colombia’s Penal Cassation Chamber (Sala de Casación Penal de la Corte Suprema de Justicia de Colombia) dismissed the cassation claim filed by the former UDI director and the UDI officers against the Superior Court of Bogotá’s judgment. Dismissal of the cassation claim has no effect on CEMEX Colombia’s or the ASOCRETO officers’ interests in these proceedings. On January 21, 2015, the Penal Circuit Court of Bogotá issued a resolution agreeing with the arguments presented by CEMEX Colombia regarding the application of the statute of limitations to the criminal investigation against the ASOCRETO officers and acknowledging that the ASOCRETO officers were not public officers, and as a consequence, finalizing the process against the ASOCRETO officers and the civil responsibility claim against CEMEX Colombia. This resolution may be appealed before the Superior Court of Bogotá (Tribunal Superior de

Bogotá). At this stage of the proceedings, as of June 30, 2015, we are not able to assess the likelihood of an adverse result or, due to the number of defendants, the potential damages which could be borne by CEMEX Colombia.

In addition, six legal actions related to the premature distress of the concrete slabs of the Autopista Norte trunk line of the TransMilenio bus rapid transit system were brought against CEMEX Colombia. The Cundinamarca Administrative Court (Tribunal Administrativo de Cundinamarca) nullified five of these actions and currently, only one remains outstanding. In addition, the UDI filed another action alleging that CEMEX Colombia made misleading advertisements on the characteristics of the flowable fill used in the construction of the concrete slabs. CEMEX Colombia participated in this project solely and exclusively as supplier of the ready-mix concrete and flowable fill, which were delivered and received to the satisfaction of the contractor, complying with all the required technical specifications. CEMEX Colombia neither participated in nor had any responsibility on the design, sourcing of materials or their corresponding technical specifications or construction. At this stage of the proceedings, as of June 30, 2015, we are not able to assess the likelihood of an adverse result, but if adversely resolved, it could have a material adverse impact on our results of operations, liquidity and financial condition.

Croatian Concession Litigation. After an extended consultation period, in April 2006, the cities of Kaštela and Solin in Croatia published their respective Master (physical) Plans defining the development zones within their respective municipalities, adversely impacting the mining concession granted to Cemex Hrvatska d.d. (“CEMEX Croatia”), our subsidiary in Croatia, by the Government of Croatia in September 2005. During the consultation period, CEMEX Croatia submitted comments and suggestions to the Master Plans intended to protect and preserve the rights of CEMEX Croatia’s mining concession, but these were not taken into account or incorporated into the Master Plans by Kaštela and Solin. Immediately after publication of the Master Plans, CEMEX Croatia filed a series of lawsuits and legal actions before the local and federal courts to protect its acquired rights under the mining concessions, including: (i) on May 17, 2006, a constitutional appeal before the constitutional court in Zagreb, seeking a declaration by the court concerning CEMEX Croatia’s constitutional claim for decrease and obstruction of rights earned by investment and seeking prohibition of implementation of the Master Plans; and (ii) on May 17, 2006, an administrative proceeding before an administrative court seeking a declaration from the Government of Croatia confirming that CEMEX Croatia acquired rights under the mining concessions. The administrative court subsequently ruled in favor of CEMEX Croatia, validating the legality of the mining concession granted to CEMEX Croatia by the Government of Croatia, in September 2005. On June 15, 2012, we were notified that the case had been transferred from the constitutional court to the administrative court as a result of a new law that places the administrative courts in charge of disputes relating to environmental planning. In February 2014, the administrative court requested CEMEX Croatia to declare if it is still interested in proceeding with the concession litigation and if so, to provide additional clarification and documentation to support such claims. On March 3, 2014, CEMEX Croatia submitted the clarification and required documentation and on April 4, 2014, CEMEX Croatia was notified that the administrative court rejected its claims and found that its acquired rights or interests under the mining concessions had not been violated as a result of any act or decision made by the cities of Solin or Kaštela or any other governmental body. On April 29, 2014, CEMEX Croatia filed two claims before the Constitutional Court of the Republic of Croatia alleging that CEMEX Croatia’s constitutional rights to a fair trial and judicial protection had been violated. In order to alleviate the adverse impact of the Master Plans, as of June 30, 2015, we are in the process of negotiating a new revised mining concession. On August 1, 2014, CEMEX Croatia also filed an application before the European Court of Human Rights alleging that CEMEX Croatia’s constitutional rights to a fair trial, property rights, concession rights and investment had been violated due to irregularities in a general act, which has been denied. The European Court of Human Rights found the application to be inadmissible pursuant to articles 34 and 35 of the Convention for the Protection of Human Rights and Fundamental Freedoms, meaning that CEMEX Croatia did not exhaust all its domestic legal remedies, thus stipulating the Constitutional Court of the Republic of Croatia’s jurisdiction in this matter. At this stage of the proceedings, as of June 30, 2015, we are not able to assess the likelihood of an adverse result to the claims filed before the Constitutional Court of the Republic of Croatia, but if adversely resolved, it should not have a material adverse impact on our results of operations, liquidity and financial condition. During May 2015, CEMEX Croatia obtained a new permit from the Croatian Ministry of Construction and Physical Planning for CEMEX Croatia’s Sveti Juraj-Sveti Kajo quarry. As of June 30, 2015, CEMEX Croatia is in the process of preparing all documentation necessary to comply with applicable rules and regulations in order to obtain a new concession.

Panamanian Height Restriction Litigation. On July 30, 2008, the Panamanian Authority of Civil Aeronautics (Autoridad de Aeronáutica Civil), or AAC, denied a request from our subsidiary Cemento Bayano to erect structures above the permitted height restriction applicable to certain areas surrounding the Calzada Larga Airport. This height restriction was set according to applicable legal regulations and reaches the construction area of our cement plant’s second line. Cemento Bayano has formally requested the above-mentioned authority to reconsider its denial. On October 14, 2008, the AAC granted permission for the construction of the tallest building of the second line, under the following conditions: that (a) Cemento Bayano assumes any liability arising from any incident or accident caused by the construction of such building; and (b) there would be no further permission for additional structures. Cemento Bayano filed an appeal with respect to both conditions considering that the construction involved building 12 additional structures. On March 13, 2009, the AAC issued an explanatory note stating that (a) should an accident occur in the Calzada Larga Airport’s perimeter, an investigation shall be conducted in order to determine the cause and further responsibility; and (b) there will be no further permission for additional structures of the same height as the tallest structure was already authorized. Therefore, additional permits may be obtained as long as the structures are lower than the tallest building, on a case-by-case analysis to be conducted by the authority. Cemento Bayano filed an authorization request for the construction of the project’s 12 remaining structures. On June 11, 2009, the AAC issued a resolution authorizing 3 of the 12 remaining structures and denying permits for 9 additional structures above the permitted height restriction applicable to certain areas surrounding Calzada Larga Airport. On June 16, 2009, Cemento Bayano requested the above-mentioned authority to reconsider its denial. On May 20, 2010, the ACC issued a report stating that all vertical structures erected by Cemento Bayano complied with the applicable signaling and lighting requirements in order to receive the respective authorization. Nonetheless, as of June 30, 2015, the AAC had not yet issued a ruling pursuant to our request for reconsideration for the 9 remaining structures, which have already been erected and are fully functional, and, therefore, we continue to monitor our request. At this stage, we are not able to determine if the AAC will issue a favorable decision to our request for reconsideration or if such denial would have a material adverse impact on our results of operations, liquidity and financial condition. We are also not able to assess the likelihood of any incident or accident occurring as a result of the construction of the second line of our cement plant and the responsibility, if any, that would be allocated to Cemento Bayano, but if any major incident or accident were to occur and if Cemento Bayano were to be held liable, any responsibility that is formally allocated to Cemento Bayano could have a material adverse impact on our results of operations, liquidity and financial condition.

Colombian Water Use Litigation. On June 5, 2010, the District of Bogotá’s Environmental Secretary (Secretaría Distrital de Ambiente de Bogotá), or the Environmental Secretary, issued a temporary injunction suspending all mining activities at CEMEX Colombia’s El Tunjuelo quarry, located in Bogotá, Colombia. As part of the temporary injunction, Holcim Colombia and Fundación San Antonio (local aggregates producers which also have mining activities located in the same area as the El Tunjuelo quarry) were ordered to suspend mining activities in that area. The Environmental Secretary alleged that during the past 60 years, CEMEX Colombia and the other companies illegally changed the course of the Tunjuelo River, used the percolating waters without permission and improperly used the edge of the river for mining activities. In connection with the temporary injunction, on June 5, 2010, CEMEX Colombia received a formal notification from the Environmental Secretary informing it of the initiation of proceedings to impose fines against CEMEX Colombia. CEMEX Colombia has requested that the temporary injunction be revoked, arguing that its mining activities are supported by all authorizations required pursuant to the applicable environmental laws and that all the environmental impact statements submitted by CEMEX Colombia have been reviewed and authorized by the Ministry of Environment and Sustainable Development (Ministerio de Ambiente y Desarrollo Sostenible). On June 11, 2010, the local authorities in Bogotá, in compliance with the Environmental Secretary’s decision, sealed off the mine to machinery and prohibited the extraction of our aggregates inventory. Although there is not an official quantification of the possible fine, the District of Bogotá’s environmental secretary has publicly declared that the fine could be as much as 300 billion Colombian Pesos (approximately U.S.$116.05 million as of June 30, 2015, based on an exchange rate of 2,585.11 Colombian Pesos to U.S.$1.00). The temporary injunction does not currently compromise the production and supply of ready-mix concrete to any of our clients in Colombia. At this stage, as of June 30, 2015, we are not able to assess the likelihood of an adverse result, but if adversely resolved, it could have a material adverse impact on our results of operations, liquidity and financial condition.

Israeli Class Action Litigation. On June 21, 2012, one of our subsidiaries in Israel was notified about an application for the approval of a class action suit against it. The application was filed by a homeowner who built his house with concrete supplied by our Israeli subsidiary in October 2010 (a same application was filed against three other companies by the same legal representative). According to the application, the plaintiff claims that the concrete supplied to him did not meet with the “Israel Standard for Concrete Strength No. 118” and that, as a result, our Israeli subsidiary acted unlawfully toward all of its customers who requested a specific type of concrete but that received concrete that did not comply with Israeli standard requirements. As per the application, the plaintiff claims that the supply of the alleged non-conforming concrete has caused financial and non-financial damages to those customers, including the plaintiff. We presume that the class action would represent the claim of all the clients who purchased the alleged non-conforming concrete from our Israeli subsidiary during the past 7 years, the limitation period according to applicable laws in Israel. The damages that could be sought amount to approximately 276 million Israeli Shekels (approximately U.S.$73.23 million as of June 30, 2015, based on an exchange rate of 3.769 Israeli Shekels to U.S.$1.00). Our Israeli subsidiary submitted a formal response to the corresponding court. Both parties presented their preliminary arguments. The applicant requested the court to join all claims brought by him against all four companies, including our subsidiary in Israel. In a hearing held on January 18, 2015, all four companies, including our subsidiary in Israel, opposed the applicants request to join the claims and the court decided to request its general legal counselor for his response to the aforementioned application (a common procedure in these cases). Hearings have taken place and a new hearing has been scheduled for July 7, 2015. As of June 30, 2015, our subsidiary in Israel is not able to assess the likelihood of the class action application being approved or, if approved, of an adverse result, such as an award for damages in the full amount that could be sought, but if adversely resolved, we do not believe the final resolutions would have a material adverse impact on our results of operations, liquidity and financial condition.

Egypt Share Purchase Agreement. On April 7, 2011 and March 6, 2012, lawsuits seeking, among other things, the annulment of the share purchase agreement entered into by and between CEMEX and state-owned Metallurgical Industries Company (the “Holding Company”) in November 1999 pursuant to which CEMEX acquired a controlling interest in ACC (the “Share Purchase Agreement”), were filed by different plaintiffs, including 25 former employees of ACC, before the 7th and 8th Circuits of Cairo’s State Council Administrative Judiciary Court, respectively. Hearings in both cases were adjourned in order for the State Commissioner Authority (“SCA”) to prepare the corresponding reports to be submitted for the consideration of the 7th and 8th Circuits of Cairo’s State Council Administrative Judiciary Court. During March 2015, the SCA submitted the relevant reports recommending, in both cases, that the 7th and 8th Circuits of Cairo’s State Council Administrative Judiciary Court stays the proceedings until the Constitutional Court pronounces itself with regards to the challenges against the constitutionality of the Presidential Decree on Law No. 32 of 2014 (“Law 32/2014”). As of June 30, 2015, a new hearing date has been scheduled for October 12, 2015 for the case before the 8th Circuit of Cairo’s State Council Administrative Judiciary Court, and in a hearing held on May 9, 2015 before the 7th Circuit of Cairo’s State Council Administrative Judiciary Court it was decided to adjourn to July 25, 2015 for reviewing the SCA’s report. As of June 30, 2015, we are not able to assess the likelihood of an adverse resolution regarding these lawsuits, but if adversely resolved, we do not believe the resolution in this first instance would have an immediate material adverse impact on our results of operations, liquidity and financial condition as there are different legal recourses that we could take. However, if we exhaust all legal recourses available to us, a final adverse resolution of this matter could have a material adverse impact on our operations, liquidity and financial condition.

Regarding a different lawsuit submitted to a first instance court in Assiut, Egypt and notified to ACC on May 23, 2011, on September 13, 2012, the first instance court of Assiut, Egypt issued a judgment (the “First Instance Judgment”) to (i) annul the Share Purchase Agreement; and (ii) reinstate former employees to their former jobs at ACC. The First Instance Judgment was notified to ACC on September 19, 2012. On October 18, 2012, ACC filed an appeal against the First Instance Judgment, which was followed by the Holding Company’s appeal filed on October 20, 2012 before the Appeals Court in Assiut, Egypt (the “Appeals Court”). At a November 17, 2013 hearing, the Appeals Court decided to join the appeals filed by ACC and the Holding Company and adjourned the session to January 20, 2014 to render judgment. On January 20, 2014, the Appeals Court issued a judgment (the “Appeal Judgment”) accepting the appeals, revoking the First Instance Judgment, ruling for non-qualitative jurisdiction of the first instance court to review the case and referred the matter to the administrative court in Assiut, Egypt (the “Assiut Administrative Court”) for a hearing to be held on March 16, 2014. This hearing was subsequently rescheduled to May 17, 2014 and ultimately was not held because the case file had not been completed on time in order for it to be referred to the Assiut Administrative Court. The SCA submitted a report recommending the Assiut Administrative Court to declare itself incompetent to review this case and to refer it to the Assiut Administrative Judiciary Court (the “Assiut Administrative Judiciary Court”). The Assiut Administrative Court scheduled a new hearing for October 11, 2014 to review the case. On October 15, 2014, the Assiut Administrative Court ruled for its non- jurisdiction to review the case and referred the case to the Assiut Administrative Judiciary Court. On December 11, 2014, ACC filed an appeal against the Assiut Administrative Court ruling requesting that its enforcement be suspended until a judgment is issued on the appeal filed before the Cassation Court on March 12, 2014. On February 10, 2015 and March 17, 2015, hearings were held before the Assiut Administrative Judiciary Court’s SCA in which the SCA decided to adjourn in order to prepare the corresponding report to be submitted for the consideration of the Assiut Administrative Judiciary Court.

On March 12, 2014, ACC filed an appeal before the Cassation Court against the part of the Appeal Judgment that refers to the referral of the case to the Assiut Administrative Court and payment of the appeal expenses and attorney fees, and requested a suspension of the Appeal Judgment execution in respect to these matters until the Cassation Court renders its judgment. As of June 30, 2015, a hearing date before the Cassation

Court has not been scheduled. As of June 30, 2015, we are not able to assess the likelihood of an adverse resolution regarding these lawsuits, but if adversely resolved, we do not believe the resolution would have an immediate material adverse impact on our results of operations, liquidity and financial condition as there are different recourses that we could take. However, if we exhaust all legal recourses available to us, a final adverse resolution of this matter could have a material adverse impact on our operations, liquidity and financial condition.

Also, on February 23, 2014, three plaintiffs filed a lawsuit before the Assiut Administrative Judiciary Court requesting the cancellation of the resolutions taken by the Holding Company’s shareholders during the extraordinary general shareholders meeting pursuant to which it was agreed to sell ACC’s shares and enter into the Share Purchase Agreement in 1999. A hearing held on May 17, 2014 was adjourned in order for the SCA to prepare a report to be submitted for the consideration of the Assiut Administrative Judiciary Court. On September 4, 2014, ACC received the report issued by the SCA which is non-binding to the Assiut Administrative Judiciary Court. On December 11, 2014, the Assiut Administrative Judiciary Court resolved to refer the case to the 7th Circuit of Cairo’s State Council Administrative Judiciary Court. The 7th Circuit of Cairo’s State Council Administrative Judiciary Court decided to adjourn to July 25, 2015 in order to review the parties’ pleadings. As of June 30, 2015, we do not have sufficient information to assess the likelihood of the 7th Circuit of Cairo’s State Council Administrative Judiciary Court cancelling the resolutions adopted by the Holding Company’s shareholders, or, if such shareholders’ resolutions are cancelled, how would such cancellation affect us, but if adversely resolved, we do not believe the resolution in this first instance would have an immediate material adverse impact on our results of operations, liquidity and financial condition as there are different legal recourses that we could take. However, if we exhaust all legal recourses available to us, a final adverse resolution of this matter could have a material adverse impact on our operations, liquidity and financial condition.

On April 22, 2014, Law 32/2014, which regulates legal actions to challenge agreements entered into by the Egyptian State (including its ministries, departments, special budget entities, local administrative units, authorities and state-participated companies) and third parties, was published in the Official Gazette, becoming effective as of April 23, 2014, but subject to its presentation, discussion and approval by the House of Representatives 15 days after it has been elected. As per the provisions of Law 32/2014, and considering certain exceptions, only the parties to these agreements have standing to challenge the validity of an agreement. As of June 30, 2015, several constitutional challenges have been filed against Law 32/2014 before the Constitutional Court, and the House of Representatives had not been yet elected (as of June 30, 2015, it is expected that parliamentary elections to the House of Representatives will take place during the second half of 2015). In consideration of the aforementioned, as of June 30, 2015, we are not able to assess if the Constitutional Court will dismiss Law 32/2014 or if Law 32/2014 will not be presented, discussed and ratified by the House of Representatives, but if the Constitutional Court dismisses Law 32/2014 or if Law 32/2014 is not presented, discussed and ratified by the House of Representatives, this could adversely impact the ongoing matters regarding the Share Purchase Agreement, which could have a material adverse impact on our operations, liquidity and financial condition.

South Louisiana Flood Protection Authority-East Claim

On July 24, 2013 a Petition for Damages and Injunctive Relief was filed by the South Louisiana Flood Protection Authority-East (“SLFPAE”) in the Civil District Court for the Parish of Orleans, State of Louisiana, against approximately 100 defendants, including CEMEX, Inc. SLFPAE is seeking compensation for and the restoration of certain coastal lands near New Orleans alleged to have been damaged by activities related to oil and gas exploration and production since the early 1900’s. CEMEX, Inc., which was previously named Southdown, Inc., may have acquired liabilities, to the extent there may be any, in connection with oil and gas operations that were divested in the late 1980’s. The matter was removed to the United States District Court for the Eastern District of Louisiana (the “Louisiana District Court”) and a motion by the Plaintiffs to remand to State Court was denied. In addition, on June 6, 2014, Louisiana Senate Bill No. 469 was enacted into Act No. 544 (“Act 544”) which prohibits certain state or local governmental entities such as the SLFPAE from initiating certain causes of action including the claims asserted in this matter. The effect of Act 544 on the pending matter has yet to be determined by the Louisiana District Court. Further, CEMEX, Inc. was dismissed without prejudice by the plaintiffs. On February 13, 2015, the Louisiana District Court dismissed the plaintiffs’ claims with prejudice. On February 27, 2015, the plaintiffs appealed this ruling. As of June 30, 2015, we cannot assess the likelihood of an adverse result or, because of the number of defendants, the potential damages which could be borne by CEMEX, Inc., if any, or if such damages, if any, would have a material adverse impact on our results of operations, liquidity and financial condition.

As of June 30, 2015, we are involved in various legal proceedings involving, but not limited to, product warranty claims, environmental claims, indemnification claims relating to acquisitions and similar types of claims brought against us that have arisen in the ordinary course of business. We believe we have made adequate provisions to cover both current and contemplated general and specific litigation risks, and we believe these matters will be resolved without any significant effect on our operations, financial position and results of operations. We are sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss. However, for a limited number of ongoing legal proceedings, we may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believe that disclosure of such information on a case-by-case basis would seriously prejudice our position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, we have disclosed qualitative information with respect to the nature and characteristics of the contingency, but have not disclosed the estimate of the range of potential loss.

SCHEDULE 15

MATERIAL SUBSIDIARIES

As at 31 December 2014

Cemex S.A.B. de C.V.

Cemex España, S.A.

New Sunward Holding B.V.

Cemex México S.A. de C.V.

Cemex Concretos S.A. de C.V.

Cemex UK Operations Ltd.

Cemex Colombia, S.A.

Cemex Bogotá Investments B.V.

Cemex, Inc.

Assiut Cement Company

Cemex Materials LLC

Cemex Construction Materials Florida LLC

Cemex Construction Materials South LLC (USA)

Cementos Bayano, S.A.

Cemex Caribe II Investments B.V.

Cemex Operaciones México S.A. de C.V. (formerly Centro Distribuidor de Cemento, S.A. de C.V.)

Cemex Finance Europe B.V.

Cemex Corp.

Cemex Investments Africa and Middle East Aps

Cemex Central S.A. de C.V.

Cemex Trading LLC

Cemex Investments Limited

Cemex Egypt for Distribution S.A.E.

Sunbelt Investments, Inc.

SCHEDULE 16

HEDGING PARAMETERS

1.	No Obligor will (and the Borrower will procure that no members of the Group will) engage in any Treasury Transaction, other than a Permitted Treasury Transaction in accordance with this Hedging Parameters Schedule. A “Permitted Treasury Transaction” means:

(a)	any Treasury Transaction that is an Excluded Position;

(b)	any Treasury Transaction entered into, sold or purchased at arm’s length and in compliance with all applicable laws, rules and regulations, with respect to which all parties and credit support providers are members of the Group (each, a “Permitted Intercompany Treasury Transaction”);

(c)	any Treasury Transaction entered into, sold or purchased at the prevailing market rates and not for speculative purposes that is solely an interest rate, currency or Commodity derivative (or a combination thereof) or that is a Permitted Non-Bank Commodity Contract or a Permitted Compensation Plan Hedging Transaction, in each case (i) for the purpose of managing a specific risk associated with an asset, liability, income or expense owned, incurred, earned or made or reasonably likely to be owned, incurred, earned or made by a member of the Group and (ii) in its ordinary course of business (each, a “Permitted Exposure Hedge”);

(d)	any call option, call spread, capped call transaction, put option, put spread, capped put transaction or any combination of the foregoing and/or any other Treasury Transaction or transactions having a similar effect to any of the foregoing, in each case entered into, sold or purchased not for speculative purposes but for the purposes of managing specific risks or exposures associated with any issuance of Relevant Convertible/Exchangeable Obligations (each, a “Permitted Put/Call Transaction”); or

(e)	any Treasury Transaction (other than any Caliza Offering Option or any Centurion Offering Option) entered into, sold or purchased not for speculative purposes but for the purposes of managing specific risks or exposures in relation to any Caliza Transaction or any Centurion Transaction.

Where: “Excluded Position” means each of the positions set forth in Annex 1 hereto as in effect on the date of this Agreement and, with respect to the positions specified in paragraphs (a), (b) and (c) of Annex 1, any replacements, amendments or renewals thereof that are entered into on then prevailing market terms with the underlying amounts not greater than the original underlying amounts. “Permitted Non-Bank Commodity Contract” means any commodity contract or agreement with respect to which all parties and credit support providers are not financial institutions and any agreement incidental thereto. “Commodity” means raw materials and other inputs used in the Group’s operations, energy, water, electric power, electric power capacity, generation capacity, power, heat rate, congestion, diesel fuel, fuel oil, other petroleum-based liquids or fuels, coal, commodity transportation, urea, financial transmission rights, emissions and other environmental credits, allowances or offsets, renewable energy credits, Certified Emission Reductions, European Union

Allowances, natural gas, nuclear fuel and waste products or by-products thereof or other such tangible or intangible commodity of similar type or description. “Permitted Compensation Plan Hedging Transaction” means (a) an equity forward purchase transaction or an equity call option that hedges the Borrower or any Obligor’s obligations under an Executive Compensation Plan permitted by this Agreement, or (b) an agreement that requires a counterparty to make payments or deliveries that are otherwise required to be made by the Borrower or any Obligor under an Executive Compensation Plan permitted by this Agreement by exchange, repurchase or similar arrangements or a combination thereof.

2.	The board of directors shall, from time to time, adopt policies governing the Group’s entry into Permitted Treasury Transactions. The board of directors shall approve any Permitted Treasury Transactions that are required to be approved by the board of directors in accordance with applicable company regulations and by-laws. Management shall approve all other Permitted Treasury Transactions in accordance with such board of director policies.

3.	The total amount of collateral or margin posted as of the date of this Agreement in respect of each Excluded Position or Permitted Non-Bank Commodity Contract is Permitted Security or Quasi-Security (as the case may be) as described in Schedule 11 (Existing Security and Quasi-Security) to this Agreement. No Obligor will (and the Borrower will procure that no members of the Group will) post additional collateral or margin in respect of an Excluded Position or a Permitted Non-Bank Commodity Contract for which collateral or margin is already posted, or any collateral or margin in respect of any other Treasury Transaction, except as permitted under paragraphs (L) and (P) of the definition of Permitted Security set out in Clause 23.5 (Negative pledge) of this Agreement. Notwithstanding the foregoing, members of the Group may replace collateral or margin posted as of the date of this Agreement in respect of an Excluded Position as described in Schedule 11 (Existing Security and Quasi-Security) with a Permitted Put/Call Transaction for the purpose of obtaining a Cash Collateral Release Amount, provided any amount of collateral or margin posted at any time in connection with such Excluded Position in excess of the amount described in Schedule 11 (Existing Security and Quasi-Security) in respect of such Excluded Position complies with paragraphs (K) and (P) of the definition of Permitted Security in Clause 23.5 (Negative pledge) of this Agreement.

4.	No Obligor will (and the Borrower will procure that no members of the Group will) amend, modify or terminate a Permitted Treasury Transaction except in its ordinary course of business and not for speculative purposes.

ANNEX 1

EXCLUDED POSITIONS

The following are Excluded Positions:

(a)	the Axtel share forward transaction that is governed by a long form Confirmation dated 27 August 2013, as amended, modified or supplemented from time to time, between Credit Suisse International and Centro Distribuidor de Cemento S.A. de C.V. (References: External ID: 16059563R5 - Risk ID: 10008383);

(b)	the interest rate swap governed by a Swap Agreement dated 24 September 2007 between Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, not in its individual capacity but acting solely as trustee on behalf of the Trust Number 111014-2 under the Restated Trust Agreement dated as of 26 March 1999, as amended, modified or supplemented from time to time and CEMEX, S.A.B. de C.V.;

(c)	the Capped Call transactions that are governed by a long form Confirmation dated 24 March 2010, as amended, modified or supplemented from time to time, between Citibank, N.A. and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmation dated 25 March 2011 documenting the capped call transactions with a Trade Date of 24 March 2010, the Amendment and Restatement Agreement dated 10 January 2014 and the Third Amendment and Restated Confirmation dated 7 July 2014);

(d)	the Capped Call transactions that are governed by a long form Confirmation dated 9 March 2011, as amended, modified or supplemented from time to time, between Citibank, N.A. and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmation dated as of 11 March 2011 documenting the capped call transactions with a Trade Date of 9 March 2011);

(e)	the Capped Call transactions that are governed by a long form Confirmation dated 9 March 2011, as amended, modified or supplemented from time to time, between Bank of America, N.A. and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmations dated as of 11 March 2011 documenting the capped call transactions with a Trade Date of 9 March 2011);

(f)	the Capped Call transactions that are governed by a long form Confirmation dated 9 March 2011, as amended, modified or supplemented from time to time, between BNP Paribas and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmation dated as of 11 March 2011 documenting the capped call transactions with a Trade Date of 9 March 2011);

(g)	the Capped Call transactions that are governed by a long form Confirmation dated 9 March 2011, as amended, modified or supplemented from time to time, between HSBC Bank USA, National Association and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmation dated as of 11 March 2011 documenting the capped call transactions with a Trade Date of 9 March 2011);

(h)	the Capped Call transactions that are governed by a long form Confirmation dated 9 March 2011, as amended, modified or supplemented from time to time, between

JPMorgan Chase Bank, National Association, London Branch and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmation dated as of 11 March 2011 documenting the capped call transactions with a Trade Date of 9 March 2011);

(i)	the Capped Call transactions that are governed by a long form Confirmation dated 9 March 2011, as amended, modified or supplemented from time to time, between The Royal Bank of Scotland PLC and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmation dated as of 11 March 2011 documenting the capped call transactions with a Trade Date of 9 March 2011); and

(j)	the Capped Call transactions that are governed by a long form Confirmation dated 9 March 2011, as amended, modified or supplemented from time to time, between Banco Santander, S.A. and CEMEX, S.A.B. de C.V. (Reference: Amended and Restated Confirmations dated as of 11 March 2011 documenting the capped call transactions with a Trade Date of 9 March 2011).

SCHEDULE 17

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	U-3 9:30 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3:00 p.m.

LIBOR or EURIBOR is fixed	Quotation Day 11:00 a.m. in respect of LIBOR and 11:00 a.m. (Brussels time) in respect of EURIBOR

Delivery of funds corresponding to each Lender’s participation in the Loan	U 9:00 a.m.

“U”	=	date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.

“U – X”	=	X Business Days prior to date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.

SCHEDULE 18

FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY UNDERTAKING

[Letterhead of Potential Purchaser]

To: [Insert name of Seller]

From: [Insert name of Potential Purchaser]

Dated:

Dear Sirs

CEMEX, S.A.B. de C.V. – Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

We are considering acquiring an interest in the Facilities Agreement which, subject to the terms of the Facilities Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other similar transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or one or more relevant Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other similar transaction (each, an “Acquisition”). In consideration of you agreeing to make available to us certain information in relation to each Acquisition, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.	Confidentiality Undertaking

We undertake in relation to each Acquisition whether completed or not, (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) until that Acquisition is completed to use the Confidential Information only for the Permitted Purpose, (c) to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities, and (d) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	Permitted Disclosure

You agree that we may disclose:

2.1

to any of our Affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Facilities Agreement, to any person:

(a)	to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Facilities Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you materially in equivalent form to this letter;

(b)	with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Facilities Agreement in relation to that Acquisition or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in materially equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any recognised stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Facilities Agreement to which that Acquisition relates, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us for the purposes of that Acquisition.

3.	Notification of Disclosure

We agree in relation to each Acquisition (whether completed or not), (to the extent permitted by law and regulation) to inform you:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above, except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we do not enter into or complete the Acquisition and you so request in writing, we shall return all Confidential Information supplied by you to us in relation to that Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on us in relation to each Acquisition (whether completed or not) until (a) if we become a party to the Facilities Agreement as a lender of record, the date on which we become such a party to the Facilities Agreement; (b) if we enter into the Acquisition but it does not result in us becoming a party to the Facilities Agreement as a lender of record, the date falling twelve months after the date on which all of our rights and obligations contained in the documentation entered into to implement the Acquisition have terminated; or (c) in any other case the date falling twelve months after the date at which we have returned all Confidential Information supplied by you to us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

We acknowledge and agree that:

6.1	neither you, nor any member of the Group nor any of your or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you in relation to the Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you in relation to the Acquisition or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and

6.2	you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.	Entire Agreement: No Waiver; Amendments, etc

7.1	This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise thereof or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between the parties and the Borrower.

8.	Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities laws relating to insider dealing and market abuse, and we undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by us under this letter are given to you and are also given for the benefit of the Borrower and each other member of the Group.

10.	Third Party Rights

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person (other than the Borrower) to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Facilities Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means, in relation to each Acquisition, all information relating to the Borrower, any Obligor, the Group, the Finance Documents, the Facilities and/or the Acquisition which is provided to us in relation to the Finance Documents or the Facilities by you or any of your affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by us of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by you or your advisers; or

(c)	is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us after that date, from a source which is, as far as we are aware, unconnected with the Group and which, in either case, as far as we are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Borrower and each of its subsidiaries for the time being.

“Permitted Purpose” means considering and evaluating whether to enter into and complete the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy of this letter.

Yours faithfully

For and on behalf of

[Potential Purchaser]

To:	[Potential Purchaser]

We acknowledge and agree to the above:

For and on behalf of

[Seller]

SCHEDULE 19

FORM OF ACCORDION CONFIRMATION

To:	[●] as Agent, [●] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below, and CEMEX, S.A.B. de C.V. as the Borrower, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Accordion Lender”)

Dated:

CEMEX, S.A.B. de C.V. – Facilities Agreement

dated 29 September 2014 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Accordion Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent/Security Agent Accession Undertaking (as defined in the Intercreditor Agreement) for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Accordion) of the Facilities Agreement.

3.	The Accordion Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Accordion Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	The Availability Period for the first Utilisation of the Relevant Commitment means the period from and including the Increase Date to the date falling 15 Business Days after the Increase Date.

6.	On the Increase Date, the Accordion Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Refinancing Creditor (as defined in the Intercreditor Agreement).

7.	The Facility Office and address, fax number and attention details for notices to the Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

8.	The Accordion Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (i) of Clause 2.2 (Accordion).

9.	The Accordion Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender]*.

10.	We refer to clause 14.6 (Creditor/Agent/Security Agent Accession Undertaking) of the Intercreditor Agreement.

In consideration of the Accordion Lender being accepted as a Refinancing Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Accordion Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Refinancing Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Refinancing Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

11.	For the purposes of articles 1278 et seq. of the French Civil Code, it is expressly agreed that the Security created under the Security Documents governed by French law shall be preserved and maintained for the benefit of the Security Agent, the Accordion Lender and the remaining Finance Parties.

12.	The Accordion Lender may, in the case of an assignment of rights by the Existing Lender under this Transfer Certificate, if it considers it necessary to make the assignment effective against third parties, arrange for it to be notified to any Obligor established or domiciled in France in accordance with the provisions of article 1690 of the French Civil Code.

13.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

15.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Accordion Confirmation may not be sufficient for the Accordion Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Accordion Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Accordion Lender

[insert relevant details]

Accordion Lender’s Facility A Commitment

[●]

Accordion Lender’s Facility B Commitment

[●]

Accordion Lender’s Facility C1 Commitment

[●]

Accordion Lender’s Facility C2 Commitment

[●]

Accordion Lender’s Facility D Commitment

[●]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Accordion Lender]

By:

This Agreement is accepted as an Accordion Confirmation for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent/Security Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

For and on behalf of

Agent

By:

For and on behalf of

Security Agent

By:

NOTES:

*	Delete as applicable - each Accordion Lender is required to confirm which of these three categories it falls within.

SIGNATURES

Borrower

For and on behalf of CEMEX, S.A.B. de C.V.

By:	/s/ Jose Antonio Gonzalez Flores

Name:	Jose Antonio Gonzalez Flores

Title:	Attorney-in-Fact

Obligors’ Agent

For and on behalf of CEMEX, S.A.B. de C.V.

By:	/s/ Jose Antonio Gonzalez Flores

Name:	Jose Antonio Gonzalez Flores

Title:	Attorney-in-Fact

Swiss Obligors

For and on behalf of Cemex Research Group AG

By:	/s/ Roger Saldaña Madero

Name:	Roger Saldaña Madero

Title:	Attorney-in-Fact

For and on behalf of CEMEX TRADEMARKS HOLDING Ltd.

By:	/s/ Roger Saldaña Madero

Name:	Roger Saldaña Madero

Title:	Attorney-in-Fact

French Obligor

For and on behalf of Cemex France Gestion (S.A.S.)

By:	/s/ Roger Saldaña Madero

Name:	Roger Saldaña Madero

Title:	Attorney-in-Fact

Agent

For and on behalf of CITIBANK EUROPE PLC, UK BRANCH

By:	/s/ Robert William Suews

Name:	Robert William Suews

Security Agent

For and on behalf of WILMINGTON TRUST (LONDON) LIMITED

By:	/s/ Daniel Wynne

Name:	Daniel Wynne

Title:	Director